  As filed with the Securities and Exchange Commission on April 28, 1999

                                                 Registration No. 333-75153

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                              QUANTUM CORPORATION
             (Exact name of Registrant as specified in its charter)

            Delaware                            3572                         94-2665054
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
  incorporation or organization)     Classification Code Number)         Identification No.)

                               ----------------

                                                     Richard L. Clemmer
                                                   Chief Financial Officer
                                                     Quantum Corporation
                                                     500 McCarthy Blvd.
            Quantum Corporation                      Milpitas, CA 95035
             500 McCarthy Blvd.                        (408) 894-4000
             Milpitas, CA 95035               (Name and address, including zip
               (408) 894-4000                    code, and telephone number,
(Address, including zip code, and telephone     including area code, of agent
      number, including area code, of                   for service)
 Registrant's principal executive offices)

                               ----------------

                                With copies to:

              Steven E. Bochner                                Raymond W. Wagner
              Jeffrey A. Herbst                           Simpson Thacher & Bartlett
              Gil M. Labrucherie                             425 Lexington Avenue
       Wilson Sonsini Goodrich & Rosati                     New York, NY 10017-3954
           Professional Corporation
              650 Page Mill Road
           Palo Alto, CA 94304-1050

                               ----------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                               ----------------

   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ----------------


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information is not complete and may be changed. We may not sell these + +securities until the registration statement filed with the Securities and + +Exchange Commission is effective. This prospectus is not an offer to sell + +these securities and it is not soliciting an offer to buy these securities in +
+any state where the offer or sale is not permitted.                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 28, 1999

                       Proxy Statement and Prospectus of

                              QUANTUM CORPORATION

                     Special Meeting of Stockholders to be
                Held at 10 A.M., Local Time, on [       ], 1999

                                  -----------

             DSSG COMMON STOCK                           HDDG COMMON STOCK

                                  -----------

To Our Stockholders

  You are invited to attend a special meeting of our stockholders, to be held at our headquarters at 500 McCarthy Boulevard, Milpitas, California 95035.

  At the special meeting, you will be asked to consider and adopt a tracking stock proposal recommended by our board of directors. We propose to adopt an amended and restated certificate of incorporation which would replace our existing common stock with two new classes of tracking stock called DSSG stock and HDDG stock. DSSG stock is intended to reflect separately the performance of our DLTtape(TM) and storage systems business. HDDG stock is intended to reflect separately the performance of our hard disk drive business.

  If stockholders approve the tracking stock proposal, each share of your existing common stock will be changed into one share of DSSG stock and 0.5 of a share of HDDG stock. We expect to effect the tracking stock proposal shortly following the special meeting and expect the tracking stock proposal to be tax-free to you and us. We will seek the listing of both the DSSG stock and the HDDG stock on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbols "QDSS" and "QHDD," respectively.

  At the special meeting, you will also be asked to consider and approve a proposal to amend our employee stock purchase plan.

  Our board of directors unanimously recommends that you vote in favor of the tracking stock proposal and the proposal to amend our employee stock purchase plan. This proxy statement and prospectus provides you with detailed information about the proposals. We encourage you to read this entire document carefully.

Michael A. Brown
Chairman of the Board
and Chief Executive Officer


 The tracking stock proposal involves certain risks.
 Please read the "Risk Factors" beginning on page 11.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


  This proxy statement and prospectus is dated [      ], 1999 and is first
being mailed to stockholders on [     ], 1999.

                     HOW YOU CAN OBTAIN MORE INFORMATION

 This proxy statement incorporates important business and financial information that is not included in or delivered with this document. You may request a copy of this information at no cost, by writing or telephoning us at the following address:

                              Quantum Corporation
                             500 McCarthy Boulevard
                           Milpitas, California 95035
                         Attention: Investor Relations
                           Telephone: 1-408-324-7044

 To obtain timely delivery, you must make this request no later than five
 business days before [        ], 1999, the date of the special meeting.

                                 [QUANTUM LOGO]

Notice of Special Meeting
of Stockholders
to be Held on [       ], 1999

[        ], 1999

   We hereby give notice that a special meeting of our stockholders will be held at our headquarters at 500 McCarthy Boulevard, Milpitas, California. The special meeting will begin at 10:00 a.m., local time, and will be held for the following purposes and to transact any other business as may properly come before the meeting or any adjournments of the meeting:

     1. To consider and act upon a proposal to adopt an amended and restated certificate of incorporation under which each outstanding share of our existing common stock will be changed into one share of DSSG stock and 0.5 of a share of HDDG stock; and

     2. To consider and act upon a proposal to adopt amendments to the Quantum corporation employee stock purchase plan.

   The attached proxy statement and prospectus contains information relating to the two proposals.

   Your board of directors has fixed the close of business on [      ], 1999 as
the record date to determine the stockholders entitled to notice of and to vote at the special meeting. Only the stockholders of record at the close of business on that date will be entitled to vote at the meeting. A list of those stockholders will be available for inspection before or at the meeting. The transfer books of Quantum will not be closed.

            By order of the board of directors,

            Richard L. Clemmer

            Executive Vice President, Finance, Chief Financial Officer and Secretary

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers About the Tracking Stock Proposal...................   1
Proxy Statement Summary...................................................   2
Quantum Corporation Selected Financial Information........................   7
DSSG Selected Financial Information.......................................   8
HDDG Selected Financial Information.......................................   9
Risk Factors..............................................................  10
Special Note Regarding Forward-Looking Statements.........................  19
Where You Can Find More Information.......................................  20
Information About the Special Meeting and Voting..........................  20
 Date, Time and Place of Meeting..........................................  20
 Record Date..............................................................  20
 Proposals to be Considered at the Meeting................................  20
 Vote Required to Approve the Proposals...................................  21
 Quorum...................................................................  21
 Procedure for Voting by Proxy............................................  21
Proposal 1--The Tracking Stock Proposal...................................  21
 Description of the Tracking Stock Proposal...............................  21
 Background of and Reasons for the Tracking Stock Proposal................  22
 Recommendation of the Board of Directors.................................  24
 Management and Allocation Policies.......................................  24
 Dividend Policy..........................................................  28
 Description of DSSG Stock and HDDG Stock.................................  29
 Restated Rights Agreement................................................  37
 Certain Anti-Takeover Provisions of Delaware Law and the Restated
  Certificate of Incorporation, the By-laws and the Restated Rights
  Agreement...............................................................  39
 United States Federal Income Tax Considerations..........................  40
 Nasdaq Listings..........................................................  41
 Exchange Procedures......................................................  41

                                                                          Page
                                                                          ----
 Stock Transfer Agent and Registrar.....................................    41
 Financial Advisors.....................................................    41
 Effect on Existing Options and Convertible Notes.......................    41
 No Dissenters' Rights..................................................    42
Quantum Corporation--Management's Discussion and Analysis of Financial
 Condition and Results of Operations....................................    42
Results of Operations Consolidated......................................    42
Business of DSSG........................................................    51
DSSG--Management's Discussion and Analysis of Financial Condition and
 Results of Operations..................................................    59
Business of HDDG........................................................    65
HDDG--Management's Discussion and Analysis of Financial Condition and
 Results of Operations..................................................    74
Proposal 2--Adoption of Amendments to Quantum Corporation Employee Stock
 Purchase Plan..........................................................    80
Price Range and Dividends on Existing Common Stock......................    84
Information About Stockholder Proposals.................................    84
Expenses of Solicitation................................................    84
Legal and Tax Opinions..................................................    85
Experts.................................................................    85
Index to Financial Statements...........................................   F-1
Quantum Corporation--
 Report of Independent Auditors.........................................   F-2
 Independent Auditors' Report...........................................   F-3
 Financial Statements...................................................   F-4
DSSG--Independent Auditors' Report and Financial Statements.............  F-29
HDDG--Independent Auditors' Report and Financial Statements.............  F-51
Annex I: Restated Certificate of Incorporation
Annex II: Amended Quantum Corporation Employee Stock Purchase Plan

                             QUESTIONS AND ANSWERS
                       ABOUT THE TRACKING STOCK PROPOSAL

   If you have any questions relating to the matters discussed in this document, please call our Investor Relations Department at (408) 324-7044.

Q. Why am I receiving this proxy statement?

A. We are distributing this proxy statement and prospectus to you in connection with a proposal to adopt an amended and restated certificate of incorporation which would replace our existing common stock with two new classes of tracking stock. We are also distributing this proxy statement in connection with proposals to adopt amendments to our employee stock purchase plan.

Q. What would be the new tracking stocks?

A. The new tracking stocks would be the DSSG stock and the HDDG stock. We refer to the DSSG stock and the HDDG stock together as the "tracking stocks."

  . The DSSG stock is intended to reflect the separate performance of our DLTtape and storage systems business. We refer to this business as the DLT & Storage Systems group or DSSG.

  . The HDDG Stock is intended to reflect the separate performance of our hard disk drive business. We refer to this business as the Hard Disk Drive group or HDDG.

  Investors commonly refer to this type of stock as tracking stock, targeted stock or letter stock, because the stock is intended to track or target the separate performance of a group of assets or a division of a company.

Q. How will I benefit from the tracking stock proposal?

A. Following the issuance of the DSSG stock and the HDDG stock, you will be able to invest in either or both tracking stocks depending upon your investment objectives.

Q. What kind of financial information will I receive in the future?

A. You will continue to receive consolidated financial information for Quantum as a whole. In addition, you will receive separate operating results and other business and financial information for both DSSG and HDDG.

Q. What will my existing shares represent if the tracking stock proposal is implemented?

A. Each share of your existing common stock will be changed into one share of DSSG stock and 0.5 of a share of HDDG stock. For example, if you own 101 shares of existing common stock, you would receive 101 shares of DSSG stock, 50 shares of HDDG stock and cash in lieu of one-half share of HDDG stock. The cash to be received would be equal to one-half of the closing price of the HDDG stock on the date the tracking stock proposal is implemented.

Q. Will the tracking stock proposal result in a change of control of Quantum?

A. No.

Q. Will the tracking stock proposal result in a spin-off?

A. No. This proposal will not result in a distribution or spin-off of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities. Holders of DSSG stock and HDDG stock will continue to be stockholders of a single company and subject to all risks associated with an investment in Quantum and all of our businesses, assets and liabilities. The tracking stocks do not represent ownership interests in either group and do not entitle their holders to any special rights to receive specific assets of either group.

Q. If I hold my shares through a broker, how do I vote on the tracking stock proposal?

A. You should contact your broker directly to determine the procedures through which you can vote on the tracking stock proposal.

Q. What are the consequences of my not voting on the tracking stock proposal?

A. Your failure to vote on the tracking stock proposal will have the same effect as a vote against the proposal.

                            PROXY STATEMENT SUMMARY

   This summary, together with the "Questions and Answers About the Tracking Stock Proposal" on the preceding page, highlights important selected information from this document. To understand the tracking stock proposal fully and for a more complete description of the legal terms of the tracking stock proposal, you should read carefully this entire document and the documents we have referred you to. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.
                                    Quantum

   Our businesses are DSSG and HDDG. Our principal executive offices are located at 500 McCarthy Boulevard, Milpitas, California 95035, and our telephone number is (408) 894-4000.

DSSG (page 51)

   DSSG designs, develops, manufactures, licenses and markets DLTtape drives, DLTtape media cartridges and tape libraries. Tape drives are devices that read and write data to magnetic tape that is stored in media cartridges. Tape libraries are systems that allow for the automatic functioning of multiple tape drives and cartridges within a single storage system. Tape backup is used as an efficient and cost-effective means to make back-up copies of large amounts of data often stored on network servers which are high speed computers that allow many computer users to access shared computer programs and data. DLTtape is DSSG's half-inch tape technology that is the de facto industry standard for data back-up in the mid-range network server market, which includes network servers priced between $10,000 and $500,000.

   According to International Data Corporation, DSSG was the worldwide revenue leader for all categories of tape drives used for data storage and back-up in calendar year 1997 and is projected to have been the leader in calendar year 1998. According to Dataquest, DLTtape drives are projected to have accounted for 24% of total tape drive market revenue in calendar year 1998, up from 2% in calendar year 1994. DSSG is also a leader in the tape library market for mid-range network servers.

   DSSG's acquisition of ATL Products, Inc. in October 1998 allowed DSSG to become the first provider of tape libraries that serve the entire tape library data storage market from desktop computers to enterprise class computers. DSSG also plans to enter the rapidly emerging market for network attached storage appliances by offering products designed to meet the requirements of workgroup computing environments where multiple computer users access shared data files over a local area network. Network attached storage appliances are storage devices which separately perform the storage function for networks of computers.

HDDG (page 65)

   HDDG designs, develops and markets a diversified product portfolio of hard disk drives featuring leading-edge technology. A hard disk drive is a non-removable storage device found in most computers that stores data on multiple rotating magnetic disks. HDDG's hard disk drives are designed for the desktop hard disk drive market and the high-end hard disk drive market which requires faster and higher capacity disk drives--as well as the emerging market for hard disk drives specially designed for consumer electronics applications such as new TV recording devices. HDDG has been the leading volume supplier of hard disk drives for the desktop market for each of the past six years.

   HDDG designs desktop hard disk drives to meet the storage requirements of entry-level to high-performance desktop PCs in home and business environments. HDDG also designs high-end hard disk drives to store data on large computing systems such as network servers. These high-end hard disk drives are generally used for:

  . dedicated sites that store large volumes of data;

  . network servers such as those used for Internet and intranet services, online transaction processing and enterprise wide applications;

  . high-speed computers used for specialized engineering design software;
    and

  . computer systems incorporating a large number of shared hard disk drives.


                              The Special Meeting

Proposals to be Considered at the Meeting

   You are asked to consider and vote upon the following proposals at the special meeting:

  . Proposal 1: The tracking stock proposal (page 23).

  . Proposal 2: Adoption of amendments to the Quantum Corporation Employee
    Stock Purchase Plan (page 81).

If either Proposal 1 or Proposal 2 is approved, we will implement it whether or not the other proposal is approved.

Vote Required to Approve the Proposals (page 20)

   The following stockholder votes are required for approval of the proposals:

  . Proposal 1: The favorable vote of the holders of a majority of the outstanding shares of our existing common stock.

  . Proposal 2: The favorable vote of the holders of a majority of the shares of our existing common stock represented in person or by proxy at the special meeting.

   Our directors and executive officers beneficially owned approximately [  ]%
of the outstanding shares of our existing common stock on [     ], 1999.

  Comparison of Existing Common Stock with DSSG Stock and HDDG Stock (page 29)

   We have described below a comparison of our existing common stock and the DSSG stock and HDDG stock. You should keep in mind that you will remain stockholders of a single company. DSSG and HDDG will not be separate legal entities. As a result, you will continue to be subject to all of the risks associated with an investment in Quantum and all of our businesses, assets and liabilities. Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group.

Dividends

   Existing Common Stock. Historically, we have not paid dividends on our existing common stock. Dividends are at the discretion of our board of directors.

   Tracking Stocks. We presently do not anticipate paying dividends on either tracking stock. Dividends will be at the discretion of our board of directors.

Voting Rights

   Existing Common Stock. Holders of existing common stock have one vote per share.

   Tracking Stocks. Holders of DSSG stock will have one vote per share. Holders of HDDG stock will have more than, less than or exactly one vote per share depending on the relative market values of the two tracking stocks.

   The holders of the two tracking stocks will vote together as a single class except for the limited class voting rights provided under Delaware law, by Nasdaq rules or as determined by our board of directors.

Rights on Sale of All or Substantially All Assets of a Group

   Existing Common Stock. Holders of existing common stock have no special rights triggered by a sale of all or substantially all of the assets of a group.

   Tracking Stocks. If we sell all or substantially all of the assets attributed to a group, we must either:

  . distribute an amount equal to the net proceeds of the sale, or

  . convert each share of that group's tracking stock into a number of shares of the other group's tracking stock at a 10% premium for the first five years following the implementation of the tracking stock proposal and without any premium after that five year period.

We will not be required to effect a distribution or conversion if we receive in the sale primarily equity securities of the acquiror or its parent, and the acquiror or its parent is or will be primarily engaged in one or more businesses similar or complementary to the group whose assets are sold.

Conversion at Option of Quantum

   Existing Common Stock. We do not have the option of converting shares of our existing common stock into any other security of Quantum.

   Tracking Stocks. We may convert either tracking stock into the other tracking stock at our option:

  . at a 10% premium for the first five years following the implementation of the tracking stock proposal; and

  . without any premium either after that five year period or if, at any time, there are adverse U.S. federal income tax law developments.

Redemption in Exchange for Stock of Subsidiary

   Existing Common Stock. We do not have the option of redeeming shares of our existing common stock.

   Tracking Stocks. Although we currently have no intention to do so, our board of directors may in the future decide to spin-off one of the groups from Quantum. In order to effect a spin-off, our board of directors has the power to redeem the outstanding shares of that group's tracking stock in exchange for shares of one or more of our wholly-owned subsidiaries then owning all of the assets and liabilities of that group.

Liquidation

   Existing Common Stock. Holders of existing common stock share assets remaining for distribution to holders of common stock in equal amounts per share of existing common stock.

   Tracking Stocks. Holders of DSSG stock and HDDG stock will share assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of the tracking stocks. Each share of DSSG stock will have one liquidation unit. Each share of HDDG stock will have a number of liquidation units based on the relative market values of the two tracking stocks. We will fix the number of liquidation units per share of HDDG stock approximately two months after the implementation of the tracking stock proposal, and we will not change that number without the approval of the holders of the tracking stock adversely affected. For example, if the average market value on the date of determination was $20 for the HDDG stock and $40 for the DSSG stock, each share of HDDG stock would have 0.5 liquidation units. Assuming 160 million shares of DSSG stock and 80 million shares of HDDG stock were outstanding, the holders of DSSG stock would be entitled to 80% of the assets remaining for distribution to common stockholders and the holders of HDDG stock would be entitled to 20% of those assets.


Risk Factors (page 10)

   When evaluating the tracking stock proposal, you should be aware that there are many risks, including those described under "Risk Factors."

Management and Allocation Policies (page 25)

   We have established policies designed to accomplish the fundamental objective of the tracking stock proposal, which is to highlight the separate performance of each of DSSG and HDDG and to allow each group to focus on its own business strategy and financial model. These policies establish guidelines to help us allocate debt, corporate overhead, interest, taxes and other shared activities between the two groups on an objective basis and to ensure that transactions between DSSG and HDDG are made on terms that approximate those that could be obtained from unaffiliated third parties.

   Our inter-group policies include:

  . the centralized management of most financial activities;

  . the allocation of indebtedness and preferred stock between groups or entirely to one group;

  . the accounting for transfers of cash or other property from one group to the other group;

  . access to our technology and know-how, other than products and services, by the groups;

  . the transfer of assets between groups at fair value, including sales of products and services between groups on terms that would be available from unaffiliated third parties in commercial transactions;

  . the allocation of corporate opportunities in the best interests of Quantum; and

  . the requirement that groups not engage in each other's principal businesses, except for joint transactions with each other and with third parties, but permitting indirect competition in certain situations.

   Our board of directors may modify or rescind these policies, or may adopt additional policies, in its sole discretion without stockholder approval. However, our board of directors has no present intention to do so.

United States Federal Income Tax Considerations (page 40)

   We have been advised by Ernst & Young LLP that no gain or loss will be recognized by you for federal income tax purposes as a result of the tracking stock proposal. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on transactions similar to the tracking stock proposal. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to the DSSG stock and the HDDG stock. Therefore, the tax treatment of the tracking stock proposal is subject to some uncertainty.

Clinton Administration Proposal

   A recent proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the DSSG stock or the HDDG stock. If this proposal is enacted, we could be subject to tax on an issuance of DSSG stock or HDDG stock after the date of enactment. If our stockholders approve the tracking stock proposal, our board of directors currently intends to implement the proposal, subject to further legislative developments relating to the Clinton Administration tax proposal.

No Dissenters' Rights

   You will not have dissenters' or appraisal rights under Delaware law if the tracking stock proposal is implemented.

No Regulatory Approvals

   No state or federal regulatory approvals are required for the tracking stock proposal.

Proposal 2--Adoption of Amendments to the Quantum Corporation Employee Stock Purchase Plan (page 80)

   This proposal relates to amendments to the Quantum Corporation Employee Stock Purchase Plan which would:

  . increase the number of shares available for issuance under the purchase
    plan from 1,366,401 to     ; and

  . add an automatic share replenishment provision to the purchase plan which will increase the number of shares reserved under the purchase plan each year on April 1 beginning in the year 2000 by the lesser of:

   (1)             shares,

   (2)        % of the outstanding common stock; or

   (3) an amount determined by our board of directors.

   The purpose of the proposed amendments to the purchase plan is to increase the number of shares available for issuance under the purchase plan. Our board of directors believes that the proposed amendments are in the best interests of Quantum and our stockholders for the following reasons:

  . our board of directors believes the purchase plan serves to incentivize current employees and to align their interests with those of our stockholders;

  . our board of directors believes that the purchase plan is an important element of our
   strategy to attract and retain qualified employees in a competitive market;

  . the automatic replenishment provision will provide the purchase plan with additional shares and avoid any adverse accounting consequences from running out of shares during an offering period; and

  . without the proposed share increase, we will exhaust the shares available for issuance under the purchase plan this year.

   It the tracking stock proposal is approved by our stockholders, additional features will be added to the purchase plan to reflect the special features of the tracking stock, including:

  . two pools of tracking stock reserved under the purchase plan, each with automatic replenishment features, if this amendment is approved;

  . a special mechanism for the purchase of shares from each pool so that each participant purchases a proportionate number of shares of the HDDG stock and the DSSG stock; and

  . a modified change of control provision to reflect the tracking stock capital structure.

   Under the purchase plan, our board of directors has the authority to adopt these amendments related to the tracking stock proposal without stockholder approval.

Recommendation of the Board of Directors

   Your board of directors has carefully considered each of these proposals and believes that the approval of these proposals by the stockholders is advisable and in the best interests of our company and our stockholders. Your board of directors unanimously recommends that you approve each of these proposals.

              QUANTUM CORPORATION SELECTED FINANCIAL INFORMATION

   This summary of financial information of Quantum for the fiscal years 1994 to 1998 and for the nine months ended December 28, 1997 and December 27, 1998 should be read along with Quantum's audited and unaudited consolidated financial statements contained in this proxy statement. The summarized financial information, other than the statement of operations data for fiscal years 1994 and 1995 and the balance sheet data at March 31, 1994, 1995 and 1996, was taken from these financial statements. The financial statements for the fiscal year periods are audited. The financial statements for the nine month periods are unaudited, and we believe that they fairly present our financial position, results of operations and cash flows for those periods.

   A number of items affect the comparability of this information:

  . Through May 1997, we consolidated the results of a recording heads business acquired in October 1994. Recording heads are disk drive components that read and write data to the magnetic disks in a hard disk drive. The recording heads business generated losses from operations of $67 million, $70 million, $110 million and $9 million in fiscal years 1995 through 1998. In May 1997, we sold a 51% interest in these operations to Matsushita-Kotobuki Electronics Industries, Ltd. Subsequent losses of this joint venture using the equity method of accounting were $66 million in fiscal year 1998 and $41 million in the first half of fiscal year 1999. In October 1998, we and Matsushita-Kotobuki agreed to dissolve the joint venture and, as a result, we recorded a $101 million loss from the investment in the third quarter of fiscal year 1999.

  . The results of operations for fiscal year 1998 and the third quarter of fiscal year 1998 include the effect of a $103 million special charge, primarily for inventory write-offs and losses on purchase commitments, related to our high-end hard disk drive products.

                                                                                         At or For the
                                                                                       Nine Months Ended
                                                                                   -------------------------
                                   At or For the Years Ended March 31,
                          -------------------------------------------------------  December 28, December 27,
                             1994       1995       1996        1997       1998         1997         1998
                          ---------- ---------- ----------  ---------- ----------  ------------ ------------
                                              (In thousands, except per share amounts)
Statement of Operations
 Data
Revenue.................  $2,131,054 $3,367,984 $4,422,726  $5,319,457 $5,805,235   $4,519,516   $3,593,315
Gross profit............     238,843    563,713    542,417     768,741    875,521      709,690      597,351
Research and development
 expenses...............      89,837    169,282    239,116     291,332    321,741      236,797      254,859
Selling and marketing,
 general and
 administrative
 expenses...............     115,925    160,424    207,558     235,878    258,395      204,021      196,141
Restructuring and other
 charges................      22,753         --    209,122          --         --           --           --
Purchased in-process
 research and
 development expense....          --     72,945         --          --         --           --       89,000
Income (loss) from
 operations.............      10,328    161,062   (113,379)    241,531    295,385      268,872       57,351
Loss from investee......          --         --         --          --    (66,060)     (42,222)    (142,050)
Net income (loss).......  $    2,674 $   81,591 $  (90,456) $  148,515 $  170,801   $  168,108   $  (86,276)
Net income (loss) per
 share:
 Basic..................  $     0.03 $     0.90 $    (0.87) $     1.27 $     1.25   $     1.26   $    (0.54)
 Diluted................  $     0.03 $     0.76 $    (0.87) $     1.04 $     1.07   $     1.05   $    (0.54)
Balance Sheet Data
Property, plant and
 equipment, net.........  $   85,874 $  280,099 $  364,111  $  407,206 $  285,159                $  266,785
Total assets............     997,438  1,481,028  1,975,355   2,158,263  2,438,411                 2,393,568
Total long-term debt,
 convertible debt and
 redeemable preferred
 stock..................     212,500    327,500    598,158     422,906    327,485                   351,725

                      DSSG SELECTED FINANCIAL INFORMATION

   This summary of financial information of DSSG for the fiscal years 1995 to 1998 and for the nine months ended December 28, 1997 and December 27, 1998 should be read along with DSSG's audited and unaudited combined financial statements contained in this proxy statement. The summarized financial information, other than the statement of operations data for fiscal year 1995 and the balance sheet data at March 31, 1995 and 1996, was taken from these financial statements. The financial statements for the nine month periods are unaudited, and we believe that they fairly present the financial position, results of operations and cash flows of DSSG for those periods.

   A number of items affect the comparability of this information.

  . In October 1994, DSSG acquired the DLTtape drive and DLTtape media cartridge business from Digital Equipment Corporation, and formed what is now DSSG. The results of operations for this business are not included in our financial statements for periods prior to the acquisition in fiscal year 1995.

  . Prior to fiscal year 1999, almost all DLTtape media was sold directly by DSSG. However, during fiscal year 1999, increased DLTtape media availability allowed licensed third party DLTtape media cartridge manufacturers to sell DLTtape media cartridges for which DSSG receives royalties. Royalty receipts by DSSG are reported as royalty revenue, which is significantly lower than the equivalent DLTtape media cartridge product revenue for DSSG. However, this royalty model has generated income from operations comparable to that generated by DLTtape media cartridge sales made directly by DSSG.

  . During fiscal year 1997 and the first quarter of fiscal year 1998, DSSG's supply of DLTtape drives was not sufficient to meet demand. As a result, in the first half of fiscal year 1998 a few large customers began building up larger inventories of DLTtape drives than were required for their normal operations. As DSSG's manufacturing capacity increased and DSSG was able to meet customer demand for DLTtape drives, these customers reduced their orders to lower inventories to more typical levels. These actions resulted in reduced sales of DLTtape drives beginning in the third quarter of fiscal year 1998 and more significantly in the fourth quarter of fiscal year 1998 and the first quarter of fiscal year 1999.

   Historical per share information is omitted because the DSSG stock was not part of the capital structure for the periods presented. However, pro forma net income per share, reflecting the DSSG stock to be issued under the tracking stock proposal, is presented for fiscal year 1998 and the first nine months of fiscal year 1999.

                                                                       At or For the
                                                                     Nine Months Ended
                                                                 -------------------------
                           At or For the Years Ended March 31,
                          -------------------------------------- December 28, December 27,
                            1995      1996     1997      1998        1997         1998
                          --------  -------- -------- ---------- ------------ ------------
Statement of Operations
Data                                   (In thousands, except per share amounts)
Product revenue.........  $ 88,005  $335,565 $719,925 $1,162,725   $921,312     $827,938
Royalty revenue.........       --        --     8,088     27,075     12,495       84,717
                          --------  -------- -------- ----------   --------     --------
 Total revenue..........    88,005   335,565  728,013  1,189,800    933,807      912,655
Gross profit............    32,752   126,610  270,339    502,214    391,605      406,650
Research and development
 expenses...............     6,933    24,968   30,039     62,825     43,364       72,085
Selling and marketing,
 general and
 administrative
 expenses...............     4,814    19,201   35,240     69,607     49,284       71,901
Purchased in-process
 research and
 development expense....     4,218        --       --         --         --       89,000
Income from operations..    16,787    82,441  205,060    369,782    298,687      173,664
Net income (loss).......  $    (93) $ 34,973 $107,460 $  223,659   $180,454     $ 65,124
Pro forma net income per
 share:
 Basic..................                              $     1.64                $   0.41
 Diluted................                              $     1.37                $   0.39
Balance Sheet Data
Property, plant and
 equipment, net.........  $ 25,047  $ 30,135 $ 39,114 $   57,399                $ 72,724
Total assets............   118,476   238,337  437,925    792,070                 937,195
Total long-term debt,
 convertible debt and
 redeemable preferred
 stock .................   242,482   310,150  281,937    218,324                 234,484

                      HDDG SELECTED FINANCIAL INFORMATION
   This summary of financial information of HDDG for the fiscal years 1994 to 1998 and for the nine months ended December 28, 1997 and December 27, 1998 should be read along with HDDG's audited and unaudited combined financial statements contained in this proxy statement. Such summarized financial information, other than statements of operations data for fiscal years 1994 and 1995 and the balance sheet data at March 31, 1994, 1995 and 1996, was taken from these financial statements. The financial statements for the nine month periods are unaudited and we believe that they fairly present the financial position, results of operations and cash flows of HDDG for those periods.

   A number of items affect the comparability of this information:

  . Through May 1997, HDDG combined the results of a recording heads business acquired from Digital Equipment in October 1994. These operations generated operating losses of $67 million, $70 million, $110 million and $9 million in fiscal years 1995 through 1998. In May 1997, Quantum sold a 51% interest in these operations to Matsushita-Kotobuki. Subsequent losses of this joint venture using the equity method of accounting were $66 million in fiscal year 1998 and $41 million in the first half of fiscal year 1999. In October 1998, Quantum and Matsushita-Kotobuki agreed to dissolve the joint venture, and, as a result, HDDG recorded an additional $101 million loss from the investment in the third quarter of fiscal year 1999.

  . The results of operations for fiscal year 1998 and the third quarter of fiscal year 1998 include the effect of a $103 million special charge, primarily for inventory write-offs and losses on purchase commitments, related to HDDG's high-end hard disk drive products.

   HDDG currently has two primary product lines; desktop hard disk drives and high-end hard disk drives. HDDG has two separate business units that support these two product lines. HDDG's recording heads operation was transferred to Matsushita-Kotobuki and used in the manufacture of hard disk drives for HDDG. The value at which the recording heads were transferred was recorded as an offset to cost of sales.

   Historical per share information is omitted because the HDDG stock was not part of the capital structure for the periods presented. However, pro forma net loss per share, reflecting the HDDG stock to be issued under the tracking stock proposal, is presented for fiscal year 1998 and the first nine months of fiscal year 1999.

                                                                                            At or For the
                                   At or For the Years Ended March 31,                    Nine Months Ended
                          ----------------------------------------------------------  -------------------------
                                                                                      December 28, December 27,
Statement of Operations      1994        1995        1996        1997        1998         1997         1998
Data                      ----------  ----------  ----------  ----------  ----------  ------------ ------------
Business unit:                                (In thousands, except per share amounts)
 Desktop
 Revenue................  $1,951,685  $2,737,585  $3,349,735  $4,004,828  $3,981,614   $3,098,487   $2,294,274
 Gross profit...........     213,273     499,133     511,390     565,681     453,278      390,643      150,435
 Unit operating profit
  (loss)................      34,982     266,936     290,767     300,287     184,331      183,995      (54,166)
 High-end
 Revenue................  $  179,369  $  542,394  $  737,426  $  586,616  $  633,821   $  487,222   $  386,386
 Gross profit (loss)....      25,570      47,468     (73,974)    (10,721)    (80,790)     (73,390)      40,267
 Unit operating loss....     (24,654)    (56,106)   (416,620)   (154,184)   (250,136)    (205,218)     (62,147)
 Recording heads
 Unit operating loss....         --      (66,555)    (69,967)   (109,632)     (8,592)      (8,592)         --
 Loss from investee.....         --          --          --          --      (66,060)     (42,222)    (142,050)
Combined group
 Revenue................  $2,131,054  $3,279,979  $4,087,161  $4,591,444  $4,615,435   $3,585,709   $2,680,660
 Income (loss) from
  operations............      10,328     144,275    (195,820)     36,471     (74,397)     (29,815)    (116,313)
 Net income (loss)......  $    2,674  $   81,684  $ (125,429) $   41,055  $  (52,858)  $  (12,346)  $ (151,400)
 Pro forma net loss per
  share
  Basic.................                                                  $    (0.78)               $    (1.91)
  Diluted...............                                                  $    (0.78)               $    (1.91)
Balance Sheet Data
Property, plant and
 equipment, net.........  $   85,874  $  255,051  $  333,976  $  368,092  $  227,760                $  194,061
Total assets............     997,438   1,540,404   1,740,949   1,721,402   1,646,340                 1,456,373
Total long-term debt,
 convertible debt and
 redeemable preferred
 stock..................     212,500     250,833     288,008     140,969     109,161                   117,241

                                 RISK FACTORS

   The risk factors included through page 14 discuss risks arising from a capital structure with two separate classes of tracking stock. Beginning on page 14, we discuss risks which are specific to a particular group.

You will remain stockholders of one company and, therefore, financial effects on one group could adversely affect the other

   Holders of DSSG stock and HDDG stock will be stockholders of a single company. DSSG and HDDG will not be separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in Quantum and all of our businesses, assets and liabilities. The issuance of the DSSG stock and the HDDG stock and the allocation of assets and liabilities and stockholders' equity between DSSG and HDDG will not result in a distribution or spin-off to stockholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group.

   Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the tracking stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of tracking stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of tracking stock under Delaware law. For these reasons, you should read our consolidated financial information with the financial information we provide for each group.

Holders of tracking stock will have stockholder rights specific to their group only in limited circumstances

   Holders of DSSG stock or HDDG stock generally will not have stockholder rights specific to their corresponding groups. Instead, holders will have customary stockholder rights relating to Quantum as a whole. For example, holders of DSSG stock and HDDG stock would vote as a single class to approve a disposition of all or substantially all of the assets of Quantum. Holders of either tracking stock will only have the following rights with respect to their particular group:

  . an opportunity to receive dividends declared by our board of directors based on the available dividend amount for their group;

  . requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their group; and

  . a right to vote on matters as a separate voting class in the circumstances described under "Proposal 1--The Tracking Stock Proposal-- Description of DSSG Stock and HDDG Stock--Voting Rights."


Limits exist on voting power of tracking stock

 In circumstances where a separate class vote is not required, HDDG stock may not initially have any influence on the outcome of stockholder voting

   We expect that initially the DSSG stock will have a substantial majority of the combined voting power of the tracking stocks. Except in limited circumstances requiring separate class voting, either class of tracking stock that is entitled to more than the number of votes required to approve any stockholder action could control the outcome of a vote--even if the matter involves a divergence or conflict of the interests of the holders of the DSSG stock and the HDDG stock. These matters may include mergers and other extraordinary transactions.

 In circumstances where a separate class vote is required, the class of tracking stock with less than majority voting power can block action

   If Delaware law, Nasdaq rules or our board of directors requires a separate vote on a matter by the holders of either the DSSG stock or the HDDG stock, those holders could prevent approval of the matter--even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

 In circumstances where a separate class vote is not required, holders of only one class of tracking stock can not ensure that their voting power will be sufficient to protect their interests

   Since the relative voting power per share of DSSG stock and HDDG stock will fluctuate based on the relative market values of the two classes of tracking stock, the relative voting power of a class of tracking stock could decrease. As a result, holders of shares of only one of the two classes of tracking stock cannot ensure that their voting power will be sufficient to protect their interests where the holders of the two tracking stocks vote together as a single class.

Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of tracking stock

   Stockholders may not have any remedies if any action or decision of our directors or officers has a disadvantageous effect on the DSSG stock or the HDDG stock compared to the other class of tracking stock.

   Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks are judged under the business judgment rule unless self-interest is shown. The business judgment rule provides that, absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, board of directors' committee or officer with respect to any matter having different effects on holders of DSSG stock and holders of HDDG stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of tracking stock. Because of the business judgment rule, holders of a tracking stock who are disadvantaged by an action of our directors or officers may not be able to successfully make claims alleging breach of fiduciary duty.

Stock ownership could cause directors and officers to favor one group over the other

   Following the implementation of the tracking stock proposal, we expect that our directors and officers will have stock and option holdings in both the DSSG stock and the HDDG stock. Anticipated differences in the trading values between the DSSG stock and the HDDG stock will cause the relative values of their interests in the two tracking stocks to vary significantly. Accordingly, it is possible that they could have an incentive to favor one group over the other because of the relative values of their interests.

Numerous potential conflicts of interest exist between the classes of tracking stock which may be difficult to resolve by our board or which may be resolved adversely to one of the classes

 Our board of directors may pay more or less dividends on one group's tracking stock than if that group was a separate company

   Subject to the limitations referred to below, our board of directors has the authority to declare and pay dividends on the DSSG stock and the HDDG stock in any amount. Our board of directors could, in its sole discretion, declare and pay dividends exclusively on the DSSG stock, exclusively on the HDDG stock, or on both, in equal or unequal amounts. The performance of one group may cause our board of directors to pay more or less dividends on the tracking stock relating to the other group than if that other group was a stand-alone corporation. Our board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor. In addition, Delaware law and the restated certificate of incorporation impose limitations on the amount of dividends which may be paid on each class of tracking stock. For additional information on these limitations, see "Proposal 1--The Tracking Stock Proposal--Dividend Policy" and "--Description of DSSG Stock and HDDG Stock--Dividends."

 Proceeds of mergers or consolidations may be allocated unfavorably

   Because the restated certificate of incorporation does not specify how consideration to be received in a merger or consolidation involving Quantum will be allocated between the holders of DSSG stock and the holders of HDDG stock, our board of directors will make that determination. That determination could favor one group's stockholders at the expense of the other group's stockholders.

 Holders of either class of tracking stock may be adversely affected by a conversion of one group's tracking stock

   Our board of directors could, in its sole discretion and without stockholder approval, determine to convert shares of DSSG stock into shares of HDDG stock, or vice versa at any time including when either or both classes of tracking stock may be considered to be overvalued or undervalued. Any conversion at a premium would dilute the interests in Quantum of the holders of the class of tracking stock being issued in the conversion. Any conversion would also preclude holders of both classes of tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group. It would also give holders of shares of the class of tracking stock converted a greater or lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of the group whose stock is converted. For additional information on the terms and conditions of a conversion of one tracking stock into the other, see "Proposal 1--The Tracking Stock Proposal--Description of DSSG Stock and HDDG Stock--Conversion and Redemption."

 Allocation of corporate opportunities could favor one group over the other

   Our board of directors may be required to allocate corporate opportunities between the groups. In some cases, our directors could determine that a corporate opportunity, such as a business that we are acquiring, should be shared by the groups. These decisions could favor one group at the expense of the other. For additional information on the factors affecting these decisions, see "Proposal 1--The Tracking Stock Proposal--Management and Allocation Policies--Review of Corporate Opportunities."

 Groups may compete with each other to the detriment of their businesses

   The creation of two separate classes of tracking stock will not prevent the groups from competing with each other. Any competition between the groups could be detrimental to the businesses of either or both of the groups. As a matter of policy, neither DSSG nor HDDG will engage in the principal businesses of the other, except for joint transactions with each other and third parties. However, our Chief Executive Officer or our board of directors will permit indirect competition between the groups based on his or its good faith business judgment that competition is in the best interests of our company and all of our stockholders as a whole. In addition, the groups may compete in a business that is not a principal business of the other group. For additional information on our policy regarding competition, see "Proposal 1--The Tracking Stock Proposal--Management and Allocation Policies--Competition Between Groups."

Our board of directors may change our management and allocation policies without stockholder approval to the detriment of the other group

   Our board of directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies in its sole discretion without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on holders of DSSG stock and holders of HDDG stock or could adversely affect one class of stockholders compared to the other class. For example, our board of directors could modify the policy regarding competition between the groups to prohibit indirect competition altogether. That prohibition could adversely affect HDDG and beneficially affect DSSG by preventing HDDG from selling its products to third party competitors of DSSG.

Either group may finance the other group on terms unfavorable to one of the groups

   We anticipate that we will transfer cash and other property between groups to finance their business activities. Our board of directors has not adopted specific criteria to determine whether a particular transfer of cash or property from one group to the other will be accounted for as a reallocation of "pooled" debt or preferred stock, a short-term or long-term loan or a sale of assets. These determinations, including the terms of any transactions accounted for as a loan, could be unfavorable to either group. For example, we cannot assure you that any terms that we fix for debt will approximate those that could have been obtained by the borrowing group if it were a stand-alone corporation. For additional information on the financing of the groups' operations, see "Proposal 1--The Tracking Stock Proposal--Management and Allocation Policies--Financing Activities."



Holders of one group's tracking stock may receive less consideration upon a sale of assets than if the group were a separate company

   The restated certificate of incorporation provides that if we dispose of all or substantially all of the assets of either group, we must, subject to certain exceptions,

  . distribute to holders of that group's tracking stock an amount equal to the net proceeds of the disposition; or

  . convert the outstanding shares of that group's tracking stock into shares of the other group's tracking stock at a 10% premium for the first five years following the implementation of the tracking stock proposal and without any premium after that five-year period.

   If the group whose assets are disposed were a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount than the net proceeds that would be received by holders of the group's tracking stock. In addition, we can not assure you that the net proceeds per share of that group's tracking stock will be equal to or more than the market value per share of the tracking stock prior to or after announcement of a disposition. For additional information on the terms and conditions of a conversion upon a disposition assets of a group, see "Proposal 1--The Tracking Stock Proposal--Description of DSSG Stock and HDDG Stock--Conversion and Redemption--Mandatory Dividend, Redemption or Conversion of Tracking Stock If Disposition of Group Assets Occurs."

It might be possible for an acquiror to obtain control of Quantum by purchasing shares of only one of the tracking stocks

   A potential acquiror could acquire control of Quantum by acquiring shares of tracking stock having a majority of the voting power of all shares of tracking stock outstanding. Such a majority could be obtained by acquiring a sufficient number of shares of both classes of tracking stock or, if one class of tracking stock has a majority of the voting power, only shares of that class. We expect that initially the DSSG stock will have a substantial majority of the voting power. As a result, initially, it might be possible for an acquiror to obtain control of Quantum by purchasing only shares of DSSG stock.

Decisions by directors and officers that affect market values could adversely affect voting and conversion rights

   The relative voting power per share of each class of tracking stock and the number of shares of one class of tracking stock issuable upon the conversion of the other class of tracking stock will vary depending upon the relative market values of the DSSG stock and the HDDG stock. The market value of either or both classes of tracking stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one class of tracking stock compared to the other. These decisions could involve changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between groups and changes in dividend policies.

Market value of the stock received under the tracking stock proposal may be less than the market value of existing common stock

   We can not assure you that the combined market values of a share of DSSG stock and of 0.5 of a share of HDDG stock received under the tracking stock proposal will equal or exceed the market value of a share of our existing common stock.

Market price of either class of tracking stock may be affected by the number of market makers

   The market price of the DSSG stock or the HDDG stock may be affected by the number of market makers supporting the DSSG stock or the HDDG stock.


Market price of tracking stock not included in stock market indices could decline

   We can not assure you that the DSSG stock or the HDDG stock will be included in any particular index. As a result, holders of our existing common stock that are required to own only stocks included in a particular index would be required to sell immediately any class of tracking stock not included in that index. Not being included in a particular index could adversely affect the market price of that class of tracking stock.

Provisions governing tracking stock could discourage a change of control and the payment of a premium for shares

   Our restated stockholder rights plan could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of our company by delaying or preventing a change in control. The existence of two classes of tracking stock could also present complexities and could pose obstacles, financial and otherwise, to an acquiring person. In addition, provisions of Delaware law, the restated certificate of incorporation and the by-laws may also deter hostile takeover attempts. For additional information on these provisions, see "Proposal 1--The Tracking Stock Proposal-- Restated Rights Agreement" and "--Certain Anti-Takeover Provisions of Delaware Law and the Restated Certificate of Incorporation, the By-laws and the Restated Rights Agreement."

IRS could assert that the receipt of tracking stock is taxable

   We have been advised by our counsel that no income, gain or loss will be recognized by you for federal income tax purposes as a result of the tracking stock proposal, except for any cash received instead of fractional shares of HDDG stock. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the effect of the features of the DSSG stock and the HDDG stock. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to the DSSG stock and the HDDG stock. It is possible, therefore, that the Internal Revenue Service could successfully assert that the receipt of the DSSG stock or the HDDG stock as well as the subsequent conversion of one tracking stock into the other could be taxable to you and to us as ordinary income.

Recent Clinton Administration proposal could result in taxation on issuances of tracking stock

   A recent proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the DSSG stock or the HDDG stock. If this proposal is enacted, we could be subject to tax on an issuance of DSSG stock or HDDG stock after the date of enactment. If our stockholders approve the tracking stock proposal, our board of directors currently intends to implement the proposal, subject to further legislative developments relating to the Clinton Administration tax proposal.

   Under the restated certificate of incorporation, we may convert the DSSG stock or the HDDG stock into shares of the other class without any premium if there are adverse U.S. federal income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or proposed to be implemented by an applicable federal legislative committee or its chair. For additional information on the events that could cause us to effect a conversion, see "Proposal 1--The Tracking Stock Proposal-- Description of DSSG Stock and HDDG Stock--Conversion and Redemption--Conversion of Common Stock at Option of Quantum at any Time" and "--United States Federal Income Tax Consequences."

Risk Factors Relating to DSSG

 Competition may increase in the tape drive market as a result of large competitors introducing tape drive products based on new technology standards

   DSSG competes with companies that develop, manufacture, market and sell tape drive products.

DSSG's principal competitors include Exabyte Corporation, Hewlett-Packard Company, Seagate Technology, Inc., Sony Corporation and StorageTek. These competitors are aggressively trying to develop new tape drive technologies that compete more successfully with DLTtape technology. Hewlett-Packard, IBM and Seagate have formed a consortium to develop new linear tape drive products. DSSG expects products based on this developing technology standard to target the high-capacity data back-up market and to compete with DSSG's products based on Super DLTtape(TM) technology. Such competition could have a material adverse impact on DSSG's operating results.

 DSSG's operating results depend on new product introductions which may not be successful

   To compete effectively, DSSG must improve existing products and introduce new products, such as products based on Super DLTtape technology and network attached storage appliances. DSSG cannot assure you that:

  . it will introduce any of these new products in the time frame DSSG currently forecasts;

  . it will not experience technical or other difficulties that could prevent or delay the introduction of these new products;

  . its new products will achieve market acceptance;

  . its new products will be successfully or timely qualified with DSSG's customers by meeting customer performance and quality specifications. A successful and timely customer qualification must occur before customers will place large product orders; or

  . it will achieve high volume production of these new products in a timely manner, if at all.

   This risk is magnified because DSSG expects technological changes, customer requirements and increasing competition could result in declining sales and gross margins on its existing products.

 Reliance on a limited number third-party suppliers could result in significantly increased costs and delays in the event these suppliers experience shortages or quality problems

   DSSG depends on a limited number of suppliers for components and sub-assemblies, including recording heads, media cartridges and integrated circuits, all of which are essential to the manufacture of DLTtape drives and tape libraries. DSSG currently purchases the DLTtape media cartridges it sells primarily from Fuji Photo Film Co., Ltd. and Hitachi Maxell, Ltd. DSSG cannot assure you that Fuji or Maxell will continue to supply adequate high quality media cartridges in the future. In addition, DSSG's sole supplier of tape heads is located in China and political instability, trade restrictions, changes in tariff or freight rates or currency fluctuations in China could have an adverse impact on DSSG's results of operations. If component shortages occur, or if DSSG experiences quality problems with component suppliers, shipments of products could be significantly delayed and/or costs significantly increased. In addition, DSSG qualifies only a single source for certain components and sub-assemblies, which magnifies the risk of future shortages.

 DSSG's quarterly operating results could fluctuate significantly and past quarterly operating results should not be used to predict future performance

   DSSG's quarterly operating results have fluctuated significantly in the past and could fluctuate significantly in the future. Quarterly operating results could be adversely affected by:

  . an inadequate supply of DLTtape media cartridges;

  . customers canceling, deferring or rescheduling significant orders as a result of excess inventory levels or other factors;

  . declines in network server demand; or


  . failure to complete shipments in the last month of a quarter during which a substantial portion of DSSG's products are typically shipped.

 A majority of sales come from a few customers and these customers have no minimum or long-term purchase commitments

   DSSG's sales are concentrated with a few customers. Customers are not obligated to purchase any minimum product volume and DSSG's relationships with its customers are terminable at will. The loss of, or a significant change in demand from, one or more key customers could materially adversely impact DSSG's operating results.

 Unpredictable end-user demand may cause excess or insufficient inventories which could result in inventory write-downs or losses and an adverse impact on DSSG's customer relationships

   Unpredictable end-user demand, combined with the computer equipment manufacturer trend toward carrying minimal inventory levels, increases the risk that DSSG will manufacture and custom configure too much or too little inventory for particular customers. Significant excess inventory could result in inventory write-downs and losses while inventory shortages could adversely impact DSSG's relationship with its customers, either of which could adversely impact DSSG's operating results.



 DSSG does not control licensee pricing or licensee sales of DLTtape media cartridges and as a result DSSG's royalty revenue may decline

   DSSG receives a royalty fee based on sales of DLTtape media cartridges by Fuji and Maxell. Under DSSG's license agreements with Fuji and Maxell, each of the licensees determine the pricing and number of units of DLTtape media cartridges sold by it. As a result, DSSG's royalty revenue will vary depending upon the level of sales and prices set by Fuji and Maxell. In addition, lower licensee pricing could require DSSG to lower its prices on direct sales of DLTtape media cartridges which would adversely impact DSSG's margins for this product.

 Third party infringement claims could result in substantial liability and significant costs

   From time to time, third parties allege DSSG's infringement of and need for a license under their patented or other proprietary technology. Adverse resolution of any third party infringement claim could subject DSSG to substantial liabilities and require it to refrain from manufacturing and selling certain products. In addition, the costs incurred in intellectual property litigation can be substantial, regardless of the outcome.

Risk Factors Relating to HDDG

 HDDG's operating results depend on new product introductions which may not be successful

   To compete effectively, HDDG must frequently introduce new hard disk drives. HDDG cannot assure you that:

  . it will successfully or timely develop or market any new hard disk drives in response to technological changes or evolving industry standards;

  . it will not experience technical or other difficulties that could delay or prevent the successful development, introduction or marketing of new hard disk drives;

  . it will successfully qualify new hard disk drives, particularly high-end disk drives, with HDDG's customers by meeting customer performance and quality specifications. A successful and timely customer qualification must occur before customers will place large product orders;

  . it will quickly achieve high volume production of new hard disk drives;
    or

  . its new products will achieve market acceptance.

These risks are magnified because HDDG expects technological changes, short product life cycles and intense competitive pressures to result in declining sales and gross margins on its current generation products.

 HDDG's inability to successfully incorporate giant magneto-resistive recording heads into its hard disk drives would have an adverse impact on product sales

   In calendar year 1999, HDDG expects increasing industry-wide competition for hard disk drives that incorporate next generation recording head technology known as giant magneto-resistive recording heads. IBM has already commenced shipment of hard disk drives which incorporate giant magneto-resistive recording heads. HDDG cannot assure you that it will be able to incorporate giant magneto-resistive recording heads into its hard disk drives in a timely manner. If HDDG is successful in incorporating giant magneto-resistive recording heads into its hard disk drives, HDDG cannot assure you that such drives will achieve market acceptance.

 HDDG's quarterly operating results could fluctuate significantly and past quarterly operating results should not be used to predict future performance

   HDDG's quarterly operating results have fluctuated significantly in the past and may fluctuate significantly in the future. As a result, you should not use HDDG's past quarterly operating results to predict future performance. Quarterly operating results could be adversely affected by:

  . Matsushita-Kotobuki's ability to quickly achieve high volume production of HDDG's hard disk drives;


  . customers canceling, deferring or rescheduling significant orders;

  . returns by customers of unsold hard disk drives for credit;

  . decline in PC demand; or

  . failure to complete shipments in the last month of a quarter during which a substantial portion of HDDG's products are typically shipped.

 HDDG's prices and margins are subject to declines due to unpredictable end-user demand and oversupply of hard disk drives

   End-user demand for the computer systems which contain HDDG's hard disk drives has historically been subject to rapid and unpredictable fluctuations. As a result, the hard disk drive market tends to experience periods of excess capacity which typically lead to intense price competition. If intense price competition occurs, HDDG may be forced to lower prices sooner and more than expected and transition to new products sooner than expected. For example, in the first nine months of fiscal year 1999 and the second half of fiscal year 1998, as a result of excess inventory in the desktop hard disk drive market, aggressive pricing and corresponding margin reductions materially adversely impacted HDDG's operating results. HDDG experienced similar conditions in the high-end hard disk drive market during most of fiscal year 1998 and in the first nine months of fiscal year 1999.

 Growth of the lower priced PC markets is putting downward pressure on HDDG's desktop hard disk drive prices and margins

   The recent growth of the lower priced PC market has led to a shift toward lower priced desktop hard disk drives, and to significantly reduced gross margins. HDDG expects the trend toward lower prices and margins on hard disk drives to continue. If HDDG is unable to lower the cost of its desktop hard disk drives accordingly, gross margins will continue to decrease.

 Intense competition in the desktop and high-end hard disk drive market could adversely impact HDDG's operating results

   In the desktop hard disk drive market, HDDG's primary competitors are Fujitsu Limited, IBM, Maxtor Corporation, Samsung Electronics Co., Ltd, Seagate and Western Digital Corporation. The desktop hard disk drive market is characterized by more competitiveness than that seen in the computer industry in general. HDDG's operating results and competitive position could be negatively impacted by the introduction of competitive products with higher performance, higher reliability and/or lower cost than HDDG's products.

   In the high-end hard disk drive market, HDDG's primary competitors are Fujitsu, Hitachi, IBM, Seagate and Western Digital. Currently, Seagate and IBM have the largest market share for high-end hard disk drives. Intense technology and pricing competition has led to losses on HDDG's high-end hard disk drive products over the past seven quarters. HDDG does not anticipate that its high-end hard disk drive products will return to profitability prior to shipping its next generation products.

 A majority of sales come from a few customers that have no minimum or long-term purchase commitments

   HDDG's sales are concentrated with a few customers. Customers are not obligated to purchase any minimum product volume and HDDG's customer relationships are terminable at will. The loss of, or a significant change in demand from, one or more key HDDG customers could have a material adverse impact on HDDG's operating results.

 Because HDDG depends on Matsushita-Kotobuki for the manufacture of all hard disk drives, adverse material developments in this critical manufacturing relationship would adversely impact HDDG's operating results

   HDDG's relationship with Matsushita-Kotobuki is critical to HDDG's operating results and overall business performance. HDDG's dependence on Matsushita-Kotobuki includes the following principal risks:

  . Quality and Delivery. HDDG relies on Matsushita-Kotobuki to quickly achieve volume production of new hard disk drives at a competitive cost, to meet HDDG's stringent quality requirements and to respond quickly to changing product delivery schedules. Failure of Matsushita-Kotobuki to satisfy these requirements could have a material adverse impact on HDDG's operating results.

  . Purchase Forecasts. Matsushita-Kotobuki's production schedule is based on HDDG's forecasts of its purchase requirements, and HDDG has limited rights to modify short-term purchase orders. The failure of HDDG to accurately forecast its requirements or successfully adjust Matsushita-Kotobuki's production schedule could lead to inventory shortages or surpluses.

  . Pricing. HDDG negotiates pricing arrangements with Matsushita-Kotobuki on a quarterly basis. Any failure to reach competitive pricing arrangements would have a material adverse impact on HDDG's operating results.

  . Capital Commitment. HDDG's future growth will require that Matsushita-
    Kotobuki continue to devote substantial financial resources to property, plant and equipment to support the manufacture of HDDG's products.

  . Manufacturing Capacity. If Matsushita-Kotobuki is unable or unwilling to meet HDDG's manufacturing requirements, an alternative manufacturing source may not be available in the near-term.

 Matsushita-Kotobuki depends on a limited number of component and sub-assembly suppliers and component shortages and quality problems or delays from these suppliers could result in increased costs and reduced sales

   Matsushita-Kotobuki depends on a limited number of qualified suppliers for components and sub-assemblies, including recording heads, media and integrated circuits, all of which are essential to the manufacture of HDDG's hard disk drives. Matsushita-Kotobuki may qualify only a single source for certain components and sub-assemblies, which can magnify the risk of component shortages. Component shortages have constrained HDDG's sales growth in the past, and HDDG believes that it will periodically experience component shortages. If Matsushita-Kotobuki experiences quality problems with its component suppliers, HDDG's hard disk drive shipments could be significantly delayed or costs could be significantly increased.

 Unexpected warranty costs could have a material adverse impact on operating results

   HDDG warrants its products against defects for a period of one to five years. Actual warranty costs could have a material adverse impact on HDDG's operating results if the actual unit failure rate or unit repair costs are greater than those for which HDDG established a warranty accrual.

 Third party infringement claims could result in substantial liability and significant costs

   From time to time, third parties allege HDDG's infringement of and need for a license under their patented or other proprietary technology. For example, in August 1998 Quantum was named as one of several defendants in a patent infringement lawsuit. The plaintiff, Papst Licensing GmbH, owns at least 24 U.S. patents, which it asserts that HDDG has infringed. Adverse resolution of the Papst litigation or any other third party infringement claim could subject HDDG to substantial liabilities and require it to refrain from manufacturing and selling certain products. HDDG cannot assure you that licenses to any technology owned by Papst or any other third party alleging infringement could be obtained on commercially reasonable terms, or at all. In addition, the costs of litigation could be substantial, regardless of the outcome.

 HDDG's foreign manufacturing costs could be adversely impacted by fluctuations in currency exchange rates

   Matsushita-Kotobuki generally purchases manufacturing components at prices denominated in U.S.dollars. However, significant increases in currency exchange rates against the U.S. Dollar could increase Matsushita-Kotobuki's manufacturing costs and could result in higher product prices and/or declining margins for HDDG's products.

             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Many of the statements included in this proxy statement, including those under the captions "Proxy Statement Summary--The Tracking Stock Proposal," "Risk Factors," "Quantum Corporation-- Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of DSSG," "DSSG-- Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of HDDG" and "HDDG--Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of forward-looking terminology, such as "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," or the negative of those terms or other variations of those terms or comparable terminology or expressions.

   All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.

   In order to comply with the terms of the safe harbor, we note that a variety of the risks and uncertainties that we discuss in detail under "Risk Factors" could cause our actual results and experience to differ materially from those expected. Readers are cautioned not to place undue reliance on forward-looking statements in this proxy statement, which speak only as of the date of this proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information.

   We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the special meeting:

  . Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

  . Quarterly Reports on Form 10-Q for the quarterly periods ended June 28,
    1998, September 27, 1998 and December 27, 1998; and

  . Current Reports on Form 8-K, filed September 28, 1998 and March 26, 1999.

   You should rely only on the information incorporated by reference or provided in this proxy statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

                         INFORMATION ABOUT THE SPECIAL
                               MEETING AND VOTING

Date, Time and Place of Meeting

   We are providing this proxy statement to you in connection with the solicitation of proxies by our board of directors for use at the special
meeting. The special meeting will be held on [      ], 1999, at 10:00 a.m.,
local time, at our headquarters at 500 McCarthy Boulevard, Milpitas, California. This proxy statement is first being mailed to our stockholders on
or about [     ], 1999.

Record Date

   We have established [     ], 1999 as the record date for the special
meeting. Only holders of record of shares of our existing common stock at the close of business on this date will be eligible to vote at the special meeting.

Proposals to be Considered at the Meeting

   You will be asked to consider and vote on the two proposals described in this proxy statement.

   If either proposal is approved, we will implement it whether or not the other proposal is approved.

   We do not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the individuals named on your proxy card will vote in accordance with their judgment with respect to those matters.

Vote Required to Approve the Proposals

   The tracking stock proposal will require the favorable vote of the holders of a majority of the outstanding shares of our existing common stock. As a result, abstentions and broker non-votes on the tracking stock proposal will have the same effect as negative votes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

   The proposal to amend our employee stock purchase plan will be decided by the favorable vote of a majority of the outstanding shares of our existing common stock represented in person or by proxy at the special meeting. Under Delaware law, abstentions will have the same effect as negative votes on this proposal, while broker non-votes will not affect the outcome of this proposal.

   Each outstanding share of existing common stock has one vote on each
proposal. As of [     ], 1999, the most recent practicable date prior to the
date of this proxy statement, we had issued and outstanding [   ] shares of
existing common stock. The shares of existing common stock held in our treasury will not be entitled to vote or counted in determining the number of outstanding shares.

   Our directors and executive officers beneficially owned approximately [  ]%
of the outstanding shares of our existing common stock on [     ], 1999.

Quorum

   In order to carry on the business of the special meeting, we must have a quorum. This means a majority of the votes eligible to be cast by holders of shares of our existing common stock outstanding on the record date must be represented in person or by proxy at the special meeting. Abstentions and broker non-votes will count for quorum purposes.

Procedure for Voting by Proxy

   If you properly fill in your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you sign the proxy card but do not make specific choices, the individuals named on your proxy card will vote your shares in favor of approval and adoption of each proposal. If you mark "abstain" on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. If necessary, unless you have indicated on your proxy card that you wish to vote against either or both the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the special meeting to a later date in order to solicit and obtain sufficient votes for either of the proposals.

   A proxy card is enclosed for your use. To vote without attending the special meeting in person, you should complete, sign, date and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States. In addition, you may vote by telephone or via the Internet by following the instructions on the enclosed proxy card.

   If you have completed and returned a proxy card, you can still vote in person at the special meeting. You may revoke your proxy before it is voted by:

  . submitting a new proxy card with a later date;

  . voting in person at the special meeting; or

  . filing with our company or with our transfer agent a written revocation of proxy.

   Attendance at the special meeting will not of itself constitute revocation of a proxy.

                    PROPOSAL 1--THE TRACKING STOCK PROPOSAL

Description of the Tracking Stock Proposal

   You are being asked to consider and approve the tracking stock proposal. If approved, the tracking stock proposal will allow Quantum to adopt a restated certificate of incorporation containing amendments to its certificate of incorporation under which each outstanding share of our existing common stock will be changed into one share of DSSG stock and 0.5 of a share of HDDG stock.

   Quantum will not issue any fractional shares of HDDG stock. Any stockholder entitled to receive a fractional share of HDDG stock will instead receive an amount of cash based on the closing price of HDDG stock on the date the tracking stock proposal is implemented.

   If the tracking stock proposal is implemented, your rights as stockholders will be governed by Delaware law, the restated certificate of incorporation and our amended by-laws which have been filed with the SEC. The restated certificate of incorporation contains the terms of the DSSG stock and the HDDG stock. Accordingly, you should carefully read the restated certificate of incorporation attached as Annex I.

   If the tracking stock proposal is not approved, our existing common stock will not be changed into DSSG stock and HDDG stock.

   If the tracking stock proposal is approved, we plan to implement the proposal by filing the restated certificate of incorporation with the Secretary of State of the State of Delaware. We presently anticipate that this filing will be made as soon as possible after the special meeting. No state or federal regulatory approvals are required for the consummation of the tracking stock proposal.

   Our board of directors may decide not to implement the tracking stock proposal for any reason at any time prior to the filing of the restated certificate of incorporation with the Secretary of State of the State of Delaware, either before or after stockholder approval.

Background of and Reasons for the Tracking Stock Proposal

   Our board of directors approved the tracking stock proposal following its review of various alternatives for enhancing the overall return to our stockholders and for supporting our strategic objectives. Our board of directors believes that the historical price performance of our existing common stock has been more closely linked to HDDG and fails to reflect adequately the value of DSSG. As a result, our stockholders have been unable to realize the full value of their shares.

   At the same time, our board of directors recognized that our current capital structure impedes our ability to execute our strategic objectives and to further enhance shareholder value. Our management has adopted a broad strategy focused on accelerating the growth of DSSG's DLTtape and storage systems business and strengthening HDDG's position in the hard disk drive market. This strategy focuses primarily on:

  . extending DSSG's leading positions in the tape drive and tape library markets;

  . leveraging our strength and expertise in storage device sub-system and system technology to offer total storage solutions with increased functionality and performance; and

  . maintaining HDDG's leading position in the desktop hard disk drive market and establishing leadership in the network server and workstation market.

   To be successful in the execution of this strategy, we need to:

  . raise funds more cost effectively in the capital markets;

  . facilitate strategic acquisitions through the issuance of equity securities; and

  . attract and retain key personnel to advance the growth of Quantum as a whole.

The failure of the financial markets to value accurately the businesses of each group represents a significant impediment to the execution of this strategy.

   We expect that the tracking stock proposal should encourage proper valuation of the businesses of each of the groups. The proposal is designed to highlight the separate performance of each of DSSG and HDDG. The value of each class of tracking stock is intended to be based on the performance of the business to which it relates and influenced by the factors that affect the value of common stock generally, including earnings, growth prospects and comparable valuations. The tracking stock proposal will also encourage proper valuation of the groups by providing stockholders, analysts and other market participants with separate financial and other information to evaluate the respective businesses.

   At a meeting held on October 20, 1998, our board of directors discussed with our management a variety of structural alternatives designed to enhance the value of the existing common stock to our stockholders and address our core strategy of building a more diversified storage business. In this discussion, our management evaluated the effect that each alternative would have on our ability to:

  . raise funds in the capital markets;

  . create a more valuable currency for strategic acquisitions; and

  . attract and retain key personnel to advance the growth of Quantum.

   Following this discussion, our board of directors authorized management to continue its review of the alternatives. On January 29, 1999, our board of directors again met with management in order to formally evaluate the various strategies for enhancing shareholder value and advancing our strategic goals. Among the alternatives considered by our board of directors were:

  . the preservation of our current equity and operating structure;

  . the tracking stock proposal; and

  . the creation of separate equity securities of subsidiaries.

   Because the preservation of the current equity and operating structure would not allow proper valuation of DSSG's business, our board concluded that the tracking stock proposal would be most likely to enhance shareholder value and address our strategic objectives. In reaching its conclusion, our board of directors consulted with Quantum's financial advisors, legal counsel and independent accountants.

   On March 24, 1999, our board of directors confirmed its prior conclusions concerning alternatives available to Quantum and identified the following as the advantages of the tracking stock proposal:

  . The creation of two classes of tracking stock intended to reflect separately the performance of DSSG and HDDG should increase shareholder value by more specifically tracking the earnings, cash flows, growth prospects and investment results of each group. The issuance of DSSG stock should result in broader and more in-depth equity coverage of DSSG by financial analysts. As a result, investors should better understand DSSG and Quantum as a whole;

  . We expect that holders of HDDG stock and DSSG stock could be separate and distinct investor groups;

  . The creation of two classes of tracking stock should enhance the ability of each group and its management to focus on that group's business strategy and financial model. At the same time, we will maintain a cohesive corporate identity and culture through incentive-based compensation which permits us to provide employees with participation in the long-term growth and financial success of Quantum as a whole;

  . The tracking stock proposal, in contrast to other alternatives, will retain for us the advantages of doing business as a single company and allow each group to capitalize on relationships with the other group. As part of one company, each group will be in a position to benefit from cost savings and synergies with the other compared to the costs each group would incur if it operated separately. As part of a single organization, we expect to incur savings in corporate overhead expenses while preserving the benefits of credit availability and, more importantly, a shared strategy;

  . The availability of two different equity securities will enhance our financial and strategic flexibility to raise capital for DSSG and HDDG and to engage in mergers, acquisitions, strategic investments, capital restructurings and other transactions affecting either group. In the ordinary course of business, our board of directors may consider these transactions from time to time but it has no current plans or intentions with respect to any specific transaction; and

  . The tracking stock proposal retains future restructuring flexibility by preserving our ability to undertake future capital restructuring and asset segmentation as well as to modify our capital structure.

   Our board of directors also considered the following potential disadvantages of the tracking stock proposal:

  . The tracking stock proposal results in a complex capital structure that may not be well-understood by investors and thus could inhibit the efficient valuation of either or both classes of tracking stock;

  . The potential diverging or conflicting interests of the two groups and the issues that could arise in resolving any conflicts;

  . Investors in DSSG stock and HDDG stock will be exposed to the risks of our consolidated businesses and liabilities because both groups remain legally a part of Quantum;

  . The market values of the DSSG stock and the HDDG stock could be affected by market reaction to decisions by our board of directors and management that investors perceive to affect differently one class of tracking stock compared to the other; these decisions could include decisions regarding the allocation of assets, expenses, liabilities and corporate opportunities and financing resources between the groups;

  . The possible inability to use the pooling method of accounting in connection with future acquisitions using HDDG stock, and the possible inability or increased difficulty of receiving a ruling from the Internal Revenue Service in connection with a proposed acquisition to be effected using either DSSG stock or HDDG stock; and

  . The uncertain tax treatment of tracking stock under current law, as well as the recent proposal by the Clinton Administration to impose a corporate level tax on the issuance of stock similar to the DSSG stock and the HDDG stock, could require us to change our capital structure after their issuance to avoid adverse tax consequences.

   Our board of directors determined that on balance the potential advantages of the tracking stock proposal outweigh the potential disadvantages and concluded that the tracking stock proposal is advisable and in the best interests of our company and our stockholders.

Recommendation of the Board of Directors

   Our board of directors has carefully considered the tracking stock proposal and believes that the approval of the tracking stock proposal by the stockholders is advisable and in the best interests of our company and our stockholders. Our board of directors unanimously recommends that you approve the tracking stock proposal.

Management and Allocation Policies

   Because DSSG and HDDG will each be a part of a single company, we have carefully considered a number of issues with respect to the financing of DSSG and HDDG, competition between groups, inter-group business transactions, access to technology and know-how, corporate opportunities and the allocation of debt, corporate overhead, interest, taxes and other support activities between the two groups. Our board of directors and management have established policies designed to accomplish the fundamental objective of the tracking stock proposal, which is to highlight the separate performance of each of DSSG and HDDG and to allow each group to focus on its own business strategy and financial model. These policies establish guidelines to help us to allocate costs and charges between the two groups on an objective basis and to ensure that transactions between DSSG and HDDG are made on terms that approximate the terms that could be obtained from unaffiliated third parties.

 Policies Subject to Change Without Stockholder Approval

   We have summarized our management and allocation policies below. We are not requesting stockholder approval of these policies.

   Our board of directors may modify or rescind these policies, or may adopt additional policies, in its sole discretion without stockholder approval. However, our board of directors has no present intention to do so. A decision to modify or rescind these policies, or adopt additional policies, could have different effects upon holders of DSSG stock and holders of HDDG stock or could result in a benefit or detriment to one class of stockholders compared to the other class. Our board of directors would make any such decision in accordance with its good faith business judgment that such decision is in the best interests of our company and all of our stockholders as a whole.

 Fiduciary and Management Responsibilities

   Because DSSG and HDDG will continue to be a part of a single company, our directors and officers will have the same fiduciary duties to holders of DSSG stock and the HDDG stock that they currently have to the holders of our existing common stock. Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to our company and our stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of our company and all of our stockholders as a whole. Our board of directors and our Chief Executive Officer, in establishing policies with regard to intracompany matters such as business transactions between groups and allocations of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective groups and will make determinations in the best interests of our company and all of our stockholders as a whole. Our board of directors generally will adhere to the principle that transactions and transfers between groups should be made on a fair value basis. Fair value approximates the terms and conditions that would be negotiated between third parties in an arm's length transaction.

   Because the tracking stock proposal will result in no change in our corporate structure, Michael A. Brown, the Chairman of the Board of Directors and Chief Executive Officer, will have the same duties and responsibilities for the management of our assets and businesses which comprise DSSG and HDDG following the implementation of the tracking stock proposal as he has now. The individuals named below will hold the positions listed next to their names and will continue to have the same general responsibilities following the implementation of the tracking stock proposal as they have now. The costs attributable to their responsibilities will be allocated as discussed below under "--Financial Statements; Allocation Matters--Support Activities."

       Officer                                Position
       -------                                --------
 Michael A. Brown.... Chairman of the Board and Chief Executive Officer
 Richard L. Clemmer.. Executive Vice President, Finance, Chief Financial
                      Officer and Secretary
 Curt Francis........ Vice President, Corporate Development
 Jerald L. Maurer.... Executive Vice President, Human Resources, Real Estate,
                      Corporate Services
 Peter van
  Cuylenburg......... President, DSSG
 John J. Gannon...... President, HDDG

   Our Chief Executive Officer, with the approval of our board of directors, has designated separate management teams for each of DSSG and HDDG to ensure that the efforts of each team of managers are focused on the business and operations for which they have responsibility. These individuals are named in "Business of DSSG--Management" and "Business of HDDG--Management."

 Tracking Stock Ownership of Directors and Officers

   As a policy, our board of directors will periodically monitor the ownership of shares of DSSG stock and shares of HDDG stock by our directors and officers and our option grants to them so that their interests are generally aligned with the two classes of tracking stock and with their duty to act in the best interests of our company and our stockholders as a whole. However, because of the anticipated differences in trading values between the DSSG stock and the HDDG stock, the relative values of their interests in the two tracking stocks will vary significantly. Accordingly, it is possible that they could have an incentive to favor one group over the other because of the relative values of their interests.

 Financing Activities

   We will continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, the issuance and repurchase of common stock and the issuance and repurchase of any preferred stock. If we transfer cash or other property allocated to one group to the other group, we will account for that transfer in one of the following ways:

  . As a reallocation of "pooled" debt or preferred stock, as described under "Company Debt and Preferred Stock" below;

  . As a short-term or long-term loan between groups, or as a repayment of a previous borrowing, as described under "Inter-group Loans" below; or

  . As a sale of assets between groups.

   Our board of directors has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one group to the other. Our board of directors will make these determinations, either in specific instances or by setting generally applicable policies, in the exercise of its business judgment. These determinations will be based on all relevant circumstances, including the financing needs and objectives of the receiving group, the investment objectives of the transferring group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. We will make all transfers of assets from one group to the other on a fair value basis for the foregoing purposes, as determined by our board of directors. For additional information on our policy regarding asset transfers between groups, see "--Transfers of Assets Between Groups."

   Although we may allocate our debt and preferred stock between groups, the debt and preferred stock will remain our obligations and all of our stockholders will be subject to the risks associated with those obligations. For additional information on these risks, see "Risk Factors--You will remain stockholders of one company; and, therefore, financial effects on one group could adversely affect the other."

   Company Debt and Preferred Stock. We will allocate our debt between the groups or, if we so determine, in its entirety to a particular group. We will allocate preferred stock, if issued, in a similar manner. We refer to debt and preferred stock allocated between groups as being "pooled."

   Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock will decrease that group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group will, if so determined by our board of directors, decrease the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increase the recipient group's allocated portion of the pooled debt or preferred stock.

   Pooled debt will bear interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

   If we allocate debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate that we determine. If we allocate preferred stock in its entirety to one group, we will charge the dividend cost to that group in a similar manner. If the interest or dividend cost is higher than our actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of our credit capacity. Any expense related to debt or preferred stock that is allocated in its entirety to a group will be allocated in whole to that group.

   Inter-group Loans. Cash or other property that we allocate to one group that is transferred to the other group, could, if so determined by our board of directors, be accounted for either as a short-term loan or as a long-term loan. Short-term loans and, unless our board of directors determines otherwise, long-term loans will bear interest at a rate equal to the weighted average interest rate of our pooled debt. If we do not have any pooled debt, our board of directors will determine the rate of interest for such loan. Our board of directors will establish the terms on which long-term loans between the groups will be made, including interest rate if not based on our weighted average interest rate, amortization schedule, maturity and redemption terms.

   Equity Issuances and Repurchases and Dividends. We will reflect all financial effects of issuances and repurchases of shares of DSSG stock or shares of HDDG stock entirely in the financial statements of that group. We will reflect financial effects of dividends or other distributions on, and purchases of, shares of DSSG stock or HDDG stock entirely in the respective financial statements of DSSG or HDDG.

 Competition Between Groups

   Neither DSSG nor HDDG will engage in the principal business of the other, except for joint transactions with each other. DSSG's principal business is the design, manufacture and sale of DLTtape drives and media and storage systems and subsystems, including tape libraries and network attached storage appliances. HDDG's principal business is the design, manufacture and sale of hard disk drives that are incorporated as a component in a system, subsystem or appliance. Our board of directors may designate one or more additional businesses as principal businesses of either DSSG or HDDG in the future.

   Joint transactions may include joint ventures or other collaborative arrangements to develop, market, manufacture, sell and support new products and services. Third parties may also participate in joint transactions. The terms of any joint transactions will be determined by our Chief Executive Officer or, in appropriate circumstances, our board of directors.

   With the approval of our Chief Executive Officer or, in appropriate circumstances, our board of directors, the groups may engage in indirect competition in their principal businesses from time to time. This competition could involve, for example:

  . HDDG selling its products to a third party for use in the third party's products which compete with DSSG's products;

  . DSSG's inclusion of a third party's products rather than HDDG's products, in DSSG's products; or

  . Quantum licensing technology to a third party that is a competitor of one group.

   Our Chief Executive Officer or our board of directors will permit indirect competition between the groups based on his or its good faith business judgment that such competition is in the best interests of our company and all of our stockholders as a whole. In addition, the groups may compete in a business which is not a principal business of the other group.

 Transfers of Assets Between Groups

   The restated certificate of incorporation permits the transfer of assets between groups without stockholder approval. Our board of directors has determined that all such transfers will be made at fair value, as determined by our board of directors. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by our board of directors.

   Our board of directors has adopted specific policies for the sale of products and services between groups and joint transactions with each other and third parties as set forth below.

   Sales of Products and Services Between Groups. One group will sell products or services to the other group on terms that would be available from unaffiliated third parties in commercial transactions. If the terms of a transaction are not available from a third party, the purchasing group will pay for such products and services at fair value, in accordance with policies set by our board of directors.

   Joint Transactions. The groups may from time to time engage in transactions jointly, including with third parties. Research and development and other services performed by one group for a joint venture or other collaborative arrangement will be charged at fair value, in accordance with policies set by our board of directors.

 Access to Technology and Know-How

   Each group will have access to all of our technology and know-how, excluding products and services of the other group, that may be useful in that group's business, subject to obligations and limitations applicable to Quantum and to such exceptions that our board of directors may determine. The groups will consult with each other on a regular basis concerning technology issues that affect both groups.

 Review of Corporate Opportunities

   Our board of directors will review any significant matter which involves the allocation of a corporate opportunity to either DSSG or HDDG or in part to DSSG and in part to HDDG. Delaware law requires our board of directors to make its determination with regard to the allocation of any such opportunity and the benefit of that opportunity in accordance with their good faith business judgment of the best interests of our company and all of our stockholders as a whole. Among the factors that our board of directors may consider in making this allocation is:

  . whether a particular corporate opportunity is principally related to the business of DSSG or HDDG, as described under "--Competition Between Groups";

  . whether one group, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; and

  . existing contractual agreements and restrictions.

 Financial Statements; Allocation Matters

   We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for DSSG and HDDG. These financial statements, taken together, will comprise all of the accounts included in our consolidated financial statements. The financial statements of each of DSSG and HDDG will reflect the financial condition, results of operations and cash flows of the businesses included in the corresponding group.

   Group financial statements will also include allocated portions of our debt, interest, support activities and taxes. We will make these allocations for the purpose of preparing each group's financial statements; however, holders of DSSG Stock and HDDG stock will continue to be subject to all of the risks associated with an investment in our company and all of our businesses, assets and liabilities. For additional information on these risks, see "Risk Factors--You will remain stockholders of one company and, therefore, financial effects on one group could adversely affect the other."

   In addition to allocating debt and interest as described above under "-- Financing Activities" and assets as described above under "--Transfers of Assets Between Groups," our board of directors has adopted the following allocation policies, each of which is reflected in the financial statements of the respective groups included in this proxy statement:

  . Support Activities. We will directly charge specifically identified costs for certain support activities to DSSG and HDDG based upon the use of such activities. Where determinations based on use alone are not practical, we will use other methods and criteria to provide a reasonable allocation of the cost of certain other support activities attributable to the groups. Such allocated support activities include certain selling and marketing, executive management, human resources, corporate finance, legal and corporate planning activities.

  . Taxes. We will determine the income tax provisions of Quantum and its subsidiaries which own assets allocated between the groups on a consolidated basis. We will allocate consolidated income tax provisions and related tax payments or refunds between the groups based principally on the taxable income and tax credits directly attributable to each group. These allocations will reflect each group's contribution, whether positive or negative, to Quantum's consolidated taxable income and the consolidated tax liability and tax credit position. We will credit tax benefits that can not be used by the group generating those benefits but can be used on a consolidated basis to the group that generated such benefits. Inter-group transactions will be treated and taxed as if each group was a stand-alone company.

   Current and deferred taxes and taxes payable or refundable allocated to each group in these historical financial statements differ from those that would have been allocated to each group had they filed separate income tax returns.

Dividend Policy

   Historically, we have not paid dividends on our existing common stock. We presently intend to retain all earnings for use in our business and do not anticipate paying dividends on either the DSSG stock or the HDDG stock in the foreseeable future.

   Our board of directors does not currently intend to change the above-described dividend policy but reserves the right to do so at any time based primarily on the financial condition, results of operations and business requirements of the respective groups and of Quantum as a whole. Future dividends on the DSSG stock and HDDG stock will be payable when, as and if declared by our board of directors out of the lesser of (1) all funds of Quantum legally available for the payment of dividends and (2) the amount calculated under the definition of that group's available dividend amount contained in the restated certificate of incorporation in Annex I. We encourage you to carefully read these definitions. Each group's available dividend amount is intended to be similar to the amount that would be legally available for the payment of dividends on the stock for that group under Delaware law if that group were a separate company. See "-- Description of DSSG Stock and HDDG Stock--Dividends."

   In making its dividend decisions regarding the DSSG stock and the HDDG stock, our board of directors will rely on the respective financial statements of DSSG and HDDG. See the financial statements of DSSG and HDDG included in this proxy statement.

Description of DSSG Stock and HDDG Stock

   We have summarized below the material terms of the DSSG stock and the HDDG stock. The summary is not complete. We encourage you to read the restated certificate of incorporation which is attached as Annex I.

 Authorized and Outstanding Shares

   Our existing certificate of incorporation authorizes us to issue 504 million shares of stock, consisting of 500 million shares of common stock, par value $0.01 per share, and 4 million shares of preferred stock, par value $0.01 per share. Of the 4 million shares of preferred stock, our board of directors has designated a total of 1 million shares of Series A Junior Participating Preferred Stock in connection with our existing stockholder rights plan. Our board of directors may issue shares of preferred stock in
series, without stockholder approval. As of [   ], 1999, [   ] shares of
existing common stock and no shares of preferred stock were issued and outstanding.

   The restated certificate of incorporation will authorize us to issue 1.62 billion shares of stock as follows: 1 billion shares of a class of common stock, designated as Quantum Corporation--DSSG Common Stock, .6 billion shares of a class of common stock, designated as Quantum Corporation--HDDG Common Stock, and 20 million shares of preferred stock. Shares of each class of stock will have a par value of $0.01 per share. We will be able to issue shares of preferred stock in series, without stockholder approval. Of the 20 million authorized shares of preferred stock, our board of directors has designated a
total of [   ] shares of two series of junior participating preferred stock in connection with our restated stockholder rights plan. For additional information on our restated rights plan, see "--Restated Rights Agreement."

   As a result of the tracking stock proposal, assuming the number of shares of existing common stock then outstanding is the same as the number outstanding on
[        ], 1999, [        ] shares of DSSG stock and [        ] shares of the
HDDG stock will be issued and outstanding.

 Reasons for Increase in Authorized Common Stock

   Our board of directors believes that an increase in the number of authorized shares of common stock at this time is in the best interests of our company so that we can implement the tracking stock proposal and have available the number of shares needed for a possible future conversion, dividends, acquisitions, capital raising, our restated stockholder rights plan and employee benefit plans.

   The authorization of at least [          ] shares of DSSG stock and at least
[          ] shares of HDDG stock is needed for the tracking stock proposal to be implemented. In addition,

Quantum has outstanding $288 million principal amount of 7% convertible subordinated notes due 2004, which are convertible at the option of the holder at any time prior to maturity into shares of our existing common stock at a conversion price of $46.325. Following the implementation of the tracking stock proposal, each of those notes will be convertible into shares of DSSG stock and shares of HDDG stock. The number of shares of DSSG Stock and HDDG Stock into which each note will be convertible is equal to the numbers of such shares which the holder of the note would receive under the tracking stock proposal had the note been converted immediately prior to the implementation of the tracking stock proposal. We have also reserved 25,940,985 shares of our existing common stock for issuance under our employee benefit plans. For additional information on the effect of the tracking stock proposal on the outstanding options and convertible notes, see "--Effect on Existing Options and Convertible Notes."

   Further, as described under "--Conversion and Redemption," our board of directors has the right to convert one class of tracking stock into the other at a 10% premium for the first five years following the implementation of the tracking stock proposal and without premium after that five year period and in certain other circumstances. The number of shares issuable in a conversion will vary based on the relative market values of the two classes of tracking stock and the number of outstanding shares of tracking stock being converted.

   Our board of directors may also pay a stock dividend in one class of tracking stock on that class of tracking stock. If our board of directors determines that a conversion or a stock dividend is in the best interests of Quantum, but at that time sufficient authorized shares of tracking stock are not available, our stockholders would be required to approve an amendment to the restated certificate of incorporation.

   Other than the issuance of shares under our outstanding convertible subordinated notes and our employee benefit plans, we have no present understanding or agreement for the issuance of any additional shares of DSSG stock or HDDG stock. Although our board of directors has no present intention of doing so, the additional shares that would be authorized for issuance if the tracking stock proposal is implemented could be issued in one or more transactions that would make a takeover of Quantum more difficult and, therefore, less likely, even though a takeover might be financially beneficial to our company and our stockholders. For additional information on provisions of Delaware law, our restated certificate of incorporation, our by-laws and our restated rights agreement that might defer a takeover, see "--Certain Anti-Takeover Provisions of Delaware Law and the Restated Certificate of Incorporation, the By-laws and the Restated Rights Agreement." We have no knowledge of any person or entity that intends to seek a controlling interest in our company or to make a takeover proposal.

   We may issue the authorized but unissued shares of DSSG stock and HDDG stock for any proper corporate purpose, which could include any of the purposes set forth above. We will not solicit the approval of our stockholders for the issuance of additional authorized shares of DSSG stock or HDDG stock unless our board of directors believes that approval is advisable or is required by Nasdaq regulations or Delaware law.

 Dividends

   Dividends on our existing common stock are limited to our legally available funds under Delaware law and subject to the prior payment of dividends on any preferred stock. Dividends on the DSSG stock and the HDDG stock will be subject to the same limitations as dividends on our existing common stock. Dividends on the DSSG stock and dividends on the HDDG stock will also be limited to an amount not greater than the available dividend amount for the relevant group.

   Under Delaware law, the amount of legally available funds for dividends is determined on the basis of our entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of any net losses of each group, any distributions on DSSG stock, HDDG stock or any preferred stock and any repurchases of DSSG stock, HDDG stock or preferred stock at a price per share greater than par value. Dividend payments on the DSSG stock and on the HDDG stock could be precluded because legally available funds are not available under Delaware law, even though the available dividend amount test for the particular relevant group was met. We can not assure you that there will be an available dividend amount for either group.

   Accordingly, the payment of dividends on either group's stock will be subject to the prior payment of dividends on any outstanding shares of preferred stock and the limitations described above. Subject to these restrictions, our board of directors will be able, in its sole discretion, to declare and pay dividends exclusively on the DSSG stock, exclusively on the HDDG stock or on both, in equal or unequal amounts without having to take into account the relative available dividend amounts for the two groups, the amount of prior dividends declared on either class, the respective voting or liquidation rights of either class or any other factor.

 Conversion and Redemption

   Our existing certificate of incorporation currently does not provide for either mandatory or optional conversion or redemption of our existing common stock. The tracking stock proposal will permit the conversion or redemption of the DSSG stock and the HDDG stock as described below.

   Mandatory Dividend, Redemption or Conversion of Tracking Stock If Disposition of Group Assets Occurs. If we sell or dispose of all or substantially all of the properties and assets of either group in a transaction other than one described below under "--Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs", we will:

  . pay a dividend to the holders of shares of that group's tracking stock in cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or

  . (1) if the disposition involves all of the properties and assets, redeem all outstanding shares of that group's tracking stock in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or

   (2) if the disposition involves substantially all, but not all, of the properties and assets, redeem a number of whole shares of that group's tracking stock in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; the number of shares so redeemed will have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 26th trading day following the disposition date, closest to the net proceeds; or

  . convert each outstanding share of that group's tracking stock into a number of shares of the other group's tracking stock equal to 110% of the ratio of the average market value of one share of stock of the group whose assets are disposed to the average market value of one share of stock of the other group during the 10-trading day period beginning on the 26th trading day following the disposition date. However, if the disposition is consummated after the fifth anniversary of the implementation of the tracking stock proposal, the number of shares to be received as a result of a conversion will equal 100% of the applicable ratio.


   We may only pay a dividend or redeem shares of tracking stock if we have legally available funds under Delaware law and the amount to be paid to holders is less than or equal to the available dividend amount for the group. We will pay the dividend or complete the redemption or conversion on or prior to the 95th trading day following the disposition date.

   For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to either group means a portion of the properties and assets:

  . that represents at least 80% of the then fair value of the properties and assets attributed to that group; or

  . from which were derived at least 80% of the aggregate revenues of that group for the immediately preceding twelve fiscal quarterly periods.

   The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

  . any taxes payable by us, or which would have been payable but for the utilization of tax benefits attributable to the group not subject to the disposition, in respect of the disposition or in respect of any resulting dividend or redemption;

  . any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

  . any liabilities of or attributed to the group whose assets are disposed, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to that group.

   We may elect to pay the dividend or redemption price either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have an aggregate market value of not less than the fair value of the net proceeds.

   The following illustration demonstrates the provisions requiring a mandatory dividend, redemption or conversion if a disposition occurs prior to the fifth anniversary of the implementation of the tracking stock proposal.

  . If 160 million shares of DSSG stock and 80 million shares of HDDG stock were outstanding,

  . the net proceeds of the disposition of substantially all, but not all, of the assets of HDDG equals $1.5 billion,

  . the average market value of the HDDG stock during the 10-trading day valuation period was $20 per share and

  . the average market value of the DSSG stock during the same valuation period was $40 per share,

then we could do any of the following:

(1) pay a dividend to the holders of shares of HDDG stock equal to:

               net proceeds                         =               $1.5 billion
------------------------------------------                        -----------------
number of outstanding shares of HDDG stock                        80 million shares
                                                    =             $18.75 per share

(2) redeem for $20 per share a number of shares of HDDG stock equal to:

           net proceeds                         =                       $1.5 billion
----------------------------------                                    -----------------
average market value of HDDG stock                                      $20 per share
                                                =                     75,000,000 shares

(3) convert each outstanding share of HDDG Stock into a number of shares of DSSG stock equal to:

                     average market
                        value of
1.1        x           HDDG stock             =         1.1           x         $20 per share
                     --------------                                             -------------
                     average market                                             $40 per share
                        value of
                       DSSG stock
                                              =         .55 shares

   Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to either group in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity which:

  . acquires those properties or assets or succeeds to the business conducted with those properties or assets or controls such acquiror or successor; and

  . is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that group prior to the disposition, as determined by our board of directors.

The purpose of this exception is to enable us technically to dispose of properties or assets of a group to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a conversion or redemption of, the class of common stock of that group, so long as we hold an equity interest in that entity. A joint venture in which we own a direct or indirect equity interest is an example of such an acquiror. We are not required to control that entity, whether by ownership or contract provisions.

   We are also not required to effect a dividend, redemption or conversion if the disposition is:

  . of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

  . on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of the tracking stock of the group whose assets are disposed; or

  . made to any person or entity controlled by us, as determined by our board of directors.

   Notices If Disposition of Group Assets Occurs. Not later than the 20th trading day after the consummation of a disposition, we will announce publicly by press release:

  . the estimated net proceeds of the disposition;

  . the number of shares outstanding of the tracking stock of the group whose assets are disposed; and

  . the number of shares of that group's tracking stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of those convertible securities.

   Not earlier than the 36th trading day and not later than the 40th trading day after the consummation of the disposition, we will announce publicly by press release whether we will pay a dividend or redeem shares of tracking stock with the net proceeds of the disposition or convert the shares of tracking stock of the group whose assets are disposed into the other groups of tracking stock.

   We will mail to each holder of shares of the group whose assets are disposed the additional notices and other information required by the restated certificate of incorporation.

   Conversion of Common Stock at Option of Quantum at Any Time. During the five years following the implementation of the tracking stock proposal, our board of directors may at any time convert each share of DSSG stock into a number of shares of HDDG stock equal to 110% of the ratio of the average market values of the DSSG stock to the HDDG stock over a 20-trading day period. Conversely, during that period our board of directors may also at any time convert each share of HDDG stock into a number of shares of DSSG stock equal to 110% of the ratio of the average market values of the HDDG stock to the DSSG stock over a 20-trading day period. Following the fifth anniversary of the implementation of the tracking stock proposal, the number of shares to be received as a result of a conversion will equal 100% of the applicable ratio. This means that the holders of the tracking stock being converted will not receive any premium in a conversion. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

   However, if a tax event occurs at any time, a factor of 100% rather than 110% will be applied to the ratio of the average market values. This means that the holders of the tracking stock being converted will not receive any premium in a conversion.

   "Tax event" means the receipt by our company of an opinion of tax counsel that, as a result of:

  . any amendment to, or change in, the laws or regulations interpreting the laws of the United States or any political subdivision or taxing authority, including any announced proposed change by an applicable legislative committee or its chair in those laws or by an administrative agency in those regulations; or

  . any official or administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

it is more likely than not that for United States federal income tax purposes:

  . Quantum or our stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of either DSSG stock or HDDG stock, or

  . either DSSG stock or HDDG stock is not or at any time in the future will not be treated solely as stock of Quantum.

For purposes of rendering this opinion, tax counsel will assume that any legislative or administrative proposals will be adopted or enacted as proposed.

   These provisions allow us the flexibility to recapitalize the two tracking stocks into one class of common stock that would, after the recapitalization, represent an equity interest in all of our businesses. The optional conversion or redemption could be exercised at any future time if our board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of two tracking stocks was no longer in the best interests of all of our stockholders. A conversion could be exercised, however, at a time that is disadvantageous to the holders of one of the tracking stocks. For additional information on the risks of a conversion and the limited remedies available to stockholders, see "Risk Factors--Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of tracking stock" and " -- Numerous potential conflicts of interest exist between classes of tracking stock which may be difficult to resolve by our board of directors or which may be resolved adversely to one of the classes."

   Conversion would be based upon the relative market values of the DSSG stock and the HDDG stock. Many factors could affect the market values of the DSSG stock or the HDDG stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values could also be affected by decisions by our board of directors or our management that investors perceive to affect differently one class of tracking stock compared to the other. These decisions could include changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

   The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one class of common stock into shares of the other class at our option if:

  . a tax event has not occurred,

  . five years have not elapsed since the implementation of the tracking stock proposal,

  . 160 million shares of DSSG stock and 80 million shares of HDDG stock were outstanding immediately prior to a conversion,

  . the average market value of one share of the HDDG stock over the 20-trading day valuation period was $20, and

  . the average market value of one share of the DSSG stock over the same valuation period was $40,

then each share of HDDG stock could be converted into .55 shares of DSSG stock based on the following calculation:

   1.1                x                       $20                         =                       .55 shares
                                              ---
                                              $40

   Redemption in Exchange for Stock of Subsidiary. Although we currently have no intention to do so, our board of directors may redeem on a pro rata basis all of the outstanding shares of DSSG stock or HDDG stock for shares of the common stock of one or more of our wholly-owned subsidiaries which own all of the assets and liabilities attributed to the relevant group. We may redeem shares of tracking stock for subsidiary stock only if we have legally available funds under Delaware law.

   As a result of a redemption, holders of each class of tracking stock would hold securities of separate legal entities operating in distinct lines of business. This redemption could be authorized by our board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of the DSSG stock and the HDDG stock is no longer in the best interests of all of our stockholders as a whole.

   Selection of Shares for Redemption. If less than all of the outstanding shares of a class of tracking stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of that tracking stock or by such method as may be determined by our board of directors to be equitable.

   Fractional Interests; Transfer Taxes. We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either class of tracking stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

   We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares.

 Voting Rights

   Variable Voting. Currently, holders of our existing common stock have one vote per share on all matters submitted to stockholders.

   Under the restated certificate of incorporation the entire voting power of our stockholders will be vested in the holders of tracking stock. Holders of the tracking stocks will be entitled to vote on any matter on which our stockholders are, by law or by the provisions of the restated certificate of incorporation or our by-laws, entitled to vote, except as otherwise provided by law, by the terms of any outstanding preferred stock or by any provision of the restated certificate of incorporation restricting the power to vote on a specified matter to other stockholders.

   Holders of tracking stock will vote as a single class on each matter on which holders of common stock are generally entitled to vote.

   On all matters as to which both classes of tracking stock will vote together as a single class:

  . each share of DSSG stock will have one vote; and

  . each share of HDDG stock will have a number of votes equal to the quotient of the average market value of a share of HDDG stock over the 20-trading day period ending on the 10th trading day prior to the record date for determining the holders of tracking stock entitled to vote, divided by the average market value of a share of DSSG stock over the same period.

   Accordingly, the relative per share voting rights of the DSSG stock and the HDDG stock will fluctuate depending on changes in the relative market values of shares of the classes of tracking stock.

   We expect that, upon implementation of the tracking stock proposal, the DSSG stock will have a substantial majority of the voting power because we expect that the aggregate market value of the outstanding shares of DSSG stock will be substantially greater than the aggregate market value of the outstanding shares of HDDG stock.

   We will set forth the number of outstanding shares of DSSG stock and HDDG stock in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a stockholders' meeting the number of outstanding shares and per share voting rights of the DSSG stock and the HDDG stock.

   If shares of only one class of tracking stock are outstanding, each share of that class will have one vote. If either class of tracking stock is entitled to vote as a separate class with respect to any matter, each share of that class will, for purpose of such vote, have one vote on such matter.

   Fluctuations in the relative voting rights of the DSSG stock and the HDDG stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of our stock to acquire such percentage of both classes of tracking stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

   The holders of DSSG stock and HDDG stock will not have any rights to vote separately as a class on any matter coming before our stockholders, except for the limited class voting rights provided under Delaware law described below, by Nasdaq rules or as determined by our board of directors. In addition to the approval of the holders of a majority of the voting power of all shares of tracking stock voting together as a single class, the approval of a majority of the outstanding shares of the DSSG stock or the HDDG stock, voting as a separate class, would be required under Delaware law to approve any amendment to the restated certificate of incorporation that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. As permitted by Delaware law, the restated certificate of incorporation will provide that an amendment to the restated certificate of incorporation that increases or decreases the number of authorized shares of DSSG stock or HDDG stock will only require the approval of the holders of a majority of the voting power of all shares of tracking stock, voting together as a single class, and will not require the approval of the holders of the class of tracking stock affected by the amendment, voting as a separate class.

   The following illustration demonstrates the calculation of the number of votes each share of HDDG stock would be entitled on all matters on which holders of DSSG stock and HDDG stock vote as a single class. If the average market value for the

20-trading day valuation period was $20 for the HDDG stock and $40 for the DSSG stock, each share of DSSG stock would have one vote and each share of HDDG stock would have 0.5 votes based on the following calculation:

     $20                                =                                                       0.5 votes
     ---
     $40

Assuming 160 million shares of DSSG stock and 80 million shares of HDDG stock were outstanding, the shares of DSSG stock would represent 80% of our total voting power and the shares of HDDG stock would represent 20% of our total voting power.

   Cumulative Voting. Currently, a holder of our existing common stock may, in the election of directors, cumulate his or her votes in order to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such holder's shares are entitled. We currently have six directors. Alternatively, a holder may distribute such number of votes among up to the number of directors to be elected. Under the restated certificate of incorporation, a holder will continue to be able to cumulate his or her votes in the election of directors following the implementation of the tracking stock proposal. The total number of votes that a holder may cumulate will be equal to the number of directors to be elected multiplied by the total number of votes to which such holder's shares of DSSG stock and shares of HDDG stock are entitled.

   Liquidation

   Currently, in the event of our liquidation, dissolution or termination after payment, or provision for payment, of our debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled, holders of existing common stock are entitled to share equally in our remaining net assets.

   Under the restated certificate of incorporation, in the event of our dissolution, liquidation or winding up, the holders of DSSG stock and HDDG stock will be entitled to receive our assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of such class, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which holders of any preferred stock are entitled.

   Each share of DSSG stock will have one liquidation unit. Each share of HDDG stock will have a number of liquidation units equal to the quotient of the average market value of a share of HDDG stock over the 20-trading day period ending on the 40th trading day after the initial issuance of the DSSG stock and the HDDG stock under the tracking stock proposal, divided by the average market value of a share of DSSG stock over the same period.

   After the number of liquidation units to which each share of HDDG stock is entitled has been calculated in accordance with this formula, that number will not be changed without the approval of holders of the class of common stock adversely affected except as described below. As a result, after the date of the calculation of the number of liquidation units to which the HDDG stock is entitled the liquidation rights of the holders of the respective classes of tracking stock may not bear any relationship to the relative market values or the relative voting rights of the two classes. We consider that liquidation is a remote contingency, and our financial advisors believe that, in general, these liquidation provisions will be immaterial to trading in the DSSG stock and the HDDG stock.

   No holder of DSSG stock will have any special right to receive specific assets of DSSG and no holder of HDDG stock will have any special right to receive specific assets of HDDG in the case of our dissolution, liquidation or winding up.

   If we subdivide or combine the outstanding shares of either class of tracking stock or declare a dividend or other distribution of shares of either class of tracking stock to holders of that class of tracking stock, the number of liquidation units of either class of tracking stock will be appropriately adjusted. This adjustment will be made by our board of directors, to avoid any dilution in the aggregate, relative liquidation rights of any class of tracking stock.

   Neither a merger nor consolidation of Quantum into or with any other corporation, nor any sale, transfer or lease of all or any part of our assets, will, alone, be deemed a liquidation or winding up of

Quantum, or cause the dissolution of Quantum, for purposes of these liquidation provisions.

 Determinations by the Board of Directors

   Any determinations made in good faith by our board of directors under any provision described under "Description of DSSG Stock and HDDG Stock," and any determinations with respect to any group or the rights of holders of shares of either class of common stock, will be final and binding on all of our stockholders, subject to the rights of stockholders under applicable Delaware law and under the federal and state securities laws.

 Preemptive Rights

   Neither the holders of the DSSG stock nor the holders of the HDDG stock will have any preemptive rights or any rights to convert their shares into any other securities of Quantum.

Restated Rights Agreement

   We have issued existing preferred share purchase rights to all holders of our existing common stock under a rights agreement dated as of July 28, 1998 between our company and Harris Trust and Savings Bank, as rights agent. Each existing right entitles the holder to purchase shares of Series A Junior Participating Preferred Stock under conditions described in the existing rights agreement. The existing rights expire on August 4, 2008.

   Pursuant to the tracking stock proposal, our board of directors has determined to amend and restate the existing rights agreement and to exchange for all existing rights:

  . one right for each share of DSSG stock, which will allow holders to purchase shares of a newly designated Series B Junior Participating Preferred Stock of Quantum if a "distribution date" occurs; and

  . one right for each share of HDDG Stock, which will allow holders to purchase shares of a newly designated Series C Junior Participating Preferred Stock of Quantum if a "distribution date" occurs.

   We refer to the DSSG rights and the HDDG rights as the "rights." The restated rights agreement contains provisions designed to, among other things:

  . reflect our new equity structure; and

  . reset the prices at which rights issued under the restated rights agreement may be exercised for shares of participating preferred stock.

   A "distribution date" will occur upon the earlier of:

  . the tenth day after a public announcement that a person or group of affiliated or associated persons other than us or our employee benefit plans (an "acquiring person") has acquired beneficial ownership of
    (1) 20% or more of the shares of DSSG stock then outstanding or (2) 20% or more of the shares of HDDG stock then outstanding; or

  . the tenth business day or a later day determined by our board of directors following the commencement of a tender or exchange offer that would result in such person or group beneficially owning such number of shares.

Until the distribution date, the rights will be transferred only with the common stock.

   Following the distribution date, holders of rights will be entitled to purchase from us:

  . in the case of a DSSG right, one one- thousandth of a share of Series B
    Junior Participating Preferred Stock at a purchase price to be determined by our board of directors, subject to adjustment; and

  . in the case of an HDDG right, one one-thousandth of a share of Series C
    Participating Junior Preferred Stock at a purchase price to be determined by our board of directors, subject to adjustment.

An existing right entitles the holder to purchase one one-thousandth of a share of participating preferred stock at a purchase price of $115 upon the occurrence of a distribution date under the existing rights agreement. In adopting the restated rights agreement, our board of directors determined that

$115 would not represent the long term value of a share of DSSG stock or HDDG stock.

   If any person or group becomes an acquiring person:

  . a DSSG right will entitle its holder to purchase, at the Series B purchase price, a number of shares of DSSG stock with a market value equal to twice the Series B Purchase Price; and

  . an HDDG right will entitle its holder to purchase, at the Series C purchase price, a number of shares of HDDG stock with a market value equal to twice the Series C Purchase Price.

   In certain circumstances after the rights have been triggered, we may exchange the rights, other than rights owned by an acquiring person, at an exchange ratio of one share of DSSG stock per DSSG right and one share of HDDG stock per HDDG right.

   If, following the time a person becomes an acquiring person:

  . Quantum is acquired in a merger or other business combination transaction and Quantum is not the surviving corporation;

  . any person consolidates or merges with Quantum and all or part of the common stock is converted or exchanged for securities, cash or property of any other person; or

  . 50% or more of Quantum's assets or earning power is sold or transferred,

each DSSG right and each HDDG right will entitle its holder to purchase, for the Series B purchase price or Series C purchase price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the Series B purchase price or Series C purchase price.

   The rights will expire on August 4, 2008, unless we extend or terminate them as described below.

   At any time until a public announcement that an acquiring person has become such, our board of directors may redeem all of the rights at a price of $0.01 per right. On the redemption date, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive this price.

   A holder of a right will not have any rights as a stockholder of Quantum, including the right to vote or to receive dividends, until a right is exercised.

   At any time prior to the occurrence of a distribution date, we may, without the approval of any holders of rights, supplement or amend any provision of the restated rights agreement in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. From and after the occurrence of a distribution date, we may, without the approval of any holders of rights, supplement or amend the restated rights agreement:

  . to cure any ambiguity,

  . to correct or supplement any provision that may be defective or inconsistent,

  . subject to certain exceptions, to shorten or lengthen any time period thereunder, or

  . in any manner that we may deem necessary or desirable and which does not adversely affect the interests of the holders of Rights, other than an acquiring person.

   The restated rights agreement contains provisions designed to prevent the inadvertent triggering of the rights. For example, it gives a person who has inadvertently acquired 20% or more of the outstanding shares of a class of tracking stock and does not have any intention of changing or influencing the control of Quantum the opportunity to sell a sufficient number of shares so that such acquisition would not trigger the rights. In addition, the rights will not be triggered and a divestiture of shares will not be required by our repurchase of shares of tracking stock outstanding which could raise the proportion of shares held by a person to over the applicable 20% threshold. However, any person who exceeds such threshold as a result of our stock repurchases will trigger the rights if the person subsequently acquires any additional shares of tracking stock.

   We have filed a copy of the form of the restated rights agreement with the SEC as an exhibit to the registration statement of which this proxy statement is a part. Upon request, we will provide you with a copy of the restated rights agreement free of charge.

Certain Anti-Takeover Provisions of Delaware Law and the Restated Certificate of Incorporation, the By-laws and the Restated Rights Agreement

   The following discussion concerns certain provisions of Delaware law, the restated certificate of incorporation, our by-laws, and the restated rights agreement that could be viewed as having the effect of discouraging an attempt to obtain control of Quantum. These provisions are similar in many respects to those currently applicable to us.

 Delaware Law

   Section 203 of the Delaware General Corporation Law. Under certain circumstances, Section 203 of the Delaware General Corporation Law limits the ability of an "interested stockholder" to effect various business combinations with Quantum for a three-year period following the time that such stockholder became an interested stockholder. An "interested stockholder" is defined as a holder of 15% or more of the outstanding voting stock.

   An interested stockholder may engage in a business combination transaction with Quantum within the three-year period only if:

  . our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock in the transaction in which it became an interested stockholder; or

  . our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

 Restated Certificate of Incorporation and By-laws

   Authorized Shares. The restated certificate of incorporation will provide that we may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors, and common stock of either class. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by Nasdaq regulations or Delaware law. This could enable our board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Quantum by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

   Stockholder Proposals and Nominations The by-laws provide that any stockholder may present a nomination for a directorship at an annual meeting of stockholders only if advance notice of such nomination has been delivered to Quantum not less than 20 days or more than 60 days prior to the meeting. If less than 30 days notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than 10 days after the notice was mailed or the disclosure made. Similarly, any stockholder may present a proposal at an annual meeting only if advance notice of the proposal has been delivered to Quantum not less than 60 days or more than 90 days prior to the meeting. If less than 70 days notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than 10 days after the notice was mailed or the disclosure made. The foregoing notices must describe the proposal to be brought at the meeting or the nominee for director, as applicable, as well as provide personal information regarding the stockholder giving the notice, the number of shares owned by the stockholders, his or her interest in such proposal and, with respect to nominations for directorships, whether the stockholder intends to request cumulative voting in the election of directors at the meeting. For additional information on cumulative voting, see "--Description of DSSG

Stock and HDDG Stock--Voting Rights--Cumulative Voting." These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders.

 Restated Rights Agreement

   As described under "--Restated Rights Agreement," the restated rights agreement will permit disinterested stockholders to acquire additional shares of Quantum or of an acquiring company at a substantial discount in the event of certain described changes in control. The restated rights agreement is intended to discourage anyone from buying shares of common stock having more than 20% of the voting power of either class of tracking stock shares without board of directors' approval.

United States Federal Income Tax Considerations

   The following discussion is a summary of the principal United States federal income tax consequences of the implementation of the tracking stock proposal. This discussion, including the Ernst & Young LLP opinion discussed below, is based on the Internal Revenue Code of 1986, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the DSSG stock and the HDDG stock, or the Treasury Department could issue regulations or other guidance that change current law. Any future legislation or regulations (or other guidance) could apply retroactively to the implementation of the tracking stock proposal. See "--Clinton Administration Proposal" below.

   This discussion addresses only those of you who hold your existing common stock and would hold your DSSG stock and HDDG stock as a capital asset and did not acquire your shares in a compensatory transaction, including the exercise of employee stock options. We have included this discussion for general information only; it does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular tax circumstances. This discussion does not apply to you if you are a tax-exempt organization, S corporation or other pass-through entity, mutual fund, small business investment company, regulated investment company, insurance company or other financial institution, broker-dealer or are otherwise subject to special treatment under the federal income tax laws. This discussion also does not apply to those of you who hold your existing common stock as part of a straddle, hedging or conversion transaction. You should consult your own tax advisor with regard to the application of the federal income tax laws, as well as to the applicability and effect of any state, local, or foreign tax laws to which you may be subject.

 Tax Implications of the Tracking Stock Proposal to Stockholders

   In the opinion of Ernst & Young LLP, the tracking stock proposal will result in a tax-free reorganization for federal income tax purposes. This means that:

  . You will not recognize any income, gain or loss on the exchange of your existing common stock for shares of DSSG stock and HDDG stock;

  . You will recognize capital gain or loss on any cash received in lieu of fractional shares of HDDG stock equal to the difference between the amount of cash received and the basis allocated to the fractional shares;

  . Your basis in the existing common stock held immediately before the implementation of the tracking stock proposal will be allocated between the DSSG stock and HDDG stock received, including any fractional shares deemed received, in proportion to the fair market value of such DSSG stock and HDDG stock on the date the tracking stock proposal is implemented;

  . Your holding period of the DSSG stock and HDDG stock will include the holding period of the existing common stock; and

  . Any gain or loss recognized upon a subsequent sale or exchange of either the DSSG stock or HDDG stock will be capital gain or loss.

 Tax Implications of a Conversion of DSSG Stock or HDDG Stock

   Ernst & Young LLP has advised that if we exercise our option to convert one class of tracking stock into the other class of tracking stock, that conversion will be tax-free to you. You will have a carry-over adjusted tax basis in your newly received tracking stock and generally a holding period that includes the holding period of the tracking stock you surrendered in the exchange.

 No Internal Revenue Service Ruling

   No ruling has been sought from the Internal Revenue Service. The Internal Revenue Service has announced that it will not issue any advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that bear directly on the effect of the features of the DSSG Stock and HDDG Stock. The opinion of Ernst & Young LLP is not binding on the Internal Revenue Service or the courts and merely represents its best judgment based upon existing authorities and certain assumptions and customary representations made to counsel.

   It is possible, therefore, that the Internal Revenue Service could assert successfully that the receipt of the DSSG stock and HDDG stock as well as the subsequent exchange of the DSSG stock and HDDG stock could be taxable to you and to us. The Internal Revenue Service could also successfully assert that gain from a subsequent sale of the HDDG stock or the DSSG stock is taxable as ordinary income rather than capital gain. Once again, you should consult your own tax advisor.

 Clinton Administration Proposal

   A recent proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the DSSG stock or the HDDG stock. For a description of the risks associated with this proposal, see "Risk Factors--Recent Clinton Administration Proposal could result in taxation of issuance of tracking stock."

Nasdaq Listings

   We will seek the listing of both the DSSG stock and the HDDG stock on Nasdaq under the symbols "QDSS" and "QHDD," respectively.

Exchange Procedures

   Shortly after the implementation of the tracking stock proposal, you will receive instructions on how you may, at your option, exchange your existing stock certificates for new certificates representing your DSSG stock and your HDDG stock.

Stock Transfer Agent and Registrar

   Our existing transfer agent, Harris Trust and Savings Bank, will act as the registrar and transfer agent for both the DSSG stock and the HDDG stock.

Financial Advisors

   Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as financial advisors in connection with the tracking stock proposal. We have paid $1 million in fees to each of them. We will pay each of them an advisory fee equal to 0.15% of the increase in our market capitalization comparing the market capitalization of the DSSG stock and HDDG stock during the ten-trading day period beginning 90 days after implementation of the tracking stock proposal to the market capitalization of our existing common stock during the ten-trading period prior to public announcement of the tracking stock proposal. The market capitalization of our existing common stock during that ten-trading day period was $3.2 billion. We will receive a credit against the advisory fee for the $1 million we have previously paid to them. If the increase in market capitalization of the DSSG stock and HDDG stock using average closing prices during the ten-trading day period beginning 180 days after the implementation of the tracking stock proposal is at least 90% of the increase in the market capitalization of the DSSG stock and the HDDG stock determined above, we will pay each of the financial advisors an additional fee equal to 15% of the advisory fee.

   We have also agreed to reimburse these advisors for their reasonable out-of-pocket expenses, including the fees and expenses of their lawyers, and to indemnify them against liabilities under the Securities Act of 1933 and certain other liabilities.

Effect on Existing Options and Convertible Notes

   If the tracking system proposal is implemented, each outstanding stock option under our existing stock option plans will be converted into separately exercisable options to acquire one share of DSSG stock and 0.5 of a tracking stock proposal share of HDDG stock. The exercise price for the resulting DSSG stock options and HDDG stock options will be calculated by multiplying the exercise price under the existing stock option by a fraction, the numerator of which is the opening price of the applicable class of tracking stock underlying the option on the first date that stock is traded after the implementation of the tracking stock proposal and the denominator of which is the sum of the opening prices for the DSSG stock and the HDDG stock.

   If the tracking stock proposal is implemented, each of our 7% convertible subordinated notes, which currently are convertible into shares of existing common stock, will become convertible into shares of DSSG stock and shares of HDDG stock. The number of shares of DSSG stock and HDDG stock into which each note will be convertible is equal to the numbers of the shares which the holder of the note would receive under the tracking stock proposal had such note been converted immediately prior to the implementation of the tracking stock proposal. The notes will not be separately convertible into solely DSSG stock or solely HDDG stock. The exercise price and maturity date of each convertible note will not be affected by the implementation of the tracking stock proposal.

No Dissenters' Rights

   Under Delaware law, stockholders who dissent from the tracking stock proposal will not have appraisal rights.

                              QUANTUM CORPORATION

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   You should read this discussion with our consolidated financial statements. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods.

Results of Operations

 First Nine Months of Fiscal Year 1999 Compared with the First Nine Months of Fiscal Year 1998

   Revenue. Revenue for the first nine months of fiscal year 1999 was $3.6 billion, compared to $4.5 billion in the corresponding period of fiscal year 1998, a decrease of 20%. The decrease in revenue reflected lower revenue from sales of desktop and high-end hard disk drives, partially offset by an increase in total DLTtape media cartridge revenue and consolidation of ATL's revenue effective September 28, 1998. We continued to experience favorable market conditions for DLTtape products, despite the decline in overall revenue. The decline in desktop hard disk drive revenue reflected a decline in average unit prices and, to a lesser extent, shipments. However, strong demand in the desktop PC market in the third quarter of fiscal year 1999 resulted in some easing of the intense competitive pricing pressures of prior quarters. Although high-end hard disk drive shipments increased in the first nine months of fiscal year 1999, increased competitive pricing pressures, especially in the third quarter of fiscal year 1999, resulted in reduced average unit prices and lower high-end hard disk drive revenue.

   Sales to our top five customers for the first nine months of fiscal year 1999 represented 43% of revenue, compared to 45% of revenue in the corresponding period of fiscal year 1998. These amounts reflected a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Compaq were 15% of revenue for the first nine months of fiscal year 1999, compared to 18% of revenue in the corresponding period of fiscal year 1998, including sales made to Digital Equipment. Sales to Hewlett-Packard were 14% of revenue for the first nine months of fiscal year 1999, compared to 12% of revenue in the corresponding period of fiscal year 1998.

   For the first nine months of fiscal year 1999, sales to computer equipment manufacturers and distribution channel customers were 64% and 34% of revenue, respectively, compared to 62% and 38% of revenue in the corresponding period of fiscal year 1998. The remaining revenue in fiscal year 1999 represented DLTtape media cartridge royalty revenue and sales to value added resellers.

   Gross Margin Rate. Our gross margin rate for the first nine months of fiscal year 1999 was 16.6%, compared to 15.7% in the corresponding period of fiscal year 1998. The gross margin rate for the first nine months of fiscal year 1998 reflected the impact of a $103 million special charge taken in the third quarter related to the transition to a new generation of high-end disk drive products, and consisted primarily of inventory write-offs and adjustments, and losses related to firm inventory purchase commitments. Excluding the special charge, the gross margin rate was 18.0% for the first nine months of fiscal year 1998. This 1.4 percentage point decline between the corresponding periods of fiscal year 1998 and 1999 reflected the decline in gross margins earned on desktop hard disk drives. The price decline reflected intense competition, especially in the first two quarters of fiscal year 1999 and the growth of the low cost PC market, which has become a higher proportion of the overall desktop PC market. An increase in the percentage of revenue represented by sales of higher margin DLTtape drives and DLTtape media cartridges partially offset the decline in desktop hard disk drive margins.

   Research and Development Expenses. Research and development expenses for the first nine months of fiscal year 1999 were $255 million, or 7.1% of revenue, compared to $237 million, or 5.2% of revenue, in the corresponding period of fiscal year 1998. This increase reflected higher expenses related to new tape drive products and new information storage products and technologies, including Super DLTtape technology and, to a significantly lesser extent, optical storage technology and the consolidation of ATL's expenses.

   Sales and Marketing Expenses. Sales and marketing expenses for the first nine months of fiscal year 1999 were $135 million, or 3.8% of revenue, compared to $129 million, or 2.9% of revenue, in the corresponding period of fiscal year 1998. This increase reflected the consolidation of ATL's expenses and an increase in marketing and advertising costs associated with DLTtape products.

   General and Administrative Expenses. General and administrative expenses for the first nine months of fiscal year 1999 were $61 million, or 1.7% of revenue, compared to $75 million, or 1.7% of revenue, in the corresponding period of fiscal year 1998. The decrease in general and administrative expenses reflected the impact of cost control efforts and reduced bonus expenses in response to the lower level of revenue and earnings in fiscal year 1999. The expansion of DSSG's infrastructure to support increased revenue and earnings growth partially offset this decline.

   Purchased In-process Research and Development Expense. We expensed purchased in-process research and development costs as a result of the ATL acquisition in the third quarter of fiscal year 1999. Based on a preliminary valuation, we have estimated these costs at $89 million. For additional information regarding the ATL acquisition and the costs associated with in-process research and development, see Note 5 of the Notes to Consolidated Financial Statements.

   Interest and Other Income/Expense. Net interest and other income and expense for the first nine months of fiscal year 1999 was $0.2 million expense, compared to $0.5 million income in the corresponding period of fiscal year 1998.

   Loss from Investee. Our investment and operating results related to our recording heads business have resulted in significant losses. We acquired a recording heads business from Digital Equipment in October 1994. In May 1997, we sold a 51% majority interest in our recording heads operations to Matsushita-Kotobuki, and formed a recording heads joint venture with Matsushita-Kotobuki. On October 28, 1998, we and Matsushita-Kotobuki agreed to dissolve the recording heads joint venture. In connection with the dissolution, we recorded a $101 million loss in the third quarter of fiscal year 1999. This loss included a write-off of our investment in the recording heads joint venture, a write-down of our interest in facilities in Louisville, Colorado, and Shrewsbury, Massachusetts that were occupied by the recording heads joint venture, warranty costs resulting from magneto-resistive recording heads manufactured by the recording heads joint venture, and our 49% pro rata share in funding the recording heads joint venture's repayment of its obligations, primarily bank debt, accounts payable and other liabilities. See Note 6 of the Notes to Consolidated Financial Statements for additional discussion of the dissolution of the recording heads joint venture.

   Income Taxes. Our effective tax rate for the first nine months of fiscal year 1999, excluding the write-off of the purchased in-process research and development, would have been 34%, compared to 26% in the corresponding period of fiscal year 1998.

The higher effective tax rate was primarily attributable to a decrease in the percentage of our total earnings being represented by foreign earnings, taxed at less than the U.S. rate, and an increase in nondeductible goodwill amortization. In addition, no tax benefit was recognizable for the charge for purchased in-process research and development.

   Net Income (Loss). We reported a net loss of $86 million for the first nine months of fiscal year 1999, compared to net income of $168 million in the corresponding period of fiscal year 1998. The decrease resulted from the charge for purchased in-process research and development of $89 million. Excluding the charge, net income was $3 million, a decrease of $165 million. This decrease resulted from the $101 million loss related to the recording heads joint venture dissolution, the decrease in revenue and gross profit and the increase in research and development expenses.

 Fiscal Year 1998 Compared With Fiscal Year 1997

   Revenue. Revenue in fiscal year 1998 was $5.8 billion, compared to $5.3 billion in fiscal year 1997, an increase of 9%. The increase in revenue reflected an increase in DLTtape drive and DLTtape media cartridge product shipments, as well as an increase in shipments across our other key product lines, including desktop and high-end hard disk drives. The increase in DLTtape drive revenue reflected growth in market acceptance of DLTtape technology and a shift in sales mix to higher storage capacity products which carry a higher per unit price. However, the average price at each storage capacity level of DLTtape drives and DLTtape media cartridges declined when compared with fiscal year 1997.

   The increase in DLTtape drive shipments reflected an increase in tape drive production volume, which was at a level high enough to meet product demand beginning in the third quarter of fiscal year 1998. However, the general availability of DLTtape drives resulted in sequentially lower DLTtape drive sales in the fourth quarter of fiscal year 1998 as a few large computer equipment manufacturer customers reduced purchases in order to adjust their inventory levels.

   Declines in average unit prices for both desktop and high-end hard disk drive products substantially offset the increase in disk drive shipments. Oversupply and intensely competitive pricing, particularly in the second half of fiscal year 1998 and more significantly for the high-end disk drive products, caused such declines.

   Sales to our top five customers were 45% of revenue in fiscal year 1998, compared to 43% in fiscal year 1997. These amounts reflect a retroactive combination of sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Compaq were 18% of revenue in fiscal year 1998, compared to 16% of revenue in fiscal year 1997, including sales to Digital Equipment. Sales to Hewlett-Packard were 13% of revenue in fiscal year 1998, compared to 11% of revenue in fiscal year 1997.

   Sales to computer equipment manufacturers and distribution channel customers were 63% and 37% of revenue, respectively, for fiscal years 1998 and 1997.

   Gross Margin Rate. Our gross margin rate increased 0.6 percentage points to 15.1% in fiscal year 1998, from 14.5% in fiscal year 1997. The increase in gross margin rate reflected an increase in the gross margin rate earned on DLTtape drives and DLTtape media cartridges. In addition, DLTtape drive and DLTtape media cartridge products, which achieved a significantly higher gross margin rate than our other products, represented a higher proportion of our overall revenue in fiscal year 1998. The erosion of gross margins earned on hard disk drives, particularly in the second half of fiscal year 1998, and the $103 million special charge in the third quarter of fiscal year 1998 largely offset these increases. The special charge related to the transition to a new generation of high-end disk drive products, and consisted primarily of inventory write-offs and adjustments, and losses related to firm inventory purchase commitments. Excluding the special charge, the gross margin rate was 16.9% in fiscal year 1998. The erosion of gross margins earned on hard disk drives and the special charge both reflected the oversupply and intensely competitive pricing in the desktop and high-end disk drive markets, particularly in the second half of fiscal year 1998.

   Research and Development Expenses. Research and development expenses in fiscal 1998 were $322 million, or 5.5% of revenue, compared with $291 million, or 5.5% of revenue, in fiscal year 1997. The $31 million increase in research and development expenses reflected higher expenses related to pre-production activity on new products, as well as expenses related to new information storage products and technologies, including Super DLTtape technology and, to a significantly lesser extent, optical storage technology.

   Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1998 were $169 million, or 2.9% of revenue, compared with $149 million, or 2.8% of revenue, in fiscal year 1997. This increase primarily reflected the increased costs associated with supporting our higher sales volume.

   General and Administrative Expenses. General and administrative expenses in fiscal year 1998 were $89 million, or 1.5% of revenue, compared with $87 million, or 1.6% of revenue, in fiscal year 1997.

   Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1998 was income of $1 million, compared with expense of $41 million in fiscal year 1997. A decrease in interest expense, reflecting an approximately $172 million year-over-year decrease in the average level of debt used to finance operations, and an increase in the year-over-year average level of cash, combined to cause this change.

   Loss from Investee. The loss from investee reflected our equity share in the operating losses of the recording heads joint venture since May 16, 1997, when this joint venture was formed. Prior to May 16, 1997, we fully consolidated our recording heads operations. Our total losses from recording heads operations for fiscal year 1998 was $75 million, compared to $110 million for fiscal year 1997. The loss from investee for fiscal year 1998 included a charge of approximately $5 million, which represented our share of a third quarter charge in the recording heads joint venture's operating results for severance, equipment write-offs, lease termination and other costs associated with the recording heads joint venture's strategic actions. A combination of reduced unit prices, operating costs, manufacturing yields, product transitions and soft demand for certain recording heads programs, primarily those related to high-end disk drive products, resulted in losses by the recording heads joint venture.

   Income Taxes. Our effective tax rate for fiscal years 1998 and 1997 was 26%. The state valuation allowance was reversed in fiscal year 1998 as a result of the realization of the state deferred tax assets through tax planning.

   Net Income. We reported after-tax earnings of $171 million in fiscal year 1998, compared to $149 million in fiscal year 1997. The increase reflected increased sales and margins on DLTtape products, increased interest income, decreased interest expense, and lower net losses related to our involvement in recording heads operations due to our reduced ownership of these operations. Higher margins on DLTtape products, as compared with the eroded gross margins on hard disk drives, resulted in tape drive and DLTtape media cartridge products becoming a more significant source of our operating income in fiscal year 1998, particularly during the second half of the fiscal year. Lower margins on sales of desktop and high-end hard disk drives and the $103 million special charge related to high-end hard disk drives partially offset these increases.

 Fiscal Year 1997 Compared With Fiscal Year 1996

   Revenue. Revenue in fiscal year 1997 was $5.3 billion, compared to $4.4 billion in fiscal year 1996, an increase of 20%. This increase resulted from an increase in shipments of desktop hard disk drives, DLTtape drives and DLTtape media cartridges and an increase in the average drive price. The increase in the average drive price reflected a change in sales mix to more advanced, larger-capacity drives, market demand and the limited market availability of DLTtape drives and higher-capacity hard disk drives. A decline in high-end hard disk drive revenue, particularly in the first three quarters of fiscal year 1997, partially offset the increase in total revenue. The closure of our manufacturing operations during our transition of high-end disk drive manufacturing to Matsushita-Kotobuki during fiscal year 1996 was a primary factor behind this decline in revenue.

   Sales to our top five customers were 43% of revenue in fiscal year 1997, compared to 48% of revenue in fiscal year 1996. These amounts reflect a retroactive combination of the sale to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Compaq were 16% of revenue in fiscal year 1997, compared with 20% of revenue in fiscal year 1996, including sales to Digital Equipment. Sales to Hewlett-Packard were 11% of revenue in fiscal year 1997, and were less than 10% of revenue in fiscal year 1996. Sales to Apple Computer, Inc. were less than 10% of revenue in fiscal year 1997, compared to 11% of revenue in fiscal year 1996.

   Sales to computer equipment manufacturers and distribution channel customers were 63% and 37% of revenue, respectively, for fiscal year 1997, compared to 71% and 29% of revenue, respectively, in fiscal year 1996. Product availability and demand influenced sales to computer equipment manufacturers and distribution channel customers.

   Gross Margin Rate. Our gross margin rate increased 2.2 percentage points to 14.5% in fiscal year 1997, from 12.3% in fiscal year 1996, as DLTtape drive and media cartridge products, which achieved a higher gross margin rate than our other products, represented a higher proportion of our overall revenue in fiscal year 1997. The 2.2 percentage point gross margin rate increase also reflected the impact of a resizing charge in fiscal year 1996 of $38 million, of which $36 million impacted the gross margin. Excluding the charge, the fiscal year 1996 gross margin rate was 13.1%.

   Research and Development Expenses. Research and development expenses in fiscal year 1997 were $291 million, or 5.5% of revenue, in fiscal year 1997, compared with $239 million, or 5.4% of revenue, in fiscal year 1996. The $52 million increase in research and development spending reflected higher expenses related to pre-production activity for a number of new products for both the desktop and high-end hard disk drive markets, as well as the introduction of new tape storage and storage systems.

   Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1997 were $149 million, or 2.8% of revenue, compared with $142 million, or 3.2% of revenue in fiscal year 1996.

   General and Administrative Expenses. General and administrative expenses in fiscal year 1997 were $87 million, or 1.6% of revenue, compared with $65 million, or 1.5% of revenue, in fiscal year 1996. The increase reflected the expansion of our infrastructure.

   Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1997 was $41 million expense, compared with $28 million expense in fiscal year 1996. An increase in interest expense, reflecting an approximately $153 million year-over-year increase in the average level of debt used to finance operations, caused this change.

   Income Taxes. Our effective tax rate in fiscal year 1997 was 26%, compared with 36% in fiscal year 1996. The decrease was attributable primarily to the benefit of foreign earnings taxed at less than the U.S. rate and a reversal of the federal valuation allowance previously provided for certain state-deferred tax assets. The federal valuation allowance was reversed in fiscal year 1997 as a result of the realization of the federal deferred tax assets through tax planning.

   Net Income (Loss). We reported after-tax earnings of $149 million in fiscal year 1997, compared to a net loss of $90 million in fiscal year 1996. This reflected the impact of the $209 million fiscal year 1996 charge related to our transition of high-volume product manufacturing to Matsushita-Kotobuki.

Recent Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which we implemented in fiscal year 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components--revenue, expenses, gains, and losses--in a full set of general-purpose financial statements. The adoption of SFAS No. 130 changed our financial statement presentation but does not have an impact on our financial position or results of operations.

   In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires certain financial and description information about a company's reportable operating segments. We adopted SFAS No. 131 in fiscal year 1999. The adoption of SFAS No. 131 applies solely to disclosure and does not have an impact on our financial position or results of operations.

Liquidity and Capital Resources

   Cash, cash equivalents and marketable securities were $707 million at December 27, 1998, compared to $714 million at March 31, 1998. We used cash in the nine months ended December 27, 1998 primarily to purchase $305 million of treasury stock, as discussed below and to invest in property and equipment. Cash was provided by operating activities, primarily sales, the collection of accounts receivable, and the reduction in inventories.

   In September 1998, we issued 16.9 million shares, including the reissuance of treasury shares, to the shareholders of ATL to complete the acquisition of ATL. The difference between the cost of the treasury stock and the value at which we reissued the shares resulted in a $63 million reduction to retained earnings in the third quarter of fiscal year 1999. For additional information regarding the ATL acquisition, see Note 5 of the Notes to Consolidated Financial Statements.

   During the first nine months of fiscal year 1999, we completed the share repurchase authorized by our board of directors of a total of 15.5 million shares. The total cost of such repurchases was $305 million. Our intent in effecting the repurchase was to minimize the dilutive impact of the shares issued to complete the acquisition of ATL.

   In December 1998, ATL entered into a senior credit facility that provides a $35 million revolving credit line to ATL. The revolving credit line is co-terminous with our $500 million revolving credit line, expiring in June 2000. At the option of ATL, borrowings under the revolving credit line bear interest at either the London interbank offered rate plus a margin determined by our total funded debt ratio, or at a base rate, with option periods of one to six months. At December 27, 1998, $25 million was outstanding on ATL's revolving credit line.

   We filed a registration statement which became effective on July 24, 1997, pursuant to which we may issue debt or equity securities, in one or more series or issuances, limited to $450 million aggregate public offering price. Under the registration statement, in July 1997, we issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of our common stock at a conversion price of $46.325 per share. We have the option to redeem the notes on or after August 1, 1999 and prior to August 1, 2001, under certain conditions related to the price of our common stock. Subsequent to August 1, 2001, we may redeem the notes at any time. In the event of certain changes involving all or substantially all of our common stock, the holder would have the option to redeem the notes. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all of our existing and future senior indebtedness.

   In June 1997, we entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At our option, borrowings under the revolving credit line bear interest at either the London interbank offered rate plus a margin determined by our total funded debt ratio, or at a base rate, with option periods of one to six months. At December 27, 1998, there was no outstanding balance drawn on this line.

   In September 1996, we entered into a $42 million mortgage financing related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years. We are required to make monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term.

   Based on the adverse conditions in the hard disk drive market in fiscal year 1999, we have reduced capital spending and expect to spend less than $130 million for capital equipment, expansion of our facilities, and leasehold improvements. These capital expenditures will support the disk drive and tape drive businesses, research and development, and general corporate operations.

   We believe that our existing capital resources, including the credit facility and any cash generated from operations, will be sufficient to meet all currently planned expenditures and sustain operations for the next 12 months. However, this belief assumes that operating results and cash flow from operations will meet our expectations.

   See Note 7 of the Notes to Consolidated Financial Statements for additional information regarding long-term debt.

Year 2000

   The year 2000 computer issue refers to the possibility that computer systems may not be able to distinguish the year 2000 from the year 1900. Two other date-related issues may contribute to the year 2000 problem: (1) certain systems have associated special values with date fields (for example, 9/9/99), and (2) these same systems may fail to recognize that year 2000 is a leap year. Because of the pervasive use and dependency on computer technology in all facets of modern commerce, year 2000 issues present a potentially vast risk to companies, including us. For example, there are potential disruptions or failures of our products and operations and of the products and operations of our suppliers, customers and service providers. Because the year 2000 issue can impact us indirectly through our suppliers, service providers and customers, an assessment and prediction of the impact of the year 2000 issue on our company is difficult.

   We are in the process of implementing plans to address year 2000 issues both within and outside Quantum. In addressing the year 2000 issues and risks, we have focused our efforts on our enterprise-wide and departmental operations, products, critical suppliers (including service providers) and key customers. Within Quantum, these efforts are intended to encompass all major categories of computer systems and operating equipment used by us, including those utilized in manufacturing, research and development, sales, finance and human resources. To ensure year 2000 compliance for all of our systems, we have adopted an approach based on the U.S. General Accounting Office Year 2000 Assessment Guide. The approach utilizes a multi-phased model, with major phases consisting of inventory, assessment, resolution, testing and certification:

  . In the inventory phase we are listing and reviewing for criticality and risk all hardware, software, equipment, infrastructure, and desktop tools and applications.

  . In the assessment phase, we are determining whether we are converting, replacing or eliminating the impacted system or application.

  . In the resolution phase, we are developing and carrying out a formal plan.

  . Under stringent procedures in the testing phase, we are validating the system and application on its functionality to perform seamlessly in the year 2000.

  . In the certification phase, we are documenting and verifying all test results.

   Within each of the major categories of computer systems and operating equipment, we prioritize our year 2000 issues and risks on three levels:

  . The critical level reflects short-term failure which would have a severe impact on our business operations and result in significant downtime or a manual effort to perform the required functions. Without this system or application, our business could not function.

  . Key level applications or systems, although required by us, are not mandatory for business survival. We do not expect the failure of key level applications to cause significant disruption to our operations. We can defer the work or devise manual back-up procedures to handle the interim needs.

  . We do not require active level applications, although currently in use, for our normal operations. We do not expect their failure to result in any disruption to our business.

   We have made significant progress in our preparedness for year 2000. We anticipate assessing and remedying all critical areas of our own operations, and will be prepared to internally certify readiness of these critical areas, by the end of March 1999. We also expect to complete assessment, resolution, testing, and certification of critical third parties by the end of April 1999. We plan to develop contingency plans based, in part, on the assessment results.

   The following table summarizes our estimated timetable for assessment, resolution, testing, and certification of critical level-year 2000 issues:

                    Assessment       Resolution        Testing       Certification
                 ---------------  ---------------  ---------------  ---------------
Information      Complete         Complete         Complete         Complete
Technology

Operating        Complete         Complete         95% complete     95% complete
Equipment with
Embedded Chips                                     Expected         Expected
or Software                                        completion       completion
                                                   date, March 31,  date, March 31,
                                                   1999             1999

Products         Complete         Complete         Complete         Complete

Third Party      Complete for     Complete for     95% complete     95% complete
                 system           system           for system       for system
                 interface; 95%   interface        interface        interface
                 complete for
                 all other                         Expected         Expected
                 material                          completion date  completion date
                 exposures                         for system       for system
                                                   interface work,  interface work,
                 Expected                          March 31, 1999   March 31, 1999
                 completion date
                 for surveying                                      Implement
                 all third                                          contingency
                 parties,                                           plans or other
                 April 30, 1999                                     alternatives as
                                                                    necessary,
                                                                    April 30, 1999

   Our failure to complete critical readiness assessments, critical corrective actions or implement viable contingency plans in a timely matter could have a material adverse effect on our business, financial condition and operating results.

   As indicated above, our risk assessment includes understanding the year 2000 readiness of our suppliers. Our risk assessment process associated with suppliers includes soliciting and analyzing responses to questionnaires distributed to these suppliers, as well as onsite interviews with certain critical suppliers. Critical suppliers include a number of suppliers with operations in China, India and Mexico that are our sole source of certain components for tape drives. We have received 100% of responses from an initial survey sent to suppliers and have received 100% of responses from a second follow-up survey sent to those identified as critical suppliers. To further assess year 2000 readiness, we are conducting on-site visits of certain critical suppliers.

   The year 2000 readiness of Matsushita-Kotobuki, our hard disk drive manufacturing partner, is of particular importance. Matsushita-Kotobuki implemented a year 2000 compliance project plan in April 1998, similar in content and structure to that employed by us. We expect Matsushita-Kotobuki to have all of its critical processes, applications and hardware tested and year 2000 compliant and certified by the end of March 1999. We expect that all key and active processes, applications and hardware will be year 2000 compliant and certified by the end of June 1999. We hold regular meetings to verify that Matsushita-Kotobuki is, and will remain, on schedule. Additionally, we have performed limited on-site evaluations of Matsushita-Kotobuki operations in Japan, Singapore and Ireland, and expect completion by the end of March 1999. Our reliance on Matsushita-Kotobuki and other critical suppliers, and therefore, on the proper functioning of their information systems and software, means that any failure by these critical suppliers to address year 2000 issues could have a material adverse impact on our business, financial condition and results of operations. Based on the level of risk assessed of critical suppliers, we may develop contingency plans, including the possibility of a planned increase in inventory or other measures.

   We are also working closely with key customers to evaluate their readiness for year 2000 and expect to perform on-site visits if necessary. The ability of customers to deal with year 2000 issues may affect their operations and their ability to order and pay for products. Based on the level of risk assessed, we may develop contingency plans to address possible changes in customer order patterns.

   We believe that third party factors, rather than our internal systems and applications, would be the cause of our most reasonably likely worst case scenario. For example, since we deal heavily with third parties to manufacture and transport products and services, a failure of third party systems could result in a disruption of service, which could result in delays in shipments of our products. For internal systems, we are developing workarounds, which may involve providing manual or other automated systems in lieu of normal procedures.

   Our products are inherently year 2000 compliant; our families of disk drive products have no internal date clocks, and therefore are not impacted by the year 2000 problem. Our DLT tape drives use a four-character string to describe the year and will not be affected by the year 2000 problem. Additionally, we do not need to make any modifications to any disk or tape drive's internal firmware to accommodate the transition to the year 2000. We consider a disk drive or tape product to be year 2000 compliant when used in accordance with our product information. That product will not generate an error in data related to the year change from December 31, 1999 to January 1, 2000. Furthermore, year 2000 compliant products will correctly handle leap years, including leap years beginning January 1, 2000 and thereafter. However, the assessment of whether a complete computer system operates correctly depends on factors such as the operating system, basic input/output systems, software and components, which companies other than Quantum provide.

   Costs incurred to date in addressing the year 2000 issue have been approximately $7.9 million, with $5.3 million and $2.6 million of this cost in HDDG and DSSG, respectively. Based on assessment and resolution projects underway, we currently expect that the total cost of addressing the year 2000 issue, including both incremental spending and redeployed resources, will not exceed $15 million, with $10.3 million and $4.7 million of this cost in HDDG and DSSG, respectively. We expect a majority of the cost to relate to the redeployed resources. However, as the year 2000 efforts continue, we may use third-party vendors, auditors, and/or service providers as necessary to assure that we successfully meet program milestones. The expected costs related to the year 2000 effort in fiscal year 1999 represent approximately 10% of our total information technology budget for the fiscal year. We have not deferred any significant system projects due to the year 2000 program. As our risk assessment and correction activities continue, these costs may change. In addition, our total cost estimate does not include potential costs related to any customer or other claims resulting from our failure to adequately correct year 2000 issues.

   Based on assessment and remediation completed to date, we do not expect any significant disruption to our operations or operating results as a result of year 2000 issues. We are taking all steps we believe are appropriate to identify and resolve any year 2000 issues; however, the extent such issues may affect us is uncertain. We cannot assure you that we will be able to assess, identify and correct year 2000 issues in a timely or successful manner. We also cannot assure you that our suppliers, service providers, customers or other third parties will be year 2000 compliant.

   The foregoing statements regarding our year 2000 plans and our expectations for resolving these issues and the costs associated therewith are forward-looking statements and actual results could vary. The severity of the problems to be resolved within Quantum, the year 2000 issues affecting our suppliers and service providers, and the costs associated with third party consultants and software necessary to address these issues could affect our success in addressing year 2000 issues.

Euro Impact

   We believe that the adoption of a single currency, the Euro, by eleven European countries will not materially affect our business, information systems or consolidated financial position, operating results or cash flows.

                                BUSINESS OF DSSG

   DSSG designs, develops, manufactures, licenses and markets DLTtape drives, DLTtape media cartridges and tape libraries. Tape drives are devices that read and write data to magnetic tape that is stored in media cartridges. Tape libraries are systems that allow for the automatic functioning of multiple tape drives and cartridges within a single storage system. Tape backup is used as an efficient and cost effective means to make back-up copies of large amounts of data often stored on network servers which are high speed computers that allow many computer users to access shared computer programs and data. DLTtape is DSSG's half-inch tape technology that is the de facto industry standard for data back-up in the mid-range network server market, which includes network servers priced between $10,000 and $500,000.

   According to International Data Corporation, DSSG was the worldwide revenue leader for all categories of tape drives used for data storage and back-up in calendar year 1997 and is projected to have been the leader in calendar year 1998. According to Dataquest, DLTtape drives are projected to have accounted for 24% of total tape drive market revenue in calendar year 1998, up from 2% in calendar year 1994. DSSG is also a leader in the tape library market for mid-range network servers.

   DSSG's acquisition of ATL in October 1998 allowed DSSG to become the first provider of tape libraries that serve the entire tape library data storage market from desktop computers to enterprise class computers. DSSG also plans to enter the rapidly emerging market for network attached storage appliances by offering products designed to meet the requirements of workgroup computing environments where multiple computer users access shared data files over a local area network. Network attached storage appliances are storage devices which separately perform the storage function for networks of computers.

   DLTtape drives require compatible DLTtape media cartridges. Historical use of DLTtape drives has shown that each drive uses approximately 15-20 media cartridges per year. Growth in the installed base of DLTtape drives will result in increasing demand for DLTtape media cartridges.

   The installed base of DLTtape drives at the beginning of fiscal year 1999 was approximately 600,000, and grew to over 1 million during the fiscal year. The larger installed base resulted in shipments of approximately 14 million DLTtape media cartridges in fiscal year 1999. DSSG expects the installed base to grow at least by the same amount in fiscal year 2000. This expectation is a forward-looking statement and actual results may be affected by the factors discussed in "--Risk Factors Relating to DSSG." In September 1998, in an effort to continue to expand the installed base of DLTtape drives, DSSG also began licensing a third party supplier to manufacture and sell DLTtape drives. DSSG will receive a royalty fee on all sales of DLTtape drives by this licensee.

   Historically, DSSG derived revenue from the direct sale of both DLTtape drives and DLTtape media cartridges. Beginning in 1998, DSSG's licensed third party DLTtape media manufacturers began selling DLTtape media cartridges. DSSG receives a royalty fee on all DLTtape media cartridges sold by its licensees which, while resulting in lower revenue than DLTtape media sold directly by DSSG, generates comparable income from operations. DSSG prefers DLTtape media cartridge sales to occur through its license model because this minimizes DSSG's operational risks and expenses and provides a more efficient distribution channel. DSSG believes that the large installed base of DLTtape drives and its licensing of DLTtape drives and media cartridges give DSSG a unique competitive advantage.

Industry Background

   The importance of stored digital content has moved from a peripheral concern to the central issue in computing. This is a result of several factors including:

  . Growth in Digital Content. Digital content--data, graphics, video and audio--is growing at an exponential rate. This growth has been made possible by new technologies that make it easy and cost-effective to transform, move, access and store mass amounts of digital content. When one gets cash from an ATM machine, starts a personal computer, buys gas with a charge card, goes to the doctor or dentist, makes a hotel or airline reservation or checks a book out of the library--one is either tapping into stored digital content, creating new digital content that has to be stored somewhere, or both.

  . Shift from Mainframe to Networked Server Computing. Within enterprises, there has been a fundamental shift from mainframe to networked server computing that allows many users to share data and applications stored on a single high-speed computer or network of high-speed computers. This shift has resulted in the distribution of mission critical information from the mainframe to network servers. It has also contributed significantly to the volume growth of digital content, and has significantly increased the complexity of managing digital content.

  . Dramatic Growth of Internet. The Internet has grown dramatically from a relatively small research-based network to a worldwide network of networks. The Internet has created greater volumes of stored digital content, given further momentum to the growth of networked servers within businesses, and created the entirely new medium of exchange known as electronic commerce.

   As businesses increasingly depend on stored digital content, it must be secure from human or technical errors, available 24 hours a day, seven days a week, and recoverable after a disaster. Storage system solutions must reliably and efficiently capture, protect, manage, back up and archive stored content.

   Because digital content is growing so rapidly in volume and importance, the demand for storage and back-up capacity is also growing rapidly. International Data Corporation estimates that worldwide storage needs are growing by up to 100% per year. This rapid growth is providing many opportunities for products and services that are integral to total storage solutions, including devices such as tape drives; systems and subsystems such as tape libraries; storage management software; and storage services such as data back-up, disaster recovery, media management.

   Overview of the Tape Storage Market. The rapid growth in mission-critical digital content has created a demand for high reliability, high capacity, high performance data back-up systems. Tape storage is the lowest cost means of storing large quantities of digital content when compared with fixed or removable digital storage devices, because tape allows for larger storage surface areas. Tape storage also offers the lowest price/capacity ratio of any removable storage technology. As a result, tape storage has been used for many years to back up and archive mission critical data stored on hard disk drives and data that is not frequently accessed but is retained for long periods of time.

   Historically, the tape storage market has tracked the evolution of the computer systems market. Tape storage initially served the mainframe back-up and archival market. As the workstation computing market began to grow at the end of the 1980s and into the 1990s, new tape drives were designed to meet the back-up and archival needs of the workstation market. These tape drives included the 4mm and 8mm tape media, which offered the capacities and lower price points required for this market. As the Unix and Windows NT network server markets grew rapidly, the tape market for mid-range network servers emerged. Unix and Windows NT are popular operating systems used for network servers. The mid-range network server market requires tape storage solutions with high capacity, high performance, high reliability and greater scalability. The mid-range network server market is expected to continue to grow as a result of the continued expansion of the Unix and Windows NT network server markets.

   Emerging Storage Industry Trends. During the past ten years, the computer industry has been transformed by the emergence of dominant platforms, networked computing and plug-and-play ease of use. The storage industry is now beginning to experience similar changes as a result of the following:

  . Storage architectures. Enterprise-level storage architectures attempt to solve a very complex problem for an entire enterprise--integrating storage management across diverse, distributed computers, networks and operating systems. These architectures are high-end solutions, designed to meet enterprise-wide transaction processing needs, and may require the installation of an entire proprietary data storage system.

  . Storage area networks. Storage area networks are intended to function at the high-end server level where most enterprise storage is based. Storage area networks are dedicated high-speed networks that expedite the movement of data from one part of the system to another without tying up servers or clogging local area networks.

  . Network attached storage appliances. Network attached storage appliances help overcome difficulties in sharing and protecting data created in workgroup computing environments where multiple users access shared data files over a local area network. They allow users to easily add plug-and-play storage capacity to networks without having to disable the network server, an inconvenient and expensive task. Network attached storage appliances and storage area networks are complementary because they focus on different segments of an organization's total digital content storage needs--workgroup vs. enterprise. DSSG expects both approaches to co-exist for the foreseeable future.

  . New storage intelligence. Storage area networks and network attached storage appliances require intelligence at the storage system level, and the performance of both can be substantially improved with intelligence at the device and sub-system levels. System level intelligence allows for plug-and-play installation of storage devices, communication between storage devices, such automated data transfer from disk to tape.

DSSG Solution

   DSSG designs and manufactures DLTtape drives, DLTtape media cartridges and tape libraries that address many of the diverse storage needs of workgroups and enterprises. DSSG plans to enter the rapidly emerging market for network attached storage appliances with products targeted at workgroup computing environments where multiple users access shared data files over a local area network.

   DSSG's DLTtape technology has emerged as the de facto industry standard for data back-up in the mid-range network server market primarily for the following reasons:

  . Higher capacity/cost-effectiveness. More digital information can be stored on DLTtape than 4mm or 8mm tape as a result of the greater media recording area of half-inch tape, patented linear recording pattern and single reel media cartridge design. As a result, DLTtape technology compares favorably on a price-to-capacity basis.

  . Higher performance. The time periods allocated for network servers to back up and archive data are becoming shorter. DLTtape drive's faster data transfer rates address this issue.

  . Higher reliability. DSSG believes that DLTtape technology has proven more reliable than 4mm or 8mm tape technology. This high reliability is due in part to the DLTtape drive's patented head guide assembly that reduces tape wear and ensures data tracking accuracy. Specifically, when compared to 4mm and 8mm tape drives, DLTtape drives have much lower tape-to-head friction and no contact between the rollers and the tape media's magnetic coating.

  . Greater scalability. DLTtape products have higher capacity and compatibility to previous generations of DLTtape products, providing a scalable data back-up solution that can cost-effectively grow with an organization's data back-up needs.

   DSSG's current storage solutions have the following core strengths:

  . Broad industry acceptance of DLTtape technology. The broad acceptance of DLTtape technology in the mid-range network server market has resulted in DLTtape becoming an industry platform for data protection. DSSG maintains close relationships with leading computer equipment manufacturers. DSSG believes these computer equipment manufacturers will set the industry standards, drive product volume and continue to advance the market position of DLTtape technology. In addition, many companies, including DSSG's customers and competitors, design products based on DLTtape technology including storage sub-systems, network servers and storage management software. The emergence of DLTtape also has enabled the development of an entirely new market segment of mid-range tape libraries. DLTtape products are incorporated into DSSG's tape libraries as well as many of DSSG's competitor's products. As a result, many companies base significant portions of their business on DLTtape technology.

  . A broad tape library family. DSSG's ATL acquisition allowed it to become the first company in the industry to provide tape libraries that serve the entire tape library market from desktop to enterprise wide data storage. DSSG's broad line of tape libraries is particularly attractive to computer equipment manufacturers customers who often prefer to deal with a limited number of suppliers.

  . A unique storage system architecture. DSSG's Prism Library
    Architecture(TM), on which many of DSSG's tape libraries are built, is a unique architecture which enables storage systems to incorporate both tape drives and hard disk drives within the same tape library. This enables tape libraries to take advantage of both the speed of hard disk drives and the cost-effectiveness of tape storage.

  . Efficient storage management capabilities. DSSG's WebAdmin(TM), the industry's first Internet browser-based tape library management system, allows system administrators to monitor widely distributed storage systems at remote locations with point-and-click ease.

DSSG Strategy

   DSSG's strategy is to leverage its strength and expertise in storage device technology and storage systems into broader industry leadership in storage systems and services. DSSG's goal is to develop not only the devices that store digital content, but also the intelligence that adds performance and functionality to storage devices and the systems that support network digital content storage.

   The primary components of DSSG's business strategy are:

  . Extend DSSG's number one position in the tape drive and media cartridge market. DSSG plans to execute this strategy by:

   1) introducing new products such as those based on Super DLTtape technology, which has the potential to expand DSSG's technology leadership in the mid-range tape market. Super DLTtape technology will feature native data transfer rates of 10-40 gigabytes (GB) per second and native capacities of 100-500GB. DSSG plans to introduce its first product based on Super DLTtape technology in calendar year 1999.

   2) leveraging its relationships with licensees of its DLTtape drives and DLTtape media cartridges in order to expand the market for these products. DSSG's strategy is to expand the market for DLTtape drives, particularly the international market, further increasing demand for compatible DLTtape media cartridges.

   3) increasing the awareness of the need for data back-up. A research study commissioned by DSSG found that an estimated 88% of companies participating in the study did not have an effective disaster recovery plan in place. DSSG and 20 other companies have jointly launched the "Prove It" campaign to help companies evaluate, improve and implement effective disaster recovery plans.

  . Expand into the network attached storage appliance market. DSSG plans to introduce network attached storage appliances designed to meet the requirements of workgroup computing where multiple users access shared data files and data over a local area network. DSSG is developing a tape-based appliance featuring a fully integrated controller; pre-loaded back-up software; a tape library incorporating standard DLTtape drives and media cartridges; automatic connectivity for remote website management; and plug-and- play installation capability. DSSG is also developing a hard disk drive-based appliance featuring a fully integrated controller, file system and hard disk drive(s), and plug-and-play installation capability.

  . Further expand into the enterprise storage market. DSSG believes that the planned introduction of new products based on Super DLTtape technology, with higher storage capacity, faster data transfer rates, and the added benefits derived from the Prism Library Architecture and WebAdmin, will enable DSSG to further expand into the enterprise storage market. DSSG believes that the introduction of its enterprise-level P3000 series tape library in the fall of 1998 is the first step towards this expansion.

  . Expand storage services business. Through its acquisition of ATL, DSSG believes that it is now in a position to capitalize on the growing market opportunity to provide services for both the management of data and storage systems and the protection of data. DSSG believes that customers will increasingly rely on third parties to provide storage management services such as remote monitoring, trouble-shooting and maintenance of storage systems.

Products

   DSSG's products include:

  . DLTtape drives. DSSG offers two tape drive products--the DLT7000 and the DLT4000. The DLT7000 provides a combination of 35GB of native capacity (70GB compressed) and a sustained data transfer rate of 5 megabytes (MB) per second (10MB compressed). The DLT4000 provides a combination of 20GB of native capacity (40GB compressed) and a sustained data transfer rate of 1.5MB per second (3MB compressed). DSSG expects to introduce a next generation DLTtape drive in calendar year 1999.

  . DLTtape media cartridges. The DLTtape family of half-inch tape media cartridges are designed and formulated specifically for use with DLTtape drives. The capacity of a DLTtape media cartridge is up to 35GB (70GB compressed). DSSG's half-inch tape cartridges take advantage of shorter wavelength recording schemes to enable read compatibility with future generations of DLTtape drives such as those based on Super DLTtape technology.

  . Tape libraries. DSSG offers a broad line of automated DLTtape libraries that support a wide range of back-up and archival needs from workgroup servers to enterprise-class servers. DSSG's tape libraries range from its tape autoloaders which accommodate a single DLTtape drive and up to 280GB of storage capacity to the P3000 series library which features Prism Library Architecture and can be configured in multiple units to scale up to 11.4 Terabytes of storage capacity.

  . Solid state storage systems. DSSG offers two families of solid state storage systems that are available in capacities ranging from 134MB to 1.66GB and have data access times that are up to 15 times faster than magnetic hard disk drives. Solid state storage systems store data on memory chips rather than magnetic disks used in standard hard disk drives. Solid state storage systems function within a computer system as if they were hard disk drives and enable significantly faster data access times.

Customers

   DSSG's DLTtape drives have achieved broad market acceptance in the mid-range network server market with leading computer equipment manufacturers such as Compaq, Dell Computer Corporation, Hewlett-Packard, IBM, StorageTek and Sun Microsystems, Inc. Customers for DSSG's tape libraries include Compaq, Sun Microsystems, Hewlett-Packard, IBM and EMC Corporation. To protect the competitive position of its tape library customers, DSSG operates the tape library portion of its business through its wholly owned ATL subsidiary which maintains an arms-length relationship with DSSG's DLTtape drive business.

   Because the leading computer equipment manufacturers have a dominant market share for the computer systems into which DSSG's products are incorporated, DSSG's sales are concentrated with several key customers. Sales to DSSG's top five customers for the first nine months of fiscal year 1999 represented 54% of revenue, compared to 64% of revenue in the corresponding period of fiscal year 1998. These amounts reflected a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Compaq were 26% of revenue for the first nine months of fiscal year 1999, compared to 39% of revenue in the corresponding period of fiscal year 1998, including sales made to Digital Equipment. Sales to Hewlett-Packard were 13% of revenue for the first nine months of fiscal year 1999, compared to 10% of revenue in the corresponding period of fiscal year 1998.

Sales and Marketing

   DSSG markets its products directly to manufacturers of computer systems and workstations and to distributors, resellers and systems integrators through its worldwide sales force. DSSG also sells DLTtape media cartridges through its web site.

   DSSG supports international sales and operations by maintaining a European headquarters in Neuchatel, Switzerland; a Japanese headquarters in Tokyo; and additional sales offices in Singapore and throughout the world. DSSG's international sales, including sales to foreign subsidiaries of United States companies, were 28% of DSSG's total revenue in the first nine months of fiscal year 1999, and 3%, 24% and 22% of total revenue in fiscal years 1996, 1997 and 1998, respectively.

Strategic Licensing Partners

   Fuji and Maxell have historically been the primary manufacturers of DLTtape media cartridges for DSSG. DSSG's license agreements with Fuji and Maxell allow those companies to independently sell DLTtape media cartridges for which DSSG receives royalty fees. DSSG believes these strategic license agreements can expand the market for DLTape technology and provide customers with multiple sources for DLTtape media cartridges.

   In September 1998, DSSG entered into a manufacturing license and marketing agreement with Tandberg, a European-based data storage company, through which Tandberg can become an independent manufacturer of DLTtape drives, as well as products currently under development based on Super DLTtape technology. Under the terms of the agreement, DSSG will receive royalties on all DLTtape drives that Tandberg sells. Tandberg has indicated that it expects to begin manufacturing DLTtape drives in the second half of calendar year 1999. Tandberg has also agreed to market a full spectrum of DLTtape drives, DLTtape media cartridges and tape libraries. With Tandberg's strong name recognition and established distribution channels in the European market, DSSG expects Tandberg to strengthen international sales of DLTtape drives, DLT tape media cartridges and tape libraries. DSSG also expects Tandberg to provide an alternative source of DLTtape drives for DSSG's computer equipment manufacturer customers.

Manufacturing

   DSSG manufactures DLTtape drives, autoloaders and solid state storage systems in its Colorado Springs, Colorado facility and tape libraries in its Irvine, California facility. DSSG also has a logistics site in Dundalk, Ireland. All of DSSG's DLTtape media is manufactured by third parties-- primarily Fuji and Maxell.

Research and Development

   DSSG invested approximately $72 million in research and development in the first nine months of fiscal year 1999, and $25 million, $30 million, and $63 million in fiscal years 1996, 1997 and 1998, respectively. DSSG is focusing its research and development efforts on the development of new DLTtape drives, autoloaders and libraries, solid state storage systems, network attached storage appliances and software storage architectures. In particular, DSSG is currently developing a tape drive based on Super DLTtape technology. DSSG maintains research and development facilities in Shrewsbury, Massachusetts; Irvine, California; Boulder, Colorado; and Milpitas, California.

Competition

   In the mid-range network server market for tape drives, DSSG competes primarily with Exabyte, Hewlett-Packard, Sony and StorageTek. In particular, Hewlett-Packard, IBM and Seagate have formed a consortium to develop new tape drive products using linear tape open technology. Such products will target the high-capacity data storage market and are expected to compete with Super DLTtape technology. Key competitive factors in the tape storage market include capacity, reliability, durability, scalability, compatibility and cost.

   ADIC, Breece Hill, Exabyte, Hewlett-Packard, Overland Data and StorageTek also offer tape libraries incorporating DLTtape technology. If DLTtape continues to maintain broad market acceptance in the mid-range network server market, DSSG believes many of these companies will continue to improve the functionality and performance of their tape libraries designed for DLTtape technology. DSSG also expects increased competition from large integrated computer equipment companies, many of whom have historically incorporated their own tape storage products into their mainframe systems, and are broadening their focus on the enterprise-wide computing market.

   DSSG believes that, although there are several start-up companies focusing on the development of workgroup-level network attached storage appliances, it will be the first established storage company to enter this market. In addition, several established competitors provide department-level network attached storage appliances at higher price points including Network Appliance, Inc. and Auspex Systems, Inc. Large traditional suppliers of general purpose computer servers also offer specialized server storage solutions. Any one of these companies, or any other company, could introduce network attached storage appliances or another similar storage solution targeted at workgroup-level applications that could result in increased competition with DSSG's network attached storage appliances.

Warranty and Service

   DSSG generally warrants its products against defects for a period of one to three years from the date of sale. DSSG generally provides warranty service on DLTtape drives on a return to factory basis. DSSG's tape libraries generally have a warranty period of one year, with service agreements available to customers for additional years of warranty service. DSSG maintains in-house product repair facilities in Colorado Springs, Colorado, and Dundalk, Ireland to support warranty and service obligations for tape drives, libraries and solid state storage systems. DSSG also performs tape library warranty service in its facility in Irvine, California. In addition, third party service providers throughout the world perform tape library warranty service.

Employees

   At December 27, 1998, DSSG had approximately 2,100 regular employees. In addition, approximately 970 employees perform services for both DSSG and HDDG. In the advanced electronics industry, competition for highly skilled employees is intense. DSSG believes that a great part of its future success will depend on DSSG's ability to attract and retain highly skilled employees. None of DSSG's employees are represented by a union, and DSSG has experienced no work stoppages. DSSG believes that its employee relations are favorable.

Management

   The following table sets forth certain information with respect to the executive officers of DSSG:

          Name          Age Position
          ----          --- --------
 Peter van Cuylenburg..  51 President
 Kevin Daly, Ph.D......  54 Chief Executive Officer of ATL
 Ed Gardner............  48 Vice President, Human Resources
 Brodie Keast..........  43 Vice President and General Manager, DLT
 George Saliba.........  47 Chief Technology Officer and Vice President,
                            Advanced Storage Products
 Tex Schenkkan.........  42 Vice President and General Manager, New Businesses

   Mr. van Cuylenburg has been President of DSSG since joining Quantum in 1996. From 1993 to 1995, Mr. van Cuylenburg served as Executive Vice President, responsible for the systems sector, at Xerox Corporation. From 1992 to 1993, Mr. van

Cuylenburg was President and Chief Operating Officer at NeXT Computer Inc.

   Dr. Daly has been Chief Executive Officer and Chairman of ATL since ATL's formation in 1991. Since 1985, Dr. Daly was with ATL's former parent, Odetics, Inc., most recently as Chief Technical Officer and a member of the Board of Directors. From 1974 to 1985, he was Director of the Control and Dynamics Division of the Charles Stark Draper Laboratory in Cambridge, Massachusetts. During this time he was also Adjunct Professor at MIT. Dr. Daly is currently chairman of the Industrial Advisory Board of the Center for Research on Information Technology and Organizations at the University of California, Irvine.

   Mr. Gardner has been Vice President, Human Resources since 1997. Mr. Gardner joined Quantum in 1996 as Director of Human Resources for the High-End Storage Division and technology and engineering. Prior to joining Quantum, Mr. Gardner served as Vice President of Human Resources and Facilities at Spectro Physics Lasers Inc. for eight years.

   Mr. Keast has been Vice President and General Manager of the DLT division since 1997. Mr. Keast joined Quantum in 1996 as Vice President of Marketing for the DLT division. Prior to joining Quantum, Mr. Keast spent 11 years at Apple in a variety of marketing management positions.

   Mr. Saliba has been Chief Technology Officer and Vice President of the Advanced Storage Products division since 1998. From 1995 to 1998 Mr. Saliba served as Vice President of Engineering for the DLT division. Following the acquisition of certain businesses from Digital Equipment, Mr. Saliba joined the Company in 1994 as Director of Engineering. Previously, he spent eight years as Group Engineering Manager for Digital Equipment's tape products group.

   Mr. Schenkkan has been Vice President and General Manager, New Businesses since 1998. Before joining Quantum in 1996 as Vice President of Corporate Development, Mr. Schenkkan spent 12 years at Hewlett-Packard where he held a variety of marketing management and business development positions.

Technology

   Both DSSG and HDDG will have access to all of Quantum's technology and know-how, excluding products and services of the other group, that may be useful in that group's business. DSSG and HDDG will consult each other on a regular basis concerning technology issues that affect both groups.

   Quantum has been granted and/or owns by assignment 477 United States patents. In general, these patents have 17-year terms from the date of issuance. Quantum also has certain foreign patents and applications relative to certain of the products and technologies. Although DSSG believes that its patents and applications have significant value, the rapidly changing computer industry technology makes DSSG's future success dependent primarily upon the technical competence and creative skills of our personnel rather than on patent protection.

   Several companies and individuals have approached DSSG concerning the need for a license under patented technology that DSSG assertedly used, or is assertedly using, in the manufacture and sale of one or more of its products. DSSG conducts ongoing investigations into these assertions and presently believes that any licenses ultimately determined to be required could be obtained on commercially reasonable terms. However, DSSG cannot assure you that such licenses are presently obtainable, or if later determined to be required, could be obtained on commercially reasonable terms or at all.

   Quantum has signed cross-licensing agreements with Hewlett-Packard, IBM, Seagate and others. These agreements enable DSSG to use certain patents owned by these companies, and enables these companies to use certain patents owned by Quantum.

                                      DSSG

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   You should read this discussion along with DSSG's combined financial statements contained in this proxy statement. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods.
Overview

   DSSG derives its revenue from the following sources:

  . DLTtape Drives. DSSG has generally experienced increasing sales and attractive gross margins for its DLTtape drives due to increasing acceptance of DLTtape drives as the de facto industry standard in the mid-range network server market. During fiscal years 1996 through 1998 and the first nine months of fiscal year 1999, the number of mid-range network servers with tape storage back-up capability increased significantly with the growth of mission critical server-based computing, and DSSG expects this trend to continue.

  . DLTtape Media Cartridges and Royalty. DSSG derives a substantial portion of its revenue from direct sales of DLTtape media cartridge and royalties received from licensed DLTtape media cartridge providers. As the installed base of DLTtape drives increases, additional DLTtape media cartridges are consumed resulting in continuing purchases during the productive life of the DLTtape drive. DLTtape media cartridges are manufactured for DSSG primarily by Fuji and Maxell. These media cartridge manufacturers are first required to satisfy all of DSSG's media cartridge requirements, after which time they are permitted to sell to third parties in exchange for a royalty fee payable to DSSG.

   Prior to fiscal year 1999, almost all DLTtape media cartridges were sold directly by DSSG. However, during fiscal year 1999, increased DLTtape media cartridge availability allowed the media cartridge manufacturers to sell DLTtape media cartridges, for which DSSG receives royalties. DSSG estimates that in fiscal year 1999, sales by the media cartridge manufacturers will account for approximately two-thirds of total DLTtape media cartridge sales, and DSSG will account for the balance. This compares to fiscal year 1998 sales by the media cartridge manufacturers of approximately one-quarter of total DLTtape media cartridge sales. Royalty receipts by DSSG are reported as royalty revenue, which is significantly lower than the equivalent DLTtape media cartridge revenue for DSSG. However, this royalty model has generated income from operations comparable to that generated by DLTtape media cartridge sales made directly by DSSG.

  . Storage Systems. Storage systems revenue includes both tape libraries and services and solid state storage systems. The acquisition of ATL in September 1998 combined ATL's mid-range to high-end tape library product line and services with DSSG's autoloader products, thereby increasing sales in the storage systems category. Sales of solid state storage systems have been declining in large part due to falling dynamic random access memory prices, which have translated into lower unit prices for these products, and a slight decline in unit volume.

   The table below summarizes the components of DSSG's revenue:

                              Year Ended March 31,         Nine Months Ended
                          ---------------------------- -------------------------
                                                       December 28, December 27,
                            1996     1997      1998        1997         1998
                          -------- -------- ---------- ------------ ------------
                                              (In thousands)
DLTtape Drives and Media
 Cartridges
 Tape drives............  $194,370 $392,387 $  783,831   $636,052     $604,313
 Media cartridge
  product...............    70,400  220,404    283,480    205,968      154,350
 Media cartridge
  royalty...............        --    8,088     27,075     12,495       84,717
Storage Systems
 Tape libraries and
  service...............    58,398   95,981     87,197     72,666       84,619
 Solid state storage
  systems...............    12,397   11,153      8,217      6,626        3,912
Intra-group
 elimination*...........        --       --         --         --      (19,256)
                          -------- -------- ----------   --------     --------
  Total revenue.........  $335,565 $728,013 $1,189,800   $933,807**   $912,655**

--------
* Represents intra-group sales of DLTtape drives for incorporation into DSSG's tape libraries.

** Based on reports received from the media cartridge manufacturers, DSSG estimates that if it had sold directly all DLTtape media cartridges sold by the media cartridge manufacturers and, accordingly, not collected any royalty revenue, its total revenue would have increased by $40 million and $206 million for the first nine months of fiscal year 1998 and 1999, respectively. This shift in revenue did not have any significant effect on DSSG's operating income.

Fluctuating Quarterly Revenue

   The discussion below describes the principal factors resulting in fluctuation of DSSG's quarterly revenue for fiscal years 1997 and 1998 and the first nine months of fiscal year 1999.

  . DLTtape Drive Inventory Correction. During fiscal year 1997 and the first quarter of fiscal year 1998, DSSG's supply of DLTtape drives was not sufficient to meet demand. As a result, in the first half of fiscal year 1998 a few large customers began building up larger inventories of DLTtape drives than were required for their normal operations. As DSSG's manufacturing capacity increased and DSSG was able to meet customer demand for DLTtape drives, these customers reduced their orders to lower inventories to more typical levels. These actions resulted in reduced sales of DLTtape drives beginning in the third quarter of fiscal year 1998 and more significantly in the fourth quarter of fiscal year 1998 and the first quarter of fiscal year 1999.

  . Shift in DLTtape Media Cartridge Revenue to Royalty Revenue. From the third quarter of fiscal year 1998 to the third quarter of fiscal year 1999, DLTtape media cartridge revenue decreased from $65 million to $41 million as an increasing percentage of DLTtape media sales were made by the media cartridge manufacturers. During this same period, DSSG's royalty revenue from sales of DLTtape media cartridges grew from under $10 million to over $30 million. The royalty revenue approximates the income from operations that DSSG would have earned had the DLTtape media cartridges been directly sold by DSSG.

  . ATL Acquisition. DSSG completed the ATL acquisition at the beginning of the third quarter of fiscal year 1999. This increased DLTtape library and service revenue in this quarter as the acquisition combined ATL's mid-range to high-end DLTtape library revenue with DSSG's entry-level DLTtape library revenue.

   The table below summarizes DSSG's total revenue by quarter for fiscal years 1997 and 1998 and the first nine months of fiscal year 1999.

                                                        Total Revenue
                                             -----------------------------------
                                               1st      2nd      3rd      4th
                                             Quarter  Quarter  Quarter  Quarter
                                             -------- -------- -------- --------
Fiscal Year                                            (In thousands)
 1999....................................... $255,702 $290,458 $366,495
 1998.......................................  265,005  338,523  330,279 $255,993
 1997.......................................  128,451  152,917  203,338  243,307

Results of Operations

 First Nine Months of Fiscal Year 1999 Compared with the First Nine Months of Fiscal Year 1998

   Revenue. Total DSSG revenue for the first nine months of fiscal year 1999 was $913 million, compared to $934 million in the corresponding period of fiscal year 1998, a decrease of 2%. The decrease in revenue reflects the shift in a substantial portion of DLTtape media cartridge revenue from DSSG to the media cartridge manufacturers and the inventory correction associated with sales to certain computer equipment manufacturer customers that began in the third quarter of fiscal year 1998 and continued through the first quarter of fiscal year 1999. The decrease in total revenue was partially offset by the ATL acquisition and combining ATL's revenue effective September 28, 1998.

   Sales to DSSG's top five customers for the first nine months of fiscal year 1999 represented 54% of revenue, compared to 64% of revenue in the corresponding period of fiscal year 1998. These amounts reflected a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Compaq were 26% of revenue for the first nine months of fiscal year 1999, compared to 39% of revenue in the corresponding period of fiscal year 1998 including sales made to Digital Equipment. Sales to Hewlett-Packard were 13% of revenue for the first nine months of fiscal year 1999, compared to 10% of revenue in the corresponding period of fiscal year 1998.

   For the first nine months of fiscal year 1999, sales to computer equipment manufacturers and distribution channel customers were 74% and 17% of revenue, respectively, compared to 78% and 22% of revenue, respectively, in the corresponding period of fiscal year 1998. The remaining revenue in fiscal year 1999 represented media royalty revenue and sales to value-added resellers.

   Gross Margin Rate. The gross margin rate for the first nine months of fiscal year 1999 was 44.6%, compared to 41.9% in the corresponding period of fiscal year 1998. The 2.7 percentage point increase reflected an increase in the proportion of overall revenue represented by royalty revenue. Declines in the gross margin rate earned on DLTtape drives resulting from price reductions aimed at expanding the overall market for DLTtape drives partially offset the increase from royalty revenue.

   Research and Development Expenses. Research and development expenses for the first nine months of fiscal year 1999 were $72 million, or 7.9% of revenue, compared to $44 million, or 4.7% of revenue, in the corresponding period of fiscal year 1998. The increase in research and development expenses reflected higher research and development expenses related to new tape drive products and to other new information storage products and technologies, including Super DLTtape technology and, to a significantly lesser extent, optical storage technology and combining ATL's expenses.

   Sales and Marketing Expenses. Sales and marketing expenses for the first nine months of fiscal year 1999 were $49 million, or 5.4% of revenue, compared to $33 million, or 3.5% of revenue in the corresponding period of fiscal year 1998. This reflected the combining of ATL's expenses and an increase in marketing and advertising costs associated with DLTtape products.

   General and Administrative Expenses. General and administrative expenses for the first nine months of fiscal year 1999 were $23 million, or

2.5% of revenue, compared to $17 million, or 1.8% of revenue, in the corresponding period of fiscal year 1998. The increase in general and administrative expenses reflected expansion of DSSG's infrastructure to support increased revenue and earnings growth and the combining of ATL's expenses.

   Purchased In-process Research and Development Expense. DSSG expensed purchased in-process research and development costs as a result of the ATL acquisition in the quarter ended December 27, 1998. Based on a preliminary valuation, these costs are estimated at $89 million. For additional information regarding the ATL acquisition and the costs associated with in-process research and development, see Note 5 of the Notes to Combined Financial Statements.

   Interest and Other Income/Expense. Net interest and other income and expense for the first nine months of fiscal year 1999 was $6 million expense, compared to $3 million expense in the corresponding period of fiscal year 1998. The increase reflected a reduction in interest income as cash was used to purchase treasury stock prior to the ATL acquisition. A reduction in interest expense partially offset this increase.

   Income Taxes. DSSG's tax rate for the first nine months of fiscal year 1999, excluding the write-off of the purchased in-process research and development, would have been 40%, compared to 39% for the corresponding period in fiscal year 1998. DSSG recorded a provision for income taxes at an effective rate of 61% of pretax earnings for the first nine months of fiscal year 1999. This higher effective tax rate was primarily attributable to the impact of the purchased in-process research and development write-off and goodwill amortization, which are nondeductible.

   Net Income. DSSG reported net income for the first nine months of fiscal year 1999 of $65 million, compared to $180 million in the corresponding period of fiscal year 1998. The decrease primarily resulted from the charge for purchased in-process research and development of $89 million. Excluding the charge, net income was $154 million, a decrease of $26 million. This decrease reflected lower DLTtape drive revenue because of the DLTtape inventory correction at the computer equipment manufacturer customers, increased amortization of goodwill and other intangible assets resulting from the ATL acquisition, increased operating expenses and decreased interest income. This decrease was partially offset by an increase in gross profit.

 Fiscal Year 1998 Compared With Fiscal Year 1997

   Revenue. Total revenue in fiscal year 1998 was $1.2 billion, compared to $728 million in fiscal year 1997, an increase of 63%. The increase in total revenue resulted from an increase in DLTtape drive and DLTtape media cartridges product shipments. The increase in total revenue reflected growth in market acceptance of DLTtape technology and a shift in sales mix to higher storage capacity products which carry a higher per unit price. However, the average price at each storage capacity level of DLTtape drives and DLTtape media cartridge products declined when compared with fiscal year 1997.

   The increase in DLTtape drive shipments reflected, in part, an increase in tape drive production volume, which was at a level high enough to meet product demand beginning in the third quarter of fiscal year 1998. However, the general availability of DLTtape drives resulted in sequentially lower DLTtape drive sales in the fourth quarter of fiscal year 1998 as certain computer equipment manufacturer customers reduced purchases in order to adjust their inventory levels.

   Sales to DSSG's top five customers were 63% of revenue in fiscal years 1998 and 1997. This amount reflects a retroactive combination of the sales to Compaq and Digital Equipment. Sales to Compaq were 36% of revenue in fiscal year 1998, compared to 35% of revenue in fiscal year 1997, including sales to Digital Equipment. Sales to Hewlett Packard were 11% of revenue in fiscal year 1998, compared to 14% of revenue in fiscal year 1997.

   Sales to computer equipment manufacturers and distribution channel customers were 79% and 21% of revenue, respectively, in fiscal year 1998, compared to 77% and 23% of revenue, respectively, in fiscal year 1997.

   Gross Margin Rate. The gross margin rate was 42.2% in fiscal year 1998, compared to 37.1% in fiscal year 1997. The 5.1 percentage point increase reflected an increase in the gross margin rate earned on DLTtape drives and DLTtape media cartridges as sales shifted to the higher margin DLT7000.

   Research and Development Expenses. Research and development expenses in fiscal year 1998 were $63 million, or 5.3% of revenue, compared with $30 million, or 4.1% of revenue, in fiscal year 1997. The $33 million increase in research and development expenses reflected higher expenses related to new information storage products and technologies, including Super DLTtape technology and, to a significantly lesser extent, optical storage technology.

   Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1998 were $47 million, or 4.0% of revenue, compared with $24 million, or 3.3% of revenue, in fiscal year 1997. This increase primarily reflected the increased costs associated with supporting DSSG's higher sales volume.

   General and Administrative Expenses. General and administrative expenses in fiscal year 1998 were $22 million, or 1.9% of revenue, compared with $11 million, or 1.6% of revenue, in fiscal year 1997. The increase in general and administrative expenses reflected expansion of DSSG's infrastructure to support increased shipments and revenue growth.

   Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1998 was $3 million expense, compared with $26 million expense in fiscal year 1997. A decrease in interest expense reflecting a year-over-year decrease in the average level of debt used to finance operations, and an increase in year-over-year average level of cash, combined to cause this change.

   Income Taxes. DSSG's effective tax rate was 39% and 40% for fiscal years 1998 and 1997, respectively. The decrease in the tax rate for fiscal year 1998 was primarily attributable to a research and development credit.

   Net Income. DSSG reported net income in fiscal year 1998 of $224 million, compared to $108 million in fiscal year 1997. The increase reflected increased total revenue and gross profit, partially offset by an increase in operating expenses and a reduction in interest income.

 Fiscal Year 1997 Compared With Fiscal Year 1996

   Revenue. Total revenue in fiscal year 1997 increased 117%, to $728 million, compared to total revenue of $336 million in fiscal year 1996. This increase resulted from an increase in shipments of DLTtape drives and media cartridges, and an increase in the average DLTtape tape drive price. The increase in the average tape drive price reflected a change in sales mix to more advanced, higher-capacity tape drives, market demand and the limited market availability of DLTtape drives.

   Sales to DSSG's top five customers were 63% of revenue in fiscal year 1997, compared to 72% in fiscal year 1996. These amounts reflect a retroactive combination of the sales to Compaq and Digital Equipment. Sales to Compaq were 35% of revenue in fiscal year 1997, compared to 56% of revenue in fiscal year 1996, including sales to Digital Equipment. Sales to Hewlett Packard were 14% of revenue in fiscal year 1997, and were less than 10% of revenue in fiscal year 1996.

   Sales to computer equipment manufacturer and distribution channel customers were 77% and 23% of revenue, respectively, for fiscal year 1997, compared to 87% and 13% of revenue, respectively, in fiscal year 1996. Product availability and demand influenced sales to computer equipment manufacturer and distribution channel customers.

   Gross Margin Rate. The gross margin rate was 37.1% for fiscal year 1997, compared to 37.7% for fiscal year 1996. The decrease resulted from increased spending on DSSG's manufacturing infrastructure, which grew at a slightly faster rate than revenue.

   Research and Development Expenses. Research and development expenses were $30 million, or 4.1% of revenue, in fiscal year 1997, compared with $25 million, or 7.4% of revenue, in fiscal year 1996. The $5 million increase in research and development spending reflected higher expenses related to the introduction of new DLTtape drive products.

   Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1997 were $24 million, or 3.3% of revenue, compared with $15 million, or 4.4% of revenue, in fiscal year 1996. The $9 million increase in sales and marketing expenses reflected increased expenses to support the increase in sales.

   General and Administrative Expenses. General and administrative expenses in fiscal year 1997 were $11 million, or 1.6% of revenue, compared with $4 million, or 1.3% of revenue, in fiscal year 1996. The increase reflected the expansion of DSSG's infrastructure to support increased sales and revenue growth.

   Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1997 was $26 million expense, compared with $24 million expense in fiscal year 1996. An increase in interest income was offset by an increase in interest expense.

   Income Taxes. DSSG's effective tax rate was 40% for fiscal years 1997 and 1996.

   Net Income. DSSG reported net income in fiscal year 1997 of $107 million, compared to $35 million in fiscal year 1996. The increase reflected increased total revenue and gross profit dollars, partially offset by increased operating expenses.

Recent Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which DSSG implemented in fiscal year 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components--revenue, expenses, gains, and losses--in a full set of general-purpose financial statements. The adoption of SFAS No. 130 changed financial statement presentation but did not have an impact on DSSG's financial position or results of operations.

   In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires certain financial and descriptive information about a company's reportable operating segments. DSSG adopted SFAS No. 131 in fiscal year 1999. The adoption of SFAS No. 131 applies solely to disclosure and will not have an impact on the DSSG's financial position or results of operations.

Liquidity and Capital Resources

   Operating Activities. DSSG generated cash from operations of $203 million during fiscal year 1998. DSSG's cash provided by operations in fiscal year 1997 was $93 million. The increase primarily reflects an increase in net income. Cash provided by operations was $142 million in the first nine months of fiscal year 1999, compared with $164 million in the first nine months of fiscal year 1998.

   Investing Activities. Investments during fiscal year 1998 were $62 million, which included the acquisition of property, equipment and technology. Investments in fiscal year 1997 totaled $14 million. Investments in the first nine months of fiscal year 1999 were $25 million, compared with $56 million in the first nine months of fiscal year 1998.

   Financing Activities. At December 27, 1998, and March 31, 1998, Quantum's debt allocated to DSSG was $235 million and $219 million, respectively. Debt allocated to DSSG bears interest at a rate equal to the weighted average interest rate of Quantum's total debt, calculated on a quarterly basis. At December 27, 1998, Quantum had total debt of $353 million with an average interest rate of 7.4%. In the future, each group's debt will increase or decrease by the amount of any cash provided by or used for the group's operating activities, investing activities, share repurchases or issuances and other non-debt-related financing activities. See Note 1 to Combined Financial Statements for further discussion of financing activities.

   In December 1998, ATL entered into a senior credit facility that provides a $35 million revolving credit line to ATL. The revolving credit line is co-terminous with Quantum's $500 million revolving credit line, expiring in June 2000. At the option of ATL, borrowings under the revolving credit line bear interest at either London interbank offered rate plus a margin determined by Quantum's total funded debt ratio, or at a base rate, with option periods of one to six months. At December 27, 1998, $25 million was outstanding on this revolving credit line.

   Quantum filed a registration statement which became effective on July 24, 1997, pursuant to which Quantum may issue debt or equity securities, in one or more series or issuances, limited to $450 million aggregate public offering price. Under the registration statement, in July 1997, Quantum issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of Quantum's common stock at a conversion price of $46.325 per share. Quantum has the option to redeem the notes on or after August 1, 1999 and prior to August 1, 2001, under certain conditions related to the price of Quantum's common stock. Subsequent to August 1, 2001, Quantum may redeem the notes at any time. In the event of certain changes involving all or substantially all of Quantum's common stock, the holder would have the option to redeem the notes. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all of Quantum's existing and future senior indebtedness.

   If the tracking stock proposal is implemented, each of the 7% convertible subordinated notes, which currently are convertible into shares of existing common stock, will become convertible into shares of DSSG Stock and shares of HDDG Stock. The number of shares of DSSG Stock and HDDG Stock into which each note will be convertible is equal to the numbers of shares which the holder of the note would receive under the tracking stock proposal had such note been converted immediately prior to the implementation of the tracking stock proposal. The notes will not be separately convertible into solely DSSG Stock or solely HDDG Stock. The exercise price and maturity date of each convertible note will not be affected by the implementation of the tracking stock proposal.

   In June 1997, Quantum entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At Quantum's option, borrowings under the revolving credit line bear interest at either London interbank offered rate plus a margin determined by our total funded debt ratio, or at a base rate, with option periods of one to six months. At December 27, 1998, there was no outstanding balance drawn on this line.

   In September 1996, Quantum entered into a $42 million mortgage financing related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years. Quantum is required to make monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term.

   DSSG expects to spend approximately $70 million in fiscal year 2000 for capital equipment and leasehold improvements. These capital expenditures will support the expansion of the DLTtape product line, production of Super DLTtape products and DSSG's general infrastructure.

   DSSG expects its cash flow from operations, together with available financing sources, will be sufficient to meet all currently planned expenditures and sustain operations for the next 12 months. However, this belief assumes that operating results and cash flow from operations will meet our expectations.

                                BUSINESS OF HDDG

   HDDG designs, develops and markets a diversified product portfolio of hard disk drives featuring leading-edge technology. A hard disk drive is a non-removable storage device found in most computers that stores data on multiple rotating magnetic disks. HDDG's hard disk drives are designed for the desktop hard disk drive market and the high-end hard disk drive market which requires faster and higher capacity disk drives--as well as the emerging market for hard disk drives specially designed for consumer electronics applications such as new TV recording devices. HDDG has been the leading volume supplier of hard disk drives for the desktop market for each of the past six years. According to Dataquest, HDDG's market share in the desktop market has grown from 3% in 1990 to an industry leading 22% in 1998.

   HDDG designs desktop hard disk drives to meet the storage requirements of entry-level to high-performance desktop PCs in home and business environments. HDDG also designs high-end hard disk drives to store data on large computing systems such as network servers. These high-end hard disk drives are generally used for:

  . dedicated sites that store large volumes of data;

  . network servers such as those used for Internet and intranet services, online transaction processing and enterprise wide applications;

  . high-speed computers used for specialized engineering design software;
    and


  . computer systems incorporating a large number of shared hard disk drives.

   HDDG recently introduced two new hard disk drives designed for the developing consumer electronics market. These hard disk drives utilize Quantum QuickView(TM)--HDDG's hard disk drive technology designed for consumer electronics. The use of hard disk drive technology makes it possible to simultaneously record and playback video content and to rapidly and inexpensively access large amounts of video content--capabilities that are not as well suited to competing technologies such as video tape and digital video disk.

Industry Background

   Market for Hard Disk Drives. The demand for hard disk drives continues to grow due to:

  . increasing demand for desktop computers, driven in part by continued improvements in desktop computing price-to-performance ratios;

  . the substantial growth of the sub-$1,000 PC market, particularly in the home;

  . the rapid accumulation of data resulting from the growth in digital content--audio, video and data;

  . the exchange of increasing volumes of data among users across the Internet and intranets with the proliferation of computing systems accessed by multiple users;

  . the growth of the server and workstation market due in large part to the migration of workstation and server applications to more cost-effective platforms; and

  . the trend of consumer electronic content moving from analog to digital form and the creation of a wide variety of new consumer electronic applications such as new TV recording devices.

   In December 1998, Dataquest forecasted that annual demand for the worldwide desktop computer market would grow from approximately 78 million units in 1998 to 133 million units in 2002, reflecting a compound annual growth rate of approximately 14%. International Data Corporation forecasts the annual demand for both the desktop and high-end hard disk drive markets to grow at 15% over the same period with the desktop disk drive market growing from approximately 111 million units to 194 million units and the high-end hard disk drive market growing from approximately 15 million units to 27 million units.

   Hard Disk Drive Market Challenges. The growing demand for hard disk drives has led to intensified competition. The hard disk drive market is characterized by rapid technological change, increasing capacity and performance; rapid product obsolescence; changing customer requirements; dramatic shifts in market share; and significant erosion of average selling prices.

   HDDG, IBM, Seagate and Western Digital have traditionally had the highest market share with leading computer equipment manufacturers. Over the last two years, hard disk drive suppliers such as Fujitsu, Maxtor and Samsung have introduced new hard disk drive products and gained market share with leading computer equipment manufacturers. The competitive environment, together with the growth of the sub-$1,000 PC market, has placed continuous downward pressure on hard disk drive prices. This pressure, in turn, has reduced average gross margins for hard disk drive suppliers.

   In addition to increasing competition, the leading PC computer equipment manufacturers have been gaining market share which has increased their influence. In calendar year 1997 and 1998, the top ten PC computer equipment manufacturers accounted for more than 50% of all PC shipments and most of the growth in the PC market. In addition, the top four server and workstation computer equipment manufacturers accounted for almost 50% of server and workstation units shipped in calendar 1998. As a result, maintaining customer satisfaction with these leading computer equipment manufacturers has become even more critical.

   Computer equipment manufacturers face substantial market pressures to lower costs and improve customer satisfaction. Historically, hard disk drive failure has been the leading cause for PC returns and end-user dissatisfaction. As a result, computer equipment manufacturers place a high value on consistently receiving reliable hard disk drives from their suppliers.

   Hard disk drive suppliers have had to manage their businesses to meet these challenges. Computer equipment manufacturers typically seek to qualify up to three or four providers for each generation of hard disk drives. To achieve consistent success with computer equipment manufacturers qualifications, a hard disk drive supplier must be an early provider of next generation hard disk drives featuring leading technology and high capacity per disk which increases the storage capacities for hard disk drives. Suppliers must quickly achieve volume production of high quality and reliable hard disk drives. To quickly achieve high volume production, a disk drive supplier must have access to flexible, high-capacity, high-quality and dedicated manufacturing capabilities. Factors on which computer equipment manufacturers evaluate their hard disk drive suppliers include ease of doing business, overall quality, storage capacities, performance characteristics, price and the supplier's long-term financial stability.

HDDG Solution

   HDDG offers one of the industry's most diversified hard disk drive product portfolios featuring leading-edge technology and reliable hard disk drives. HDDG focuses on providing consistent, high-quality products, quickly achieving high volume production and maintaining excellent customer satisfaction. HDDG continues to develop new and improved hard disk drive technology for the desktop and high-end markets and the emerging consumer electronics market.

   The core strengths of HDDG include:

  . Strong Relationships with Computer Equipment Manufacturers. HDDG sells its hard disk drives to each of the top ten leading PC computer equipment manufacturers including Acer America Corporation, Apple Computer, Compaq, Dell, Fujitsu, Gateway, Inc., Hewlett-Packard, IBM, Packard Bell/NEC, Inc. and Siemens AG. According to International Data Corporation, HDDG had the highest desktop hard disk drive market share with leading computer equipment manufacturers for each of the calendar years 1993-1998.

  . Manufacturing Partnership with Matsushita-Kotobuki. Matsushita-Kotobuki is the exclusive manufacturer of HDDG's hard disk drives. HDDG believes that it has been able to maintain a leadership position in the hard disk drive market by integrating its engineering and design expertise with Matsushita-Kotobuki's high-volume, highly automated manufacturing capabilities. This partnership gives HDDG the ability to quickly achieve high volume production of high-quality and reliable hard disk drives without a significant ongoing investment in manufacturing assets. As a result, HDDG has achieved higher inventory turnover and has the potential for higher returns on invested capital than the industry average.

  . Leading Customer Satisfaction. HDDG ranked among the best hard disk drive suppliers in customer satisfaction according to quarterly business reviews summarizing the status of supplier performance. HDDG believes the following four factors contribute to its high customer satisfaction ratings:

   1) Quality and Reliability. HDDG's focus on providing high quality, reliable hard disk drives begins at the design and development phase and continues through extensive pre-production reliability testing, strategic use of Matsushita-Kotobuki's automated manufacturing, long-term relationships with high-performing suppliers and solid, consistent execution. In addition, HDDG has added two unique features to its hard disk drives: the Shock

      Protection System(TM), which reduces potential damage to the hard disk drive in the case of poor handling, and the Data Protection System(TM), which is a diagnostic software application that reduces the product return rate by allowing users to determine whether a computer failure has resulted from a hard disk drive malfunction. HDDG's consistent execution and stringent quality standards, along with the introduction of Shock Protection System and Data Protection System, have resulted in HDDG having the lowest rate of defects per million at three leading PC computer equipment manufacturers and two leading server and workstation computer equipment manufacturers.

   2) Time-to-Market/Time-to-Volume. HDDG achieves a leading position in time-to-market with each generation of hard disk drives through internal technology development, relationships with key component suppliers and an integrated design and development process with Matsushita-Kotobuki. Demonstrating HDDG's time-to-market leadership, in March 1999, HDDG announced the introduction of Fireball CX which features industry leading 6.8GB capacity per disk and is the first HDDG hard disk drive to incorporate giant magneto-resistive heads. In addition, HDDG's technology advances in channels, interface and cache architecture have led to consistently high benchmark performances for its Fireball and Fireball Plus product lines. HDDG quickly achieves high volume production by capitalizing on Matsushita-Kotobuki's highly automated manufacturing facilities and manufacturing expertise. For example, with Matsushita-Kotobuki, HDDG completed one of the fastest conversions to the latest generation of magneto-resistive recording heads in the industry and quickly achieved volume production. HDDG expects to complete a similar transition to giant magneto-resistive heads.

   3) Competitive Cost. HDDG focuses on providing the lowest total cost of ownership through high quality, time-to-volume products; high inventory turnover; and minimal infrastructure. Matsushita-Kotobuki provides low cost and superior quality manufacturing through a high-yielding automated process.

   4) Ease of doing business. HDDG focuses development resources on features that provide tangible, practical benefits for its customers-- technology that enables its customers to provide superior computer systems to their customers at the lowest total cost of ownership. HDDG provides worldwide logistics capabilities, which include regional service delivery to support customized production strategies and e-commerce capability with major customers. In addition, HDDG offers dedicated support teams for all its major computer equipment manufacturers customers. According to quarterly business reviews received from its customers, HDDG has been consistently ranked among the best hard disk drive suppliers in delivery responsiveness.

HDDG Strategy

   HDDG's objective is to be the number one supplier of hard disk drives to each of the desktop, high-end and emerging markets in which it competes. Key elements of HDDG's strategy include:

  . Maintaining Leadership Position in Desktop Market. HDDG has been the leading volume supplier of hard disk drives to the desktop market over the past six years. HDDG has maintained this leadership position while several different competitors have advanced and then declined in the desktop market. The foundation of HDDG's future success will be maintaining its strong computer equipment manufacturers and distribution relationships to help position HDDG for long-term growth. HDDG is committed to maintaining its leadership position in the desktop hard disk drive market by executing its strategy of maintaining customer satisfaction by focusing on quality, reliability, time-to-market, time-to-volume, competitive cost and ease of doing business.

  . Establishing Leadership in the Computer Server and Workstation Market. In the fall of 1997, HDDG began to focus its high-end business on the fast growing Computer server and workstation market. To execute on this strategy, HDDG leverages its capabilities to produce high quality, reliable hard disk drives and quickly achieve high volume manufacturing in partnership with Matsushita-Kotobuki. In addition, during the past year HDDG has simplified its high-end product development process by adopting a common architecture for all its high-end hard disk drives to improve time-to-market and time-to-volume. HDDG has continued its small computer system interface or SCSI interface leadership with the introduction of its Ultra 160/m interface technology in its Atlas IV drive and was the first to market with this interface technology. During the past year, HDDG has also expanded its customer base to include each of the top four server and workstation computer equipment manufacturers and has achieved high customer satisfaction ratings as measured by customer field returns. In calendar year 1999, HDDG will, for the first time, have a complete high-end product offering, and 7200 RPM and 10,000 RPM hard disk drives with SCSI and fibre channel interfaces, both of which are high-speed interfaces used in the enterprise storage market.

  . Offering Products That Meet Developing Consumer Electronic Storage
    Needs. Consumer electronics applications such as new TV recording devices represents a developing market opportunity for HDDG's hard disk drive technologies. HDDG offers customized design capabilities and unique hard disk drive technologies for consumer applications. HDDG is currently developing hard disk drive storage applications in consumer electronics with Sony, Panasonic Technologies, Inc. and TiVo, Inc., among others. In December 1998, HDDG announced a strategic alliance with TiVo to incorporate Quantum QuickView hard disk drives into a TiVo receiver and began shipping Quantum QuickView in March 1999. This receiver will give customers an in-home personalized television service with traditional recording capabilities as well as the ability to simultaneously play and record the same TV program so that the viewer can begin watching the TV program before it is finished being recorded. HDDG also intends to increase consumer awareness of the Quantum brand name in the consumer electronics market.

Products

   Desktop products. HDDG offers three families of desktop hard disk drives-- the Quantum Bigfoot(TM), Quantum Fireball and Quantum Fireball Plus. The Quantum Bigfoot family offers 5.25-inch hard disk drives for PC users. The Quantum Fireball family offers 3.5-inch hard disk drives for consumer and commercial PCs, as well as entry-level workstations and network servers. Fireball Plus offers superior performance for power users. HDDG began offering its Shock Protection System and Data Protection System with its recently released desktop products. These features substantially reduce failure rates with customers and provide increased reliability and performance.

   High-end products. HDDG also offers a broad line of high-end 3.5-inch hard disk drives--the Quantum Viking(TM), Quantum Atlas(TM) and Quantum Atlas 10K families. The Quantum Viking II 3.5-inch hard disk drive is designed for low-profile applications such as workgroup servers and desktop workstations, while the Quantum Atlas family offers high-capacity hard disk drives for high performance storage-intensive applications such as enterprise servers and storage subsystems. HDDG began offering the Shock Protection System with its recently released high-end products.

   The table below sets forth key performance characteristics for HDDG's current products:

                  Capacity   Product   Rotational
                  per Disk  Capacity     Speed
     Products       (GB)      (GB)       (RPM)               Platform
     --------     -------- ----------- ----------            --------
 Bigfoot TS       6.4      6.4 to 19.2 4000       Desktop PCs--Value, with
                                                  Ultra ATA interface, 5.25-
                                                  inch media

 Fireball EX      3.4      3.2 to 12.9 5400       Desktop PCs--Performance,
                                                  with Ultra ATA interface,
                                                  Shock Protection System

 Fireball CR      4.3      4.3 to 13.0 5400       Desktop PCs--Value, with
                                                  Ultra ATA/66 interface, Shock
                                                  Protection System and Data
                                                  Protection System

 Fireball Plus KA 4.5      6.4 to 18.2 7200       Desktop PCs--Performance,
                                                  with Ultra ATA/66 interface,
                                                  Shock Protection System and
                                                  Data Protection System

 Fireball CX      6.8      6.4 to 20.4 5400       Desktop PCs--Value, with
                                                  Ultra ATA/66 interface, Shock
                                                  Protection System and Data
                                                  Protection System

 Viking II        1.8      4.5 to 9.1  7200       PC Servers and Workstations,
                                                  with Ultra2 SCSI Low Voltage
                                                  Differential (LVD) or Ultra
                                                  SCSI interface

 Atlas III        1.8      4.5 to 18.2 7200       Servers and Storage
                                                  Subsystems, Ultra2 SCSI Low
                                                  Voltage Differential/Ultra
                                                  SCSI interface

 Atlas IV         4.5      9.1 to 36.4 7200       Servers, Workstations and
                                                  Storage Subsystems, with
                                                  Ultra 160/m SCSI interface,
                                                  Shock Protection System

 Atlas 10K        3.0      9.1 to 36.4 10,000     Enterprise Servers and
                                                  Storage Subsystems, with
                                                  Ultra 160/m SCSI interface or
                                                  Fibre Channel optional
                                                  interface, 3-inch media,
                                                  Shock Protection System

Customers

   HDDG markets its products to leading computer equipment manufacturers, including Acer, Apple, Compaq, Dell, Fujitsu, Gateway, Hewlett-Packard, IBM, Packard Bell/NEC and Siemens. Because the leading computer equipment manufacturers have a dominant market share for the computer systems into which HDDG's products are incorporated, HDDG's sales are concentrated with several key customers.

   Sales to HDDG's top five customers for the first nine months of fiscal year 1999 represented 41% of revenue, compared to 44% of revenue in the corresponding period of fiscal year 1998. These amounts reflected a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Hewlett-Packard were 14% of revenue for the first nine months of fiscal year 1999, compared to 12% of revenue in the corresponding period of fiscal year 1998. Sales to Compaq were under 10% of revenue for the first nine months of fiscal year 1999, compared to 12% of revenue in the corresponding period of fiscal year 1998, including sales to Digital Equipment.

Sales and Marketing

   HDDG markets its products directly to manufacturers of desktop PCs, servers and workstations. Key domestic and international OEM customers include Acer, Apple, Apricot Computers Limited, Compaq, Dell, Fujitsu, Gateway, Hewlett-Packard, IBM, LG Electronics Inc., Packard Bell/NEC, Samsung and Siemens.

   In addition to its strong base of computer equipment manufacturer customers, HDDG markets its products through a domestic and international network of commercial and industrial distributors located in more than 25 countries worldwide. This network includes Bell Microproducts, Inc., Computer 2000 AG, Ingram Micro Inc. and Wyle Electronics. Through this network, HDDG's hard disk drive products reach smaller computer equipment manufacturers, systems integrators, value-added resellers, dealers and retailers.

   HDDG supports international sales and operations by maintaining regional European headquarters in Neuchatel, Switzerland; a Japanese headquarters in Tokyo; and additional sales offices in Singapore and throughout the world. HDDG's international sales, including sales to foreign subsidiaries of U.S. companies, were 55% of HDDG's revenue for the first nine months of fiscal year 1999, and 55%, 57% and 54% of HDDG's revenue for fiscal years 1996, 1997 and 1998, respectively.

Manufacturing

   Matsushita-Kotobuki manufactures all of HDDG's hard disk drives at facilities located in Japan, Singapore and Ireland. Matsushita-Kotobuki's state-of-the-art manufacturing process is highly automated, employing integrated computer networks and advanced control systems. Matsushita-Kotobuki's manufacturing expertise helps HDDG produce hard disk drives of exceptional quality and quickly achieve volume production.

   HDDG's relationship with Matsushita-Kotobuki, which has been continuous since 1984, is governed by a master agreement which continues through 2007, unless terminated sooner as a result of certain specified events including a change-in-control of either Quantum or Matsushita-Kotobuki. This agreement gives Matsushita-Kotobuki the exclusive worldwide right to manufacture and HDDG the exclusive worldwide right to design and market hard disk drives. HDDG provides Matsushita-Kotobuki with a forecast of its requirements and places purchase orders approximately three months prior to scheduled delivery. HDDG works closely with Matsushita-Kotobuki to regularly adjust its purchase orders as market requirements change.

   HDDG and Matsushita-Kotobuki work together to develop strategic relationships with leading suppliers of many of the key hard disk drive components. These relationships enable HDDG to gain early access to leading-edge hard disk drive technology and to actively manage its supply chain to improve flexibility in choosing state-of-the-art components and to reduce component, inventory and overall product costs.

   In October 1998, HDDG agreed with Matsushita-Kotobuki to dissolve their recording heads joint venture. As a result, HDDG no longer develops or manufactures recording heads.

Research and Development

   HDDG's research and development expenses were $183 million for the first nine months of fiscal year 1999, and $214 million, $261 million, and $259 for fiscal years 1996, 1997, and 1998, respectively. HDDG is currently concentrating its research and development efforts on broadening its existing hard disk drive product lines through the development and introduction of new hard disk drives. These development efforts focus on developing desktop and high-end hard disk drives, hard disk drives for consumer electronics and other hard disk drive applications.

Competition

   In the desktop product market, HDDG competes primarily with Fujitsu, IBM, Maxtor, Samsung, Seagate and Western Digital. In the high-end market, HDDG competes primarily with Fujitsu, Hitachi, IBM, Seagate and Western Digital.

   HDDG believes that important competitive factors in the hard disk drive market are:

  . quality;

  . reliability;

  . storage capacity;

  . performance;

  . price;

  . time-to-market introduction;

  . time-to-volume production;

  . computer equipment manufacturer product qualifications;

  . breadth of product lines; and

  . technical service and support.

   HDDG believes that it competes favorably with respect to these factors.

Warranty and Service

   HDDG generally warrants its products against defects for a period of one to five years from the date of sale. HDDG generally provides warranty service on a return to factory basis. HDDG maintains in-house service facilities for refurbishment or repair of its products in Milpitas, California; Dundalk, Ireland; and Penang, Malaysia. HDDG also utilizes third party providers for warranty repairs.

Employees

   At December 27, 1998, HDDG had approximately 4,300 regular employees. In addition, approximately 970 employees perform services for both HDDG and DSSG. In the advanced electronics industry, competition for highly skilled employees is intense. HDDG believes that a great part of its future success will depend on its ability to attract and retain highly skilled employees. None of HDDG's employees are represented by a union, and HDDG has experienced no work stoppages. HDDG believes that its employee relations are favorable.

Management

   The following table sets forth certain information with respect to the executive officers of HDDG:

 Name                 Age Position
 ----                 --- --------
 John B. Gannon......  52 President
 Shyam C. Parikh.....  54 Chief Technology Officer
 Debora C. Shoquist..  44 Executive Vice President, Hard Disk Drive Operations
 Barbara J. Baill....  47 Vice President, Human Resources
 John M. Cobb........  42 Vice President, Finance
 Anthony Francesca...  42 Vice President and General Manager, New Businesses
 Barbara H. Nelson...  44 Vice President and General Manager, Desktop Storage
                          Division
 John S. Squire......  45 Chief Quality Officer

   Mr. Gannon has been President of HDDG since February 1999. From May 1998 to February 1999, Mr. Gannon was Executive Vice President of Worldwide Sales. Prior to joining Quantum, Mr. Gannon spent seventeen years with Hewlett-Packard from 1981 to 1998, last serving as General Manager of Commercial Desktop Personal Computer Business from 1996 to 1998 and as General Manager of Digital Audio Tape Business from 1993 to 1996.

   Mr. Parikh has been Chief Technology Officer since August 1998. Mr. Parikh joined Quantum in 1994, and served as Vice President of Technology and Engineering from 1994 to August 1998. Prior to joining Quantum, Mr. Parikh was employed by Digital Equipment for 18 years where he held positions in Advanced Development, Product Development and Support Engineering.

   Ms. Shoquist has been Executive Vice President of Hard Disk Drive Operations since December 1996. Ms. Shoquist has served in a variety of manufacturing management positions, most recently as Vice President of Product and Test engineering for the High-End Storage Division. Prior to that, Ms. Shoquist was Vice President of Worldwide Operations for the High-End Storage Division. Prior to joining Quantum in 1991, Ms. Shoquist held a variety of operations management positions at Hewlett-Packard.

   Ms. Baill has been Vice President of Human Resources since 1997. From 1994 to 1997, Ms. Baill was Director of Human Resources. Prior to joining Quantum, Ms. Baill spent 15 years with Hewlett-Packard where she held various positions including human resource management in a regional sales organization and as the Manager for Executive and Management Development.

   Mr. Cobb has been the Vice President of Finance since 1998. Mr. Cobb joined Quantum in 1990 as a Controller. From 1993 to 1995 Mr. Cobb was Director of Finance for the High-End Storage Division. From 1995 to 1998 Mr. Cobb was Vice President of Finance for the High-End Storage Division. Prior to joining Quantum, Mr. Cobb was a Senior Manager from 1982 to 1990 at Ernst & Young LLP.

   Mr. Francesca has been Vice President and General Manager, New Businesses since 1998. From 1997 to 1998, Mr. Francesca was Vice President of Marketing of the Desktop Storage Division and joined Quantum in 1997 as Vice President of Mobile Business Unit. Prior to joining Quantum, Mr. Francesca was Vice President of the OEM business unit for desktop and mobile communications at US Robotics.


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

   Ms. Nelson has been the Vice President and General Manager of the Desktop Storage Division since November 1997. Ms. Nelson joined Quantum in January 1997 as Vice President of Marketing of the Desktop Storage Division. Prior to joining Quantum, Ms. Nelson was at Lumina Office Products, Inc. where she was responsible for sales and worldwide marketing. Ms. Nelson also spent four years at Maxtor Corporation where she held a variety of positions, including Vice President of Marketing and Sales and Director of Sales Management.

   Mr. Squire has been the Chief Quality Officer since 1998. Mr. Squire has held a variety of positions at Quantum since 1988, including most recently, General Manager of the Desktop Storage Division from 1997 to 1998 and Vice President of Development Engineering for Desktop Storage Division from 1995 to 1997.

Technology

   Both HDDG and DSSG will have access to all of Quantum's technology and know-how, excluding products and services of the other group, that may be useful in that group's business. HDDG and DSSG will consult each other on a regular basis concerning technology issues that affect both groups.

   Quantum has been granted and/or owns by assignment 477 United States patents. In general, these patents have 17-year terms from the date of issuance. Quantum also has certain foreign patents and applications relative to certain of the products and technologies. Although HDDG believes that its patents and applications have significant value, the rapidly changing computer industry technology makes HDDG's future success dependent primarily upon the technical competence and creative skills of our personnel rather than on patent protection.

   Several companies and individuals have approached HDDG concerning the need for a license under patented technology that HDDG assertedly used, or is assertedly using, in the manufacture and sale of one or more of its products. HDDG conducts ongoing investigations into these assertions and presently believes that any licenses ultimately determined to be required could be obtained on commercially reasonable terms. However, HDDG cannot assure you that such licenses are presently obtainable, or if later determined to be required, could be obtained on commercially reasonable terms or at all.

   Quantum has signed cross-licensing agreements with Hewlett-Packard, IBM, Seagate and others. These agreements enable HDDG to use certain patents owned by these companies, and enables these companies to use certain patents owned by Quantum.
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

                                     HDDG

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read this discussion along with HDDG's Combined Financial Statements contained in this proxy statement. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods.

Overview

   The following summarizes HDDG's desktop and high-end revenue and operating profit (loss), excluding the effect of the discontinued recording heads operations:

                               Year Ended March 31,              Nine Months Ended
                         ----------------------------------  -------------------------
                                                             December 28, December 27,
                            1996        1997        1998         1997         1998
                         ----------  ----------  ----------  ------------ ------------
Business unit:                                 (In thousands)
 Desktop Drives
  Revenue............... $3,349,735  $4,004,828  $3,981,614   $3,098,487   $2,294,274
  Unit operating profit
   (loss)...............    290,767     300,287     184,331      183,995      (54,166)
 High-end Drives
  Revenue............... $  737,426  $  586,616  $  633,821   $  487,222   $  386,386
  Unit operating loss...   (416,620)   (154,184)   (250,136)    (205,218)     (62,147)

   HDDG experienced the following key trends in its desktop and high-end hard disk drive products during the fiscal years 1996 through 1998 and the first nine months of fiscal year 1999:

  . Desktop Hard Disk Drives. Because desktop hard disk drives are the key storage device within PCs, the PC market generates demand for desktop hard disk drives. The growth and pervasive use of PCs in both the business and home have generally resulted in increasing sales of HDDG's desktop hard disk drives. However, a market demand slowdown, coupled with inventory curtailment by leading computer equipment manufacturers, negatively affected revenue during the four most recent quarters. In addition, intense competition in the market for both PCs and desktop hard disk drives has resulted in generally declining hard disk drive prices despite increases in the capacity and performance of hard disk drives.

  . High-end Hard Disk Drives. High-end hard disk drives are predominately used in servers, workstations and storage sub-systems. Although the market for high-end hard disk drives has continued to expand, IBM and Seagate have held the largest market share in these markets. HDDG has experienced difficulty in gaining market share and has experienced continuing losses in this business. HDDG, however, recognizes the long term potential of this market, and has continued its strategy of focusing on the fast growing network server and workstation market and has taken several important steps in an effort to improve its performance. HDDG transitioned all of its high-end manufacturing to Matsushita-Kotobuki beginning in the fourth quarter of fiscal year 1996, which was substantially completed by the second quarter of fiscal year 1997. This transition has contributed to a recent improvement in the reliability of HDDG's new high-end products. HDDG has also recently improved its time-to-market performance and now has a complete high-end product offering with both 7200 RPM and 10,000 RPM products with SCSI and fibre channel interfaces both of which are high speed interfaces used in the enterprise storage market.

Results of Operations

 First Nine Months of Fiscal Year 1999 Compared with the First Nine Months of Fiscal Year 1998

   Revenue. Revenue for the first nine months of fiscal 1999 was $2.7 billion, compared to $3.6

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

billion in the corresponding period of fiscal year 1998, a decrease of 25%. The decrease in revenue reflected lower revenue from sales of both desktop and high-end hard disk drives.

  . Desktop hard disk drive revenue for the first nine months of fiscal year
    1999 was $2.3 billion, compared to $3.1 billion in the corresponding period of fiscal year 1998. The decline in desktop hard disk drive revenue reflected a decline in average unit prices and, to a lesser extent, shipments. However, a strong desktop PC market in the third quarter of fiscal year 1999 resulted in some easing of the intense competitive pricing pressures of prior quarters.

  . High-end hard disk drive revenue for the first nine months of fiscal year
    1999 was $386 million, compared to $487 million in the corresponding period of fiscal year 1998. Although high-end hard disk drive shipments increased in the first nine months of fiscal year 1999, increased competitive pricing pressures, especially in the third quarter of fiscal year 1999, resulted in reduced average unit prices and lower high-end hard disk drive revenue.

   Sales to the top five customers for the first nine months of fiscal year 1999 represented 41% of revenue, compared to 44% of revenue in the corresponding period of fiscal year 1998. These amounts reflected a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Hewlett-Packard were 14% of revenue for the first nine months of fiscal year 1999, compared to 12% of revenue, in the corresponding period of fiscal year 1998. Sales to Compaq were under 10% of revenue for the first nine months of fiscal year 1999, compared to 12% of revenue in the corresponding period of fiscal year 1998, including sales to Digital Equipment.

   For the first nine months of fiscal year 1999, sales to computer equipment manufacturers and distribution channel customers were 61% and 39% of revenue, respectively, compared to 58% and 42% of revenue, respectively, in the corresponding period of fiscal year 1998.

   Gross Margin Rate. The gross margin rate for the first nine months of fiscal year 1999 was 7.1%, compared to 8.9% in the corresponding period of fiscal year 1998.

  . The desktop gross margin rate for the first nine months of fiscal year
    1999 was 6.6%, compared to 12.6% in the corresponding period of fiscal year 1998.

  . The high-end gross margin rate for the first nine months of fiscal year
    1999 was 10.4%, compared to 15.1% in the corresponding period of fiscal year 1998.

The gross margin rate for the first nine months of fiscal year 1998 reflected the impact of a $103 million special charge taken in the third quarter related to the transition to a new generation of high-end disk drive products, and consisted primarily of inventory write-offs and adjustments, and losses related to firm inventory purchase commitments. Excluding the special charge, the gross margin rate was 11.7% for the first nine months of fiscal year 1998. This 4.6 percentage point decline between the corresponding periods of fiscal year 1998 and 1999 reflected the decline in gross margins earned on desktop hard disk drives. The price decline reflected intense competition, especially in the first two quarters of fiscal year 1999, and the growth of the low cost PC market, which has become a higher proportion of the overall desktop PC market.

   Research and Development Expenses. Research and development expenses in the first nine months of fiscal year 1999, were $183 million, or 6.8% of revenue, compared to $193 million, or 5.4% of revenue, in the corresponding period of fiscal year 1998. The decrease in research and development expense reflected reduced spending, including reduced bonus expense as a result of lower overall Quantum performance.

   Sales and Marketing Expenses. Sales and marketing expenses for the first nine months of fiscal year 1999, were $86 million, or 3.2% of revenue, compared to $96 million, or 2.7% of revenue in the corresponding period of fiscal year 1998. The decrease in sales and marketing expenses reflected reduced spending including lower commissions as a result of the lower level of revenue.

   General and Administrative Expenses. General and administrative expenses in the first nine months of fiscal year 1999, were $39 million, or 1.4% of revenue, compared to $58 million, or 1.6%

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

of revenue, in the corresponding period of fiscal year 1998. The decrease in general and administrative expenses reflected the impact of cost control efforts, including reduced bonus expenses as a result of lower overall Quantum performance.

   Interest and Other Income/Expense. Net interest and other income and expense for the first nine months of fiscal year 1999 was $6 million income, compared to $3 million income in the corresponding period of fiscal year 1998.

   Loss from Investee. HDDG's investment and operating results related to its recording heads business have resulted in significant losses. HDDG acquired a recording heads business from Digital Equipment in October 1994. In May 1997, HDDG sold a 51% majority interest in its recording heads operations to Matsushita-Kotobuki, and formed a recording heads joint venture with Matsushita-Kotobuki. On October 28, 1998, HDDG and Matsushita-Kotobuki agreed to dissolve the recording heads joint venture. In connection with the dissolution, HDDG recorded a $101 million loss in the third quarter of fiscal year 1999. This loss included a write-off of HDDG's investment in the recording heads joint venture; a write-down of HDDG's interest in facilities in Louisville, Colorado, and Shrewsbury, Massachusetts that were occupied by the recording heads joint venture; warranty costs resulting from magneto resistive recording heads manufactured by the recording heads joint venture; and HDDG's 49% pro rata share in funding the recording heads joint venture's repayment of its obligations, primarily bank debt, accounts payable and other liabilities. See Note 5 of the Notes to Combined Financial Statements for additional discussion of the dissolution of the recording heads joint venture.

   Income Taxes. HDDG recorded a tax benefit of $101 million and $56 million for an effective tax rate of 40% and 82% for the first nine months of fiscal year 1999 and 1998, respectively. The 1999 effective tax rate reflects a lower benefit from a foreign earnings taxed at less than the U.S. rate.

   Net Loss. HDDG reported a net loss for the first nine months of fiscal year 1999 of $151 million, compared to $12 million in the corresponding period of fiscal year 1998. The increased loss resulted from the $101 million charge related to the the recording heads joint venture dissolution and the decrease in revenue and gross profit, partially offset by a decrease in operating costs.

 Fiscal Year 1998 Compared With Fiscal Year 1997

   Revenue. Revenue in fiscal year 1998 was $4.62 billion, compared to $4.59 billion in fiscal year 1997, an increase of 1%.

  . Desktop hard disk drive revenue for each of fiscal year 1998 and fiscal year 1997 was $4.0 billion.

  . High-end hard disk drive revenue for fiscal year 1998 was $634 million, compared to $587 million in fiscal year 1997.

   Declines in average unit prices for both desktop and high-end disk drives substantially offset an increase in disk drive unit shipments. Oversupply and intensely competitive pricing in these markets, particularly in the second half of fiscal year 1998 and more significantly for the high-end disk drive products, caused such declines.

   Sales to HDDG's top five customers were 44% of revenue in fiscal year 1998, compared to 40% of revenue in fiscal year 1997. These amounts reflect a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Hewlett-Packard were 14% of revenue in fiscal year 1998, compared with less than 10% of revenue in fiscal year 1997. Sales to Compaq were 12% of revenue in both fiscal years 1998 and 1997, including sales to Digital Equipment.

   Sales to computer equipment manufacturers and distribution channel customers were 59% and 41% of revenue, respectively, for fiscal year 1998 compared with 61% and 39% of revenue, respectively, in fiscal year 1997.

   Gross Margin Rate. The gross margin rate decreased 2.8 percentage points to 8.1% in fiscal year 1998, from 10.9% in fiscal year 1997.

  . The desktop gross margin rate for fiscal year 1998 was 11.4%, compared to 14.1% for fiscal year 1997.

  . The high-end gross margin rate for fiscal year 1998 was -12.7%, compared to -1.8% for fiscal year 1997.

The overall gross margin decrease reflected the price declines earned on desktop and high-end hard disk drives, particularly in the second half of fiscal year 1998, and the $103 million special charge in the third quarter of fiscal year 1998. The special charge

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

related to the transition to a new generation of high-end disk drive products, and consisted primarily of inventory write-offs and adjustments, and losses related to firm inventory purchase commitments. Excluding the special charge, the gross margin rate was 10.3% in fiscal year 1998. The erosion of gross margins earned on hard disk drives and the special charge both reflected the oversupply and intensely competitive pricing in the desktop and high-end disk drive markets, particularly in the second half of fiscal year 1998.

   Research and Development Expenses. In fiscal year 1998, research and development expenses were $259 million, or 5.6% of revenue, compared with $261 million, or 5.7% of revenue, in fiscal year 1997.

   Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1998 were $122 million, or 2.6% of revenue, compared with $126 million, or 2.7% of revenue, in fiscal year 1997.

   General and Administrative Expenses. General and administrative expenses in fiscal year 1998 were $67 million, or 1.5% of revenue, compared with $75 million, or 1.6% of revenue, in fiscal year 1997.

   Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1998 was $5 million income, compared with $15 million expense in fiscal year 1997. A decrease in interest expense, reflecting a year-over-year decrease in the average level of debt used to finance operations, and an increase in the year-over-year average level of cash, combined to cause this change.

   Loss from Investee. The loss from investee reflected HDDG's equity share in the operating losses of the recording heads joint venture since May 16, 1997, when this joint venture was formed. Prior to May 16, 1997, HDDG fully combined its recording heads operations. HDDG's total losses from recording heads operations for fiscal year 1998 was $75 million, compared with $110 million for fiscal year 1997. The loss from investee for fiscal year 1998 included a charge of approximately $5 million, which represented HDDG's share of a third quarter charge in the recording heads joint venture's operating results for severance, equipment write-offs, lease termination and other costs associated with the recording heads joint venture's strategic actions. A combination of reduced unit prices, operating costs, manufacturing yields, product transitions and soft demand for certain recording heads products, primarily those related to high-end disk drive products, resulted in losses by the recording heads joint venture.

   Income Taxes. HDDG recorded a benefit provision of $83 million and $19 million for an effective tax rate of 61% and -90% for fiscal years 1998 and 1997, respectively. The 1997 effective tax rate reflects increased benefits from foreign earnings taxed at less than the U.S. tax rate and valuation allowance reversal. The remaining state valuation allowance was reversed in fiscal year 1998 as a result of the realization of the state deferred tax assets through tax planning.

   Net Income (Loss). HDDG reported a net loss in fiscal year 1998 of $53 million, compared to net income of $41 million in fiscal year 1997. The change to a net loss resulted from the special charge related to high-end disk drives and the erosion of margins on desktop hard disk drives. A decrease in operating costs partially offset the decrease.

 Fiscal Year 1997 Compared With Fiscal Year 1996

   Revenue. Revenue in fiscal year 1997 was $4.6 billion, compared to $4.1 billion in fiscal year 1996, an increase of 12%. The increase was the result of an increase in shipments of desktop hard disk drives and an increase in the average drive price. The increase in average drive price reflected a change in sales mix to higher capacity and performance desktop hard disk drives. A decline in high-end disk drive sales, particularly in the first three quarters of fiscal year 1998, partially offset the increase in desktop revenue. HDDG's transition of high-end disk drive manufacturing to MKE during fiscal year 1997 was a primary factor behind this decline in revenue.

   Sales to HDDG's top five customers were 40% of revenue in fiscal year 1997, compared to 47% of revenue in fiscal year 1996. These amounts reflect a retroactive combination of the sales to Compaq and Digital Equipment as a result of their merger in June 1998. Sales to Compaq were 12% of revenue in fiscal year 1997, compared with 17% of revenue in fiscal year 1996, including sales to Digital Equipment. Sales to Apple Computer were less than 10% of

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

revenue in fiscal year 1997, compared with 12% of revenue in fiscal year 1996.

   Sales to OEM and distribution channel customers were 61% and 39% of revenue, respectively, for fiscal year 1997, compared with 69% and 31% of revenue, respectively, in fiscal year 1996. Product availability and demand dictated sales to OEM and distribution channel customers.

   Gross Margin Rate. The gross margin rate increased 0.7 percentage points to 10.9% for fiscal year 1997, from 10.2% in fiscal year 1996. The increase reflected the impact of a resizing charge in fiscal year 1996 of $38 million, of which $36 million affected the gross margin. Excluding the charge, the fiscal year 1996 gross margin rate was 11.1%.

   Research and Development Expenses. In fiscal year 1997, research and development expenses were $261 million, or 5.7% of revenue, compared with $214 million, or 5.2% of revenue, in fiscal year 1996. The $47 million increase in research and development spending reflected higher expenses related to pre-production activity for new desktop and high-end hard disk drive products.

   Sales and Marketing Expenses. Sales and marketing expenses in fiscal year 1997 were $126 million, or 2.7% of revenue, compared with $128 million, or 3.1% of revenue in fiscal year 1996. The decline in sales and marketing expenses as a percentage of sales reflected the increase in HDDG's sales and decreased investment in certain marketing programs.

   General and Administrative Expenses. General and administrative expenses in fiscal year 1997 were $75 million, or 1.6% of revenue, compared with $61 million, or 1.5% of revenue, in fiscal year 1996. The increase in expenses in fiscal year 1997 reflected the expansion of HDDG's infrastructure.

   Interest and Other Income/Expense. Net interest and other income and expense in fiscal year 1997 was $15 million expense, compared with $4 million expense in fiscal year 1996. An increase in interest expense, reflecting a year-over-year increase in the average amount of debt used to finance operations, caused this change.

   Income Taxes. HDDG recorded a benefit provision of $19 million and $74 million for an effective tax rate of -90% and 37% for fiscal years 1997 and 1996, respectively. The 1997 effective tax rate reflects increased benefits from a valuation allowance reversal of foreign earnings taxed at less than the U.S. rate. The remaining federal valuation allowance was reversed in fiscal year 1997 as a result of the realization of the federal deferred tax assets through tax planning.

   Net Income (Loss). HDDG reported net income in fiscal year 1997 of $41 million, compared to a net loss of $125 million in fiscal year 1996. The change to a net income resulted from the increase in sales and gross profit, as well as the income tax benefit in fiscal year 1997; and the resizing and restructuring charges in fiscal year 1996. The change was partially offset by an increase in operating expenses.

Recent Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which HDDG implemented in fiscal year 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components--revenue, expenses, gains, and losses--in a full set of general-purpose financial statements. The adoption of SFAS No. 130, changed financial statement presentation but did not have an impact on HDDG's financial position or results of operations.

   In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires certain financial and descriptive information about a company's reportable operating segments. HDDG adopted SFAS No. 131 in fiscal year 1999. The adoption of SFAS No. 131 applies solely to disclosure and will not have an impact on HDDG's financial position or results of operations.

Liquidity and Capital Resources

   Operatings Activities. HDDG generated cash from operations of $82 million during fiscal year 1998. HDDG's cash provided by operations in fiscal year 1997 was $220 million. The decrease reflected reduced net income in fiscal year 1998 and a reduction in inventory in fiscal year 1997. This decrease was partially offset by a reduction in accounts receivable. Cash provided by operations was $214 million in the first nine months of fiscal year 1999, compared with $107 million in the first nine months of fiscal year 1998. The increase reflected a reduction in accounts receivable and inventory, partially offset by a decrease in accounts payable in the first nine months of fiscal year 1999.

   Investing Activities. Investments during fiscal year 1998 were $83 million, which included investment in property and equipment and proceeds from the sale of a 51% interest in HDDG's recording heads operations to Matsushita-Kotobuki. Investments in fiscal year 1997 totaled $157 million. Investments in the first nine months of fiscal year 1999 were $16 million of cash used, compared with $18 million of cash provided in the first nine months of fiscal year 1998.

   Financing Activities. At December 27, 1998, and March 31, 1998, Quantum's debt allocated to HDDG was $118 million and $109 million, respectively. Debt allocated to HDDG bears interest at a rate equal to the weighted average interest rate of Quantum's total debt, calculated on a quarterly basis. At December 27, 1998, Quantum had a total debt of $353 million with an average interest rate of 7.4%. In the future, each group's debt will increase or decrease by the amount of any cash provided by or used for the group's operating activities, investing activities, share repurchases or issuances and other non-debt-related financing activities. See Note 1 to Combined Financial Statements for further discussion of financing activities.

   In December 1998, ATL entered into a senior credit facility that provides a $35 million revolving credit line to ATL. The revolving credit line is co-terminous with Quantum's $500 million revolving credit line, expiring in June 2000. At the option of ATL, borrowings under the revolving credit line bear interest at either London interbank offered rate plus a margin determined by Quantum's total funded debt ratio, or at a base rate, with option periods of one to six months. At December 27, 1998, $25 million was outstanding on this revolving credit line.

   Quantum filed a registration statement which became effective on July 24, 1997, pursuant to which Quantum may issue debt or equity securities, in one or more series or issuances, limited to $450 million aggregate public offering price. Under the registration statement, in July 1997, Quantum issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of the Quantum's common stock at a conversion price of $46.325 per share. Quantum has the option to redeem the notes on or after August 1, 1999 and prior to August 1, 2001, under certain conditions related to the price of Quantum's common stock. Subsequent to August 1, 2001, Quantum may redeem the notes at any time. In the event of certain changes involving all or substantially all of Quantum's common stock, the holder would have the option to redeem the notes. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all of Quantum's existing and future senior indebtedness.

   If the tracking stock proposal is implemented, each of the 7% convertible subordinated notes, which currently are convertible into shares of existing common stock, will become convertible into shares of DSSG Stock and shares of HDDG Stock. The number of shares of HDDG Stock and DSSG Stock into which each note will be convertible is equal to the number of the shares which the holder of the note would receive under the tracking stock proposal had such note been converted immediately prior to the implementation of the tracking stock proposal. The notes will not be separately convertible into solely DSSG Stock or solely HDDG Stock. The exercise price and maturity date of each convertible note will not be affected by the implementation of the tracking stock proposal.

   In June 1997, Quantum entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At Quantum's option, borrowings under the revolving credit line bear interest at either London interbank offered rate plus a margin determined by our total funded debt ratio, or at a base rate, with option periods of one to six months. At December 27, 1998, there was no outstanding balance drawn on this line.

   In September 1996, Quantum entered into a $42 million mortgage financing related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years. Quantum is required to make monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term.


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

   HDDG expects to spend approximately $85 million in fiscal year 2000 for capital equipment and leasehold improvements. These capital expenditures will support the expansion of the desktop and high-end hard disk drive product lines and the introduction of hard drives for consumer electronic applications.

   HDDG expects its cash flow from operations, together with available financing sources, will be sufficient to meet all currently planned expenditures and sustain operations for the next 12 months. However, this belief assumes that operating results and cash flow from operations will meet HDDG's expectations.

  PROPOSAL 2--ADOPTION OF AMENDMENTS TO THE QUANTUM CORPORATION EMPLOYEE STOCK
                                 PURCHASE PLAN

Background of the Proposal

   Proposal 2 relates to amendments to the Quantum corporation employee stock purchase plan which would:

  . increase the number of shares available for issuance under the purchase
    plan from 1,366,401 to     ; and

  . add an automatic share replenishment provision to the purchase plan which will increase the number of shares reserved under the purchase plan each year on April 1 beginning in the year 2000 by the lesser of

   (1)            shares;

   (2)        % of the outstanding common stock; or

   (3)  an amount determined by our board of directors.

   The purpose of the proposed amendments to the purchase plan is to increase the number of shares available for issuance under the purchase plan. Our board of directors believes that the proposed amendments are in the best interests of Quantum and our stockholders for the following reasons:

  . our board of directors believes the purchase plan serves to incentivize current employees and to align their interests with those of our stockholders;

  . our board of directors believes that the purchase plan is an important element of our strategy to attract and retain qualified employees in a competitive market;

  . the automatic replenishment provision will provide the purchase plan with additional shares and avoid any adverse accounting consequences from running out of shares during an offering period; and

  . without the proposed share increase, we will exhaust the shares available for issuance under the purchase plan this year.

   This summary highlights certain provisions of the purchase plan. To understand the purchase plan more fully, you should read carefully the amended purchase plan which is Annex II.

   It the tracking stock proposal is approved by our stockholders, additional features will be added to the purchase plan to reflect the special features of the tracking stock, including:

  . two pools of tracking stock reserved under the purchase plan, each with automatic replenishment features, if this amendment is approved.

  . a special mechanism for the purchase of shares from each pool so that each participant purchases a proportionate number of shares of the HDDG stock and the DSSG stock; and

  . a modified change of control provision to reflect the tracking stock capital structure.

   Under the purchase plan, our board of directors has the authority to adopt these amendments related to the tracking stock proposal without stockholder approval.

Summary of the purchase plan

 General

   The purchase plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code.

 Purpose

   The purchase plan provides the employees of Quantum and our majority-owned subsidiaries

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

designated by our board of directors with an opportunity to purchase our common stock through accumulated payroll deductions.

 Administration

   Either our board of directors or a committee of our board administers the purchase plan. Currently, our board of directors is administering the purchase plan. The administration, interpretation or application of the purchase plan by our board of directors or the committee is final, conclusive and binding upon all participants. Members of our board of directors who are eligible employees may participate in the purchase plan so long as they do no vote on any matter affecting the administration of the purchase plan or grant any option pursuant to the purchase plan. In addition, if our board of directors establishes a committee to administer the purchase plan, no member of the board who is eligible to participate in the purchase plan may be a member of the committee.

 Eligibility and Participation

   Any person whom Quantum or any of its designated subsidiaries employs regularly at least 20 hours per week on the first day of each offering period known as the "enrollment date", is eligible to participate in the purchase plan. Eligible employees become participants in the purchase plan by completing a subscription agreement authorizing a payroll deduction on the form which we provide and by filing the form with our payroll office prior to the applicable enrollment date or such later time as our board of directors
decides. As of [the record date], [         ] of [         ] employees
eligible to participate in the purchase plan were participating.

 Offering Dates

   Generally, we implement the purchase plan by means of overlapping two-year offering periods, starting every six months. There are four six-month exercise periods within each offering period. Our board of directors has the power to change the duration of the offering periods and exercise periods within each offering period without stockholder approval if it announces the change at least 15 days prior to the scheduled beginning of the first affected offering period.

 Purchase Price

   The purchase price per share of the shares of common stock in a given offering period is the lower of:

  . 85% of the fair market value of a share of our common stock at the commencement of the offering period; or

  . 85% of the fair market value of a share of our common stock on the last day of the applicable six-month exercise period within the offering period.

 Payment of Purchase Price; Payroll Deductions

   The purchase price of shares is accumulated by payroll deductions over the offering period. The deductions may not exceed 10% of a participant's compensation. A participant may discontinue participation in the purchase plan, or may change the rate of payroll deductions, by giving notice to us. The change becomes effective:

  . in the case of a decrease in rate, with the first payroll following such notice; and

  . in the case of an increase in rate, at the beginning of the next six-month exercise period within the two-year offering period following such notice.

   Payroll deductions commence on the first payroll date following the offering date and end on the last payroll date to which authorization is applicable, unless sooner terminated as provided in the purchase plan.

   We credit all payroll deductions made for a participant to his or her account under the purchase plan. A participant may not make any additional payments into such account.

 Purchase of Stock; Exercise of Option

   By executing a subscription agreement to participate in the purchase plan, the employee can have shares placed under option to him or her. The maximum number of shares placed under the option to a participant in any exercise period is the number determined by dividing the total amount of his or her compensation which is to be withheld for the exercise period by 85% of the fair market value of the common stock at the beginning of the offering period or end of the exercise period, whichever is less. Unless the employee's participation is discontinued, his or her option for the purchase of shares is exercised automatically at the end of each exercise period at the applicable price.

   Notwithstanding the foregoing, to the extent necessary to comply with
Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, we will not grant an option to any employee under the purchase plan if, immediately after the grant of the option, the employee would own shares and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of our shares or of shares of any of our designated subsidiaries. In addition, we will not grant an option to any employee that would permit him or her to buy more than $25,000 worth of stock under the purchase plan in any calendar year. This limit is determined at the fair market value of the shares at the time the option is granted.

 Withdrawal

   A participant may terminate his or her interest in a given offering in whole, but not in part, by signing and delivering to us a notice of withdrawal. The participant may elect to withdraw at any time prior to the end of the applicable offering period. A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the purchase plan.

 Amendment and Termination of the Purchase Plan

   Our board of directors may at any time amend or terminate the purchase plan. Unless the termination or an amendment is necessary to avoid adverse financial accounting consequences to Quantum, no such termination can affect options previously granted and no amendment may make any changes in an option previously granted which adversely affects the rights of any participant. We may not amend the purchase plan without the approval of our stockholders if that amendment would:

  . increase the number of shares that may be issued under the purchase plan;

  . permit payroll deductions at a rate in excess of 10% of a participant's compensation;

  . materially modify the requirements as to eligibility for participation in the purchase plan; or

  . materially increase the benefits which may accrue to participants under the purchase plan.

 Automatic Transfer to Lower Price Offering Period

   If the fair market value of our common stock on the first day of an offering period exceeds the fair market value of our common stock on the first day of any subsequent offering period commencing immediately following an exercise date within the offering period in progress, then each participant in the offering period in progress is deemed to have withdrawn from such offering period immediately following the exercise of his or her option on such exercise date and to have enrolled in such subsequent offering period as of the first day thereof.

 Certain Federal Income Tax Consequences

   The following brief summary of the effect of federal income taxation upon the participant and Quantum with respect to the shares purchased under the purchase plan does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

   The purchase plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the purchase plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period.

   If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of:

  . the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or

  . an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

    Any additional gain will be treated as long-term capital gain.

   If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are generally not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

 Participation in the Purchase Plan

   Participation in the purchase plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the purchase plan are not determinable. Non-employee directors are not eligible to participate in the purchase plan. No employee has made any purchases under the purchase plan since the board of directors amended it. However, purchases were made prior to such amendment. The following table sets forth certain information regarding shares purchased under the purchase plan during the last fiscal year for each of the named executive officers, for all current executive officers as a group and for all other employees who participated in the purchase plan as a group:

                             AMENDED PLAN BENEFITS
                          Employee Stock Purchase Plan

                                                         Number       Dollar
Name of Individual or Identity of                       of Shares      Value
Group and Position                         Date       Purchased (#)   ($)(1)
---------------------------------    ---------------- ------------- -----------
Michael A. Brown...................  July 24, 1998              0   $         0
                                     January 25, 1999       1,369        13,502

Richard L. Clemmer.................  July 24, 1998              0             0
                                     January 25, 1999       1,562        18,393

Young K. Sohn......................  July 24, 1998            698         9,431
                                     January 25, 1999       1,369        13,502

Kenneth Lee........................  July 24, 1998             93         1,257
                                     January 25, 1999           0             0

Peter van Cuylenburg...............  July 24, 1998              0             0
                                     January 25, 1999           0             0

All current executive officers as a
 group.............................  July 24, 1998          1,315        17,767
                                     January 25, 1999       5,735        59,549

All other employees as a group.....  July 24, 1998      1,789,535    21,823,350
                                     January 25, 1999     758,977     7,599,001

--------
(1) Market value of shares on date of purchase, minus the purchase price under the Plan.

Vote Required

   Approval of the amendments to the purchase plan requires the favorable vote of a majority of our existing common stock represented in person or by proxy at the special meeting.

Recommendation of the Board of Directors

   Our board of directors has carefully considered the proposal to amend the purchase plan and believes that the approval of the proposal by the stockholders is in the best interests of our company and our stockholders. Our board of directors unanimously recommends that you approve the proposal.

                          PRICE RANGE AND DIVIDENDS ON
                             EXISTING COMMON STOCK

   The following table shows the high and low sales prices of our existing common stock on Nasdaq, adjusted to reflect a two-for-one stock split in May 1997, during the periods indicated:

Fiscal Year                                                    High       Low
-----------                                                  --------- ---------
1997
First Quarter............................................... $13       $ 7 1/32
Second Quarter..............................................   9 3/16    5 1/2
Third Quarter...............................................  14 7/8     8 21/32
Fourth Quarter..............................................  22 17/32  13 3/4

1998
First Quarter............................................... $24 9/16  $17 7/8
Second Quarter..............................................  42 7/16   20 5/16
Third Quarter...............................................  42 7/16   18 15/16
Fourth Quarter..............................................  26 1/2    18 7/16

1999
First Quarter............................................... $25 3/4   $18
Second Quarter..............................................  22 1/8    11 7/16
Third Quarter...............................................  23 7/8    12 3/4
Fourth Quarter .............................................  28 5/16   16 7/16

   Historically, we have not paid dividends on our existing common stock.

   The closing sale price of our existing common stock on Nasdaq was $16 7/16 per share on February 26, 1999, the trading day prior to our announcement of
the tracking stock proposal, and $[   ] per share on [          ], 1999, the
trading day prior to the date of this proxy statement. As of [          ],
1999, there were [          ] shares of our existing common stock outstanding
and [          ] holders of record.

                               INFORMATION ABOUT
                             STOCKHOLDER PROPOSALS

   If you wish to submit proposals to be included in the proxy statement for
our 2000 annual meeting, we must receive them on or before [         ], 2000.
Please address your proposals to: Quantum Corporation, 500 McCarthy Boulevard, Milpitas, California 95035, Attention: Assistant Secretary. Your proposal, if you choose to submit one, has to include specified information about the proposed business and yourself.

   Our by-laws provide that any stockholder who intends to present a nomination for a directorship or a proposal for action at any annual meeting of stockholders must give advance notice of such proposal together with certain specified information. These requirements are separate and apart from and in addition to the SEC requirement noted above that a stockholder must meet in order to have a proposal included in our proxy materials. In general, advance notice of director nominations must be given to Quantum not less than 20 days or more than 60 days prior to the meeting, and advance notice of other proposals must be given to Quantum not less than 60 days or more than 90 days prior to the meeting. In the case of our 1999 annual meeting, advance notice of
director nominations must be received no earlier than [       ], 1999 or later
than [       ], 1999 and advance notice of other proposals must be received no
earlier than [      ], 1999 or later than [   ], 1999. If the tracking stock
proposal is implemented, we will have discretionary authority to vote on any stockholder proposal presented at the 2000 annual meeting which does not comply with these notice requirements. Further information regarding the submission of stockholder proposals may be obtained by writing to the secretary of Quantum.

                            EXPENSES OF SOLICITATION

   We will pay the cost of soliciting proxies for the special meeting. In addition to soliciting by mail, our directors, officers and other employees may solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. We will also pay brokers, nominees, fiduciaries, custodians and other persons representing beneficial owners of the existing common stock for their reasonable expenses for sending proxy materials to such beneficial owners and obtaining their instructions. We have retained Corporate Investor Communications, Inc. to perform various solicitation services and Lehman Brothers Inc. and Salomon Smith Barney Inc. to perform various advisory and solicitation services. We have agreed to pay Corporate Investor Communications, Inc. a customary fee for their services. For information about compensation that we will pay Lehman Brothers Inc. and Salomon Smith Barney Inc. for their services, you should read "Proposal --The Tracking Stock Proposal 1-- Financial Advisors."

                          LEGAL AND TAX OPINIONS

   Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, has rendered opinions concerning the validity of the tracking stock, Ernst & Young LLP has rendered an opinion concerning certain tax matters described under "Proposal 1--The Tracking Stock Proposal--United States Federal Income Tax
Considerations."

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Quantum Corporation, the combined financial statements of the DLT & Storage System group and the combined financial statements of the Hard Disk Drive group at March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, as set forth in their reports. Ernst & Young LLP's reports related to the financial statements of Quantum Corporation and the Hard Disk Drive Group, as to the year ended March 31, 1998, are based in part on the report of KPMG Peat Marwick LLP, independent auditors. We have included these financial statements in this proxy statement and prospectus in reliance on these reports, given on the authority of such firms as experts in accounting and auditing.

   Representatives of Ernst & Young LLP will attend the special meeting and will have an opportunity to make a statement and to respond to appropriate questions that you pose.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Quantum Corporation -- Consolidated Financial Statements

  Report of Ernst & Young LLP, Independent Auditors.......................  F-2

  Independent Auditors' Report............................................  F-3

  Consolidated Statements of Operations for the Years Ended March 31,
   1996, 1997 and 1998, and the Nine Months Ended December 28, 1997 and
   December 27, 1998......................................................  F-4

  Consolidated Balance Sheets as of March 31, 1997 and 1998 and December
   27, 1998...............................................................  F-5

  Consolidated Statements of Cash Flows for the Years Ended March 31,
   1996, 1997 and 1998, and the Nine Months Ended December 28, 1997 and
   December 27, 1998......................................................  F-6

  Consolidated Statements of Stockholders' Equity for the Years Ended
   March 31, 1996, 1997 and 1998, and the Nine Months Ended December 27,
   1998...................................................................  F-7

  Notes to Consolidated Financial Statements..............................  F-8

DLT & Storage Systems Group -- Combined Financial Statements

  Report of Ernst & Young LLP, Independent Auditors....................... F-29

  Combined Statements of Operations for the Years Ended March 31, 1996,
   1997 and 1998, and the Nine Months Ended December 28, 1997 and December
   27, 1998............................................................... F-31

  Combined Balance Sheets as of March 31, 1997 and 1998 and December 27,
   1998................................................................... F-32

  Combined Statements of Cash Flows for the Years Ended March 31, 1996,
   1997 and 1998, and the Nine Months Ended December 28, 1997 and December
   27, 1998............................................................... F-32

  Combined Statements of Group Equity for the Years Ended March 31, 1996,
   1997 and 1998, and the Nine Months Ended December 27, 1998............. F-33

  Notes to Combined Financial Statements.................................. F-34

Hard Disk Drive Group -- Combined Financial Statements

  Report of Ernst & Young LLP, Independent Auditors....................... F-51

  Combined Statements of Operations for the Years Ended March 31, 1996,
   1997 and 1998, and the Nine Months Ended December 28, 1997 and December
   27, 1998............................................................... F-52

  Combined Balance Sheets as of March 31, 1997 and 1998 and December 27,
   1998................................................................... F-53

  Combined Statements of Cash Flows for the Years Ended March 31, 1996,
   1997 and 1998, and the Nine Months Ended December 28, 1997 and December
   27, 1998............................................................... F-54

  Combined Statements of Group Equity for the Years Ended March 31, 1996,
   1997 and 1998, and the Nine Months Ended December 27, 1998............. F-55

  Notes to Combined Financial Statements.................................. F-56

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Quantum Corporation

   We have audited the accompanying consolidated balance sheets of Quantum Corporation (the "Company") as of March 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of MKE-Quantum Components LLC ("MKQC"), a forty-nine percent equity investee of the Company, which statements reflect a net loss of $134.8 million for the period from May 16, 1997 (inception) through March 31, 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for MKQC, is based solely on the report of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quantum Corporation at March 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Palo Alto, California
April 21, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Members
MKE-Quantum Components LLC:

   We have audited the consolidated balance sheet of MKE-Quantum Components LLC and subsidiaries as of March 31, 1998 and the related consolidated statements of operations, members' equity, and cash flows for the period from May 16, 1997 (Inception) through March 31, 1998 not included herein. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MKE-Quantum Components LLC and subsidiaries as of March 31, 1998, and the results of their operations and their cash flows for the period from May 16, 1997 (Inception) through March 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
April 14, 1998, except for notes 6(b) and 12
which are as of June 5, 1998

                              QUANTUM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                               Year Ended March 31,              Nine Months Ended
                         ----------------------------------  -------------------------
                                                             December 28, December 27,
                            1996        1997        1998         1997         1998
                         ----------  ----------  ----------  ------------ ------------
                                                                    (unaudited)
Revenue................. $4,422,726  $5,319,457  $5,805,235   $4,519,516   $3,593,315
Cost of revenue.........  3,880,309   4,550,716   4,929,714    3,809,826    2,995,964
                         ----------  ----------  ----------   ----------   ----------
Gross profit............    542,417     768,741     875,521      709,690      597,351
Operating expenses:
  Research and
   development..........    239,116     291,332     321,741      236,797      254,859
  Sales and marketing...    142,413     149,371     169,031      128,907      134,866
  General and
   administrative.......     65,145      86,507      89,364       75,114       61,275
  Restructuring and
   other charges........    209,122          --          --           --           --
  Purchased in-process
   research and
   development..........         --          --          --           --       89,000
                         ----------  ----------  ----------   ----------   ----------
                            655,796     527,210     580,136      440,818      540,000
                         ----------  ----------  ----------   ----------   ----------
Income (loss) from
 operations.............   (113,379)    241,531     295,385      268,872       57,351
Interest income and
 other, net.............      8,462       7,047      34,243       24,658       19,962
Interest expense........    (36,421)    (47,882)    (32,753)     (24,135)     (20,136)
Loss from investee......         --          --     (66,060)     (42,222)    (142,050)
                         ----------  ----------  ----------   ----------   ----------
Income (loss) before
 income taxes...........   (141,338)    200,696     230,815      227,173      (84,873)
Income tax provision
 (benefit)..............    (50,882)     52,181      60,014       59,065        1,403
                         ----------  ----------  ----------   ----------   ----------
Net income (loss)....... $  (90,456) $  148,515  $  170,801   $  168,108   $  (86,276)
                         ==========  ==========  ==========   ==========   ==========
Net income (loss) per
 share:
  Basic................. $    (0.87) $     1.27  $     1.25   $     1.26   $    (0.54)
                         ==========  ==========  ==========   ==========   ==========
  Diluted............... $    (0.87) $     1.04  $     1.07   $     1.05   $    (0.54)
                         ==========  ==========  ==========   ==========   ==========
Weighted-average common
 shares:
  Basic.................    103,416     117,218     136,407      133,669      158,687
                         ==========  ==========  ==========   ==========   ==========
  Diluted...............    103,416     153,287     166,016      165,642      158,687
                         ==========  ==========  ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                              QUANTUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (In thousands, except share and per share data)

                                                  March 31,
                                            ---------------------  December 27,
                                               1997       1998         1998
                                            ---------- ----------  ------------
                                                                   (unaudited)
Assets
 Current assets:
  Cash and cash equivalents................ $  345,125 $  642,150   $  683,011
  Marketable securities....................         --     71,573       24,425
  Accounts receivable, net of allowance for
   doubtful accounts of $10,610, $12,928
   and $11,823 respectively................    887,477    737,928      664,238
  Inventories..............................    252,802    315,035      259,042
  Deferred taxes...........................    122,899    133,981      136,020
  Other current assets.....................     80,116    124,670       88,710
                                            ---------- ----------   ----------
 Total current assets......................  1,688,419  2,025,337    1,855,446

 Property, plant and equipment, less
  accumulated depreciation.................    407,206    285,159      266,785
 Intangible assets, less accumulated
  amortization.............................     42,131     24,490      231,750
 Other assets..............................     20,507    103,425       39,587
                                            ---------- ----------   ----------
                                            $2,158,263 $2,438,411   $2,393,568
                                            ========== ==========   ==========
Liabilities and Stockholders' Equity
 Current liabilities:
  Accounts payable......................... $  502,069 $  446,243   $  405,737
  Accrued warranty.........................     94,989     74,017       73,611
  Accrued compensation.....................     63,093     60,344       55,601
  Income taxes payable.....................     31,153     39,777       27,659
  Current portion of long-term debt........     44,229        935        1,001
  Other accrued liabilities................     80,045     78,920      100,102
                                            ---------- ----------   ----------
 Total current liabilities.................    815,578    700,236      663,711

 Deferred taxes............................     33,587     38,668       73,945
 Long-term debt............................    177,668     39,985       64,225
 Convertible subordinated debt.............    241,350    287,500      287,500
 Commitments and contingencies
 Redeemable preferred stock, Series B, $.01
  par value; 90,000 shares issued and
  outstanding at March 31, 1997; none at
  March 31, 1998 and December 27, 1998.....      3,888         --           --
 Stockholders' equity:
  Common stock, $.01 par value; authorized:
   500,000,000 shares; issued and
   outstanding: 130,864,454 at March 31,
   1997, 160,879,171 at March 31, 1998, and
   165,941,011 at December 27, 1998........      1,308      1,609        1,660
  Capital in excess of par value...........    458,492    774,682      854,286
  Retained earnings........................    426,392    597,193      447,465
  Accumulated other comprehensive income
   (loss)..................................         --     (1,462)         776
                                            ---------- ----------   ----------
 Total stockholders' equity................    886,192  1,372,022    1,304,187
                                            ---------- ----------   ----------
                                            $2,158,263 $2,438,411   $2,393,568
                                            ========== ==========   ==========

          See accompanying notes to consolidated financial statements.

                              QUANTUM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                             Year Ended March 31,           Nine Months Ended
                          ----------------------------  -------------------------
                                                        December 28, December 27,
                            1996      1997      1998        1997         1998
                          --------  --------  --------  ------------ ------------
                                                               (unaudited)
Cash flows from
 operating activities:
 Net income (loss)......  $(90,456) $148,515  $170,801    $168,108     $(86,276)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operations:
 Restructuring and other
  charges...............   208,571        --        --          --           --
 Loss from investee.....        --        --    66,060      42,222      124,809
 Purchased in-process
  research and
  development...........        --        --        --          --       89,000
 Gain on sale of equity
  investment............    (3,844)       --        --          --           --
 Depreciation...........    68,381    96,477    78,067      57,802       69,107
 Amortization...........    28,727    27,959    13,532       9,332       13,812
 Deferred taxes.........   (54,339)    9,081    (6,001)       (346)         438
 Compensation related to
  stock incentive
  plans.................     1,414     2,391     4,236       3,099        4,064
 Changes in assets and
  liabilities:
  Accounts receivable...  (216,499) (176,370)  149,549      64,451       73,690
  Inventories...........  (188,444)  206,736   (62,233)   (170,643)      55,993
  Accounts payable......   144,547     3,240   (55,826)     41,395      (40,506)
  Income taxes payable..   (26,430)   (9,841)    8,624      16,697      (12,118)
  Accrued warranty......     5,463    32,700   (20,972)    (23,718)        (406)
  Other assets and
   liabilities..........   (41,198)  (28,189)  (61,485)     62,246       63,972
                          --------  --------  --------    --------     --------
Net cash provided by
 (used in) operating
 activities.............  (164,107)  312,699   284,352     270,645      355,579
                          --------  --------  --------    --------     --------
Cash flows from
 investing activities:
 Purchases of marketable
  securities............        --        --   (71,573)         --      (68,360)
 Proceeds from sales of
  marketable
  securities............        --        --        --          --      115,508
 Purchases of equity
  securities/minority
  interest..............        --    (6,132)  (15,000)    (15,000)          --
 Acquisition of
  intangible assets.....        --        --   (25,850)    (16,000)          --
 Proceeds from sale of
  interest in recording
  heads operations......        --        --    94,000      94,000           --
 Investment in property
  and equipment.........  (211,602) (174,977) (149,749)   (124,299)     (88,572)
 Proceeds from
  disposition of
  property and
  equipment.............        --     9,665     5,962      23,932          139
 Proceeds from sale of
  equity
  investment/subsidiary..   11,151        --        --          --           --
 Proceeds from repayment
  of note receivable....        --        --    18,000          --           --
                          --------  --------  --------    --------     --------
Net cash used in
 investing activities...  (200,451) (171,444) (144,210)    (37,367)     (41,285)
                          --------  --------  --------    --------     --------
Cash flows from
 financing activities:
 Proceeds from long-term
  credit facilities.....   393,000   330,091        --          --       33,545
 Proceeds from mortgage
  loan..................        --    42,105        --          --           --
 Purchase of treasury
  stock.................        --        --        --          --     (305,287)
 Principal payments on
  long-term credit
  facilities............  (330,000) (378,339) (180,977)   (180,757)     (26,848)
 Proceeds from issuance
  of common stock.......    37,207    45,261    50,360      31,442       25,157
 Proceeds from issuance
  of convertible
  subordinated notes....   241,350        --   287,500     287,500           --
                          --------  --------  --------    --------     --------
Net cash provided by
 (used in) financing
 activities.............   341,557    39,118   156,883     138,185     (273,433)
                          --------  --------  --------    --------     --------
Increase (decrease) in
 cash and cash
 equivalents............   (23,001)  180,373   297,025     371,463       40,861
Cash and cash
 equivalents at
 beginning of period....   187,753   164,752   345,125     345,125      642,150
                          --------  --------  --------    --------     --------
Cash and cash
 equivalents at end of
 period.................  $164,752  $345,125  $642,150    $716,588     $683,011
                          ========  ========  ========    ========     ========
Supplemental disclosure
 of cash flow
 information:
 Conversion of
  debentures to common
  stock.................  $ 79,567  $132,893  $241,350          --           --
                          ========  ========  ========    ========     ========
 Note received on
  disposition of
  property and
  equipment.............        --  $ 18,000        --          --           --
                          ========  ========  ========    ========     ========
 Issuance of redeemable
  preferred stock as
  part of minority
  interest acquisition..        --  $  3,888        --          --           --
                          ========  ========  ========    ========     ========
 Conversion of
  redeemable preferred
  stock to common
  stock.................        --        --  $  3,888          --           --
                          ========  ========  ========    ========     ========
 Cash paid during the
  year for:
 Interest...............  $ 32,768  $ 48,500  $ 29,030    $ 11,793     $ 14,489
                          ========  ========  ========    ========     ========
 Income taxes, net of
  (refunds).............  $ 29,789  $  9,171  $ 62,615    $ 49,844     $ (1,246)
                          ========  ========  ========    ========     ========

          See accompanying notes to consolidated financial statements.

                              QUANTUM CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                                    Accumulated
                            Common Stock     Capital in                Other
                          -----------------  Excess of  Retained   Comprehensive Treasury
                           Shares   Amount   Par Value  Earnings   Income (Loss)  Stock       Total
                          --------  -------  ---------- ---------  ------------- --------  -----------
Balances at March 31,
 1995...................    92,328  $   922  $ 140,232  $ 368,333     $   --     $     --  $   509,487
Net loss................        --       --         --    (90,456)        --           --      (90,456)
Conversion of
 subordinated
 debentures.............     8,768       88     77,732         --         --           --       77,820
Shares issued under
 employee stock purchase
 plan...................     2,676       26     15,952         --         --           --       15,978
Shares issued under
 employee stock option
 plans, net.............     4,620       46     21,988         --         --           --       22,034
Compensation expense....        --       --      1,414         --         --           --        1,414
Tax benefits related to
 stock option plans.....        --       --      8,546         --         --           --        8,546
                          --------  -------  ---------  ---------     ------     --------  -----------
Balances at March 31,
 1996...................   108,392    1,082    265,864    277,877         --           --      544,823
Net income..............        --       --         --    148,515         --           --      148,515
Conversion of
 subordinated
 debentures.............    14,644      146    131,118         --         --           --      131,264
Shares issued under
 employee stock purchase
 plan...................     3,216       32     17,370         --         --           --       17,402
Shares issued under
 employee stock option
 plans, net.............     4,612       48     27,811         --         --           --       27,859
Compensation expense and
 other..................        --       --      5,299         --         --           --        5,299
Tax benefits related to
 stock option plans.....        --       --     11,030         --         --           --       11,030
                          --------  -------  ---------  ---------     ------     --------  -----------
Balances at March 31,
 1997...................   130,864    1,308    458,492    426,392         --           --      886,192
Comprehensive income:
 Net income.............        --       --         --    170,801         --           --      170,801
 Other comprehensive
  loss--foreign currency
  translation
  adjustments...........        --       --         --         --     (1,462)          --       (1,462)
                                                                                           -----------
Comprehensive income....        --       --         --         --         --           --      169,339
Conversion of
 subordinated
 debentures.............    21,626      216    236,506         --         --           --      236,722
Conversion of Series B
 preferred shares.......       180        2      3,886         --         --           --        3,888
Shares issued under
 employee stock purchase
 plan...................     3,454       35     21,442         --         --           --       21,477
Shares issued under
 employee stock option
 plans, net.............     4,755       48     28,835         --         --           --       28,883
Compensation expense and
 other..................        --       --      4,236         --         --           --        4,236
Tax benefits related to
 stock option plans.....        --       --     21,285         --         --           --       21,285
                          --------  -------  ---------  ---------     ------     --------  -----------
Balances at March 31,
 1998...................   160,879    1,609    774,682    597,193     (1,462)          --    1,372,022
Unaudited stockholders'
 equity activity for the
 nine months ended
 December 27, 1998:
Comprehensive loss:
 Net loss...............        --       --         --    (86,276)        --           --      (86,276)
 Other comprehensive
  income--foreign
  currency translation
  adjustments...........        --       --         --         --      2,238           --        2,238
                                                                                           -----------
Comprehensive loss......        --       --         --         --         --           --      (84,038)
Shares issued under
 employee stock purchase
 plan...................     1,791       18     12,279         --         --           --       12,297
Shares issued under
 employee stock option
 plans, net.............     1,800       18     12,844         --         --           --       12,862
Treasury shares
 repurchased............   (15,477)      --         --         --         --     (305,287)    (305,287)
Treasury shares reissued
 for ATL acquisition....    15,477       --         --    (63,452)        --      305,287      241,835
New shares issued for
 ATL acquisition........     1,471       15     22,973         --         --           --       22,988
Conversion of ATL stock
 options................        --       --     22,367         --         --           --       22,367
Compensation expense and
 other..................        --       --      4,301         --         --           --        4,301
Tax benefits related to
 stock option plans.....        --       --      4,840         --         --           --        4,840
                          --------  -------  ---------  ---------     ------     --------  -----------
Balances at December 27,
 1998 (unaudited).......   165,941   $1,660   $854,286   $447,465     $  776      $    --   $1,304,187
                          ========  =======  =========  =========     ======     ========  ===========

          See accompanying notes to consolidated financial statements.

                              QUANTUM CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the nine months ended December 28, 1997 and December 27, 1998 is unaudited.)

Note 1 Summary of Significant Accounting Policies

   Nature of Business. Quantum operates its business through two separate groups: the DLT & Storage Systems group ("DSSG") and the Hard Disk Drive group ("HDDG") as described below.

   DSSG designs, develops, manufactures, licenses and markets DLTtape drives and media, tape libraries and solid state storage systems. DLTtape is DSSG's half-inch tape technology that is the de facto industry standard for data backup in the mid-range server market.

   HDDG designs desktop hard disk drives to meet the storage requirements of entry-level to high-end desktop PCs in home and business environments. HDDG also designs high-end hard disk drives for the storage needs of network servers, workstations and storage sub-systems.

   Financial Statement Presentation. The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. Certain amounts in prior periods have been reclassified to conform to current presentation.

   Use of Estimates. The preparation of the consolidated financial statements of the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

   Revenue Recognition. Revenue from sales of products is recognized on shipment to customers, with provision made for estimated returns. The Company accrues royalty revenue based on licensees' sales that incorporate certain licensed technology.

   Foreign Currency Translation and Transactions. Assets, liabilities, and operations of foreign offices and subsidiaries are recorded based on the functional currency of the entity. For a majority of the Company's material foreign operations, the functional currency is the U.S. Dollar. The assets and liabilities of foreign offices with a local functional currency are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. Dollar. The resulting gains or losses are reported as a component of other comprehensive income (loss) within stockholders' equity. Although close to half of the Company's sales are made to customers in non-U.S. locations and all of the Company's hard disk drive products are manufactured in Japan, Singapore and Ireland by Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE"), a majority of the Company's material transactions are denominated in U.S. dollars. Accordingly, transaction gains or losses have been immaterial to the Company's consolidated financial statements for all years presented. The effect of foreign currency exchange rate fluctuations on cash was also immaterial for the years presented. Assets and liabilities denominated in other than the functional currency are remeasured each month with the remeasurement gain or loss recorded in other income.

   Foreign Exchange Contracts. The effect of foreign currency rate changes on the remeasurement of certain assets and liabilities denominated in a foreign currency are managed using foreign currency forward exchange contracts. Foreign currency forward exchange contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign currency forward exchange contracts are accounted for by the fair value method. Foreign currency forward exchange contracts are carried on the balance sheet at fair value, with changes in that value recognized in other income.

                              QUANTUM CORPORATION

   Net Income (Loss) Per Share. The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per Share." SFAS No. 128 established new requirements for computing and presenting earnings per share. Under the new requirements, the method previously used to compute earnings per share is changed and all prior periods presented have been restated to conform to the new requirements. The new requirements eliminate primary and fully diluted earnings per share. As a result, under the new requirements, basic net income (loss) per share excludes any dilutive effect of stock options. Also, the dilutive effect of stock options used to compute diluted net income (loss) per share is based on the average market price of the Company's common stock for the period.

   Cash Equivalents and Marketable Securities. The Company considers all highly liquid debt instruments with a maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents are carried at fair value, which approximates cost. The Company's marketable securities have maturities of more than 90 days at the time of purchase.

   The Company has classified all cash equivalents and marketable securities as available-for-sale. Securities classified as available-for-sale are carried at fair value with material unrealized gains and losses reported in stockholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are recorded in other income or expense. The cost of securities sold is based on the specific identification method.

   Concentration of Credit Risk. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains reserves for potential credit losses and such losses have historically been within management's expectations.

   The Company invests its excess cash in deposits with major banks and in money market funds and short-term debt securities of companies with strong credit ratings from a variety of industries. These securities generally mature within 365 days and, therefore, bear minimal risk. The Company has not experienced any material losses on its investments. The Company limits the amount of credit exposure to any one issuer and to any one type of investment.

   Investments in Joint Ventures and Other Entities. Investments in joint ventures and other entities are recorded in other assets. Investments in joint ventures are accounted for by the equity method. Dividends are recorded as a reduction of the carrying value of the investment when received.

   Investments in other entities (less-than-20-percent-owned companies) that are not represented by marketable securities are carried at cost less write-downs for declines in value that are judged to be other-than-temporary. These valuation losses are recorded in other income when identified. Dividends are recorded in other income when received.

   Inventories. Inventories are carried at the lower of cost or market. Cost is determined on a first-in, first-out basis.

   Property, Plant and Equipment. Property, plant and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the lesser of the estimated useful lives of the assets (generally three to ten years for machinery, equipment, furniture, and leasehold improvements; and twenty-five years for buildings) or the lease term.

   Acquired Intangibles. Goodwill and other acquired intangible assets are being amortized over their estimated useful lives, which range from two to fifteen years. The accumulated amortization at March 31, 1997

                              QUANTUM CORPORATION
and 1998, and December 27, 1998 was $61 million, $23 million, and $12 million, respectively. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist, or at least annually.

   Warranty Expense. The Company generally warrants its products against defects for a period of one to five years. A provision for estimated future costs relating to warranty expense is recorded when products are shipped and revenue recognized.

   Advertising Expense. The Company accrues for co-operative advertising as the related revenue is earned, and other advertising expense is recorded as incurred. Advertising expense for the years ended March 31, 1996, 1997 and 1998, was $25 million, $35 million, and $41 million, respectively.

   Stock-Based Compensation. The Company accounts for its stock-based employee compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations ("APB Opinion No. 25").

   Risks and Uncertainties. As is typical in the information storage industry, a significant portion of the Company's customer base is concentrated with a small number of OEMs, and the Company is not able to predict whether there will be any significant change in the demand for its customers' products. The loss of any one of the Company's more significant customers could have a material adverse effect on the Company's results of operations. A limited number of disk and tape drive storage products make up a significant majority of the Company's sales, and due to increasingly rapid technological change in the industry, the Company's future depends on its ability to develop and successfully introduce new products. Quantum utilizes a third party, MKE, to manufacture all of the products it sells. The Company relies on MKE's ability to bring new products rapidly to volume production and to meet stringent quality standards. MKE manufactures Quantum's drives in Japan, Singapore, and Ireland. If MKE were unable to satisfy Quantum's production requirements, the Company would not have an alternative source to meet the demand for its products without substantial delay and disruption to its operations. The actual results with regard to warranty expenditures could have a material unfavorable impact on the Company if the actual rate of unit failure or the cost to repair a unit is greater than what the Company has used in estimating the warranty expense accrual.

   Comprehensive Income. In June 1997, the FASB released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and has been implemented by the Company.

   Segment Information. In June 1997, The FASB released Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 changes the way companies report selected segment information in annual financial statements and also requires companies to report selected segment information in interim financial reports to stockholders. SFAS 131 has been implemented by the Company.

   Unaudited Interim Financial Statements. The unaudited condensed consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the Securities and Exchange Commission's rules and regulations for interim reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited consolidated interim financial statements include all adjustments necessary to present fairly such interim financial information.

                              QUANTUM CORPORATION

Note 2 Financial Instruments

 Available-For-Sale Securities

   The following is a summary of available-for-sale securities, all of which are classified as cash equivalents and marketable securities:

                                           March 31, 1997     March 31, 1998
                                          ----------------- ------------------
                                          Amortized  Fair   Amortized   Fair
                                            Cost     Value    Cost     Value
                                          --------- ------- --------- --------
                                                     (In thousands)
     Corporate commercial paper and bank
      notes..............................  $25,338  $25,338 $103,346  $103,339
     U.S. Treasury securities and
      obligations of U.S. government
      agencies...........................   25,455   25,455  165,364   165,360
     Other...............................       83       83    4,613     4,613
                                           -------  ------- --------  --------
                                           $50,876  $50,876 $273,323  $273,312
                                           =======  ======= ========  ========

   The difference between the amortized cost of available-for-sale securities and fair value was immaterial at March 31, 1997 and 1998, and therefore no gross unrealized gains or losses were recorded in stockholders' equity. The estimated fair value of available-for-sale securities is based on market quotations. There were no sales of available-for-sale securities in fiscal years 1997 or 1998. At March 31, 1998, the average available-for-sale portfolio duration was approximately 23 days, and no security had a maturity longer than one year.

 Derivative Financial Instruments

   Foreign Exchange--Asset and Liability Management. During the periods covered by the financial statements, the Company utilized foreign currency forward exchange contracts to manage the effects of foreign currency remeasurement arising from certain assets and liabilities denominated in a foreign currency. The gains and losses from market rate changes on these contracts, which are intended to offset the losses and gains on certain foreign currency denominated assets and liabilities, are recorded monthly in other income.

                              QUANTUM CORPORATION

   The following is a summary of foreign currency forward contracts held for asset and liability management purposes:

                                                           March 31,
                                                --------------------------------
                                                     1997            1998
                                                -------------- -----------------
                                                (In millions, except for forward
                                                             rates)
     Currency to be sold....................... Yen            Yen
     Maturity dates............................ April-May 1997 April-May 1998
     Foreign currency notional amount.......... 3,300 yen      1,600 yen
     Weighted average forward rate............. 122.22         132.23
     U.S. dollar notional amount............... $27.0          $12.1
     U.S. dollar equivalent.................... $26.5          $12.3
     Fair value................................ $ 0.5          $(0.2)
                                                           March 31,
                                                --------------------------------
                                                     1997            1998
                                                -------------- -----------------
                                                (In millions, except for forward
                                                             rates)
     Currency to be purchased..................       --       Swiss Franc
     Maturity dates............................       --       April 1998
     Foreign currency notional amount..........       --       26.5 Swiss Francs
     Weighted average forward rate.............       --       1.51
     U.S. dollar notional amount...............       --       $17.5
     U.S. dollar equivalent....................       --       $17.4
     Fair value................................       --       $(0.1)

   The fair values for foreign currency forward contracts represent the difference between the contracted forward rate and the quoted fair value of the underlying Yen or Swiss Francs at the balance sheet dates. The Company generally does not require collateral from the counterparties to foreign currency forward contracts.

 Carrying Amount and Fair Values of Financial Instruments

   The estimated fair value of the Company's borrowings are summarized as follows:

                                                     March 31,
                               -----------------------------------------------------
                                          1997                       1998
                               -------------------------- --------------------------
                               Carrying Amount Fair Value Carrying Amount Fair Value
                               --------------- ---------- --------------- ----------
                                                   (In millions)
     Convertible subordinated
      debt...................      $241.4        $433.8       $287.5        $281.8
     Revolving credit line...       110.0         110.0           --            --
     Term loan...............        56.3          56.3           --            --
     Mortgage loan...........        41.8          41.3         40.9          41.8
     Equipment loan..........        13.9          15.2           --            --

   The fair values for the convertible subordinated debt were based on the quoted market price at the balance sheet dates. Fair values for the revolving credit agreement and term loan approximated their carrying amounts, since interest rates on these borrowings were adjusted periodically to reflect market interest rates. The fair value of the mortgage and equipment loans were based on the estimated present value of the remaining payments, utilizing risk-adjusted market interest rates of similar instruments at the balance sheet dates.

                              QUANTUM CORPORATION

Note 3 Inventories

   Inventories consisted of:

                                                      March 31,
                                                  ----------------- December 27,
                                                    1997     1998       1998
                                                  -------- -------- ------------
                                                                    (unaudited)
                                                          (In thousands)
     Materials and purchased parts............... $ 28,663 $ 53,894   $ 72,911
     Work in process.............................   48,005   44,303     25,300
     Finished goods..............................  176,134  216,838    160,831
                                                  -------- --------   --------
                                                  $252,802 $315,035   $259,042
                                                  ======== ========   ========

   In the third quarter of fiscal year 1998, the Company recorded a $103 million charge to cost of revenue related to the transition to a new generation of its high-end disk drive products, primarily for inventory write-offs and adjustments and losses related to firm inventory purchase commitments.

Note 4 Property, Plant and Equipment

   Property, plant and equipment consisted of:

                                                                 March 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                              (In thousands)
     Machinery and equipment................................ $446,677  $328,402
     Furniture and fixtures.................................   27,453    31,307
     Buildings and leasehold improvements...................  151,418   140,629
     Land...................................................    8,349     5,302
                                                             --------  --------
                                                              633,897   505,640
     Less accumulated depreciation and amortization......... (226,691) (220,481)
                                                             --------  --------
                                                             $407,206  $285,159
                                                             ========  ========

Note 5 Business Combination (unaudited)

   On September 28, 1998, the Company completed the acquisition of ATL. ATL designs, manufactures, markets and services automated tape libraries for the networked computer market. ATL's products incorporate DLTtape drives as well as ATL's proprietary IntelliGrip(TM) automation technology. The acquisition has been accounted for as a purchase with a total cost of $335 million. The acquisition was completed with the issuance of 16.9 million shares of Quantum common stock valued at $265 million on the date of acquisition in exchange for all outstanding shares of ATL, the conversion of outstanding ATL stock options into options valued at $22 million to purchase 1.8 million shares of Quantum common stock and the assumption of $45 million of ATL liabilities. The Company also recognized deferred tax liabilities of $33 million. ATL's results of operations are included in the financial statements from the date of acquisition, and the assets and liabilities acquired were recorded based on their fair values as of the date of acquisition.

   The excess of the purchase price over the fair value of the net tangible assets acquired has been allocated to the following identifiable intangible assets: goodwill, trademarks and trade names, original equipment manufacturer and value added reseller customer relationships, non-compete agreements, workforce in place, developed technology and in-process research and development. As of the acquisition date, technological feasibility of the in-process technology has not been established and the technology has no alternative future

                              QUANTUM CORPORATION
use. Therefore, the Company has expensed the amount of the purchase price allocated to in-process research and development, estimated at $89 million as of the date of acquisition. This amount and the other components of the purchase price allocation are preliminary. The remaining identifiable intangible assets will be amortized on a straight-line basis over periods ranging from two to fifteen years.

   The amount of the purchase price allocated to in-process research and development was determined by estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 20%, which represents a premium to the Company's cost of capital. The expected revenue assumes an average compound annual revenue growth rate of 37% during fiscal years 1999 to 2007. Expected total revenue from the purchased in-process projects peak in fiscal year 2002 and then begin to decline as other new products are expected to be introduced. These projections are based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions. If products are not successfully developed, the Company may not realize the value assigned to the in-process research and development projects. In addition, the value of the other acquired intangible assets may also become impaired.

   The following unaudited pro forma information has been prepared assuming that the acquisition had taken place at the beginning of fiscal year 1998. The pro forma financial information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place at the beginning of the periods, nor is it necessarily indicative of results that may occur in the future.

                                                                   Nine Months
                                                        Year Ended    Ended
                                                        March 31,  December 27,
                                                           1998        1998
                                                        ---------- ------------
                                                            (In thousands)
     Revenue........................................... $5,866,237  $3,633,626
     Net income (loss)................................. $  152,345  $   (7,986)
     Net income (loss) per share:
       Basic........................................... $     1.10  $    (0.05)
       Diluted......................................... $     0.95  $    (0.05)

Note 6 Loss from Investee

   On May 16, 1997, the Company sold a controlling interest in its recording heads operations to MKE, thereby forming a recording heads joint venture with MKE, MKE-Quantum Components LLC ("MKQC"). The operations were involved in the research, development, and manufacture of MR recording heads used in the Company's hard disk drive products manufactured by MKE.

   Quantum contributed recording heads assets and operations, and leased certain premises to MKQC. The recording heads assets that Quantum contributed to MKQC consisted of inventory, equipment, accounts receivable, and intangibles, which aggregated $211 million. MKQC assumed $51 million of debt payable to Quantum and assumed $24 million of third-party liabilities. MKE paid Quantum $94 million and contributed $110 million to MKQC in exchange for a 51% majority ownership interest in MKQC. Quantum retained a 49% minority ownership interest in MKQC. Quantum employees who were involved in the recording heads operations became employees of MKQC.

   MKE and the Company shared pro rata in MKQC's results of operations and agreed to share pro rata in any capital funding requirements.

                              QUANTUM CORPORATION

   Subsequent to May 16, 1997, the Company accounted for its 49% interest in MKQC using the equity method of accounting. The results of the Company's involvement in recording heads through May 15, 1997, were consolidated.

   The Company provided support services to MKQC. The support services were mainly finance, human resources, legal, and computer support. MKQC reimbursed the Company for the estimated cost of the services.

Summarized Financial Information

   The following is summarized financial information for MKQC:

                                                                  Period from
                                                                May 16, 1997, to
                                                                 March 31, 1998
                                                                ----------------
                                                                 (In thousands)
     Revenue...................................................    $ 165,775
     Gross profit (loss).......................................      (43,677)
     Loss from continuing operations...........................     (131,693)
     Net loss..................................................     (134,816)
                                                                 March 31, 1998
                                                                ----------------
     Current assets............................................    $  49,520
     Noncurrent assets.........................................      213,230
     Current liabilities.......................................       94,707
     Note payable to Quantum...................................       50,823
     Other noncurrent liabilities..............................       14,964

   On October 28, 1998, the Company and MKE agreed to dissolve MKQC because MKQC had not been able to produce MR recording heads on a cost-effective basis. In connection with the dissolution, MKE has taken control and ownership of MKQC's manufacturing operations in Batam, Indonesia; MKQC's domestic operations have substantially ceased as of December 27, 1998; and its domestic assets are in liquidation. In the third quarter of fiscal year 1999, the Company recorded a $101 million loss from investee which includes a write-off of Quantum's investment in MKQC; a write-down of Quantum's interest in facilities in Louisville, Colorado, and Shrewsbury, Massachusetts that were occupied by MKQC; warranty costs resulting from MR recording heads manufactured by MKQC; and Quantum's 49% pro rata share in funding MKQC's repayment of its obligations, bank debt, accounts payable, and other liabilities through June 1999 when the liquidation of MKQC is expected to be completed.

   MKQC's net loss for the six months ended September 27, 1998 was $84 million on revenue of $62 million. The Company's 49% interest in this net loss was $41 million.

                              QUANTUM CORPORATION

Note 7 Credit Agreements, Long-Term Debt and Convertible Subordinated Debt

   Quantum's debt includes the following:

                                                                  March 31,
                                                              -----------------
                                                                1997     1998
                                                              -------- --------
                                                               (In thousands)
   7% convertible subordinated notes........................  $     -- $287,500
   5% convertible subordinated debentures...................   241,350       --
   Revolving credit line, 7.8% average rate, payable through
    September 1998..........................................   110,000       --
   Term loan, 7.7% average rate, payable through September
    1998....................................................    56,250       --
   Equipment loan, 7.6% average rate, payable through March
    1999....................................................    13,875       --
   Mortgage.................................................    41,772   40,920
                                                              -------- --------
                                                               463,247  328,420
   Less short-term portion of debt..........................    44,229      935
                                                              -------- --------
   Total long-term debt and convertible subordinated debt...  $419,018 $327,485
                                                              ======== ========

   In June 1997, the Company entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At the option of the Company, borrowings under the revolving credit line bear interest at either LIBOR plus a margin determined by a total funded debt ratio, or a base rate, with option periods of one to six months. As of December 27, 1998 and March 31, 1998, there was no outstanding balance drawn on this line.

   In July 1997, the Company issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of the Company's common stock at a conversion price of $46.325 per share. The notes are redeemable at the Company's option on or after August 1, 1999, and prior to August 1, 2001, under certain conditions related to the price of the Company's common stock. Subsequent to August 1, 2001, the notes are redeemable at the Company's option at any time. In the event of certain changes involving all or substantially all of the Company's common stock, the notes would become redeemable at the option of the holder. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all existing and future senior indebtedness of the Company.

   In March 1998, the Company called for redemption of all of the Company's outstanding 5% convertible subordinated debentures due March 1, 2003, at a redemption price of $1,035.71 per $1,000 principal amount of debenture. At the time of the call for redemption, the entire original issue amount of the debentures of approximately $241 million was outstanding. Holders of the debentures exercised their option to convert debentures held into 21,626,327 shares of the Company's common stock at a conversion price of approximately $11.16 per share. No debentures were redeemed for cash.

   The previously outstanding revolving credit line, term loan, and equipment loan, which had carrying amounts of $110 million, $56 million, and $14 million, respectively, as of March 31, 1997, were repaid and terminated in the first quarter of fiscal year 1998.

   In September 1996, the Company entered into a $42 million mortgage related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years, with monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term. The debt is secured by specified real estate.

                              QUANTUM CORPORATION

   Payments required on long-term debt outstanding at March 31, 1998, are $0.9 million in fiscal year 1999, $1.0 million in fiscal year 2000, $1.1 million in fiscal year 2001, $1.2 million in fiscal year 2002 and $1.3 million in fiscal year 2003.

   In December 1998, ATL entered into a senior credit facility that provides a $35 million revolving credit line. The revolving credit line is co-terminous with the Company's $500 million revolving credit line, expiring in June 2000. At the option of ATL, borrowings under the revolving credit line bear interest at either LIBOR plus a margin determined by a total funded debt ratio of the Company, or a base rate, with option periods of one to six months. At December 27, 1998, $25 million was outstanding on ATL's revolving credit line.

Note 8 Redeemable Preferred Stock

   In fiscal year 1998, the holder of the 90,000 shares of Redeemable Convertible Participating Series B Preferred Stock exercised its right to convert the shares to Quantum common stock. The Company issued 180,000 shares of its common stock pursuant to the conversion.

Note 9 Stock Incentive Plans

   Long-Term Incentive Plan. The Company has a Long-Term Incentive Plan (the "Plan") that provides for the issuance of stock options, stock appreciation rights, stock purchase rights, and long-term performance awards (collectively referred to as "options") to employees, consultants, officers and affiliates of the Company. The Plan has available and reserved for future issuance 14.6 million shares and allows for an annual increase in the number of shares available for issuance, subject to a limitation. Available for grant as of March 31, 1998, were 1,105,000 shares. Options under the Plan expire no later than ten years from the grant date and generally vest over four years. Restricted stock granted under the Plan generally vests over two to three years. In fiscal years 1996, 1997 and 1998, the Company recorded compensation expense of $899,000, $1,916,000 and $3,179,000, respectively, related to restricted stock granted pursuant to stock purchase rights under the Plan. The number of shares of restricted stock granted under the Plan were 65,500 shares, 354,290 shares, and 596,000 shares, in fiscal years 1998, 1997 and 1996, respectively, at an exercise price of $.01.

   Stock Option Plans. The Company has Stock Option Plans (the "Plans") under which 600,000 shares of common stock was reserved for future issuance at March 31, 1998 to directors of the Company. Options under the Plans are granted at prices determined by the Board of Directors, but at not less than the fair market value, and accordingly no compensation accounting has been required at the original date of grant. Options currently expire no later than ten years from the grant date and generally vest ratably over one to four years. At March 31, 1998, options with respect to 532,500 shares were available for grant.

   Stock Option Summary Information. A summary of activity relating to the Long-Term Incentive Plan and the Stock Option Plans follows:

                                               Year Ended March 31,
                          ------------------------------------------------------------------
                                  1996                   1997                  1998
                          ---------------------- --------------------- ---------------------
                                   Weighted-Avg.         Weighted-Avg.         Weighted-Avg.
                          Options    Exercise    Shares    Exercise    Shares    Exercise
                          (000s)       Price     (000s)      Price     (000s)      Price
                          -------  ------------- ------  ------------- ------  -------------
Outstanding at beginning
 of period..............  16,104       $5.71     16,746      $6.75     16,354     $ 7.52
Granted.................   6,528       $7.90      5,850      $8.59      6,163     $19.80
Canceled................  (1,252)      $6.85     (1,564)     $7.94       (718)    $14.11
Exercised...............  (4,634)      $4.76     (4,678)     $5.97     (4,794)    $ 6.10
                          ------                 ------                ------
Outstanding at end of
 period.................  16,746       $6.75     16,354      $7.52     17,005     $12.09
                          ======                 ======                ======
Exercisable at end of
 period.................   8,214       $5.92      8,514      $6.53      8,332     $ 8.84
                          ======                 ======                ======

                              QUANTUM CORPORATION

   The range of exercise prices for options outstanding at March 31, 1998 was $1.11 to $40.38. Compensation expense of $525,000, $475,000 and $1,057,000 was recorded in fiscal years 1996, 1997 and 1998, respectively, on accelerated stock options under the Plans.

   The following tables summarize information about options outstanding at March 31, 1998:

                                                 Outstanding Options
                              ----------------------------------------------------------
                              Shares Outstanding at  Weighted-Average
                                 March 31, 1998         Remaining       Weighted-Average
     Range of Exercise Prices         (000s)         Contractual Life    Exercise Price
     ------------------------ --------------------- -----------------   ----------------
     $ 1.11 -- $ 7.22                 5,546                6.38              $ 6.41
     $ 7.32 -- $15.22                 5,551                7.62              $ 9.49
     $17.38 -- $40.38                 5,908                9.15              $19.87
                                     ------
                                     17,005                7.75              $12.09
                                     ======

                                                 Options Exercisable
                                        -------------------------------------------
                                            Shares
                                        Exercisable at
                                        March 31, 1998             Weighted-Average
         Range of Exercise Prices           (000s)                  Exercise Price
         ------------------------       --------------             ----------------
         $ 1.11 -- $ 7.22                   4,168                       $ 6.16
         $ 7.32 -- $15.22                   3,084                       $ 9.17
         $17.38 -- $40.38                   1,080                       $18.25
                                            -----
                                            8,332                       $ 8.84
                                            =====

   Expiration dates ranged from July 25, 1998 to March 25, 2008 for options outstanding at March 31, 1998. Prices for options exercised during the three-year period ended March 31, 1998, ranged from $0.01 to $19.81. Proceeds received by the Company from exercises are credited to common stock and capital in excess of par value.

   At December 27, 1998, options outstanding and exercisable were 22.5 million and 11.2 million, respectively. Completing the acquisition of ATL included the conversion of outstanding ATL stock options into options to purchase 1.8 million shares of Quantum common stock. These options relate to the Company's assumption of ATL's 1996 Stock Incentive Plan and 1997 Stock Incentive Plan, collectively referred to as the "ATL Plans." Under the terms of the ATL Plans, eligible key employees, directors and consultants received options to purchase shares of ATL's previously outstanding common stock at prices not less than 100% for incentive stock options and not less than 85% for nonqualified stock options of the fair value on the date of grant as determined by ATL's Board of Directors. Options under ATL Plans vest over a three year period and expire ten years after date of grant or 90 days after termination of employment. Subsequent to completing the acquisition of ATL, no additional grants may be made from the ATL Plans. See Note 5 for more information on the acquisition of ATL.

   Stock Purchase Plan. The Company has an employee stock purchase plan (the "Purchase Plan") that allows for the purchase of stock at 85% of fair market value at the date of grant or the exercise date, whichever value is less. The Purchase Plan is qualified under Section 423 of the Internal Revenue Code. Of the 22.8 million shares authorized to be issued under the plan, 3,922,000 shares were available for issuance at March 31, 1998. Employees purchased 2,676,000 shares, 3,216,000 shares, and 3,454,000 shares under the Purchase Plan in fiscal years 1996, 1997, and 1998, respectively. The weighted average exercise price of stock purchased under the Purchase Plan was $5.98, $5.41 and $6.22 in fiscal years 1996, 1997, and 1998, respectively.

                              QUANTUM CORPORATION

   Pro forma information. Pro forma information regarding net income and earnings per share is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options (including shares issued under the Long-Term Incentive Plan, Stock Option Plans, and the Stock Purchase Plan, collectively called "options") granted subsequent to March 31, 1995, under the fair value method of that statement.

   The fair value of options granted in fiscal years 1996, 1997 and 1998 reported below have been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                  Long-Term Incentive Plan
                                   and Stock Option Plans                Stock Purchase Plan
                             ----------------------------------- -----------------------------------
                             Fiscal 1996 Fiscal 1997 Fiscal 1998 Fiscal 1996 Fiscal 1997 Fiscal 1998
                             ----------- ----------- ----------- ----------- ----------- -----------
   Option life (in years)..      2.8         2.9         2.9         1.1         0.8         1.6
   Risk-free interest
    rate...................      6.7%        6.0%       6.25%        6.7%        6.0%       6.13%
   Stock price volatility..      .50         .50         .56         .50         .50         .53
   Dividend yield..........       --          --          --          --          --          --

   The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of the options.

   The following is a summary of weighted-average grant date fair values:

                                            Weighted-Average Grant Date Fair
                                                          Value
                                           -----------------------------------
                                           Fiscal 1996 Fiscal 1997 Fiscal 1998
                                           ----------- ----------- -----------
     Options granted under the Long-Term
      Incentive
      Plan and Stock Option Plans.........   $ 3.30      $ 3.67      $ 8.39
     Restricted stock granted under the
      Long-Term
      Incentive Plan......................   $10.70      $14.28      $23.68
     Shares granted under the Stock
      Purchase Plan.......................   $ 2.66      $ 2.46      $ 3.56

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma net income and earnings per share follows:

                                                      Year Ended March 31,
                                                   ----------------------------
                                                     1996       1997     1998
                                                   ---------  -------- --------
     Net income (in thousands).................... $(101,600) $132,678 $139,907
                                                   =========  ======== ========
     Net income (loss) per share:
       Basic...................................... $   (0.98) $   1.13 $   1.03
                                                   =========  ======== ========
       Diluted.................................... $   (0.98) $   0.93 $   0.88
                                                   =========  ======== ========

   Since pro forma compensation cost relates to all periods over which the options vest, the initial impact on pro forma net income may not be representative of option expense in subsequent years, when the effect of the amortization of multiple awards would be reflected.

                              QUANTUM CORPORATION

Note 10 Common Stock and Stockholder Rights Plan

   Effective April 28, 1997, the number of authorized shares of common stock increased to 500,000,000 from 150,000,000. The number of authorized shares of Preferred Stock is 4,000,000.

   The Company has a stockholder rights plan (the "Rights Plan") that provides existing stockholders with the right to purchase 1/1000 preferred share for each common share held in the event of certain changes in Quantum's ownership. Subject to certain exceptions, if any person or group becomes the beneficial owner of 20% or more of the outstanding common stock each right will entitle its holder to purchase 1/1000 preferred share or, under certain circumstances, shares of common stock with a market value twice the exercise price of the right. The Rights Plan may serve as a deterrent to takeover tactics that are not in the best interests of stockholders. There are 1,000,000 preferred shares reserved for issuance under the Rights Plan.

Note 11 Earnings Per Share

   SFAS No. 128 replaced the previously reported primary and fully diluted net income (loss) per share with basic and diluted net income (loss) per share. Unlike primary net income (loss) per share, basic net income (loss) per share excludes any dilutive effects of options and convertible securities. Diluted net income (loss) per share is very similar to the previously reported fully diluted net income (loss) per share.

   The following table sets forth the computation of basic and diluted net income (loss) per share:

                             Year Ended March 31,         Nine Months Ended
                          --------------------------- -------------------------
                                                      December 28, December 27,
                            1996      1997     1998       1997         1998
                          --------  -------- -------- ------------ ------------
                                                             (unaudited)
                                 (In thousands, except per share data)
Numerator:
 Numerator for basic net
  income (loss) per
  share--income (loss)
  available to common
  stockholders........... $(90,456) $148,515 $170,801   $168,108     $(86,276)
 Effect of dilutive
  securities:
 6 3/8% convertible
  subordinated
  debentures.............       --     3,135       --         --           --
 5% convertible
  subordinated
  debentures.............       --     7,240    6,668      5,430           --
                          --------  -------- --------   --------     --------
 Numerator for diluted
  net income (loss) per
  share--income (loss)
  available to common
  stockholders........... $(90,456) $158,890 $177,469   $173,538     $(86,276)
                          ========  ======== ========   ========     ========
Denominator:
 Denominator for basic
  net income (loss) per
  share--weighted average
  shares.................  103,416   117,218  136,407    133,669      158,687
 Effect of dilutive
  securities:
 Outstanding options.....       --     5,388    9,600     10,227           --
 Series B preferred
  stock..................       --        23       90        120           --
 6 3/8% convertible
  subordinated
  debentures.............       --     9,032       --         --           --
 5% convertible
  subordinated
  debentures.............       --    21,626   19,919     21,626           --
                          --------  -------- --------   --------     --------
Denominator for diluted
 net income (loss) per
 share--adjusted weighted
 average shares and
 assumed conversions.....  103,416   153,287  166,016    165,642      158,687
                          ========  ======== ========   ========     ========
 Basic net income (loss)
  per share.............. $  (0.87) $   1.27 $   1.25   $   1.26     $  (0.54)
                          ========  ======== ========   ========     ========
 Diluted net income
  (loss) per share....... $  (0.87) $   1.04 $   1.07   $   1.05     $  (0.54)
                          ========  ======== ========   ========     ========

                              QUANTUM CORPORATION

   The computation of diluted net income (loss) per share for the nine months ended December 27, 1998 and December 28, 1997 and fiscal year 1998 excluded the effect of the 7% convertible subordinated notes issued in July 1997, which are convertible into 6,206,152 shares at a conversion price of $46.325 per share, because the effect would have been anti-dilutive.

   Options to purchase 22,540,250 shares of common stock were outstanding at December 27, 1998. However, the corresponding weighted average outstanding options were not included in the computation of diluted net loss per share for the nine months ended December 27, 1998, because the effect would have been anti-dilutive.

   The computation of diluted net loss per share for fiscal year 1996 excluded the effect of the 6 3/8% convertible subordinated debentures issued in April 1992, which were called for redemption in December 1996, because the effect would have been anti-dilutive. Options to purchase 16,708,062 shares of common stock were outstanding at March 31, 1996. However, the corresponding weighted average outstanding options were not included in the computation of diluted net loss per share for the year ended March 31, 1996, because the effect would have been anti-dilutive.

Note 12 Restructuring and Other Expenses

   In the fourth quarter of fiscal year 1996, the Company recorded a restructuring charge of $209 million, associated with the transition of its high-end hard disk drive product manufacturing to MKE. As part of the transition, the Company discontinued its manufacture of these products and completed the shutdown of the related facilities in fiscal year 1997. The related manufacturing work force was terminated in fiscal year 1997. The Company closed, sold, or disposed of certain high-end hard disk drive manufacturing facilities and equipment located in Penang, Malaysia, and Milpitas, California, which as of March 31, 1996, were carried at a fair value of approximately $30 million, net of estimated cost to dispose. Facilities sold included the manufacturing building in Malaysia, which occurred in the second quarter of fiscal year 1997.

   The restructuring charge provided for costs associated with employee termination benefits for over 2,200 employees that were associated with the high-end hard disk drive product manufacturing process; the difference between the carrying value and estimated fair value on disposal of high-end hard disk drive manufacturing property and equipment; and incremental impairments in the carrying value of certain high-end hard disk drive product inventories and losses on supplier commitments arising directly from the decision to stop manufacturing, as follows:

                                                                 (In millions)
     Employee termination benefits..............................     $ 10
     Write-down of capital assets to fair value.................       45
     Write-down of inventories to net realizable value and
      losses on supplier commitments............................      144
     Other exit costs...........................................       10
                                                                     ----
                                                                     $209
                                                                     ====

   The activities contemplated in the transition and related restructuring reserve were substantially completed at March 31, 1997, and fully completed at March 31, 1998 without a material change in the estimated cost of such activities.

Note 13 Savings and Investment Plan

   Substantially all of the regular domestic employees are eligible to make contributions to the Company's 401(k) savings and investment plan. The Company matches a percentage of the employees' contributions and may also make additional discretionary contributions to the plan. Company contributions were $4 million in fiscal year 1996, $5 million in fiscal year 1997, and $6 million in fiscal year 1998.

                              QUANTUM CORPORATION

Note 14 Income Taxes

   The income tax provision consists of the following:

                                                      Year Ended March 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
                                                         (In thousands)
     Federal: Current...........................   $(31,160) $ 13,344  $ 19,343
              Deferred..........................    (44,686)  (10,289)   12,396
                                                   --------  --------  --------
                                                    (75,846)    3,055    31,739
                                                   --------  --------  --------
     State:   Current...........................      9,691     9,669    19,814
              Deferred..........................     (9,691)    1,441   (17,803)
                                                   --------  --------  --------
                                                         --    11,110     2,011
                                                   --------  --------  --------
     Foreign: Current...........................     24,926    20,088    26,857
              Deferred..........................         38    17,928      (593)
                                                   --------  --------  --------
                                                     24,964    38,016    26,264
                                                   --------  --------  --------
     Income tax provision (benefit)..............  $(50,882) $ 52,181  $ 60,014
                                                   ========  ========  ========

   The tax benefits associated with nonqualified stock options, disqualifying dispositions of stock options, and employee stock purchase plan shares reduce taxes currently payable as shown above by $8 million, $11 million, and $21 million in fiscal years 1996, 1997, and 1998, respectively. Such benefits are credited to capital in excess of par value when realized.

   The Company's income tax provision differs from the amount computed by applying the federal statutory rate of 35% to income before income taxes as follows:

                                                     Year Ended March 31,
                                                   --------------------------
                                                     1996     1997     1998
                                                   --------  -------  -------
                                                        (In thousands)
     Tax at federal statutory rate................ $(49,468) $70,243  $80,788
     State income tax, net of federal benefit.....       --    7,222    1,307
     Research and development credit..............       --       --   (7,680)
     Foreign earnings taxed at less than U.S.
      rates.......................................   (3,545) (17,169) (15,813)
     Valuation allowance..........................   (4,855)  (8,431)      --
     Other items..................................    6,986      316    1,412
                                                   --------  -------  -------
                                                   $(50,882) $52,181  $60,014
                                                   ========  =======  =======

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                              QUANTUM CORPORATION

   Significant components of deferred tax assets and liabilities are as follows:

                                                           Year Ended March
                                                                  31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
                                                            (In thousands)
     Deferred tax assets:
       Inventory valuation methods......................  $  42,236  $  57,630
       Accrued warranty expense.........................     53,995     33,824
       Allowance for doubtful accounts..................      3,625      4,563
       Distribution reserves............................      6,821      7,002
       Restructuring charges............................     26,230     20,422
       Other accruals and reserves not currently
        deductible for tax purposes.....................     16,873     27,927
       Depreciation methods.............................     17,079     24,634
       Amortization methods.............................     29,275     30,711
       Valuation allowance..............................     (6,375)        --
                                                          ---------  ---------
                                                            189,759    206,713
                                                          ---------  ---------
     Deferred tax liabilities:
       Foreign inventory valuation methods..............    (17,912)   (17,322)
       Tax on unremitted foreign earnings net of foreign
        tax credits and foreign deferred taxes..........    (68,435)   (77,180)
       Other............................................    (14,100)   (16,899)
                                                          ---------  ---------
                                                           (100,447)  (111,401)
                                                          ---------  ---------
     Net deferred tax asset.............................  $  89,312  $  95,312
                                                          =========  =========

   The valuation allowance for deferred tax assets decreased approximately $1 million, $9 million and $6 million during fiscal years 1996, 1997 and 1998.

   Pretax income from foreign operations was $124 million, $241 million, and $139 million for the fiscal years ended March 31, 1996, 1997, and 1998, respectively. U.S. taxes have not been provided for unremitted foreign earnings of $327 million. The residual U.S. tax liability if such amounts were remitted would be approximately $81 million.

   The Company's federal income tax returns have been examined by the Internal Revenue Service (IRS) for all years through 1993. All issues have been resolved with no material effect, and the IRS has closed those years. The Company's federal tax returns for the years 1994-1996 are presently under examination by the IRS. Management believes sufficient accruals have been provided in prior years for any adjustments that may result for the years under examination.

Note 15 Litigation

   The Company and certain of its current and former officers and directors have been named as defendants in two class-action lawsuits, one filed on August 28, 1996, in the Superior Court of Santa Clara County, California, and one filed on August 30, 1996, in the U.S. District Court of the Northern District of California. The plaintiff in both class actions purports to represent a class of all persons who purchased the Company's common stock between February 26, 1996, and June 13, 1996. The complaints allege that the defendants violated various federal securities laws and California statutes by concealing and/or misrepresenting material adverse information about the Company and that individual defendants sold shares of the Company's stock based on material nonpublic information.

                              QUANTUM CORPORATION

   On February 25, 1997, in the Santa Clara County action, the Court sustained defendants' demurrer to most of the causes of action in the complaint, with leave to amend. At a June 12, 1997 demurrer hearing in state court, the judge dismissed the action as to four of the individual defendants with prejudice and as to three of the individual defendants without prejudice. The demurrer as to the Company was overruled. The Court heard oral argument on plaintiffs' motion for class certification on November 4, 1997. On March 4, 1998, the Court entered an order denying plaintiffs' motion without prejudice. Limited discovery is proceeding.

   With respect to the federal action, defendants filed their motion to dismiss on April 16, 1997. On August 14, 1997, the Court granted defendants' motion to dismiss without prejudice. On September 11, 1997, plaintiff filed an amended complaint. Defendants filed a motion to dismiss the amended complaint on October 24, 1997. The hearing on defendants' motion took place on February 3, 1998. On April 16, 1998, the Court granted defendants' motion to dismiss with prejudice. On May 19, 1998, plaintiff filed a notice of appeal of the District Court's dismissal in the United States Court of Appeals for the Ninth Circuit. On September 25, 1998, plaintiff filed his opening appellate brief. Defendants filed their answering brief on November 30, 1998. Plaintiff's reply brief was filed on January 14, 1999.

   Certain of the Company's current and former officers and directors were also named as defendants in a derivative lawsuit, which was filed on November 8, 1996, in the Superior Court of Santa Clara County. The derivative complaint was based on factual allegations substantially similar to those alleged in the class-action lawsuits. Defendants' demurrer to the derivative complaint was sustained without prejudice on April 14, 1997. Plaintiffs did not file an amended complaint. On August 7, 1997, the Court issued an order of dismissal and entered final judgment dismissing the complaint.

   On August 7, 1998, the Company was named as one of several defendants in a patent infringement lawsuit filed in the U.S. District Court for the Northern District of Illinois, Eastern Division. On Quantum's motion, the suit has been moved to the Northern District of California. The plaintiff, Papst Licensing GmbH, owns at least 24 U.S. patents which it asserts that the Company has infringed. The Company has studied many of these patents before and, of the patents it has studied, believes that defenses of patent invalidity and non-infringement can be asserted. However, Quantum has not yet had time to make a complete study of all the patents asserted by Papst and there can be no assurance that the Company has not infringed on these or other patents owned by Papst. The final results of this litigation, as with any litigation, are uncertain. If required, there can be no assurance that licenses to any technology owned by Papst or any other third party alleging infringement could be obtained on commercially reasonable terms if at all. Adverse resolution of the Papst litigation or any other intellectual property litigation could subject the Company to substantial liabilities and require it to refrain from manufacturing certain products which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the costs of engaging in the Papst litigation or other intellectual property litigation could be substantial, regardless of the outcome.

   The Company is also subject to other legal proceedings and claims that arise in the ordinary course of its business. While management currently believes the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position, results of operations, or liquidity of the Company, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material to the Company.

Note 16 Commitments

   The Company leases its present facilities under non-cancelable operating lease agreements for periods of up to 15 years. Some of the leases have renewal options ranging from one to ten years and contain provisions for maintenance, taxes, or insurance.

                              QUANTUM CORPORATION

   Rent expense was $30 million, $26 million, and $27 million for the fiscal years ended March 31, 1996, 1997, and 1997, respectively.

   Future minimum lease payments under operating leases are as follows:

     Year ended March 31,                                         (In thousands)
       1999......................................................    $ 28,657
       2000......................................................      28,026
       2001......................................................      26,524
       2002......................................................      25,338
       2003......................................................      22,335
       Thereafter................................................     100,928
                                                                     --------
       Total future minimum lease payments.......................    $231,808
                                                                     ========

Note 17 Business Segment and Geographic Information

   Quantum Corporation's reportable segments are its two business groups, HDDG and DSSG. HDDG consists of desktop and high-end hard disk drives. DSSG consists of DLTtape drives and media, autoloaders and libraries, and solid state storage systems. The Company directly markets its products to computer manufacturers and through a broad range of distributors, resellers, and systems integrators.

   The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on net profit or loss not including non-recurring gains or losses. Segment assets include those items that can be specifically identified with or reasonably allocated to a particular segment.

                                            Year Ended March 31,
                         ------------------------------------------------------------------
                                1996                  1997                   1998
                         --------------------  --------------------  ----------------------
                          HDDG   DSSG  Total    HDDG   DSSG  Total    HDDG    DSSG   Total
                         ------  ----  ------  ------  ----  ------  ------  ------  ------
                                               (In millions)
Revenue................. $4,087  $336  $4,423  $4,591  $728  $5,319  $4,615  $1,190  $5,805
Interest and other
 income/(expense).......     (4)  (24)    (28)    (15)  (26)    (41)      4      (3)      1
Depreciation and
 amortization...........     85    12      97     109    15     124      68      24      92
Loss from investee......     --    --      --      --    --      --     (66)     --     (66)
Income tax expense
 (benefit)..............    (74)   23     (51)    (19)   72      52     (83)    143      60
Segment profit (loss)...   (125)   35     (90)     41   107     149     (53)    224     171
Segment assets..........  1,741   238   1,979   1,721   438   2,159   1,646     792   2,438
Expenditures for long-
 lived assets...........    191    21     212     164    11     175     119      31     150

                              QUANTUM CORPORATION

                                               Nine Months Ended
                                     -----------------------------------------
                                     December 28, 1997    December 27, 1998
                                     -------------------- --------------------
                                      HDDG   DSSG  Total   HDDG   DSSG  Total
                                     ------  ----  ------ ------  ----  ------
                                                 (In millions)
                                                  (unaudited)
     Revenue.......................  $3,586  $934  $4,520 $2,681  $913  $3,593
     Interest and other income
      (expense)....................       3    (3)     --      6    (6)     --
     Depreciation and
      amortization.................      50    17      67     54    29      83
     Loss from investee............      42    --      42    142    --     142
     Income tax expense (benefit)..     (56)  115      59   (101)  103       1
     Segment profit (loss).........     (12)  180     168   (151)   65     (86)
     Segment assets................   1,857   772   2,629  1,456   937   2,394
     Expenditures for long-lived
      assets.......................      96    28     124     64    25      89

Product Information

   Revenue for reportable segments is composed of the following:

                                Year Ended March 31,     Nine Months Ended
                                -------------------- -------------------------
                                                     December 28, December 27,
                                 1996   1997   1998      1997         1998
                                ------ ------ ------ ------------ ------------
                                                (In millions)
                                                            (unaudited)
     Hard Disk Drive Group:
       Desktop hard disk
        drives................. $3,350 $4,004 $3,981    $3,099       $2,295
       High-end hard disk
        drives.................    737    587    634       487          386
                                ------ ------ ------    ------       ------
       Total................... $4,087 $4,591 $4,615    $3,586       $2,681
                                ====== ====== ======    ======       ======
     DLTtape & Storage Systems
      Group:
       DLTtape drives.......... $  194 $  392 $  784    $  636       $  604
       DLTtape media product...     71    221    284       206          154
       DLTtape media
        royalties..............     --      8     27        12           85
       Tape libraries and
        service................     59     96     87        73           85
       Solid state storage
        systems................     12     11      8         7            4
       Intra-group
        elimination............     --     --     --        --          (19)
                                ------ ------ ------    ------       ------
       Total................... $  336 $  728 $1,190    $  934       $  913
                                ====== ====== ======    ======       ======

   Intra-group elimination represents intra-group sales of DLTtape drives incorporated into DSSG's tape libraries.

                              QUANTUM CORPORATION

Geographic Information

   Revenue and long-lived assets by region are as follows (revenue is attributed to regions based on the location of customers):

                                         Year Ended March 31,
                       --------------------------------------------------------
                              1996               1997               1998
                       ------------------ ------------------ ------------------
                               Long-Lived         Long-Lived         Long-Lived
                       Revenue   Assets   Revenue   Assets   Revenue   Assets
                       ------- ---------- ------- ---------- ------- ----------
                                            (In millions)
     United States.... $2,131     $385    $2,513     $374    $3,048     $271
     Europe...........  1,281       15     1,620       13     1,689       13
     Asia-Pacific.....    791       30     1,082       62       993       25
     Latin America....    220       --       104       --        75       --
                       ------     ----    ------     ----    ------     ----
       Total.......... $4,423     $430    $5,319     $449    $5,805     $309
                       ======     ====    ======     ====    ======     ====

                                                     Nine Months Ended
                                           -------------------------------------
                                           December 28, 1997  December 27, 1998
                                           ------------------ ------------------
                                                   Long-Lived         Long-Lived
                                           Revenue   Assets   Revenue   Assets
                                           ------- ---------- ------- ----------
                                                       (in millions)
                                                        (unaudited)
     United States........................ $2,350     $267    $1,870     $592
     Europe...............................  1,312       13       978       14
     Asia-Pacific.........................    802       20       657       29
     Latin America........................     56       --        88       --
                                           ------     ----    ------     ----
       Total.............................. $4,520     $300    $3,593     $635
                                           ======     ====    ======     ====

   One customer of both of the Company's reportable segments accounted for 10% or more of the Company's consolidated revenue in fiscal years 1996, 1997 and 1998, and in the nine months ended December 28, 1997 and December 27, 1998. Revenue from this customer represented $866 million, $856 million, $1,036 million, $831 million and $553 million of the Company's consolidated revenue in the respective periods. Another customer of both of the Company's reportable segments accounted for 10% or more of the Company's consolidated revenue in fiscal years 1997 and 1998, and in the nine months ended December 28, 1997 and December 27, 1998. Revenue from this customer represented $562 million, $759 million, $534 million and $500 million of the Company's consolidated revenue in the respective periods. One customer of HDDG accounted for 10% or more of the Company's consolidated revenue in fiscal year 1996, representing $473 million of the Company's consolidated revenue in this period.

                              QUANTUM CORPORATION

Note 18 Unaudited Quarterly Consolidated Financial Data

                                   Year Ended March 31, 1999
                              -----------------------------------
                              1st Quarter 2nd Quarter 3rd Quarter
                              ----------- ----------- -----------
                                (In thousands, except per share
                                             data)
     Revenue................. $1,103,023  $1,164,711  $1,325,581
     Gross profit............    166,373     191,889     239,089
     Net income (loss).......      3,010      17,264    (106,551)
     Net income (loss) per
      share:
       Basic.................       0.02        0.11       (0.64)
       Diluted...............       0.02        0.11       (0.64)
                                         Year Ended March 31, 1998
                              ------------------------------------------------
                              1st Quarter 2nd Quarter 3rd Quarter  4th Quarter
                              ----------- ----------- -----------  -----------
                                   (In thousands, except per share data)
     Revenue................. $1,446,144  $1,553,491  $1,519,881   $1,285,719
     Gross profit............    275,934     298,084     135,673      165,831
     Net income (loss).......     96,514     103,778     (32,183)       2,692
     Net income (loss) per
      share:
       Basic.................       0.74        0.77       (0.24)        0.02
       Diluted...............       0.61        0.63       (0.24)        0.02
                                         Year Ended March 31, 1997
                              ------------------------------------------------
                              1st Quarter 2nd Quarter 3rd Quarter  4th Quarter
                              ----------- ----------- -----------  -----------
                                   (In thousands, except per share data)
     Revenue................. $1,153,502  $1,124,144  $1,477,951   $1,563,860
     Gross profit............    141,279     135,478     215,457      276,527
     Net income (loss).......      3,843       4,573      52,435       87,664
     Net income (loss) per
      share:
       Basic.................       0.03        0.04        0.45         0.69
       Diluted...............       0.03        0.04        0.36         0.56

   The results of operations for the third quarter of fiscal year 1999 included the effect of a $101 million charge related to the dissolution of MKQC, and an $89 million charge related to purchased in-process research and development related to the acquisition of ATL.
   The results of operations for the third quarter of fiscal year 1998 included the effect of a $103 million special charge related to the Company's high-end hard disk drive products.

   The results of operations for the fourth quarter of fiscal year 1998 were impacted by the reduction in estimated bonus accrued earlier in the fiscal year.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Quantum Corporation

   We have audited the accompanying combined balance sheets of the DLT & Storage Systems group (as described in Note 1) ("DSSG") of Quantum Corporation as of March 31, 1997 and 1998 and the related combined statements of operations, group equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of Quantum Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DSSG at March 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

   As more fully described in Note 1 to these financial statements, DSSG is a business group of Quantum Corporation; accordingly, the combined financial statements of DSSG should be read in conjunction with the audited consolidated financial statements of Quantum Corporation.

                                          /s/ Ernst & Young LLP

Palo Alto, California
April 21, 1998

                          DLT & STORAGE SYSTEMS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                              Year Ended March 31,            Nine Months Ended
                          ------------------------------  -------------------------
                                                          December 28, December 27,
                            1996      1997       1998         1997         1998
                          --------  --------  ----------  ------------ ------------
                                                                 (unaudited)
Product revenue.........  $335,565  $719,925  $1,162,725    $921,312     $827,938
Royalty revenue.........        --     8,088      27,075      12,495       84,717
                          --------  --------  ----------    --------     --------
Total revenue...........   335,565   728,013   1,189,800     933,807      912,655
Cost of revenue.........   208,955   457,674     687,586     542,202      506,005
                          --------  --------  ----------    --------     --------
Gross profit............   126,610   270,339     502,214     391,605      406,650
Operating expenses:
  Research and
   development..........    24,968    30,039      62,825      43,634       72,085
  Sales and marketing...    14,776    23,770      47,244      32,549       49,348
  General and
   administrative.......     4,425    11,470      22,363      16,735       22,553
  Purchased in-process
   research and
   development..........        --        --          --          --       89,000
                          --------  --------  ----------    --------     --------
                            44,169    65,279     132,432      92,918      232,986
Income from operations..    82,441   205,060     369,782     298,687      173,664
Interest income and
 other, net.............      (642)    2,387      18,707      13,230        7,633
Interest expense........   (23,511)  (28,347)    (21,835)    (16,090)     (13,424)
                          --------  --------  ----------    --------     --------
Income before income
 taxes..................    58,288   179,100     366,654     295,827      167,873
Income tax provision....    23,315    71,640     142,995     115,373      102,749
                          --------  --------  ----------    --------     --------
Net income..............  $ 34,973  $107,460  $  223,659    $180,454     $ 65,124
                          ========  ========  ==========    ========     ========
Pro forma net income per
 share:
  Basic.................                      $     1.64                 $   0.41
                                              ==========                 ========
  Diluted...............                      $     1.37                 $   0.39
                                              ==========                 ========
Pro forma weighted-
 average common shares:
  Basic.................                         136,407                  158,687
                                              ==========                 ========
  Diluted...............                         170,125                  171,487
                                              ==========                 ========


            See accompanying notes to combined financial statements.

                          DLT & STORAGE SYSTEMS GROUP

                            COMBINED BALANCE SHEETS
                                 (In thousands)

                                                    March 31,
                                                ------------------ December 27,
                                                  1997      1998       1998
                                                --------- -------- ------------
                                                                   (unaudited)
Assets
 Current assets:
  Cash and cash equivalents.................... $ 143,346 $388,910   $200,394
  Accounts receivable, net of allowance for
   doubtful accounts of $1,698, $2,586 and
   $3,311 respectively.........................   154,668  152,080    246,901
  Inventories..................................    47,197  103,028    113,497
  Deferred taxes...............................    31,269   43,819     45,861
  Other current assets.........................     4,523    6,582      8,342
                                                --------- --------   --------
 Total current assets..........................   381,003  694,419    614,995
 Property, plant and equipment, less
  accumulated depreciation.....................    39,114   57,399     72,724
 Intangible assets, less accumulated
  amortization.................................     6,811   15,366    225,730
 Deferred taxes................................     1,065       --         --
 Other assets..................................     9,932   24,886     23,746
                                                --------- --------   --------
                                                $ 437,925 $792,070   $937,195
                                                ========= ========   ========
Liabilities and Group Equity
 Current liabilities:
  Accounts payable............................. $  47,782 $ 44,919   $ 76,286
  Accrued warranty.............................    29,102   33,778     32,320
  Accrued compensation.........................    11,801   15,985     19,011
  Current portion of long-term debt............    29,486      623        667
  Other accrued liabilities....................     6,894   12,720     21,130
                                                --------- --------   --------
 Total current liabilities.....................   125,065  108,025    149,414
 Deferred taxes................................        --      145     32,945
 Long-term debt................................   118,445   26,657     42,817
 Convertible subordinated debt.................   160,900  191,667    191,667
 Commitments and contingencies
 Redeemable preferred stock....................     2,592       --         --
 Group equity..................................    30,923  465,576    520,352
                                                --------- --------   --------
                                                $ 437,925 $792,070   $937,195
                                                ========= ========   ========


            See accompanying notes to combined financial statements.

                          DLT & STORAGE SYSTEMS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                             Year Ended March 31,           Nine Months Ended
                          ----------------------------  -------------------------
                                                        December 28, December 27,
                            1996      1997      1998        1997         1998
                          --------  --------  --------  ------------ ------------
                                                               (unaudited)
Cash flows from
 operating activities:
 Net income.............  $ 34,973  $107,460  $223,659    $180,454     $ 65,124
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in)
  operations:
 Purchased in-process
  research and
  development...........        --        --        --          --       89,000
 Depreciation...........     5,160     7,780    15,484      11,010       19,118
 Amortization...........     7,300     7,649     8,160       5,601       10,302
 Deferred taxes.........   (11,550)  (17,821)  (11,340)         --       (2,042)
 Compensation related to
  stock incentive
  plans.................       943     1,594     2,824       2,066        2,709
 Changes in assets and
  liabilities:
  Accounts receivable...   (57,805)  (75,341)    2,588     (31,846)     (94,821)
  Inventories...........   (29,973)    2,905   (55,831)    (51,254)     (10,469)
  Accounts payable......     2,469    23,602    (2,863)      9,887       31,367
  Accrued warranty......    11,111    15,141     4,676       5,151       (9,458)
  Other assets and
   liabilities..........    26,280    19,532    15,300      32,544       40,786
                          --------  --------  --------    --------     --------
Net cash provided by
 (used in) operating
 activities.............   (11,092)   92,501   202,657     163,613      141,616
                          --------  --------  --------    --------     --------
Cash flows from
 investing activities:
 Purchases of equity
  securities/minority
  interest..............        --    (2,732)  (15,000)    (15,000)          --
 Acquisition of
  intangible assets.....        --        --   (16,000)    (12,000)          --
 Investment in property
  and equipment.........   (20,571)  (11,442)  (30,682)    (28,512)     (25,093)
                          --------  --------  --------    --------     --------
Net cash used in
 investing activities...   (20,571)  (14,174)  (61,682)    (55,512)     (25,093)
                          --------  --------  --------    --------     --------
Cash flows from
 financing activities:
 Proceeds from long-term
  credit facilities.....   262,000   220,061        --          --       25,212
 Repayment of inter-
  group loan............  (165,815)       --        --          --           --
 Inter-group payment for
  common stock issued...        --        --        --          --      (15,118)
 Proceeds from mortgage
  loan..................        --    28,070        --          --           --
 Purchase of treasury
  stock.................        --        --        --          --     (305,287)
 Principal payments on
  long-term credit
  facilities............  (220,000) (252,226) (120,651)   (120,504)     (26,617)
 Proceeds from issuance
  of common stock.......    24,805    30,174    33,573      20,961       16,771
 Proceeds from issuance
  of convertible
  subordinated notes....   160,900        --   191,667     191,667           --
                          --------  --------  --------    --------     --------
Net cash provided by
 (used in) financing
 activities.............    61,890    26,079   104,589      92,124     (305,039)
                          --------  --------  --------    --------     --------
Increase (decrease) in
 cash and cash
 equivalents............    30,227   104,406   245,564     200,225     (188,516)
Cash and cash
 equivalents at
 beginning of period....     8,713    38,940   143,346     143,346      388,910
                          --------  --------  --------    --------     --------
Cash and cash
 equivalents at end of
 period.................  $ 38,940  $143,346  $388,910    $343,571     $200,394
                          ========  ========  ========    ========     ========
Supplemental disclosure
 of cash flow
 information:
 Conversion of
  debentures to common
  stock.................        --        --  $160,900          --           --
                          ========  ========  ========    ========     ========
 Issuance of redeemable
  preferred stock as
  part of minority
  interest acquisition..        --   $ 2,592        --          --           --
                          ========  ========  ========    ========     ========
 Conversion of
  redeemable preferred
  stock to common
  stock.................        --        --  $  2,592          --           --
                          ========  ========  ========    ========     ========
 Cash paid during the
  year for:
  Interest..............  $ 14,505  $ 27,182  $ 19,353    $  7,862     $  9,659
                          ========  ========  ========    ========     ========
  Income taxes, net of
   (refunds)............  $  3,146  $  1,550  $ 44,747    $ 44,227     $(21,289)
                          ========  ========  ========    ========     ========

            See accompanying notes to combined financial statements.

                          DLT & STORAGE SYSTEMS GROUP

                      COMBINED STATEMENTS OF GROUP EQUITY
                                 (In thousands)

                                                         Retained     Group
                                                Other    Earnings    Equity
                                              ---------  ---------  ---------
Balances at March 31, 1995................... $(184,458) $     (93) $(184,551)
Net income...................................        --     34,973     34,973
Shares issued under employee stock purchase
 plan........................................    10,652         --     10,652
Shares issued under employee stock option
 plans, net..................................    14,689         --     14,689
Compensation expense.........................       943         --        943
Tax benefits related to stock option plans...     5,697         --      5,697
                                              ---------  ---------  ---------
Balances at March 31, 1996...................  (152,477)    34,880   (117,597)
Net income...................................        --    107,460    107,460
Shares issued under employee stock purchase
 plan........................................    11,601         --     11,601
Shares issued under employee stock option
 plans, net..................................    18,573         --     18,573
Compensation expense and other...............     3,533         --      3,533
Tax benefits related to stock option plans...     7,353         --      7,353
                                              ---------  ---------  ---------
Balances at March 31, 1997...................  (111,417)   142,340     30,923
Net income...................................        --    223,659    223,659
Conversion of subordinated debentures........   157,815         --    157,815
Conversion of Series B preferred shares......     2,592         --      2,592
Shares issued under employee stock purchase
 plan........................................    14,318         --     14,318
Shares issued under employee stock option
 plans, net..................................    19,255         --     19,255
Compensation expense and other...............     2,824         --      2,824
Tax benefits related to stock option plans...    14,190         --     14,190
                                              ---------  ---------  ---------
Balances at March 31, 1998...................    99,577    365,999    465,576
Unaudited group equity activity for the nine
 months ended December 27, 1998:
Net income...................................        --     65,124     65,124
Shares issued under employee stock purchase
 plan........................................     8,198         --      8,198
Shares issued under employee stock option
 plans, net..................................     8,575         --      8,575
Treasury shares repurchased..................  (305,287)        --   (305,287)
Treasury shares reissued for ATL
 acquisition.................................   305,287    (63,452)   241,835
New shares issued for ATL acquisition........    15,326         --     15,326
Conversion of ATL stock options..............    14,911         --     14,911
Compensation expense and other...............     2,867         --      2,867
Tax benefits related to stock option plans...     3,227         --      3,227
                                              ---------  ---------  ---------
Balances at December 27, 1998 (unaudited).... $ 152,681  $ 367,671  $ 520,352
                                              =========  =========  =========


            See accompanying notes to combined financial statements.

                          DLT & STORAGE SYSTEMS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    (Information with respect to the nine months ended December 28, 1997 and
                        December 27, 1998 is unaudited.)

Note 1 Summary of Significant Accounting Policies

   The accompanying combined financial statements should be read in conjunction with the consolidated financial statements of Quantum Corporation ("Quantum").

   Nature of Business. Quantum operates its business through two separate groups: the DLT & Storage Systems group ("DSSG") and the Hard Disk Drive group ("HDDG"). DSSG and HDDG are referred to as the "groups."

   DSSG designs, develops, manufactures, licenses and markets DLTtape drives and media, tape libraries and solid state storage systems. DLTtape is DSSG's half-inch tape technology that is the de facto industry standard for data back-up in the mid-range server market.

   HDDG designs desktop hard disk drives to meet the storage requirements of entry-level to high-end desktop PCs in home and business environments. HDDG also designs high-end hard disk drives for the demanding storage needs of network servers, workstations and storage sub-systems.

   The Board of Directors (the "Board") of Quantum has recommended stockholder approval of a proposal (the "tracking stock proposal") that would create two classes of tracking stock intended to reflect separately the performance of DSSG and HDDG. Under the tracking stock proposal, Quantum's Certificate of Incorporation would be amended and restated (the "Restated Certificate of Incorporation") to (i) designate a new class of Quantum Corporation--DSSG Common Stock, $.01 par value per share, (ii) designate a new class of Quantum Corporation--HDDG common stock, $.01 par value per share , and (iii) reclassify each authorized share of existing common stock, $.01 par value per share as one share of DSSG stock and one-half share of HDDG stock.

   The combined financial statements of the groups comprise all of the accounts included in the corresponding consolidated financial statements of Quantum. The separate group combined financial statements give effect to the accounting policies that will be applicable upon implementation of the tracking stock proposal. The separate DSSG and HDDG financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include
(i) the historical balance sheets, results of operations, and cash flows of businesses that comprise each of the groups, with all significant intragroup transactions and balances eliminated, (ii) in the case of DSSG's financial statements, corporate assets and liabilities of Quantum and related transactions identified with DSSG, including allocated portions of Quantum's debt and selling, general and administrative costs, and (iii) in the case of HDDG's financial statements, corporate assets and liabilities of Quantum and related transactions identified with HDDG, including allocated portions of Quantum's debt and selling, general and administrative costs.

   Holders of DSSG stock and HDDG stock will be stockholders of a single company. DSSG and HDDG are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in Quantum and all of Quantum's business, assets and liabilities. The issuance of DSSG stock and HDDG stock and the allocation of assets or liabilities and stockholders' equity between DSSG and HDDG will not result in a distribution or spin-off to stockholders of any of Quantum's assets or liabilities and will not affect ownership of any of Quantum's assets or responsibility for Quantum's liabilities or those of Quantum's subsidiaries. The assets Quantum attributes to one group could be subject to the liabilities of the other group. If Quantum is unable to satisfy one group's liabilities out of the assets attributed to it, Quantum may be required to satisfy those liabilities with assets Quantum has attributed to the other group. Holders of DSSG stock and HDDG stock generally will not have stockholder rights specific to their corresponding group. Instead, holders will have customary stockholder rights relating to Quantum as a whole.

                          DLT & STORAGE SYSTEMS GROUP

Holders of tracking stock will not have any rights related to their corresponding group except as set forth in provisions relating to dividend rights and requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their corresponding group, or have any right to vote on matters as a separate voting group other than in limited circumstances as provided under Delaware law or by Nasdaq rules. The relative voting power of DSSG stock and HDDG stock will fluctuate from time to time, with each share of DSSG stock having one vote and each share of HDDG stock having a number of votes, based upon the ratio, over a specified period, of the average market values of one share of DSSG stock and of one share of HDDG stock. This formula is intended to give each class of tracking stock a number of votes proportionate to its aggregate market capitalization at the time of any vote. Accordingly, changes in the market value of DSSG stock and HDDG stock will affect the relative voting rights of a class of tracking stock. It is expected that initially the holders of DSSG stock will have a substantial majority of the voting power of Quantum.

   Financial effects arising from one group that affect the Quantum's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of tracking stock relating to the other group. Any net losses of DSSG or HDDG, and dividends or distributions on, or repurchases of, DSSG stock or HDDG stock, or repurchases of preferred stock at a price per share greater than par value, will reduce the funds of Quantum legally available for payment of dividends on the DSSG stock.

   The Board may at any time, in its sole discretion and without stockholder approval, determine to convert the tracking stock related to one group into the tracking stock related to the other group at a 10% premium during the first five years following the implementation of the tracking stock proposal and without any premium thereafter. The Board may also effect such a conversion at no premium if, based on the legal opinion of Quantum's tax counsel, it is more likely than not that for United States federal income tax purposes (i) Quantum or its stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of either DSSG stock or HDDG stock, or (ii) either DSSG stock or HDDG stock is not, or at any time in the future will not be, treated as stock of Quantum. In the case of certain dispositions of all or substantially all of the assets of one group, the Board may determine to convert the tracking stock of such group into the tracking stock of the other group at a 10% premium during the first five years following the implementation of the tracking stock proposal and without any premium thereafter. Any conversion at a premium would dilute the interests in Quantum of the holders of the class of tracking stock being issued in the conversion. In addition, any conversion of a class of tracking stock into another class of tracking stock would preclude holders of both classes of tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group.

   The Board may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies in its sole discretion without stockholder approval.

   DSSG's combined financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below.

   Financing Activities. Quantum manages most financial activities of DSSG and HDDG on a centralized basis. Such financial activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, the issuance and repurchase of common stock, and the issuance and repurchase of any preferred stock.

   At December 27, 1998, $235 million of Quantum's debt was allocated to DSSG and $118 million was allocated to HDDG. The Board has adopted the following financing policy that will affect the combined

                          DLT & STORAGE SYSTEMS GROUP
statements of DSSG and HDDG: Quantum will allocate its debt between the groups ("pooled debt") or, if Quantum so determines, in its entirety to a particular group. Quantum will allocate preferred stock, if issued, in a similar manner.

   Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock decreases such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group, if so determined by the Board, decreases the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increases the recipient group's allocated portion of the pooled debt or preferred stock.

   Pooled debt bears interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, may bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock is reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

   Debt for a particular financing allocated in its entirety to one group, bears interest for group financial statement purposes at the rate determined by the Board. For preferred stock allocated in its entirety to one group, the dividend cost to that group is determined in a similar manner. If the interest or dividend cost is higher than Quantum's actual cost, the other group receives a credit for an amount equal to the difference as compensation for the use of Quantum's credit capacity. Any expense related to debt or preferred stock that is allocated in its entirety to a group is allocated in whole to that group.

   Cash or other property that Quantum allocated to one group that is transferred to the other group is, if so determined by the Board, accounted for either as a short-term loan or as a long-term loan. Short-term loans and, unless Quantum's board determines otherwise, long-term loans bear interest at a rate equal to the weighted average interest rate of Quantum's pooled debt. If Quantum does not have any pooled debt, the Board determines the rate of interest for such loan. The Board establishes the terms on which long-term loans between the groups is made, including interest rate if not based on Quantum's weighted average interest rate, amortization schedule, maturity and redemption terms.

   Although Quantum may allocate its debt and preferred stock between groups, the debt and preferred stock remain obligations of Quantum and all stockholders of Quantum are subject to the risks associated with those obligations.

   Allocation of Support Activities. DSSG is charged for specifically identified costs of certain support activities based upon DSSG's use of such activities. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of support activities attributable to DSSG. Such allocated support activities included certain selling and marketing, executive management, human resources, corporate finance, legal and corporate planning costs. The total of these allocations were $8 million, $14 million, and $28 million in fiscal year 1996, 1997 and 1998, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if DSSG were a separate entity.

   Allocation of Federal and State Income Taxes. The federal income taxes of Quantum and the subsidiaries which own assets allocated between the groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group, as if each group were a stand-alone entity. Such allocations reflect each group's contribution (whether positive or

                          DLT & STORAGE SYSTEMS GROUP
negative) to Quantum's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Accordingly, the amounts of taxes payable or refundable allocated to each group may not necessarily be the same as that which would have been payable or refundable had each group filed a separate income tax return.

   Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds determined on a consolidated or combined basis are allocated between the groups based on their respective contributions to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments which are determined on a separate corporation basis are allocated between the groups in a manner designed to reflect the respective contributions of the groups to the corporation's separate state or local taxable income.

   The discussion of DSSG's income tax provision (Note 11) should be read in conjunction with Quantum's consolidated financial statements and notes thereto.

   Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from the estimates and assumptions used in preparing the combined financial statements.

   Revenue Recognition. Revenue from sales of products is recognized on shipment to customers, with provision made for estimated returns. DSSG accrues royalty revenue based on licensees' sales that incorporate certain licensed technology.

   Foreign Currency Transactions. Assets, liabilities, and operations of foreign offices and subsidiaries are recorded based on the functional currency of the entity. For a majority of DSSG's material foreign operations, the functional currency is the U.S. Dollar. In addition, a majority of DSSG's material transactions are denominated in U.S. dollars. Accordingly, transaction gains or losses have been immaterial to the financial statements for all years presented. The effect of foreign currency exchange rate fluctuations on cash was also immaterial for the years presented. Assets and liabilities denominated in other than the functional currency are remeasured each month with the remeasurement gain or loss recorded in other income.

   Foreign Exchange Contracts. The effect of foreign currency rate changes on the remeasurement of certain assets and liabilities denominated in a foreign currency are managed using foreign currency forward exchange contracts. Foreign currency forward exchange contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign currency forward exchange contracts are accounted for by the fair value method. Foreign currency forward exchange contracts are carried on the balance sheet at fair value, with changes in that value recognized in other income.

   Net Income Per Share. Historical income per share is omitted from the statements of operations because DSSG stock was not part of the capital structure of Quantum for the periods presented. Following the implementation of the tracking stock proposal, the method of calculating income per share for the DSSG stock will reflect the terms of the Restated Certificate of Incorporation and will be computed by dividing the net income of DSSG by the weighted average number of shares of DSSG stock outstanding during the applicable period. The effects of assuming issuance of DSSG stock on a pro forma basis under existing long-term incentive, stock option, and stock purchase plans will be dilutive. Pro forma income per share, reflecting the DSSG stock issued to be under the tracking stock proposal, is presented in DSSG's statements of operations.

                          DLT & STORAGE SYSTEMS GROUP

   Cash Equivalents. Highly liquid debt instruments with a maturity of 90 days or less at the time of purchase are considered to be cash equivalents. Cash equivalents are carried at fair value, which approximates cost. Marketable securities have maturities of more than 90 days at the time of purchase. Cash equivalents and marketable securities have been classified as available-for-sale. Securities classified as available-for-sale are carried at fair value with material unrealized gains and losses reported in group equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are recorded in other income or expense. The cost of securities sold is based on the specific identification method.

   Concentration of Credit Risk. Quantum performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Reserves are maintained for potential credit losses and such losses have historically been within management's expectations.

   Quantum invests its excess cash in deposits with major banks and in money market funds and short-term debt securities of companies with strong credit ratings from a variety of industries. These securities generally mature within 365 days and, therefore, bear minimal risk. Quantum has not experienced any material losses on its investments. Quantum, by corporate policy, limits the amount of credit exposure to any one issuer and to any one type of investment.

   Investments. Investments in entities (less-than-20-percent-owned companies) that are not represented by marketable securities are carried at cost less write-downs for declines in value that are judged to be other-than-temporary. These valuation losses are recorded in other income when identified. Dividends are recorded in other income when received.

   Inventories. Inventories are carried at the lower of cost or market. Cost is determined on a first-in, first-out basis.

   Property, Plant and Equipment. Property, plant and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the lesser of the estimated useful lives of the assets (generally three to ten years for machinery, equipment, furniture, and leasehold improvements; and twenty-five years for buildings) or the lease term.

   Acquired Intangibles. Goodwill and other acquired intangible assets are being amortized over their estimated useful lives, which range from two to fifteen years. The accumulated amortization at March 31, 1997 and 1998 and December 27, 1998 was $12 million, $17 million, and $8 million, respectively. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist, or at least annually.

   Warranty Expense. DSSG generally warrants its products against defects for a period of one to three years. A provision for estimated future costs relating to warranty expense is recorded when products are shipped and revenue recognized.

   Advertising Expense. DSSG accrues for co-operative advertising as the related revenue is earned, and other advertising expense is recorded as incurred. Advertising expense for the years ended March 31, 1996, 1997 and 1998, was $2 million, $11 million, and $15 million, respectively.

   Stock-Based Compensation. DSSG accounts for its stock-based employee compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations ("APB Opinion No. 25").

                          DLT & STORAGE SYSTEMS GROUP

   Risks and Uncertainties. As is typical in the information storage industry, a significant portion of DSSG's customer base is concentrated with a small number of OEMs, and DSSG is not able to predict whether there will be any significant change in the demand for its customers' products. The loss of any one of DSSG's more significant customers could have a material adverse effect on DSSG's results of operations. A limited number of tape drive storage products make up a significant majority of DSSG's sales, and due to increasingly rapid technological change in the industry, DSSG's future depends on its ability to develop and successfully introduce new products.

   Comprehensive Income. In June 1997, the FASB released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and has been implemented by DSSG. For all periods presented comprehensive income equaled net income.

   Segment Information. In June 1997, The FASB released Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 changes the way companies report selected segment information in annual financial statements and also requires companies to report selected segment information in interim financial reports to stockholders. SFAS 131 has been implemented by DSSG.

   Unaudited Interim Financial Statements. The unaudited condensed interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the Securities and Exchange Commission's rules and regulations for interim reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of DSSG's management, the unaudited combined interim financial statements include all adjustments necessary to present fairly such interim financial information.

Note 2 Financial Instruments

 Available-For-Sale Securities

   Quantum's cash and cash equivalents, including certain available-for-sale securities, are allocated between DSSG and HDDG. However, marketable securities have been allocated to HDDG.

   The following is a summary of Quantum's consolidated available-for-sale securities, all of which are classified as cash equivalents and marketable securities:

                                            March 31, 1997     March 31, 1998
                                           ----------------- ------------------
                                           Amortized  Fair   Amortized   Fair
                                             Cost     Value    Cost     Value
                                           --------- ------- --------- --------
                                                      (In thousands)
     Corporate commercial paper and bank
      notes..............................  $ 25,338  $25,338 $103,346  $103,339
     U.S. Treasury securities and
      obligations of U.S. government
      agencies...........................    25,455   25,455  165,364   165,360
     Other...............................        83       83    4,613     4,613
                                           --------  ------- --------  --------
                                           $ 50,876  $50,876 $273,323  $273,312
                                           ========  ======= ========  ========

   The difference between the amortized cost of available-for-sale securities and fair value was immaterial at March 31, 1997 and 1998, and therefore no gross unrealized gains or losses were recorded in Quantum's stockholders' equity. The estimated fair value of available-for-sale securities is based on market quotations. There were no sales of available-for-sale securities in fiscal years 1997 or 1998. At March 31, 1998, the average available-for-sale portfolio duration was approximately 23 days, and no security had a maturity longer than one year.

                          DLT & STORAGE SYSTEMS GROUP

 Derivative Financial Instruments

   Foreign Exchange--Asset and Liability Management. During the periods covered by the financial statements, Quantum utilized foreign currency forward exchange contracts to manage the effects of foreign currency remeasurement arising from certain assets and liabilities denominated in a foreign currency. The gains and losses from market rate changes on these contracts, which are intended to offset the losses and gains on certain foreign currency denominated assets and liabilities, are recorded monthly in other income. Such gains and losses have been immaterial to DSSG.


 Carrying Amount and Fair Values of Financial Instruments

   The estimated fair value of Quantum's borrowings (pooled debt) are summarized as follows:

                                                           March 31,
                                                -------------------------------
                                                     1997            1998
                                                --------------- ---------------
                                                Carrying  Fair  Carrying  Fair
                                                 Amount  Value   Amount  Value
                                                -------- ------ -------- ------
                                                         (In millions)
     Convertible subordinated debt.............  $241.4  $433.8  $287.5  $281.8
     Revolving credit line.....................   110.0   110.0      --      --
     Term loan.................................    56.3    56.3      --      --
     Mortgage loan.............................    41.8    41.3    40.9    41.8
     Equipment loan............................    13.9    15.2      --      --

   The fair values for the convertible subordinated debt were based on the quoted market price at the balance sheet dates. Fair values for the revolving credit agreement and term loan approximated their carrying amounts, since interest rates on these borrowings were adjusted periodically to reflect market interest rates. The fair value of the mortgage and equipment loans were based on the estimated present value of the remaining payments, utilizing risk-adjusted market interest rates of similar instruments at the balance sheet dates.

Note 3 Inventories

   Inventories consisted of:

                                                      March 31,
                                                   ---------------- December 27,
                                                    1997     1998       1998
                                                   ------- -------- ------------
                                                                    (unaudited)
                                                          (In thousands)
     Materials and purchased parts................ $21,853 $ 51,578   $ 70,086
     Work in process..............................  15,623   29,687     19,172
     Finished goods...............................   9,721   21,763     24,239
                                                   ------- --------   --------
                                                   $47,197 $103,028   $113,497
                                                   ======= ========   ========

                          DLT & STORAGE SYSTEMS GROUP

Note 4 Property, Plant, and Equipment

   Property, plant, and equipment consisted of:

                                                                 March 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                              (In thousands)
     Machinery and equipment...............................  $ 34,269  $ 57,084
     Furniture and fixtures................................     2,595     4,088
     Buildings and leasehold improvements..................    17,612    24,302
     Land..................................................       686       674
                                                             --------  --------
                                                               55,162    86,148
     Less accumulated depreciation and amortization........   (16,048)  (28,749)
                                                             --------  --------
                                                             $ 39,114  $ 57,399
                                                             ========  ========

Note 5 Business Combination (unaudited)

   On September 28, 1998, Quantum completed the acquisition of ATL. ATL designs, manufactures, markets and services automated tape libraries for the networked computer market. ATL's products incorporate DLTtape drives as well as ATL's proprietary IntelliGrip automation technology. The acquisition has been accounted for as a purchase with a total cost of $335 million. The acquisition was completed with the issuance of 16.9 million shares of Quantum common stock valued at $265 million on the date of acquisition in exchange for all outstanding shares of ATL, the conversion of outstanding ATL stock options into options valued at $22 million to purchase 1.8 million shares of Quantum common stock and the assumption of $45 million of ATL liabilities. DSSG also recognized deferred tax liabilities of $33 million. ATL's results of operations are included in the financial statements from the date of acquisition, and the assets and liabilities acquired were recorded based on their fair values as of the date of acquisition.

   The excess of the purchase price over the fair value of the net tangible assets acquired has been allocated to the following identifiable intangible assets: goodwill, trademarks and trade names, original equipment manufacturer and value added reseller customer relationships, non-compete agreements, workforce in place, developed technology and in-process research and development. As of the acquisition date, technological feasibility of the in-process technology has not been established, and the technology has no alternative future use. Therefore, DSSG has expensed the amount of the purchase price allocated to in-process research and development, estimated at $89 million as of the date of acquisition. This amount and the other components of the purchase price allocation are preliminary. The remaining identifiable intangible assets will be amortized on a straight-line basis over periods ranging from two to fifteen years.

   The amount of the purchase price allocated to in-process research and development was determined by estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 20%, which represents a premium to Quantum's cost of capital. The expected revenue assumes an average compound annual revenue growth rate of 37% during fiscal years 1999 to 2007. Expected total revenues from the purchased in-process projects peak in fiscal year 2002 and then begin to decline as other new products are expected to be introduced. These projections are based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions. If products are not successfully developed, DSSG may not realize the value assigned to the in-process research and development projects. In addition, the value of the other acquired intangible assets may also become impaired.

                          DLT & STORAGE SYSTEMS GROUP

   The following unaudited pro forma information has been prepared assuming that the acquisition had taken place at the beginning of fiscal year 1998. The pro forma financial information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place at the beginning of the periods, nor is it necessarily indicative of results that may occur in the future.

                                                  Year Ended   Nine Months Ended
                                                March 31, 1998 December 27, 1998
                                                -------------- -----------------
                                                         (In thousands)
     Total revenue.............................   $1,250,802       $952,966
     Net income ...............................   $  208,443       $144,496

Note 6 Credit Agreements, Long-Term Debt and Convertible Subordinated Debt

   Quantum's debt includes the following:

                                                                March 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                                                             (In thousands)
   7% convertible subordinated notes......................  $     --  $287,500
   5% convertible subordinated debentures.................   241,350        --
   Revolving credit line, 7.8% average rate, payable
    through September 1998................................   110,000        --
   Term loan, 7.7% average rate, payable through September
    1998..................................................    56,250        --
   Equipment loan, 7.6% average rate, payable through
    March 1999............................................    13,875        --
   Mortgage...............................................    41,772    40,920
                                                            --------  --------
                                                             463,247   328,420
   Less short-term portion of debt........................    44,229       935
                                                            --------  --------
   Total long-term debt and convertible subordinated
    debt..................................................  $419,018  $327,485
                                                            ========  ========
   DSSG's portion of Quantum debt:
   Short-term debt........................................  $ 29,486  $    623
   Long-term debt and convertible subordinated debt,
    excluding current portion.............................   279,345   218,324
                                                            --------  --------
     DSSG total debt......................................  $308,831  $218,947
                                                            ========  ========
   HDDG's portion of Quantum debt:
   Short-term debt........................................   $14,743  $    312
   Long-term debt and convertible subordinated debt,
    excluding current portion.............................   139,673   109,161
                                                            --------  --------
     HDDG total debt......................................  $154,416  $109,473
                                                            ========  ========
   Weighted average interest rate on Quantum's debt at
    period-end............................................      6.53%     7.39%

   In June 1997, Quantum entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At the option of Quantum, borrowings under the revolving credit line bear interest at either LIBOR plus a margin determined by a total funded debt ratio, or a base rate, with option periods of one to six months. As of December 27, 1998 and March 31, 1998, there was no outstanding balance drawn on this line.

   In July 1997, Quantum issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously

                          DLT & STORAGE SYSTEMS GROUP
redeemed, into shares of Quantum common stock at a conversion price of $46.325 per share. The notes are redeemable at Quantum's option on or after August 1, 1999, and prior to August 1, 2001, under certain conditions related to the price of Quantum common stock. Subsequent to August 1, 2001, the notes are redeemable at Quantum's option at any time. In the event of certain changes involving all or substantially all of Quantum common stock, the notes would become redeemable at the option of the holder. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all existing and future senior indebtedness of Quantum.

   If the tracking stock proposal is implemented, each of the 7% subordinated notes, which currently are convertible into shares of Quantum common stock, will become convertible into a number of shares of DSSG stock and a number of shares of HDDG stock equal to the numbers of such shares which the holder of such note would receive under the tracking stock proposal had such note been converted immediately prior to the implementation of the tracking stock proposal. The notes will not be separately convertible into solely DSSG stock or solely HDDG stock. The exercise price and maturity date of each convertible note will not be affected by the implementation of the tracking stock proposal.

   In March 1998, Quantum called for redemption of all of its outstanding 5% convertible subordinated debentures due March 1, 2003, at a redemption price of $1,035.71 per $1,000 principal amount of debenture. At the time of the call for redemption, the entire original issue amount of the debentures of approximately $241 million was outstanding. Holders of the debentures exercised their option to convert debentures held into 21,626,327 shares of Quantum common stock at a conversion price of approximately $11.16 per share. No debentures were redeemed for cash.

   The previously outstanding revolving credit line, term loan, and equipment loan, which had carrying amounts of $110 million, $56 million, and $14 million, respectively, as of March 31, 1997, were repaid by Quantum and terminated in the first quarter of fiscal year 1998.

   In September 1996, Quantum entered into a $42 million mortgage related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years, with monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term. The debt is secured by specified real estate.

   Payments required on Quantum's long-term debt outstanding at March 31, 1998, are $0.9 million in fiscal year 1999, $1.0 million in fiscal year 2000, $1.1 million in fiscal year 2001, $1.2 million in fiscal year 2002, $1.3 million in fiscal year 2003.

   In December 1998, ATL entered into a senior credit facility that provides a $35 million revolving credit line to ATL. The revolving credit line is co-terminous with Quantum's $500 million revolving credit line, expiring in June 2000. At the option of ATL, borrowings under the revolving credit line bear interest at either LIBOR plus a margin determined by a total funded debt ratio of Quantum, or a base rate, with option periods of one to six months. At December 27, 1998, $25 million was outstanding on ATL's revolving credit line.

Note 7 Redeemable Preferred Stock

   In fiscal year 1998, the holder of the 90,000 shares of Redeemable Convertible Participating Series B Preferred Stock exercised its right to convert the shares to Quantum common stock. Quantum issued 180,000 shares of Quantum common stock pursuant to the conversion.

                          DLT & STORAGE SYSTEMS GROUP

Note 8 Stock Incentive Plans

   Long-Term Incentive Plan. Quantum has a Long-Term Incentive Plan (the "Plan") that provides for the issuance of stock options, stock appreciation rights, stock purchase rights, and long-term performance awards (collectively referred to as "options") to employees, consultants, officers and affiliates of Quantum. The Plan has available and reserved for future issuance 14.6 million shares and allows for an annual increase in the number of shares available for issuance, subject to a limitation. Available for grant as of March 31, 1998, were 1,105,000 shares. Options under the Plan expire no later than ten years from the grant date and generally vest over four years. Restricted stock granted under the Plan generally vests over two to three years. In fiscal years 1996, 1997 and 1998, Quantum recorded compensation expense of $899,000, $1,916,000 and $3,179,000, respectively, related to restricted stock granted pursuant to stock purchase rights under the Plan, a portion of which was allocated to DSSG. The number of shares of restricted stock granted under the Plan were 596,000 shares, 354,290 shares, and 65,500 shares, in fiscal years 1996, 1997 and 1998, respectively, at an exercise price of $.01.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, each share of restricted stock currently held will be changed into one share of DSSG stock and 0.5 of a share of HDDG stock.

   Stock Option Plans. Quantum has Stock Option Plans (the "Plans") under which 600,000 shares of Quantum common stock was reserved for future issuance at March 31, 1998 to directors of Quantum. Options under the Plans are granted at prices determined by the Board, but at not less than the fair market value, and accordingly no compensation accounting has been required at the original date of grant. Options currently expire no later than ten years from the grant date and generally vest ratably over one to four years. At March 31, 1998, options with respect to 532,500 shares of Quantum common stock were available for grant.

   Stock Option Summary Information. A summary of activity relating to Quantum's Long-Term Incentive Plan and the Stock Option Plans follows:

                                                 Year Ended March 31,
                          ---------------------------------------------------------------------
                                   1996                   1997                   1998
                          ----------------------- ---------------------- ----------------------
                          Options  Weighted-Avg.  Shares  Weighted-Avg.  Shares  Weighted-Avg.
                          (000s)   Exercise Price (000s)  Exercise Price (000s)  Exercise Price
                          -------  -------------- ------  -------------- ------  --------------
Outstanding at beginning
 of period..............  16,104       $5.71      16,746      $6.75      16,354      $ 7.52
Granted.................   6,528       $7.90       5,850      $8.59       6,163      $19.80
Canceled................  (1,252)      $6.85      (1,564)     $7.94        (718)     $14.11
Exercised...............  (4,634)      $4.76      (4,678)     $5.97      (4,794)     $ 6.10
                          ------                  ------                 ------
Outstanding at end of
 period.................  16,746       $6.75      16,354      $7.52      17,005      $12.09
                          ======                  ======                 ======
Exercisable at end of
 period.................   8,214       $5.92       8,514      $6.53       8,332      $ 8.84
                          ======                  ======                 ======

   The range of exercise prices for options outstanding at March 31, 1998 was $1.11 to $40.38. Quantum recorded compensation expense of $525,000, $475,000 and $1,057,000 was recorded in fiscal years 1996, 1997 and 1998, respectively, on accelerated stock options under the Plans, a portion of such expense was allocated to DSSG.

                          DLT & STORAGE SYSTEMS GROUP

   The following tables summarize information about Quantum's options outstanding at March 31, 1998:

                                                Outstanding Options
                               ------------------------------------------------------
                               Shares Outstanding Weighted-Average
                               at March 31, 1998      Remaining      Weighted-Average
      Range of Exercise Prices       (000s)       Contractual Life    Exercise Price
      ------------------------ ------------------ ----------------   ----------------
      $ 1.11 -- $ 7.22                5,546             6.38              $ 6.41
      $ 7.32 -- $15.22                5,551             7.62              $ 9.49
      $17.38 -- $40.38                5,908             9.15              $19.87
                                     ------
                                     17,005             7.75              $12.09
                                     ======

                                                Options Exercisable
                                       ---------------------------------------------
                                           Shares
                                       Exercisable at
                                       March 31, 1998               Weighted-Average
        Range of Exercise Prices            (000s)                   Exercise Price
        ------------------------       --------------               ----------------
        $ 1.11 -- $ 7.22                    4,168                        $ 6.16
        $ 7.32 -- $15.22                    3,084                        $ 9.17
        $17.38 -- $40.38                    1,080                        $18.25
                                            -----
                                            8,332                        $ 8.84
                                            =====

   Expiration dates ranged from July 25, 1998 to March 25, 2008 for options outstanding at March 31, 1998. Prices for options exercised during the three-year period ended March 31, 1998, ranged from $0.01 to $19.81. Proceeds received from exercises are credited to group equity.

   At December 27, 1998, Quantum's options outstanding and exercisable were
22.5 million and 11.2 million, respectively. Completing the acquisition of ATL included the conversion of outstanding ATL stock options into options to purchase 1.8 million shares of Quantum common stock. These options relate to Quantum's assumption of ATL's 1996 Stock Incentive Plan and 1997 Stock Incentive Plan, collectively referred to as the "ATL Plans." Under the terms of the ATL Plans, eligible key employees, directors and consultants received options to purchase shares of ATL's previously outstanding common stock at prices not less than 100% for incentive stock options and not less than 85% for nonqualified stock options of the fair value on the date of grant as determined by ATL's Board of Directors. Options under ATL Plans vest over a three year period and expire ten years after date of grant or 90 days after termination of employment. Subsequent to completing the acquisition of ATL, no additional grants may be made from the ATL Plans. See Note 5 for more information on the acquisition of ATL.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, each outstanding stock option under Quantum's stock option plans will be converted into separately exercisable options to acquire one share of DSSG stock and 0.5 of a share of HDDG stock. The exercise price for the resulting DSSG stock options and HDDG stock options will be calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which is the opening price of DSSG stock or HDDG stock, as the case may be, on the first date such stock are traded on Nasdaq and the denominator of which is the sum of such DSSG stock and HDDG stock prices. This is intended to ensure that the aggregate intrinsic value of the options will be preserved, and the ratio of the exercise price per option to the market value per share will not be reduced. In addition, the vesting provision and option periods of the original grants will remain the same when converted.

   Stock Purchase Plan. Quantum has an employee stock purchase plan (the "Purchase Plan") that allows for the purchase of stock at 85% of fair market value at the date of grant or the exercise date, whichever value

                          DLT & STORAGE SYSTEMS GROUP
is less. The Purchase Plan is qualified under Section 423 of the Internal Revenue Code. Of the 22.8 million shares authorized to be issued under the plan, 3,922,000 shares were available for issuance at March 31, 1998. Quantum's employees purchased 2,676,000 shares, 3,216,000 shares, and 3,454,000 shares under the Purchase Plan in fiscal years 1996, 1997, and 1998, respectively. The weighted average exercise price of stock purchased under the Purchase Plan was $5.98, $5.41 and $6.22 in fiscal years 1996, 1997, and 1998, respectively.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, the terms of the Purchase Plan will be adjusted to allow Quantum's employees to purchase one share of DSSG stock and 0.5 of a share of HDDG stock for each share of Quantum common stock.

   Other. DSSG adopted SFAS No. 123, "Accounting for Stock-Based Compensation" in fiscal year 1997. DSSG has elected to continue to account for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25 and disclose the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation expense has been recognized for the stock option plans and the employee stock purchase plans as all options have been issued at fair market value. Since DSSG stock was not part of the capital structure of Quantum for the periods presented, there were no stock options outstanding. Therefore, the pro forma effect of DSSG stock options on the accompanying combined financial statements is not presented.

Note 9 Common Stock and Stockholder Rights Plan

   The DSSG stock will represent a separate class of Quantum's stock if the tracking stock proposal is approved. Additional shares of DSSG stock may be issued from time to time upon exercise of stock options or at the discretion of Quantum's Board.

   Quantum has a stockholder rights plan (the "Rights Plan") that provides existing stockholders with the right to purchase 1/1000 preferred share for each common share held in the event of certain changes in Quantum's ownership. Subject to certain exceptions, if any person or group becomes the beneficial owner of 20% or more of the outstanding common stock each right will entitle its holder to purchase 1/1,000 preferred share or, under certain circumstances, shares of common stock with a market value twice the exercise price of the right. The Rights Plan may serve as a deterrent to takeover tactics that are not in the best interests of stockholders. There are 1,000,000 preferred shares reserved for issuance under the Rights Plan.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, the Rights Agreement will be amended and restated (the "Restated Rights Agreement") to, among other things, (i) reflect the new equity structure of Quantum and (ii) reset the prices at which rights issued pursuant thereto may be exercised into units of Junior Preferred Stock.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, as of the date on which the DSSG stock and the HDDG stock is issued under the tracking stock proposal, the Board will by resolution
(i) reduce the authorized number of shares of Series A Junior Preferred Stock to zero, (ii) designate a new series of Junior Preferred Stock as the Series B Junior Preferred Stock, (iii) designate another new series of Junior Preferred Stock as the Series C Junior Preferred Stock, (iv) exchange for each existing Right (A) one right with respect to each share of DSSG stock (a "DSSG right") which will entitle the holders thereof to purchase shares of Series B Junior Preferred Stock under the conditions specified in the Restated Rights Agreement, and (B) one right with respect to each share of HDDG stock (a "HDDG right"), which will entitle the holders thereof to purchase shares of Series C Junior Preferred Stock under the conditions specified in the Restated Rights Agreement. The DSSG rights and the HDDG rights are herein collectively referred to as the "rights."

                          DLT & STORAGE SYSTEMS GROUP

   The rights will expire on August 4, 2008, unless earlier redeemed by Quantum or extended. The rights would be exercisable only if a person or group acquires
(i) 20% or more of the then outstanding shares of DSSG stock or (ii) 20% of the then outstanding shares of HDDG stock, or commences a tender offer that would result in such person or group beneficially owning such number of shares. In such event and subject to certain exceptions, each right would entitle the holder to purchase from Quantum (i) in the case of a DSSG right, 1/1000 of a share of Series B Junior Preferred Stock (a "Series B Unit") at a purchase price to be determined by the Board, subject to adjustment or, under certain circumstances, shares of DSSG Stock with a market value twice the exercise price of the DSSG right and (ii) in the case of a HDDG right, 1/1000 of a share of Series C Junior Preferred Stock (a "Series C Unit") at a purchase price to be determined by the Board, subject to adjustment or, under certain circumstances, shares of HDDG stock with a market value twice the exercise price of the HDDG right.

Note 10 Savings and Investment Plan

   Substantially all of the regular domestic employees are eligible to make contributions to Quantum's 401(k) savings and investment plan. Quantum matches a percentage of the employees' contributions and may also make additional discretionary contributions to the plan. Quantum contributions were $4 million in fiscal year 1996, $5 million in fiscal year 1997, and $6 million in fiscal year 1998.

Note 11 Income Taxes

   The income tax provision consists of the following:

                                                       Year Ended March 31,
                                                     --------------------------
                                                      1996     1997      1998
                                                     -------  -------  --------
                                                          (In thousands)
     Federal: Current.............................   $28,395  $74,323  $125,930
              Deferred............................    (9,169) (15,235)   (8,634)
                                                     -------  -------  --------
                                                      19,226   59,088   117,296
                                                     -------  -------  --------
     State:   Current.............................     6,470   15,138    28,404
              Deferred............................    (2,381)  (2,586)   (2,705)
                                                     -------  -------  --------
                                                       4,089   12,552    25,699
                                                     -------  -------  --------
     Income tax provision..........................  $23,315  $71,640  $142,995
                                                     =======  =======  ========

   The tax benefits associated with nonqualified stock options, disqualifying dispositions of incentive stock options, and employee stock purchase plan shares reduced taxes currently payable as shown above by $1 million, $1 million, and $5 million in fiscal years 1996, 1997 and 1998, respectively. Such benefits are credited to group equity when realized.

   DSSG's income tax provision differs from the amount computed by applying the federal statutory rate or 35% to income before income taxes as follows:

                                                         Year Ended March 31,
                                                       ------------------------
                                                        1996    1997     1998
                                                       ------- ------- --------
                                                            (In thousands)
     Tax at federal statutory rate.................... $20,401 $62,685 $128,329
     State income tax, net of federal benefit.........   2,658   8,159   16,705
     Research and development credit..................      --      --   (1,690)
     Other items......................................     256     796     (349)
                                                       ------- ------- --------
                                                       $23,315 $71,640 $142,995
                                                       ======= ======= ========

                          DLT & STORAGE SYSTEMS GROUP

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   Significant components of deferred tax assets and liabilities are as follows:

                                                        Year Ended March 31,
                                                        ----------------------
                                                           1997        1998
                                                        ----------  ----------
                                                           (In thousands)
     Deferred tax assets:
       Inventory valuation methods....................  $    9,190  $   17,796
       Accrued warranty expense.......................      15,232      15,008
       Allowance for doubtful accounts................         724       1,165
       Distribution reserves..........................         814         615
       Other accruals and reserves not currently
        deductible for tax purposes...................       5,524       9,890
       Depreciation methods...........................        (273)        193
       Amortization methods...........................       3,061       1,891
                                                        ----------  ----------
                                                            34,272      46,588
     Deferred tax liabilities.........................      (1,938)     (2,884)
                                                        ----------  ----------
     Net deferred tax asset...........................  $   32,334  $   43,674
                                                        ==========  ==========

   Quantum's federal income tax returns have been examined by the Internal Revenue Service (IRS) for all years through 1993. All issues have been resolved with no material effect, and the IRS has closed those years. Quantum's federal income tax returns for the years 1995-1996 are presently under examination by the IRS. Management believes sufficient accruals have been provided in prior years for any adjustments that may result for the years under examination.

Note 12 Commitments

   Quantum leases certain facilities for DSSG's use under non-cancelable operating lease agreements for periods of up to 15 years. Some of the leases have renewal options ranging from one to ten years and contain provisions for maintenance, taxes, or insurance.

   DSSG's rent expense was $7 million, $5 million, and $6 million for the fiscal years ended March 31, 1996, 1997, and 1998, respectively.

   Future minimum lease payments under operating leases are as follows:

     Year ended March 31,                                         (In thousands)
       1999......................................................    $ 5,714
       2000......................................................      5,834
       2001......................................................      5,510
       2002......................................................      6,398
       2003......................................................      4,985
       Thereafter................................................     20,352
                                                                     -------
       Total future minimum lease payments.......................    $48,793
                                                                     =======

                          DLT & STORAGE SYSTEMS GROUP

Note 13 Business and Geographic Information

   One customer accounted for 10% or more of combined revenue in fiscal years 1996, 1997 and 1998, and in the nine months ended December 28, 1997 and December 27, 1998. Revenue from this customer represented $187 million, $253 million, $433 million, $368 million and $234 million of DSSG's combined revenue in the respective periods. Another customer accounted for 10% or more of combined revenue in fiscal years 1997 and 1998, and in the nine months ended December 28, 1997 and December 27, 1998. Revenue from this customer represented $100 million, $133 million, $93 million and $118 million of DSSG's combined revenue in the respective periods.

Product Information

   Revenue is composed of the following:

                                     Year Ended March
                                           31,            Nine Months Ended
                                     ---------------- -------------------------
                                                      December 28, December 27,
                                     1996 1997  1998      1997         1998
                                     ---- ---- ------ ------------ ------------
                                                   (In millions)
                                                             (unaudited)
     DLTtape drives................. $194 $392 $  784     $636         $604
     DLTtape media products.........   71  221    284      206          154
     DLTtape media royalties........   --    8     27       12           85
     Tape libraries and service.....   59   96     87       73           85
     Solid state storage systems....   12   11      8        7            4
     Intra-group elimination........   --   --     --       --          (19)
                                     ---- ---- ------     ----         ----
     Total.......................... $336 $728 $1,190     $934         $913
                                     ==== ==== ======     ====         ====

Geographic Information

   Revenue and long-lived assets by region are as follows (revenue is attributed to regions based on the location of customers):

                                                     Year Ended March 31,
                         -----------------------------------------------------------------------------
                                   1996                      1997                      1998
                         ------------------------- ------------------------- -------------------------
                         Revenue Long-Lived Assets Revenue Long-Lived Assets Revenue Long-Lived Assets
                         ------- ----------------- ------- ----------------- ------- -----------------
                                                         (In millions)
United States...........  $296          $43         $554         $ 45        $  934         $71
United Kingdom..........    12           --           74           --           149          --
Rest of Europe..........    26           --           87           --            83          --
Asia Pacific............     2            1           13            1            24           1
                          ----          ---         ----         ----        ------         ---
  Total.................  $336          $44         $728         $ 46        $1,190         $72
                          ====          ===         ====         ====        ======         ===
                                          Nine Months Ended
                         ---------------------------------------------------
                             December 28, 1997         December 27, 1998
                         ------------------------- -------------------------
                         Revenue Long-Lived Assets Revenue Long-Lived Assets
                         ------- ----------------- ------- -----------------
                                            (In millions)
                                             (unaudited)
United States...........  $753          $70         $655         $432
United Kingdom..........   100           --           62           --
Rest of Europe..........    63            1           62            1
Asia Pacific............    18            2           33            1
                          ----          ---         ----         ----
Total...................  $934          $73         $913         $434
                          ====          ===         ====         ====

                          DLT & STORAGE SYSTEMS GROUP

Note 14 Unaudited Quarterly Combined Financial Data

                                          Fiscal Year 1999
                                ------------------------------------
                                1st Quarter 2nd Quarter 3rd Quarter
                                ----------- ----------- ------------
                                           (In thousands)
     Total revenue.............  $255,702    $290,458     $366,495
     Gross profit..............   113,674     131,675      161,301
     Net income (loss).........    43,565      52,143      (30,584)
                                                Fiscal Year 1998
                                ------------------------------------------------
                                1st Quarter 2nd Quarter 3rd Quarter  4th Quarter
                                ----------- ----------- ------------ -----------
                                                 (In thousands)
     Total revenue.............  $265,005    $338,523     $330,279    $255,993
     Gross profit..............   106,061     138,008      147,537     110,608
     Net income................    49,666      64,726       66,064      43,203
                                                Fiscal Year 1997
                                ------------------------------------------------
                                1st Quarter 2nd Quarter 3rd Quarter  4th Quarter
                                ----------- ----------- ------------ -----------
                                                 (In thousands)
     Total revenue.............  $128,451    $152,917     $203,338    $243,307
     Gross profit..............    46,128      57,060       74,666      92,485
     Net income................    15,191      21,943       29,354      40,972

   The results of operations for the third quarter of fiscal year 1999 included the effect of an $89 million charge related to purchased in-process research and development related to the acquisition of ATL.

   The results of operations for the fourth quarter of fiscal year 1998 were impacted by the reduction in estimated bonus accrued earlier in the fiscal year.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Quantum Corporation

   We have audited the accompanying combined balance sheets of the Hard Disk Drive group (as described in Note 1) ("HDDG") of Quantum Corporation as of March 31,1997 and 1998 and the related combined statements of operations, group equity, and cash flows for each of the three years in the period ended
March 31, 1998. These financial statements are the responsibility of Quantum Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of MKE-Quantum Components LLC ("MKQC"), a forty-nine percent equity investee of HDDG, which statements reflect a net loss of $134.8 million for the period from May 16, 1997 (inception) through March 31, 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for MKQC, is based solely on the report of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of HDDG at March 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

   As more fully described in Note 1 to these financial statements, HDDG is a business group of Quantum Corporation; accordingly, the combined financial statements of HDDG should be read in conjunction with the audited consolidated financial statements of Quantum Corporation.

                                          Ernst & Young LLP

Palo Alto, California
April 21, 1998

                             HARD DISK DRIVE GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                               Year Ended March 31,              Nine Months Ended
                         ----------------------------------  -------------------------
                                                             December 28, December 27,
                            1996        1997        1998         1997         1998
                         ----------  ----------  ----------  ------------ ------------
                                                                    (unaudited)
Revenue................. $4,087,161  $4,591,444  $4,615,435   $3,585,709   $2,680,660
Cost of revenue.........  3,671,354   4,093,042   4,242,128    3,267,624    2,489,959
                         ----------  ----------  ----------   ----------   ----------

Gross profit............    415,807     498,402     373,307      318,085      190,701

Operating expenses:
  Research and
   development..........    214,148     261,293     258,916      193,163      182,774
  Sales and marketing...    127,637     125,601     121,787       96,358       85,518
  General and
   administrative.......     60,720      75,037      67,001       58,379       38,722
  Restructuring and
   other charges........    209,122          --          --           --           --
                         ----------  ----------  ----------   ----------   ----------
                            611,627     461,931     447,704      347,900      307,014
                         ----------  ----------  ----------   ----------   ----------

Income (loss) from
 operations.............   (195,820)     36,471     (74,397)     (29,815)    (116,313)
Interest income and
 other, net.............     15,737       4,660      15,536       11,428       12,329
Interest expense........    (19,543)    (19,535)    (10,918)      (8,045)      (6,712)
Loss from investee......         --          --     (66,060)     (42,222)    (142,050)
                         ----------  ----------  ----------   ----------   ----------

Income (loss) before
 income taxes...........   (199,626)     21,596    (135,839)     (68,654)    (252,746)
Income tax benefit......    (74,197)    (19,459)    (82,981)     (56,308)    (101,346)
                         ----------  ----------  ----------   ----------   ----------
Net income (loss)....... $ (125,429) $   41,055  $  (52,858)  $  (12,346)  $ (151,400)
                         ==========  ==========  ==========   ==========   ==========

Pro forma net loss per
 share:
  Basic.................                         $    (0.78)               $    (1.91)
                                                 ==========                ==========
  Diluted...............                         $    (0.78)               $    (1.91)
                                                 ==========                ==========

Pro forma weighted-
 average common shares:
  Basic.................                             68,203                    79,344
                                                 ==========                ==========
  Diluted...............                             68,203                    79,344
                                                 ==========                ==========



            See accompanying notes to combined financial statements.

                             HARD DISK DRIVE GROUP

                            COMBINED BALANCE SHEETS
                                 (In thousands)

                                                   March 31,
                                             --------------------- December 27,
                                                1997       1998        1998
                                             ---------- ---------- ------------
                                                                   (unaudited)
Assets
 Current assets:
  Cash and cash equivalents................. $  201,779 $  253,240  $  482,617
  Marketable securities.....................         --     71,573      24,425
  Accounts receivable, net of allowance for
   doubtful accounts of $8,912, $10,342 and
   $8,513 respectively......................    732,809    585,848     417,337
  Inventories...............................    205,605    212,007     145,545
  Deferred taxes............................     91,629     90,162      90,159
  Other current assets......................     75,593    118,087      80,368
                                             ---------- ----------  ----------
 Total current assets.......................  1,307,415  1,330,917   1,240,451

 Property, plant, and equipment, less
  accumulated depreciation..................    368,092    227,760     194,061
 Intangible assets, less accumulated
  amortization..............................     35,320      9,124       6,019
 Other assets...............................     10,575     78,539      15,842
                                             ---------- ----------  ----------
                                             $1,721,402 $1,646,340  $1,456,373
                                             ========== ==========  ==========

Liabilities and Group Equity
 Current liabilities:
  Accounts payable.......................... $  454,287 $  401,324  $  329,451
  Accrued warranty..........................     65,887     40,239      41,289
  Accrued compensation......................     51,292     44,359      36,590
  Income taxes payable......................     31,153     39,777      27,659
  Current portion of long-term debt.........     14,743        312         334
  Other accrued liabilities.................     73,150     66,199      78,974
                                             ---------- ----------  ----------
 Total current liabilities..................    690,512    592,210     514,297

 Deferred taxes.............................     34,652     38,523      41,000
 Long-term debt.............................     59,223     13,328      21,408
 Convertible subordinated debt..............     80,450     95,833      95,833
 Commitments and contingencies
 Redeemable preferred stock.................      1,296         --          --
 Group equity...............................    855,269    906,446     783,835
                                             ---------- ----------  ----------
                                             $1,721,402 $1,646,340  $1,456,373
                                             ========== ==========  ==========

            See accompanying notes to combined financial statements.

                             HARD DISK DRIVE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                             Year Ended March 31,            Nine Months Ended
                          -----------------------------  -------------------------
                                                         December 28, December 27,
                            1996       1997      1998        1997         1998
                          ---------  --------  --------  ------------ ------------
                                                                (unaudited)
Cash flows from
 operating activities:
 Net income (loss)......  $(125,429) $ 41,055  $(52,858)   $(12,346)   $(151,400)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operations:
 Restructuring and other
  charges...............    208,571        --        --          --           --
 Loss from investee.....         --        --    66,060      42,222      124,809
 Gain on sale of equity
  investment............     (3,844)       --        --          --           --
 Depreciation...........     63,221    88,697    62,583      46,792       49,989
 Amortization...........     21,427    20,310     5,372       3,731        3,510
 Deferred taxes.........    (42,789)   26,902     5,338        (347)       2,480
 Compensation related to
  stock incentive
  plans.................        471       797     1,412       1,033        1,355
 Changes in assets and
  liabilities:
  Accounts receivable...   (158,694) (101,029)  146,961      96,296      168,511
  Inventories...........   (158,471)  203,831    (6,402)   (119,389)      66,462
  Accounts payable......    142,078   (20,361)  (52,963)     31,509      (71,873)
  Income taxes payable..    (26,430)   (9,841)    8,624      16,697      (12,118)
  Accrued warranty......     (5,648)   17,560   (25,648)    (28,868)       9,050
  Other assets and
   liabilities..........    (67,478)  (47,724)  (76,785)     29,702       23,187
                          ---------  --------  --------    --------    ---------
Net cash provided by
 (used in) operating
 activities.............   (153,015)  220,197    81,694     107,032      213,962
                          ---------  --------  --------    --------    ---------

Cash flows from
 investing activities:
 Purchases of marketable
  securities............         --        --   (71,573)         --      (68,360)
 Proceeds from sale of
  marketable
  securities............         --        --        --                  115,508
 Purchases of equity
  securities/minority
  interest..............         --    (3,400)       --          --           --
 Acquisition of
  intangible assets.....         --        --    (9,850)     (4,000)          --
 Proceeds from sale of
  interest in recording
  heads operations......         --        --    94,000      94,000           --
 Investment in property
  and equipment.........   (191,031) (163,534) (119,066)    (95,787)     (63,478)
 Proceeds from
  disposition of
  property and
  equipment.............         --     9,665     5,962      23,932          139
 Proceeds from sale of
  equity
  investment/subsidiary..    11,151        --        --          --           --
 Proceeds from repayment
  of note receivable....         --        --    18,000          --           --
                          ---------  --------  --------    --------    ---------
Net cash provided by
 (used in) investing
 activities.............   (179,880) (157,269)  (82,527)     18,145      (16,191)
                          ---------  --------  --------    --------    ---------
Cash flows from
 financing activities:
 Proceeds from long-term
  credit facilities.....    131,000   110,030        --          --        8,333
 Receipt of repayment of
  inter-group loan......    165,815        --        --          --           --
 Inter-group proceeds
  for common stock
  issued................         --        --        --          --       15,118
 Proceeds from mortgage
  loan..................         --    14,035        --          --           --
 Principal payments on
  long-term credit
  facilities............   (110,000) (126,113)  (60,326)    (60,253)        (231)
 Proceeds from issuance
  of common stock.......     12,402    15,087    16,787      10,481        8,386
 Proceeds from issuance
  of convertible
  subordinated notes....     80,450        --    95,833      95,833           --
                          ---------  --------  --------    --------    ---------
Net cash provided by
 financing activities...    279,667    13,039    52,294      46,061       31,606
                          ---------  --------  --------    --------    ---------
Increase (decrease) in
 cash and cash
 equivalents............    (53,228)   75,967    51,461     171,238      229,377
Cash and cash
 equivalents at
 beginning of period....    179,040   125,812   201,779     201,779      253,240
                          ---------  --------  --------    --------    ---------
Cash and cash
 equivalents at end of
 period.................  $ 125,812  $201,779  $253,240    $373,017    $ 482,617
                          =========  ========  ========    ========    =========
Supplemental disclosure
 of cash flow
 information:
Conversion of debentures
 to common stock........  $  79,567  $132,893  $ 80,450          --           --
                          =========  ========  ========    ========    =========
Note received on
 disposition of property
 and equipment..........         --  $ 18,000        --          --           --
                          =========  ========  ========    ========    =========
Issuance of redeemable
 preferred stock as part
 of minority
 interest acquisition...         --  $  1,296        --          --           --
                          =========  ========  ========    ========    =========
Conversion of redeemable
 preferred stock to
 common stock...........         --        --  $  1,296          --           --
                          =========  ========  ========    ========    =========
Cash paid during the
 year for:
 Interest...............  $  18,263  $ 21,318  $  9,677    $  3,931    $   4,830
                          =========  ========  ========    ========    =========
Income taxes, net of
 (refunds)..............  $  26,643  $  7,621  $ 17,868    $  5,617    $  20,043
                          =========  ========  ========    ========    =========



            See accompanying notes to combined financial statements.

                             HARD DISK DRIVE GROUP

                      COMBINED STATEMENTS OF GROUP EQUITY
                                 (In thousands)

                                                         Accumulated
                                                            Other
                                              Retained  Comprehensive  Group
                                      Other   Earnings  Income (Loss)  Equity
                                     -------- --------  ------------- --------
Balances at March 31, 1995.........  $325,612 $368,426     $    --    $694,038
Net loss...........................        -- (125,429)         --    (125,429)
Conversion of subordinated
 debentures........................    77,820       --          --      77,820
Shares issued under employee stock
 purchase plan.....................     5,326       --          --       5,326
Shares issued under employee stock
 option plans, net.................     7,345       --          --       7,345
Compensation expense...............       471       --          --         471
Tax benefits related to stock
 option plans......................     2,849       --          --       2,849
                                     -------- --------     -------    --------
Balances at March 31, 1996.........   419,423  242,997          --     662,420
Net income.........................        --   41,055          --      41,055
Conversion of subordinated
 debentures........................   131,264       --          --     131,264
Shares issued under employee stock
 purchase plan.....................     5,801       --          --       5,801
Shares issued under employee stock
 option plans, net.................     9,286       --          --       9,286
Compensation expense and other.....     1,766       --          --       1,766
Tax benefits related to stock
 option plans......................     3,677       --          --       3,677
                                     -------- --------     -------    --------
Balances at March 31, 1997.........   571,217  284,052          --     855,269
Comprehensive loss:
Net loss...........................        --  (52,858)         --     (52,858)
Other comprehensive loss--foreign
 currency translation adjustments..        --       --     (1,462)     (1,462)
                                                                      --------
Comprehensive loss.................        --       --          --     (54,320)
Conversion of subordinated
 debentures........................    78,907       --          --      78,907
Conversion of Series B preferred
 shares............................     1,296       --          --       1,296
Shares issued under employee stock
 purchase plan.....................     7,159       --          --       7,159
Shares issued under employee stock
 option plans, net.................     9,628       --          --       9,628
Compensation expense and other.....     1,412       --          --       1,412
Tax benefits related to stock
 option plans......................     7,095       --          --       7,095
                                     -------- --------     -------    --------
Balances at March 31, 1998.........   676,714  231,194      (1,462)    906,446
Unaudited group equity activity for
 the nine months ended December 27,
 1998:
Comprehensive loss:
 Net loss..........................        -- (151,400)         --    (151,400)
 Other comprehensive income--
  foreign currency translation
  adjustments......................        --       --       2,238       2,238
                                                                      --------
Comprehensive loss.................        --       --          --    (149,162)
Shares issued under employee stock
 purchase plan.....................     4,099       --          --       4,099
Shares issued under employee stock
 option plans, net.................     4,287       --          --       4,287
New shares issued for ATL
 acquisition.......................     7,662       --          --       7,662
Conversion of ATL stock options....     7,456       --          --       7,456
Compensation expense and other.....     1,434       --          --       1,434
Tax benefits related to stock
 option plans......................     1,613       --          --       1,613
                                     -------- --------     -------    --------
Balances at December 27, 1998
 (unaudited).......................  $703,265 $ 79,794     $   776    $783,835
                                     ======== ========     =======    ========

            See accompanying notes to combined financial statements.

                             HARD DISK DRIVE GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    (Information with respect to the nine months ended December 28, 1997 and
                        December 27, 1998 is unaudited.)

   The accompanying combined financial statements should be read in conjunction with the consolidated financial statements of Quantum Corporation ("Quantum").

Note 1 Summary of Significant Accounting Policies

   Nature of Business. Quantum operates its business through two separate groups: the Hard Disk Drive group ("HDDG") and the DLT & Storage Systems group ("DSSG") as described below. HDDG and DSSG are referred to as the "groups."

   HDDG designs desktop hard disk drives to meet the storage requirements of entry-level to high-end desktop PCs in home and business environments. HDDG also designs high-end hard disk drives for the demanding storage needs of network servers, workstations and storage sub-systems.

   DSSG designs, develops, manufactures, licenses and markets DLTtape drives and media, tape libraries and solid state storage systems. DLTtape is DSSG's half-inch tape technology that is the de facto industry standard for data backup in the mid-range server market.

   The Board of Directors (the "Board") of Quantum has recommended stockholder approval of a proposal that would create two classes of tracking stock intended to reflect separately the performance of HDDG and DSSG. Under the tracking stock proposal, Quantum's Certificate of Incorporation would be amended and restated (the "Restated Certificate of Incorporation") to (i) designate a new class of Quantum Corporation--HDDG Common Stock, $.01 par value per share, (ii) designate a new class of Quantum Corporation--DSSG Common Stock, $.01 par value per share, and (iii) reclassify each authorized share of existing common stock, $.01 par value per share as one-half share of HDDG stock and one share of DSSG stock.

   The combined financial statements of the groups comprise all of the accounts included in the corresponding consolidated financial statements of Quantum. The separate group combined financial statements give effect to the accounting policies that will be applicable upon implementation of the tracking stock proposal. The separate HDDG and DSSG financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include
(i) the historical balance sheets, results of operations, and cash flows of businesses that comprise each of the groups, with all significant intragroup transactions and balances eliminated, (ii) in the case of HDDG's financial statements, corporate assets and liabilities of Quantum and related transactions identified with HDDG, including allocated portions of Quantum's debt and selling, general and administrative costs, and (iii) in the case of DSSG's financial statements, corporate assets and liabilities of Quantum and related transactions identified with DSSG, including allocated portions of Quantum's debt and selling, general and administrative costs.

   Holders of HDDG stock and DSSG stock will be stockholders of a single company. HDDG and DSSG are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in Quantum and all of Quantum's business, assets and liabilities. The issuance of HDDG stock and DSSG stock and the allocation of assets or liabilities and stockholders' equity between HDDG and DSSG will not result in a distribution or spin-off to stockholders of any of Quantum's assets or liabilities and will not affect ownership of any of Quantum's assets or responsibility for Quantum's liabilities or those of Quantum's subsidiaries. The assets Quantum attributes to one group could be subject to the liabilities of the other group. If Quantum is unable to satisfy one group's liabilities out of the assets attributed to it, Quantum may be required to satisfy those liabilities with assets Quantum has attributed to the other group. Holders of HDDG stock and DSSG stock generally will not have stockholder rights specific to their corresponding group. Instead, holders have customary rights relating to Quantum as a whole. Holders of tracking stock will not have any rights related to their corresponding group

                   QUANTUM CORPORATION--HARD DISK DRIVE GROUP except as set forth in provisions relating to dividend rights and requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their corresponding group, or have any right to vote on matters as a separate voting group other than in limited circumstances as provided under Delaware law or by Nasdaq rules. The relative voting power of HDDG stock and DSSG stock will fluctuate from time to time, with each share of DSSG stock having one vote and each share of HDDG stock having a number of votes, based upon the ratio, over a specified period, of the average market values of one share of HDDG stock and of one share of DSSG stock. This formula is intended to give each class of tracking stock a number of votes proportionate to its aggregate market capitalization at the time of any vote. Accordingly, changes in the market value of HDDG stock and DSSG stock will affect the relative voting rights of a class of tracking stock. It is expected that initially the holders of DSSG stock will have a substantial majority of the voting power of Quantum.

   Financial effects arising from one group that affect Quantum's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of tracking stock relating to the other group. Any net losses of HDDG or DSSG and dividends or distributions on, or repurchases of, HDDG stock or DSSG stock, or repurchases of preferred stock at a price per share greater than par value, will reduce the funds of Quantum legally available for payment of dividends on the HDDG stock.

   The Board may at any time, in its sole discretion and without stockholder approval, determine to convert the tracking stock related to one group into the tracking stock related to the other group at a 10% premium during the first five years following the implementation of the tracking stock proposal and without any premium thereafter. The Board may also effect such a conversion at no premium if, based on the legal opinion of Quantum's tax counsel, it is more likely than not that for United States federal income tax purposes (i) Quantum or its stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of either HDDG stock or DSSG stock, or (ii) either HDDG stock or DSSG stock is not, or at any time in the future will not be, treated as stock of Quantum. In the case of certain dispositions of all or substantially all of the assets of one group, the Board may determine to convert the tracking stock of such group into the tracking stock of the other group at a 10% premium during the first five years following the implementation of the tracking stock proposal and without any premium thereafter. Any conversion at a premium would dilute the interests in Quantum of the holders of the class of tracking stock being issued in the conversion. In addition, any conversion of a class of tracking stock into another class of tracking stock would preclude holders of both classes of tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group.

   The Board may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies in its sole discretion without stockholder approval.

   The HDDG's combined financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below.

   Financing Activities. Quantum manages most financial activities of HDDG and DSSG on a centralized basis. Such financial activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, the issuance and repurchase of common stock, and the issuance and repurchase of any preferred stock.

   At December 27, 1998, $118 million of Quantum's debt was allocated to HDDG and $235 million was allocated to DSSG. The Board has adopted the following financing policy that will affect the combined

                             HARD DISK DRIVE GROUP
statements of HDDG and DSSG: Quantum will allocate its debt between the groups ("pooled debt") or, if Quantum so determines, in its entirety to a particular group. Quantum will allocate preferred stock, if issued, in a similar manner.

   Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock decreases such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group, if so determined by the Board, decreases the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increases the recipient group's allocated portion of the pooled debt or preferred stock.

   Pooled debt bears interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, may bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock is reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

   Debt for a particular financing allocated in its entirety to one group, bears interest for group financial statement purposes at the rate determined by the Board. For preferred stock allocated in its entirety to one group the dividend cost to that group is determined in a similar manner. If the interest or dividend cost is higher than Quantum's actual cost, the other group receives a credit for an amount equal to the difference as compensation for the use of Quantum's credit capacity. Any expense related to debt or preferred stock that is allocated in its entirety to a group is allocated in whole to that group.

   Cash or other property that Quantum allocated to one group that is transferred to the other group is, if so determined by the Board, accounted for either as a short-term loan or as a long-term loan. Short-term loans and, unless Quantum's board determines otherwise, long-term loans bear interest at a rate equal to the weighted average interest rate of Quantum's pooled debt. If Quantum does not have any pooled debt, the Board determines the rate of interest for such loan. The Board establishes the terms on which long-term loans between the groups is made, including interest rate if not based on Quantum's weighted average interest rate, amortization schedule, maturity and redemption terms.

   Although Quantum may allocate its debt and preferred stock between groups, the debt and preferred stock remain obligations of Quantum and all stockholders of Quantum are subject to the risks associated with those obligations.

   Allocation of Support Activities. HDDG is charged for specifically identified costs of certain support activities based upon HDDG's use of such activities. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of support activities attributable to HDDG. Such allocated support activities included certain selling and marketing, executive management, human resources, corporate finance, legal and corporate planning costs. The total of these allocations were $83 million, $98 million, and $79 million in fiscal year 1996, 1997 and 1998, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if HDDG were a separate entity.

   Allocation of Federal and State Income Taxes. The federal income taxes of Quantum and the subsidiaries which own assets allocated between the groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group, as if each

                             HARD DISK DRIVE GROUP
group were a stand-alone entity. Such allocations reflect each group's contribution (whether positive or negative) to Quantum's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Accordingly, the amounts of taxes payable or refundable allocated to each group may not necessarily be the same as that which would have been payable or refundable had each group filed a separate income tax return.

   Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds are allocated between the groups based on their respective contributions to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments which are determined on a separate corporation basis are allocated between the groups in a manner designed to reflect the respective contributions of the groups to the corporation's separate state or local taxable income.

   The discussion of the HDDG's income tax provision (Note 12) should be read in conjunction with Quantum's consolidated financial statements and notes thereto.

   Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from the estimates and assumptions used in preparing the combined financial statements.

   Revenue Recognition. Revenue from sales of products is recognized on shipment to customers, with provision made for estimated returns.

   Foreign Currency Translation and Transactions. Assets, liabilities, and operations of foreign offices and subsidiaries are recorded based on the functional currency of the entity. For a majority of HDDG's material foreign operations, the functional currency is the U.S. Dollar. The assets and liabilities of foreign offices with a local functional currency are translated at current exchange rates from the local currency to the reporting currency, the U.S. Dollar. The resulting gains or losses are reported as a component of group equity. Although close to half of HDDG's sales are made to customers in non-U.S. locations and all of HDDG's hard disk drive products are manufactured in Japan, Singapore and Ireland by Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE"), a majority of HDDG's material transactions are denominated in U.S. dollars, including the purchase by HDDG of hard disk drives manufactured by MKE in U.S. dollars. Accordingly, transaction gains or losses have been immaterial to the financial statements for all years presented. The effect of foreign currency exchange rate fluctuations on cash was also immaterial for the years presented. Assets and liabilities denominated in other than the functional currency are remeasured each month with the remeasurement gain or loss recorded in other income.

   Foreign Exchange Contracts. The effect of foreign currency rate changes on the remeasurement of certain assets and liabilities denominated in a foreign currency are managed using foreign currency forward exchange contracts. Foreign currency forward exchange contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign currency forward exchange contracts are accounted for by the fair value method. Foreign currency forward exchange contracts are carried on the balance sheet at fair value, with changes in that value recognized in other income.

                             HARD DISK DRIVE GROUP

   Net Income (Loss) Per Share. Historical income (loss) per share is omitted from the statements of operations because the HDDG stock was not part of the capital structure of Quantum for the periods presented. Following the implementation of the tracking stock proposal, the method of calculating income per share for the HDDG stock will reflect the terms of the Restated Certificate of Incorporation and will be computed by dividing the net income of HDDG by the weighted-average number of shares of HDDG stock outstanding during the applicable period. The effects of assuming issuance of HDDG stock on a pro forma basis under existing long-term incentive, stock option, and stock purchase plans will be anti-dilutive. Pro forma loss per share, reflecting the HDDG stock to be issued under the tracking stock proposal, is presented in HDDG's statements of operations.

   Cash Equivalents and Marketable Securities. Highly liquid debt instruments with a maturity of 90 days or less at the time of purchase are considered to be cash equivalents. Cash equivalents are carried at fair value, which approximates cost. Marketable securities have maturities of more than 90 days at the time of purchase. Cash equivalents and marketable securities have been classified as available-for-sale. Securities classified as available-for-sale are carried at fair value with material unrealized gains and losses reported in Group equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are recorded in other income or expense. The cost of securities sold is based on the specific identification method.


   Concentration of Credit Risk. Quantum performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Reserves are maintained for potential credit losses and such losses have historically been within management's expectations.

   Quantum invests its excess cash in deposits with major banks and in money market funds and short-term debt securities of companies with strong credit ratings from a variety of industries. These securities generally mature within 365 days and, therefore, bear minimal risk. Quantum has not experienced any material losses on its investments. Quantum, by corporate policy, limits the amount of credit exposure to any one issuer and to any one type of investment.

   Investments in Joint Ventures and Other Entities. Investments in joint ventures and other entities are recorded in other assets. Investments in joint ventures are accounted for by the equity method. Dividends are recorded as a reduction of the carrying value of the investment when received.

   Investments in other entities (less-than-20-percent-owned companies) that are not represented by marketable securities are carried at cost less write-downs for declines in value that are judged to be other-than-temporary. These valuation losses are recorded in other income when identified. Dividends are recorded in other income when received.

   Inventories. Inventories are carried at the lower of cost or market. Cost is determined on a first-in, first-out basis.

   Property, Plant, and Equipment. Property, plant, and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the lesser of the estimated useful lives of the assets (generally three to ten years for machinery, equipment, furniture, and leasehold improvements; and twenty-five years for buildings) or the lease term.

   Acquired Intangibles. Acquired intangible assets are being amortized over their estimated useful lives, which range from three to five years. The accumulated amortization at March 31, 1997 and 1998, and

                             HARD DISK DRIVE GROUP

December 27, 1998 was $49 million, $6 million, and $4 million, respectively. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist, or at least annually.

   Warranty Expense. HDDG generally warrants its products against defects for a period of one to five years. A provision for estimated future costs relating to warranty expense is recorded when products are shipped and revenue recognized.

   Advertising Expense. HDDG accrues for co-operative advertising as the related revenue is earned, and other advertising expense is recorded as incurred. Advertising expense for the years ended March 31, 1996, 1997 and 1998, was $23 million, $24 million, and $26 million, respectively.

   Stock-Based Compensation. HDDG accounts for its stock-based employee compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations ("APB Opinion No. 25").

   Risks and Uncertainties. HDDG's business entails a number of risks. As is typical in the information storage industry, a significant portion of HDDG's customer base is concentrated with a small number of OEMs, and HDDG is not able to predict whether there will be any significant change in the demand for its customers' products. The loss of any one of HDDG's more significant customers could have a material adverse effect on the HDDG's results of operations. A limited number of hard disk drive storage products make up a significant majority of HDDG's sales, and due to increasingly rapid technological change in the industry, HDDG's future depends on its ability to develop and successfully introduce new products. HDDG utilizes a third party, MKE, to manufacture all of the products it sells. HDDG relies on MKE's ability to bring new products rapidly to volume production and to meet stringent quality standards. MKE manufactures HDDG's drives in Japan, Singapore, and Ireland. If MKE were unable to satisfy the HDDG's production requirements, the HDDG would not have an alternative source to meet the demand for its products without substantial delay and disruption to its operations.

   Comprehensive Income. In June 1997, the FASB released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and has been implemented by HDDG.

   Segment Information. In June 1997, The FASB released Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 changes the way companies report selected segment information in annual financial statements and also requires companies to report selected segment information in interim financial reports to stockholders. SFAS 131 has been implemented by HDDG.

   Unaudited Interim Financial Statements. The unaudited condensed interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the Securities and Exchange Commission's rules and regulations for interim reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of HDDG's management, the unaudited combined interim financial statements include all adjustments necessary to present fairly such interim financial information.

                             HARD DISK DRIVE GROUP

Note 2 Financial Instruments

   Quantum's cash and cash equivalents, including certain available-for-sale securities, are allocated between HDDG and DSSG. However, marketable securities have been allocated to HDDG.

 Available-For-Sale Securities

   The following is a summary of Quantum's consolidated available-for-sale securities, all of which are classified as cash equivalents and marketable securities:

                                    March 31, 1997            March 31, 1998
                               ------------------------- -------------------------
                               Amortized Cost Fair Value Amortized Cost Fair Value
                               -------------- ---------- -------------- ----------
                                                 (In thousands)
     Corporate commercial
      paper and bank notes...     $25,338      $25,338      $103,346     $103,339
     U.S. Treasury securities
      and obligations of U.S.
      government agencies....      25,455       25,455       165,364      165,360
     Other...................          83           83         4,613        4,613
                                  -------      -------      --------     --------
                                  $50,876      $50,876      $273,323     $273,312
                                  =======      =======      ========     ========

   The difference between the amortized cost of available-for-sale securities and fair value was immaterial at March 31, 1997 and 1998, and therefore no gross unrealized gains or losses were recorded in Quantum's stockholders' equity. The estimated fair value of available-for-sale securities is based on market quotations. There were no sales of available-for-sale securities in fiscal years 1997 or 1998. At March 31, 1998, the average available-for-sale portfolio duration was approximately 23 days, and no security had a maturity longer than one year.

 Derivative Financial Instruments

   Foreign Exchange--Asset and Liability Management. During the periods covered by the financial statements, Quantum utilized foreign currency forward exchange contracts to manage the effects of foreign currency remeasurement arising from certain assets and liabilities denominated in a foreign currency. The gains and losses from market rate changes on these contracts, which are intended to offset the losses and gains on certain foreign currency denominated assets and liabilities, are recorded monthly in other income.

                             HARD DISK DRIVE GROUP

   The following is a summary of foreign currency forward contracts held for asset and liability management purposes:

                                                           March 31,
                                                --------------------------------
                                                     1997            1998
                                                -------------- -----------------
                                                (In millions, except for forward
                                                             rates)
     Currency to be sold....................... Yen            Yen
     Maturity dates............................ April-May 1997 April-May 1998
     Foreign currency notional amount.......... 3,300 yen      1,600 yen
     Weighted average forward rate............. 122.22         132.23
     U.S. dollar notional amount............... $27.0          $12.1
     U.S. dollar equivalent.................... $26.5          $12.3
     Fair value................................ $ 0.5          $(0.2)
                                                           March 31,
                                                --------------------------------
                                                     1997            1998
                                                -------------- -----------------
                                                (In millions, except for forward
                                                             rates)
     Currency to be purchased..................       --       Swiss Franc
     Maturity dates............................       --       April 1998
     Foreign currency notional amount..........       --       26.5 Swiss Francs
     Weighted average forward rate.............       --       1.51
     U.S. dollar notional amount...............       --       $17.5
     U.S. dollar equivalent....................       --       $17.4
     Fair value................................       --       $(0.1)

   The fair values for foreign currency forward contracts represent the difference between the contracted forward rate and the quoted fair value of the underlying Yen or Swiss Francs at the balance sheet dates. Quantum generally does not require collateral from the counterparties to foreign currency forward contracts.

 Carrying Amount and Fair Values of Financial Instruments

   The estimated fair value of Quantum's borrowings (pooled debt) are summarized as follows:

                                                     March 31,
                               -----------------------------------------------------
                                          1997                       1998
                               -------------------------- --------------------------
                               Carrying Amount Fair Value Carrying Amount Fair Value
                               --------------- ---------- --------------- ----------
                                                   (In millions)
     Convertible subordinated
      debt...................      $241.4        $433.8       $287.5        $281.8
     Revolving credit line...       110.0         110.0           --            --
     Term loan...............        56.3          56.3           --            --
     Mortgage loan...........        41.8          41.3         40.9          41.8
     Equipment loan..........        13.9          15.2           --            --

   The fair values for the convertible subordinated debt were based on the quoted market price at the balance sheet dates. Fair values for the revolving credit agreement and term loan approximated their carrying amounts, since interest rates on these borrowings were adjusted periodically to reflect market interest rates. The fair value of the mortgage and equipment loans were based on the estimated present value of the remaining payments, utilizing risk-adjusted market interest rates of similar instruments at the balance sheet dates.

                             HARD DISK DRIVE GROUP

Note 3 Inventories

   Inventories consisted of:

                                                      March 31,
                                                  ----------------- December 27,
                                                    1997     1998       1998
                                                  -------- -------- ------------
                                                                    (unaudited)
                                                          (In thousands)
     Materials and purchased parts............... $  6,810 $  2,316   $  2,825
     Work in process.............................   32,382   14,616      6,128
     Finished goods..............................  166,413  195,075    136,592
                                                  -------- --------   --------
                                                  $205,605 $212,007   $145,545
                                                  ======== ========   ========

   In the third quarter of fiscal year 1998, HDDG recorded a $103 million charge to cost of revenue related to the transition to a new generation of its high-end disk drive products, primarily for inventory write-offs and adjustments and losses related to firm inventory purchase commitments.

Note 4 Property, Plant and Equipment

   Property, plant, and equipment consisted of:

                                                                 March 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                              (In thousands)
     Machinery and equipment................................ $412,408  $271,318
     Furniture and fixtures.................................   24,858    27,219
     Buildings and leasehold improvements...................  133,806   116,327
     Land...................................................    7,663     4,628
                                                             --------  --------
                                                              578,735   419,492
     Less accumulated depreciation and amortization......... (210,643) (191,732)
                                                             --------  --------
                                                             $368,092  $227,760
                                                             ========  ========

Note 5 Loss from Investee

   On May 16, 1997, HDDG sold a controlling interest in its recording heads operations to MKE, thereby forming a recording heads joint venture with MKE, MKE-Quantum Components LLC ("MKQC"). The operations were involved in the research, development, and manufacture of MR recording heads used in HDDG's hard disk drive products manufactured by MKE.

   HDDG contributed recording heads assets and operations, and leased certain premises to MKQC. The recording heads assets that Quantum contributed to MKQC consisted of inventory, equipment, accounts receivable, and intangibles, which aggregated $211 million. MKQC assumed $51 million of debt payable to Quantum and assumed $24 million of third-party liabilities. MKE paid Quantum $94 million and contributed $110 million to MKQC in exchange for a 51% majority ownership interest in MKQC. Quantum retained a 49% minority ownership interest in MKQC. Quantum employees who were involved in the recording heads operations became employees of MKQC.

   MKE and Quantum shared pro rata in MKQC's results of operations and agreed to share pro rata in any capital funding requirements.

                             HARD DISK DRIVE GROUP

   Subsequent to May 16, 1997, HDDG accounted for its 49% interest in MKQC using the equity method of accounting. The results of HDDG's involvement in recording heads through May 15, 1997, were combined.

   Quantum provided support services to MKQC. The support services were mainly finance, human resources, legal, and computer support. MKQC reimbursed Quantum for the estimated cost of the services.

Summarized Financial Information

   The following is summarized financial information for MKQC:

                                                                  Period from
                                                                May 16, 1997, to
                                                                 March 31, 1998
                                                                ----------------
                                                                 (In thousands)
     Revenue...................................................    $ 165,775
     Gross profit (loss).......................................      (43,677)
     Loss from continuing operations...........................     (131,693)
     Net loss..................................................     (134,816)
                                                                 March 31, 1998
                                                                ----------------
     Current assets............................................    $  49,520
     Noncurrent assets.........................................      213,230
     Current liabilities.......................................       94,707
     Note payable to Quantum...................................       50,823
     Other noncurrent liabilities..............................       14,964

   On October 28, 1998, Quantum and MKE agreed to dissolve MKQC because MKQC had not been able to produce MR recording heads on a cost-effective basis. In connection with the dissolution, MKE has taken control and ownership of MKQC's manufacturing operations in Batam, Indonesia; MKQC's domestic operations have substantially ceased as of December 27, 1998; and its domestic assets are in liquidation. In the third quarter of fiscal year 1999, HDDG recorded a $101 million loss from investee which includes a write-off of HDDG's investment in MKQC; a write-down of HDDG's interest in facilities in Louisville, Colorado, and Shrewsbury, Massachusetts that were occupied by MKQC; warranty costs resulting from MR recording heads manufactured by MKQC; and HDDG's 49% pro rata share in funding MKQC's repayment of its obligations, primarily bank debt, accounts payable, and other liabilities through June 1999 when the liquidation of MKQC is expected to be completed.

   MKQC's net loss for the six months ended September 27, 1998 was $84 million on revenue of $62 million. HDDG's 49% interest in the net loss was $41 million.

                             HARD DISK DRIVE GROUP

Note 6 Credit Agreements, Long-Term Debt and Convertible Subordinated Debt

   Quantum's debt includes the following:

                                                                March 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                                                             (In thousands)
   7% convertible subordinated notes......................  $     --  $287,500
   5% convertible subordinated debentures.................   241,350        --
   Revolving credit line, 7.8% average rate, payable
    through September 1998................................   110,000        --
   Term loan, 7.7% average rate, payable through September
    1998..................................................    56,250        --
   Equipment loan, 7.6% average rate, payable through
    March 1999............................................    13,875        --
   Mortgage...............................................    41,772    40,920
                                                            --------  --------
                                                             463,247   328,420

   Less short-term portion of debt........................    44,229       935
                                                            --------  --------
   Total long-term debt and convertible subordinated
    debt..................................................  $419,018  $327,485
                                                            ========  ========
   HDDG's portion of Quantum debt:
   Short-term debt........................................  $ 14,743  $    312
   Long-term debt and convertible subordinated debt,
    excluding current portion.............................   139,673   109,161
                                                            --------  --------
     HDDG total debt......................................  $154,416  $109,473
                                                            ========  ========

   DSSG's portion of Quantum debt:
   Short-term debt........................................  $ 29,486  $    623
   Long-term debt and convertible subordinated debt,
    excluding current portion.............................   279,345   218,324
                                                            --------  --------
     DSSG total debt......................................  $308,831  $218,947
                                                            ========  ========
   Weighted average interest rate on Quantum's debt at
    period-end............................................      6.53%     7.39%


   In June 1997, Quantum entered into an unsecured senior credit facility that provides a $500 million revolving credit line and expires in June 2000. At the option of Quantum, borrowings under the revolving credit line bear interest at either LIBOR plus a margin determined by a total funded debt ratio, or a base rate, with option periods of one to six months. As of December 27, 1998 and March 31, 1998, there was no outstanding balance drawn on this line.

   In July 1997, Quantum issued $288 million of 7% convertible subordinated notes. The notes mature on August 1, 2004, and are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of Quantum's common stock at a conversion price of $46.325 per share. The notes are redeemable at Quantum's option on or after August 1, 1999, and prior to August 1, 2001, under certain conditions related to the price of Quantum's common stock. Subsequent to August 1, 2001, the notes are redeemable at Quantum's option at any time. In the event of certain changes involving all or substantially all of Quantum's common stock, the notes would become redeemable at the option of the holder. Redemption prices range from 107% of the principal to 100% at maturity. The notes are unsecured obligations subordinated in right of payment to all existing and future senior indebtedness of Quantum.

   If the Tracking Stock Proposal is implemented, each of the 7% subordinated notes, which currently are convertible into shares of Quantum Common Stock, will become convertible into a number of shares of HDDG

                             HARD DISK DRIVE GROUP

Stock and a number of shares of DSSG stock equal to the numbers of such shares which the holder of such note would receive under the tracking stock proposal had such note been converted immediately prior to the implementation of the tracking stock proposal. The notes will not be separately convertible into solely DSSG stock or solely HDDG stock. The exercise price and maturity date of each convertible note will not be affected by the implementation of the tracking stock proposal.

   In March 1998, Quantum called for redemption of all of Quantum's outstanding 5% convertible subordinated debentures due March 1, 2003, at a redemption price of $1,035.71 per $1,000 principal amount of debenture. At the time of the call for redemption, the entire original issue amount of the debentures of approximately $241 million was outstanding. Holders of the debentures exercised their option to convert debentures held into 21,626,327 shares of Quantum's common stock at a conversion price of approximately $11.16 per share. No debentures were redeemed for cash.

   The previously outstanding revolving credit line, term loan, and equipment loan, which had carrying amounts of $110 million, $56 million, and $14 million, respectively, as of March 31, 1997, were repaid by Quantum and terminated in the first quarter of fiscal year 1998.

   In September 1996, Quantum entered into a $42 million mortgage related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years, with monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10-year term. The debt is secured by specified real estate.

   Payments required on Quantum's long-term debt outstanding at March 31, 1998, are $0.9 million in fiscal year 1999, $1.0 million in fiscal year 2000, $1.1 million in fiscal year 2001, $1.2 million in fiscal year 2002, $1.3 million in fiscal year 2003.

Note 7 Redeemable Preferred Stock

   In fiscal year 1998, the holder of the 90,000 shares of Redeemable Convertible Participating Series B Preferred Stock exercised its right to convert the shares to Quantum common stock. Quantum issued 180,000 shares of Quantum common stock pursuant to the conversion.

Note 8 Stock Incentive Plans

   Long-Term Incentive Plan. Quantum has a Long-Term Incentive Plan (the "Plan") that provides for the issuance of stock options, stock appreciation rights, stock purchase rights, and long-term performance awards (collectively referred to as "options") to employees, consultants, officers and affiliates of Quantum. The Plan has available and reserved for future issuance 14.6 million shares and allows for an annual increase in the number of shares available for issuance, subject to a limitation. Available for grant as of March 31, 1998, were 1,105,000 shares. Options under the Plan expire no later than ten years from the grant date and generally vest over four years. Restricted stock granted under the Plan generally vests over two to three years. In fiscal years 1996, 1997 and 1998, Quantum recorded compensation expense of $899,000, $1,916,000 and $3,179,000, respectively, related to restricted stock granted pursuant to stock purchase rights under the Plan, a portion of which was allocated to HDDG. The number of shares of restricted stock granted under the Plan were 596,000 shares, 354,290 shares, and 65,500 shares, in fiscal years 1996, 1997 and 1998, respectively, at an exercise price of $.01.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, each share of restricted stock currently held will be changed into one share of DSSG stock and 0.5 of a share of HDDG stock.

                             HARD DISK DRIVE GROUP

   Stock Option Plans. Quantum has Stock Option Plans (the "Plans") under which 600,000 shares of Quantum common stock was reserved for future issuance at March 31, 1998 to directors of Quantum. Options under the Plans are granted at prices determined by the Board, but at not less than the fair market value, and accordingly no compensation accounting has been required at the original date of grant. Options currently expire no later than ten years from the grant date and generally vest ratably over one to four years. At March 31, 1998, options with respect to 532,500 shares of Quantum common stock were available for grant.

   Stock Option Summary Information. A summary of activity relating to Quantum's Long-Term Incentive Plan and the Stock Option Plans follows:

                                                 Year Ended March 31,
                          ---------------------------------------------------------------------
                                   1996                   1997                   1998
                          ----------------------- ---------------------- ----------------------
                          Options  Weighted-Avg.  Shares  Weighted-Avg.  Shares  Weighted-Avg.
                          (000s)   Exercise Price (000s)  Exercise Price (000s)  Exercise Price
                          -------  -------------- ------  -------------- ------  --------------
Outstanding at beginning
 of period..............  16,104       $5.71      16,746      $6.75      16,354      $ 7.52
Granted.................   6,528       $7.90       5,850      $8.59       6,163      $19.80
Canceled................  (1,252)      $6.85      (1,564)     $7.94        (718)     $14.11
Exercised...............  (4,634)      $4.76      (4,678)     $5.97      (4,794)     $ 6.10
                          ------                  ------                 ------
Outstanding at end of
 period.................  16,746       $6.75      16,354      $7.52      17,005      $12.09
                          ======                  ======                 ======
Exercisable at end of
 period.................   8,214       $5.92       8,514      $6.53       8,332      $ 8.84
                          ======                  ======                 ======

   The range of exercise prices for options outstanding at March 31, 1998 was $1.11 to $40.38. Quantum recorded compensation expense of $525,000, $475,000 and $1,057,000 was recorded in fiscal years 1996, 1997 and 1998, respectively, on accelerated stock options under the Plans, a portion of such expense was allocated to HDDG.

   The following tables summarize information about Quantum's options outstanding at March 31, 1998:

                                                     Outstanding Options
                              -------------------------------------------------------------------
                              Shares Outstanding at        Weighted-Average      Weighted-Average
     Range of Exercise Prices March 31, 1998 (000s)   Remaining Contractual Life  Exercise Price
     ------------------------ ---------------------   -------------------------- ----------------
     $ 1.11 -- $ 7.22                  5,546                     6.38                 $ 6.41
     $ 7.32 -- $15.22                  5,551                     7.62                 $ 9.49
     $17.38 -- $40.38                  5,908                     9.15                 $19.87
                                      ------
                                      17,005                     7.75                 $12.09
                                      ======

                                              Options Exercisable
                                   ----------------------------------------------
                                   Shares Exercisable at
                                       March 31, 1998            Weighted-Average
       Range of Exercise Prices            (000s)                 Exercise Price
       ------------------------    ---------------------         ----------------
       $ 1.11 -- $ 7.22                    4,168                      $ 6.16
       $ 7.32 -- $15.22                    3,084                      $ 9.17
       $17.38 -- $40.38                    1,080                      $18.25
                                           -----
                                           8,332                      $ 8.84
                                           =====

   Expiration dates ranged from July 25, 1998 to March 25, 2008 for options outstanding at March 31, 1998. Prices for options exercised during the three-year period ended March 31, 1998, ranged from $0.01 to $19.81. Proceeds received from exercises are credited to group equity.

                             HARD DISK DRIVE GROUP

   At December 27, 1998, Quantum's options outstanding and exercisable were
22.5 million and 11.2 million, respectively. Completing the acquisition of ATL included the conversion of outstanding ATL stock options into options to purchase 1.8 million shares of Quantum common stock. These options relate to Quantum's assumption of ATL's 1996 Stock Incentive Plan and 1997 Stock Incentive Plan, collectively referred to as the "ATL Plans." Under the terms of the ATL Plans, eligible key employees, directors and consultants received options to purchase shares of ATL's previously outstanding common stock at prices not less than 100% for incentive stock options and not less than 85% for nonqualified stock options of the fair value on the date of grant as determined by ATL's Board of Directors. Options under ATL Plans vest over a three year period and expire ten years after date of grant or 90 days after termination of employment. Subsequent to completing the acquisition of ATL, no additional grants may be made from the ATL Plans.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, each outstanding stock option under Quantum's stock option plans will be converted into separately exercisable options to acquire one share of DSSG stock and 0.5 of a share of HDDG stock. The exercise price for the resulting DSSG stock options and HDDG stock options will be calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which is the opening price of DSSG stock or HDDG stock, as the case may be, on the first date such stock are traded on Nasdaq and the denominator of which is the sum of such DSSG stock and HDDG stock prices. This is intended to ensure that the aggregate intrinsic value of the options will be preserved, and the ratio of the exercise price per option to the market value per share will not be reduced. In addition, the vesting provision and option periods of the original grants will remain the same when converted.

   Stock Purchase Plan. Quantum has an employee stock purchase plan (the "Purchase Plan") that allows for the purchase of stock at 85% of fair market value at the date of grant or the exercise date, whichever value is less. The Purchase Plan is qualified under Section 423 of the Internal Revenue Code. Of the 22.8 million shares authorized to be issued under the plan, 3,922,000 shares were available for issuance at March 31, 1998. Quantum's employees purchased 2,676,000 shares, 3,216,000 shares, and 3,454,000 shares under the Purchase Plan in fiscal years 1996, 1997, and 1998, respectively. The weighted average exercise price of stock purchased under the Purchase Plan was $5.98, $5.41 and $6.22 in fiscal years 1996, 1997, and 1998, respectively.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, the terms of the Purchase Plan will be adjusted to allow Quantum's employees to purchase one share of DSSG Stock and 0.5 of a share of HDDG stock for each share of Quantum common stock.

   Other. HDDG adopted SFAS No. 123, "Accounting for Stock-Based Compensation" in fiscal year 1997. HDDG has elected to continue to account for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25 and disclose the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation expense has been recognized for the stock option plans and the employee stock purchase plans as all options have been issued at fair market value. Since HDDG stock was not part of the capital structure of Quantum for the periods presented, there were no stock options outstanding. Therefore, the pro forma effect of HDDG stock options on the accompanying combined financial statements is not presented.

Note 9 Common Stock and Stockholder Rights Plan

   The HDDG stock will represent a separate class of Quantum's stock if the tracking stock proposal is approved. Additional shares of HDDG stock may be issued from time to time upon exercise of stock options or at the discretion of Quantum's Board.

                             HARD DISK DRIVE GROUP

   Quantum has a stockholder rights plan (the "Rights Plan") that provides existing stockholders with the right to purchase 1/1000 preferred share for each common share held in the event of certain changes in Quantum's ownership. Subject to certain exceptions, if any person or group becomes the beneficial owner of 20% or more of the outstanding common stock each right will entitle its holder to purchase 1/1000 preferred share or, under certain circumstances, shares of common stock with a market value twice the exercise price of the right. The Rights Plan may serve as a deterrent to takeover tactics that are not in the best interests of stockholders.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, the Rights Agreement will be amended and restated (the "Restated Rights Agreement") to, among other things, (i) reflect the new equity structure of Quantum and (ii) reset the prices at which rights issued pursuant thereto may be exercised into units of Junior Preferred Stock.

   If the tracking stock proposal is approved by the stockholders and implemented by the Board, as of the date on which the DSSG stock and the HDDG stock is issued under the tracking stock proposal, the Board will by resolution
(i) reduce the authorized number of shares of Series A Junior Preferred Stock to zero, (ii) designate a new series of Junior Preferred Stock as the Series B Junior Preferred Stock, (iii) designate another new series of Junior Preferred Stock as the Series C Junior Preferred Stock, (iv) exchange for each existing Right (A) one right with respect to each share of DSSG stock (a "DSSG right") which will entitle the holders thereof to purchase shares of Series B Junior Preferred Stock under the conditions specified in the Restated Rights Agreement, and (B) one right with respect to each share of HDDG stock (a "HDDG right"), which will entitle the holders thereof to purchase shares of Series C Junior Preferred Stock under the conditions specified in the Restated Rights Agreement. The DSSG rights and the HDDG rights are herein collectively referred to as the "rights."

   The rights will expire on August 4, 2008, unless earlier redeemed by Quantum or extended. The rights would be exercisable only if a person or group acquires
(i) 20% or more of the then outstanding shares of DSSG stock or (ii) 20% of the then outstanding shares of HDDG stock, or commences a tender offer that would result in such person or group beneficially owning such number of shares. In such event, each Right would entitle the holder to purchase from Quantum (i) in the case of a DSSG right, 1/1000 of a share of Series B Junior Preferred Stock (a "Series B Unit") at a purchase price to be determined by the Board, subject to adjustment or, under certain circumstances, shares of DSSG stock with a market value twice the exercise price of the DSSG right and (ii) in the case of a HDDG right, 1/1000 of a share of Series C Junior Preferred Stock (a "Series C Unit") at a purchase to be determined by the Board, subject to adjustment or, under certain circumstances, shares of HDDG stock with a market value twice the exercise price of the HDDG right.

Note 10 Restructuring and Other Expenses

   In the fourth quarter of fiscal year 1996, HDDG recorded a restructuring charge of $209 million, associated with the transition of its high-end hard disk drive product manufacturing to MKE. As part of the transition, HDDG discontinued its manufacture of these products and completed the shutdown of the related facilities in fiscal year 1997. The related manufacturing work force was terminated in fiscal year 1997. HDDG closed, sold, or disposed of certain high-end hard disk drive manufacturing facilities and equipment located in Penang, Malaysia, and Milpitas, California, which as of March 31, 1996, were carried at a fair value of approximately $30 million, net of estimated cost to dispose. Facilities sold included the manufacturing building in Malaysia, which occurred in the second quarter of fiscal year 1997.

   The restructuring charge provided for costs associated with employee termination benefits for over 2,200 employees that were associated with the high-end hard disk drive product manufacturing process; the difference

                             HARD DISK DRIVE GROUP
between the carrying value and estimated fair value on disposal of high-end hard disk drive manufacturing property and equipment; and incremental impairments in the carrying value of certain high-end hard disk drive product inventories and losses on supplier commitments arising directly from the decision to stop manufacturing, as follows:

                                                                 (In millions)
   Employee termination benefits................................     $ 10
   Write-down of capital assets to fair value...................       45
   Write-down of inventories to net realizable value and losses
    on supplier commitments.....................................      144
   Other exit costs.............................................       10
                                                                     ----
                                                                     $209
                                                                     ====

   The activities contemplated in the transition and related restructuring reserve were substantially completed at March 31, 1997, and fully completed at March 31, 1998 without a material change in the estimated cost of such activities.

Note 11 Savings and Investment Plan

   Substantially all of the regular domestic employees are eligible to make contributions to Quantum's 401(k) savings and investment plan. Quantum matches a percentage of the employees' contributions and may also make additional discretionary contributions to the plan. Quantum contributions were $4 million in fiscal year 1996, $5 million in fiscal year 1997, and $6 million in fiscal year 1998.

Note 12 Income Taxes

   The income tax benefit consists of the following:

                                                     Year Ended March 31,
                                                  -----------------------------
                                                    1996      1997      1998
                                                  --------  --------  ---------
                                                        (In thousands)
     Federal: Current..........................   $(59,555) $(60,979) $(106,585)
              Deferred.........................    (35,517)    4,946     21,029
                                                  --------  --------  ---------
                                                  (95,072)   (56,033)   (85,556)
                                                  --------  --------  ---------
     State:   Current..........................      3,221    (5,470)    (8,591)
              Deferred.........................     (7,310)    4,028    (15,098)
                                                  --------  --------  ---------
                                                    (4,089)   (1,442)   (23,689)
                                                  --------  --------  ---------
     Foreign: Current..........................     24,926    20,088     26,857
              Deferred.........................         38    17,928       (593)
                                                  --------  --------  ---------
                                                    24,964    38,016     26,264
                                                  --------  --------  ---------
     Income tax benefit.........................  $(74,197) $(19,459) $ (82,981)
                                                  ========  ========  =========

   The tax benefits associated with nonqualified stock options, disqualifying dispositions of stock options, and employee stock purchase plan shares reduced taxes currently payable as shown above by $8 million, $10 million, and $16 million in fiscal years 1996, 1997 and 1998, respectively. Such benefits are credited to group equity when realized.

                             HARD DISK DRIVE GROUP

   HDDG's income tax provision differs from the amount computed by applying the federal statutory rate of 35% to income before income taxes as follows:

                                                    Year Ended March 31,
                                                 ----------------------------
                                                   1996      1997      1998
                                                 --------  --------  --------
                                                       (In thousands)
     Tax at federal statutory rate.............. $(69,869) $  7,559  $(47,544)
     State income tax, net of federal benefit...   (2,658)     (937)  (15,398)
     Research and development credit............       --        --    (5,990)
     Foreign earnings taxed at less than U.S.
      rates.....................................   (1,098)  (17,169)  (15,813)
     Valuation allowance........................   (4,855)   (8,431)       --
     Other items................................    4,283      (481)    1,764
                                                 --------  --------  --------
                                                 $(74,197) $(19,459) $(82,981)
                                                 ========  ========  ========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   Significant components of deferred tax assets and liabilities are as follows:

                                                             Year Ended March
                                                                   31,
                                                             -----------------
                                                              1997      1998
                                                             -------  --------
                                                              (In thousands)
     Deferred tax assets:
       Inventory valuation methods.........................  $33,047  $ 39,834
       Accrued warranty expense............................   38,762    18,816
       Allowance for doubtful accounts.....................    2,901     3,398
       Distribution reserves...............................    6,007     6,387
       Restructuring charges...............................   22,441    20,422
       Other accruals and reserves not currently deductible
        for tax purposes...................................   15,139    20,821
       Depreciation methods................................   17,351    24,441
       Amortization methods................................   26,215    26,037
       Valuation allowance.................................   (6,375)       --
                                                             -------  --------
                                                             155,488   160,156
                                                             -------  --------
     Deferred tax liabilities:
       Foreign inventory valuation methods.................  (17,912)  (17,322)
       Tax on unremitted foreign earnings net of foreign
        tax credits and foreign deferred taxes.............  (68,435)  (77,180)
       Other...............................................  (12,164)  (14,015)
                                                             -------  --------
                                                             (98,511) (108,517)
                                                             -------  --------
     Net deferred tax asset................................  $56,977  $ 51,639
                                                             =======  ========

   The valuation allowance for deferred tax assets decreased approximately $1 million, $9 million and $6 million during fiscal years 1996, 1997 and 1998.

   Pretax income from foreign operations was $124 million, $241 million, and $139 million for the fiscal years ended March 31, 1996, 1997, and 1998, respectively. U.S. taxes have not been provided for unremitted foreign earnings of $327 million. The residual U.S. tax liability, if such amounts were remitted, would be approximately $81 million.

                             HARD DISK DRIVE GROUP

   Quantum's federal income tax returns have been examined by the Internal Revenue Service (IRS) for all years through 1993. All issues have been resolved with no material effect, and the IRS has closed those years. Quantum's federal tax returns for the years 1994-1996 are presently under examination by the IRS. Management believes sufficient accruals have been provided in prior years for any adjustments that may result for the years under examination.

Note 13 Litigation

   Quantum and certain of its current and former officers and directors have been named as defendants in two class-action lawsuits, one filed on August 28, 1996, in the Superior Court of Santa Clara County, California, and one filed on August 30, 1996, in the U.S. District Court of the Northern District of California. The plaintiff in both class actions purports to represent a class of all persons who purchased Quantum Common Stock between February 26, 1996, and June 13, 1996. The complaints allege that the defendants violated various federal securities laws and California statutes by concealing and/or misrepresenting material adverse information about Quantum and that individual defendants sold shares of Quantum Common Stock based on material nonpublic information.

   On February 25, 1997, in the Santa Clara County action, the Court sustained defendants' demurrer to most of the causes of action in the complaint, with leave to amend. At a June 12, 1997 demurrer hearing in state court, the judge dismissed the action as to four of the individual defendants with prejudice and as to three of the individual defendants without prejudice. The demurrer as to Quantum was overruled. The Court heard oral argument on plaintiffs' motion for class certification on November 4, 1997. On March 4, 1998, the Court entered an order denying plaintiffs' motion without prejudice. Limited discovery is proceeding.

   With respect to the federal action, defendants filed their motion to dismiss on April 16, 1997. On August 14, 1997, the Court granted defendants' motion to dismiss without prejudice. On September 11, 1997, plaintiff filed an amended complaint. Defendants filed a motion to dismiss the amended complaint on October 24, 1997. The hearing on defendants' motion took place on February 3, 1998. On April 16, 1998, the Court granted defendants' motion to dismiss with prejudice. On May 19, 1998, plaintiff filed a notice of appeal of the District Court's dismissal in the United States Court of Appeals for the Ninth Circuit. On September 25, 1998, plaintiff filed his opening appellate brief. Defendants filed their answering brief on November 30, 1998. Plaintiff's reply brief was filed on January 14, 1999.

   Certain of Quantum's current and former officers and directors were also named as defendants in a derivative lawsuit, which was filed on November 8, 1996, in the Superior Court of Santa Clara County. The derivative complaint was based on factual allegations substantially similar to those alleged in the class-action lawsuits. Defendants' demurrer to the derivative complaint was sustained without prejudice on April 14, 1997. Plaintiffs did not file an amended complaint. On August 7, 1997, the Court issued an order of dismissal and entered final judgment dismissing the complaint.

   On August 7, 1998, Quantum was named as one of several defendants in a patent infringement lawsuit filed in the U.S. District Court for the Northern District of Illinois, Eastern Division. On Quantum's motion, the suit has been moved to the Northern District of California. The plaintiff, Papst Licensing GmbH, owns at least 24 U.S. patents which it asserts that Quantum has infringed. Quantum has studied many of these patents before and, of the patents it has studied, believes that defenses of patent invalidity and non-infringement can be asserted. However, Quantum has not yet had time to make a complete study of all the patents asserted by Papst and there can be no assurance that Quantum has not infringed on these or other patents owned by Papst. The final results of this litigation, as with any litigation, are uncertain. If required, there can be no assurance that licenses to any technology owned by Papst or any other third party alleging infringement could

                             HARD DISK DRIVE GROUP
be obtained on commercially reasonable terms if at all. Adverse resolution of the Papst litigation or any other intellectual property litigation could subject Quantum to substantial liabilities and require it to refrain from manufacturing certain products which could have a material adverse effect on Quantum's business, financial condition or results of operations. In addition, the costs of engaging in the Papst litigation or other intellectual property litigation could be substantial, regardless of the outcome.

   Quantum is also subject to other legal proceedings and claims that arise in the ordinary course of its business. While management currently believes the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position, results of operations, or liquidity of Quantum, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material to Quantum.

Note 14 Commitments

   Quantum leases certain facilities for HDDG's use under non-cancelable operating lease agreements for periods of up to 15 years. Some of the leases have renewal options ranging from one to ten years and contain provisions for maintenance, taxes, or insurance.

   HDDG's rent expense was $23 million, $22 million, and $21 million for the fiscal years ended March 31, 1996, 1997, and 1998, respectively.

   Future minimum lease payments under operating leases are as follows:

       Year ended March 31,                                       (In thousands)
         1999....................................................    $ 22,943
         2000....................................................      22,192
         2001....................................................      21,014
         2002....................................................      18,940
         2003....................................................      17,350
         Thereafter..............................................      80,576
                                                                     --------
         Total future minimum lease payments.....................    $183,015
                                                                     ========

Note 15 Business Units and Geographic Information

   HDDG currently has two primary product lines, desktop hard disk drives and high-end hard disk drives. HDDG has two separate business units that support these two product lines. All recording heads manufactured by HDDG are used in HDDG hard disk drives and are not sold to external customers.

   The desktop business unit designs, develops and markets desktop hard disk drives designed to meet the storage requirements of entry-level to high-end desktop personal computers in home and business environments. The high-end business unit designs, develops and markets high-end hard disk drives designed to meet the storage requirements of network servers, workstations and storage subsystems. In the future, the two HDDG business units may become a single business unit as their markets begin to merge and be reported on a combined basis.

   HDDG's recording heads business through May 15, 1997 was reported in HDDG's combined operations. Effective May 16, 1997, MKE acquired a 51% interest in HDDG's recording heads business which became part of a joint venture with MKE. HDDG accounted for its 49% interest in the joint venture using the equity method. On October 28, 1998, the joint venture was dissolved and a charge was recorded to write-off assets and recognize obligations related to the dissolution. For more information on the loss from investee see note 5 of the notes to combined financial statements.

                             HARD DISK DRIVE GROUP

                                 At or For the              At or For the
                              Year Ended March 31,        Nine Months Ended
                              ----------------------  -------------------------
                                                      December 28, December 27,
                               1996    1997    1998       1997         1998
                              ------  ------  ------  ------------ ------------
                                              (In millions)
                                                             (unaudited)
Business unit:
 Desktop
  Revenue.................... $3,350  $4,005  $3,981     $3,099       $2,295
  Gross profit...............    511     566     453        391          150
  Unit operating profit
   (loss)....................    291     300     184        184          (54)
  Inventory and property,
   plant and equipment, net
   of accumulated
   depreciation..............    338     259     320        378          273
  Expenditures for long-lived
   assets....................     97      65      79         73           52

 High-end
  Revenue....................    737     587     634        487          386
  Gross profit (loss)........    (74)    (11)    (81)       (73)         (40)
  Unit operating loss........   (417)   (154)   (250)      (205)         (62)
  Inventory and property
   plant and equipment, net
   of accumulated
   depreciation..............    357     167     120        170           67
  Expenditures for long-lived
   assets....................     81      42      40         23           11

 Recording heads
  Unit operating loss........    (70)   (110)     (9)        (9)          --
  Loss from investee.........     --      --     (66)       (42)        (142)
  Inventory and property,
   plant and equipment, net
   of accumulated
   depreciation..............     48     148      --         --           --
  Expenditures for long-lived
   assets....................     13      57      --         --           --

                             Year Ended March 31,         Nine Months Ended
                            ------------------------  -------------------------
                                                      December 28, December 27,
                             1996     1997    1998        1997         1998
                            -------  ------  -------  ------------ ------------
                                                             (unaudited)
                                             (In millions)
Profit or (loss)
 reconciliation:
Total unit operating
 profit (loss)............    $(196) $   36  $   (74)     $(30)       $(116)
Total loss from investee..       --      --      (66)      (42)        (142)
Unallocated amounts:
Interest and other
 income/(expense).........       (4)    (15)       4         3            5
                            -------  ------  -------      ----        -----
  Income before income
   taxes..................    $(200) $   21    $(136)     $(69)       $(253)
                            =======  ======  =======      ====        =====

                                                      March 31,
                                                    ------------- December 27,
                                                     1997   1998      1998
                                                    ------ ------ ------------
                                                                  (unaudited)
                                                          (In millions)
Assets reconciliation:
Total unit inventory and property, plant and
 equipment, net of accumulated depreciation........ $  574 $  440    $  340
Cash and cash equivalents..........................    202    253       483
Marketable securities..............................     --     72        24
Accounts receivable, net of allowance for doubtful
 accounts..........................................    733    586       417
Deferred taxes.....................................     92     90        90
Other current assets...............................     75    118        80
Intangible assets, less accumulated amortization...     35      9         6
Other assets.......................................     10     78        16
                                                    ------ ------    ------
  Total combined assets............................ $1,721 $1,646    $1,456
                                                    ====== ======    ======

                             HARD DISK DRIVE GROUP

   Certain HDDG costs have not been allocated to the desktop, high-end and recording heads business units. Recording heads produced by the recording heads business were transferred to MKE and used in the manufacture of hard disk drives for HDDG. The value at which the recording heads were transferred was recorded as an offset to cost of sales by HDDG.

   Property plant and equipment, net of accumulated depreciation, included equipment related to research and development, testing and configuration of hard disk drives, logistics, customer service, and administration. Cash and cash equivalents, marketable securities, accounts receivable, deferred taxes, other current assets, intangible assets and other assets were not allocated to the business units.

Geographic Information

   Revenue and long-lived assets by region are as follows (revenue is attributed to regions based on the location of customers):

                                         Year Ended March 31,
                       --------------------------------------------------------
                              1996               1997               1998
                       ------------------ ------------------ ------------------
                               Long-Lived         Long-Lived         Long-Lived
                       Revenue   Assets   Revenue   Assets   Revenue   Assets
                       ------- ---------- ------- ---------- ------- ----------
                                            (In millions)
     United States...  $1,835     $342    $1,959     $329    $2,114     $200
     Europe..........   1,243       15     1,459       13     1,457       13
     Asia Pacific....     789       29     1,069       61       969       24
     Latin America...     220       --       104       --        75       --
                       ------     ----    ------     ----    ------     ----
     Total...........  $4,087     $386    $4,591     $403    $4,615     $237
                       ======     ====    ======     ====    ======     ====

                                                     Nine Months Ended
                                           -------------------------------------
                                           December 28, 1997  December 27, 1998
                                           ------------------ ------------------
                                                   Long-Lived         Long-Lived
                                           Revenue   Assets   Revenue   Assets
                                           ------- ---------- ------- ----------
                                                       (In millions)
                                                        (unaudited)
     United States........................ $1,597     $197    $1,215     $160
     Europe...............................  1,149       12       754       13
     Asia Pacific.........................    784       18       624       28
     Latin America........................     56       --        88       --
                                           ------     ----    ------     ----
     Total................................ $3,586     $227    $2,681     $201
                                           ======     ====    ======     ====

   One customer accounted for 10% or more of combined revenue in fiscal years 1996, 1997 and 1998, and in the nine months ended December 28, 1997. Revenue from this customer represented $675 million, $552 million, $552 million and $418 million of HDDG's combined revenue in the respective periods. Another customer accounted for 10% or more of combined revenue in fiscal year 1996, representing $473 million of HDDG's combined revenue in this period. Another customer accounted for 10% or more of combined revenue in fiscal year 1998, and in the nine months ended December 28, 1997 and December 27, 1998. Revenue from this customer represented $626 million, $441 million and $382 million of HDDG's combined revenue in the respective periods.

                             HARD DISK DRIVE GROUP

Note 16 Unaudited Quarterly Combined Financial Data

                                        Fiscal Year 1999
                                -----------------------------------
                                   1st         2nd
                                 Quarter     Quarter    3rd Quarter
                                ----------  ----------  -----------
                                         (In thousands)
     Total revenue............. $  847,321  $  874,253  $  959,086
     Gross profit..............     52,699      60,214      77,788
     Net loss..................    (40,554)    (34,878)    (75,968)
                                              Fiscal Year 1998
                                ------------------------------------------------
                                   1st         2nd
                                 Quarter     Quarter    3rd Quarter  4th Quarter
                                ----------  ----------  -----------  -----------
                                               (In thousands)
     Total revenue............. $1,181,139  $1,214,968  $1,189,602   $1,029,726
     Gross profit (loss).......    169,872     160,076     (11,864)      55,223
     Net income (loss).........     46,847      39,053     (98,247)     (40,511)
                                              Fiscal Year 1997
                                ------------------------------------------------
                                   1st         2nd
                                 Quarter     Quarter    3rd Quarter  4th Quarter
                                ----------  ----------  -----------  -----------
                                               (In thousands)
     Total revenue............. $1,025,051  $  971,227  $1,274,613   $1,320,553
     Gross profit..............     95,152      78,418     140,791      184,041
     Net income (loss).........    (11,345)    (17,372)     23,079       46,693

   The results of operations for the third quarter of fiscal year 1999 included the effect of a $101 million charge related to the dissolution of MKQC.

   The results of operations for the third quarter fiscal year 1998 included the effect of a $103 million special charge related to the HDDG's high-end hard disk drive products.

   The results of operations for the fourth quarter of fiscal year 1998 were impacted by the reduction in estimated bonus accrued earlier in the fiscal year.

                                                                         ANNEX I

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              QUANTUM CORPORATION

         (Originally Incorporated January 28, 1987 Under the Same Name)

                                   ARTICLE I.

                                      NAME

   The name of the corporation is Quantum Corporation (the "Corporation").

                                  ARTICLE II.

                         ADDRESS OF REGISTERED OFFICE;
                            NAME OF REGISTERED AGENT

   The address of the Corporation's registered office in the State of Delaware is Incorporating Services, Ltd., 410 South State Street, in the city of Dover, County of Kent, 19901. The name of its registered agent at that address is Incorporating Services, Ltd.

                                  ARTICLE III.

                                    PURPOSE

   The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

                                  ARTICLE IV.

                                 CAPITAL STOCK

   Section 1. Authorization. The total number of shares of all classes of stock which the Corporation has authority to issue is 1,620,000,000 shares, consisting of 1,000,000,000 shares of a class of common stock designated as "Quantum Corporation--DSSG Common Stock," having a par value of $0.01 per share (the "DSSG Stock"), 600,000,000 shares of a class of common stock designated as "Quantum Corporation--HDDG Common Stock," having a par value of $0.01 per share (the "HDDG Stock"), and 20,000,000 shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"). The DSSG Stock and the HDDG Stock shall hereinafter collectively be called "Common Stock" and either shall sometimes be called a class of Common Stock. For purposes of this Article IV, references to the "Board of Directors" shall refer to the Board of Directors of the Corporation, as established in accordance with Article VI of the Certificate of Incorporation of the Corporation, and references to "the Certificate of Incorporation" shall refer to this Restated Certificate of Incorporation as the same may be amended from time to time. Certain capitalized terms used in this Article IV, shall have the meanings set forth in Section 2.6 of this Article. For purposes of this Article IV, the DSSG Stock, when issued, shall be considered issued in respect of DSSG and the HDDG Stock, when issued, shall be considered issued in respect of HDDG. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors.

                                   Annex I-1

   Upon the date on which this Restated Certificate of Incorporation shall become effective, and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's common stock, par value $0.01 per share, that is issued and outstanding shall be changed into one share of DSSG Stock and 0.5 of a share of HDDG Stock.

   Section 2. Common Stock. The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section 2.

   Section 2.1 Dividends. Subject to any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on either class of Common Stock created thereby, dividends may be declared and paid upon either class of Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below in this Section 2.1, as the Board of Directors may determine.

   (a) Dividends on DSSG Stock. Dividends on DSSG Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the DSSG Available Dividend Amount.

   (b) Dividends on HDDG Stock. Dividends on HDDG Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the HDDG Available Dividend Amount.

   (c) Discrimination in Dividends Between Classes of Common Stock. The Board of Directors, subject to the provisions of Sections 2.1(a) and 2.1(b), may at any time declare and pay dividends exclusively on DSSG Stock, exclusively on HDDG Stock, or on both such classes, in equal or unequal amounts, notwithstanding the relative amounts of the Available Dividend Amount with respect to either Group, the amount of dividends previously declared on either class, the respective voting or liquidation rights of either class or any other factor.

   (d) Shares Distributions. Except as permitted by Sections 2.4(a) and 2.4(b), the Board of Directors may declare and pay dividends or distributions of shares of DSSG Stock or HDDG Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of DSSG Stock or HDDG Stock) on shares of a class of Common Stock or shares of a class or series of preferred stock of the Corporation only as follows:

     (i) dividends or distributions of shares of DSSG Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of DSSG Stock) on shares of DSSG Stock or shares of preferred stock attributed to DSSG; and

     (ii) dividends or distributions of shares of HDDG Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of HDDG Stock) on shares of HDDG Stock or shares of preferred stock attributed to HDDG.

   Section 2.2 Voting Rights. (a) General. Except as otherwise provided by law, by the terms of any outstanding class or series of preferred stock of the Corporation or by any provision of the Certificate of Incorporation restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall, by law or by the provisions of the Certificate of Incorporation or Bylaws of the Corporation, be entitled to vote, and both classes of Common Stock shall vote thereon together as a single class.

   (b) Number of Votes for each Class of Common Stock. On each matter to be voted on by the holders of both classes of Common Stock voting together as a single class, the number of votes per share of each class shall be as follows:

     (i) each outstanding share of DSSG Stock shall have one vote; and

                                   Annex I-2

     (ii) each outstanding share of HDDG Stock shall have a number of votes (including a fraction of one vote) equal to the quotient (rounded to the nearest three decimal places) of the average Market Value of one share of HDDG Stock during the 20-Trading Day Period ending on the tenth Trading Day prior to the record date for determining the stockholders entitled to vote, divided by the average Market Value of a share of DSSG Stock during such 20-Trading Day period.

Notwithstanding the foregoing, if shares of only one class of Common Stock are outstanding on the record date for determining the holders of Common Stock entitled to vote on any matter, then each share of that class shall be entitled to one vote and, if either class of Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall, for purpose of such vote, be entitled to one vote on such matter.

   In addition to any provision of law or any provision of the Certificate of Incorporation entitling the holders of outstanding shares of DSSG Stock or HDDG Stock to vote as a separate class, the Board of Directors may condition the approval of any matter submitted to stockholders on receipt of a separate vote of the holders of outstanding shares of DSSG Stock or HDDG Stock.

   Section 2.3 Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of any outstanding shares of preferred stock of the Corporation are entitled (regardless of the Group to which such shares of preferred stock were attributed), the holders of the DSSG Stock and HDDG Stock shall be entitled to receive the assets, if any, of the Corporation remaining for distribution to holders of Common Stock on a per share basis in proportion to the respective liquidation units per share of such class. Each share of DSSG Stock shall have one liquidation unit and each share of HDDG Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the average Market Value of one share of HDDG Stock during the 20-Trading Day period ending on the 40th Trading Day after the effective date of this certificate of incorporation, divided by the average Market Value of one share of DSSG Stock during such 20-Trading Day period. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation, for purposes of this Section 2.3.

   If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of DSSG Stock or HDDG Stock, or declare a dividend in shares of either class to holders of such class, the per share liquidation units of either class of Common Stock specified in the preceding paragraph of this Section 2.3, as adjusted from time to time, shall be appropriately adjusted as determined by the Board of Directors, so as to avoid dilution in the aggregate, relative liquidation rights of the shares of any class of Common Stock.

   Section 2.4 Conversion or Redemption of the Common Stock. DSSG Stock is subject to conversion or redemption and HDDG Stock is subject to conversion or redemption, in each case, upon the terms provided below in this Section 2.4; provided, however, that neither class of Common Stock may be converted or redeemed if the other class of Common Stock has been converted or redeemed in its entirety or notice thereof shall have been given as required by this
Section 2.4.

   (a) Mandatory and Optional Conversion and Redemption of DSSG Stock Other Than for DSSG Subsidiary Stock. (i) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets attributed to DSSG to one or more persons or entities (other than the Disposition (w) by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution, liquidation or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 2.3,
(x) of the properties and assets attributed to DSSG as contemplated by Section 2.4(c) or otherwise to all holders of shares of DSSG Stock divided among such holders on a pro rata basis in accordance with the

                                   Annex I-3
number of shares of DSSG Stock outstanding, (y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) in connection with a Related Business Transaction in respect of DSSG), the Corporation shall, on or prior to the 95th Trading Day after the date of consummation of such Disposition (the "Disposition Date"), pay a dividend on DSSG Stock or redeem some or all of DSSG Stock or convert DSSG Stock into HDDG Stock (or another class or series of common stock of the Corporation), all as provided by the following Sections 2.4(a)(i)(1) and 2.4(a)(i)(2) and, to the extent applicable, by Section 2.4(f), as the Board of Directors shall have selected among such alternatives:

     (1) provided that there are funds of the Corporation legally available therefor:

       (A) pay to the holders of the shares of DSSG Stock a dividend pro rata in accordance with the number of shares of DSSG Stock held by each such holder, as the Board of Directors shall have declared subject to compliance with Section 2, in cash and/or in securities (other than a dividend of shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

       (B) (I) subject to the last sentence of this Section 2.4(a)(i), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to DSSG, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(f)(iii), all outstanding shares of DSSG Stock in exchange for, on a pro rata basis, cash and/or for securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

       (II) subject to the last sentence of this Section 2.4(a)(i), if such Disposition involves substantially all (but not all) of the properties and assets attributed to DSSG, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(f)(iv) such number of whole shares of DSSG Stock (which may be all, but not more than all, of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date closest to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition in consideration for, on a pro rata basis, cash and/or securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such Fair Value of the Net Proceeds; or

     (2) declare that each outstanding share of DSSG Stock shall be converted as of the Conversion Date determined as provided by Section 2.4(f)(v) into a number of fully paid and nonassessable shares of HDDG Stock (or, if HDDG Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than DSSG Stock) are then Publicly Traded, of such other class or series of the common stock of the Corporation as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by Section 2.4(f)(v)) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of DSSG Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date to the average Market Value of one share of HDDG Stock (or such other class or series of common stock) over the same ten Trading Day period; provided, that with respect to any Conversion Date which is later than the fifth anniversary of the date on which this Restated Certificate of Incorporation shall have become effective, then such number of fully paid and nonassessable shares shall equal 100% of such ratio.

Notwithstanding the foregoing provisions of this Section 2.4(a)(i), the Corporation shall redeem shares of a class of Common Stock as provided by
Section 2.4(a)(i)(1)(B)(I) or (II) only if the amount to be paid in redemption of such stock is less than or equal to the DSSG Available Dividend Amount as of the Redemption Date.

   (ii) For purposes of this Section 2.4(a): (1) as of any date, "substantially all of the properties and assets" attributed to DSSG shall mean a portion of such properties and assets (A) that represents at least 80% of the

                                   Annex I-4

Fair Value of the properties and assets attributed to DSSG as of such date or
(B) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets attributed to DSSG as of such date; (2) in the case of a Disposition of the properties and assets attributed to DSSG in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and (3) the Board of Directors may pay any dividend or redemption price referred to in Section 2.4(a)(i) in cash, securities (other than shares of a class of Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

   (iii) The Board of Directors may at any time declare that each outstanding share of DSSG Stock shall be converted, as of the Conversion Date provided by
Section 2.4(f)(v), into a number of fully paid and nonassessable shares of HDDG Stock (or, if HDDG Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than DSSG Stock) are then Publicly Traded, of such other class or series of common stock of the Corporation as has the largest Market Capitalization as of the close of business on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 2.4(f)(v)) equal to 110% of the Market Value Ratio of the DSSG Stock to HDDG Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 2.4(f)(v); provided, that (x) with respect to any Conversion Date which is later than the fifth anniversary of the date on which this Restated Certificate of Incorporation shall have become effective, or (y) if a Tax Event has occurred, then such number of fully paid and nonassessable shares shall equal 100% of such ratio.

   (b) Mandatory and Optional Conversion and Redemption of HDDG Stock Other Than for HDD Subsidiary Stock. (i) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets attributed to HDDG to one or more persons or entities (other than (w) the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution, liquidation or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 2.3, (x) the Disposition of the properties and assets attributed to HDDG as contemplated by
Section 2.4(d) or otherwise to all holders of shares of HDDG Stock divided among such holders on a pro rata basis in accordance with the number of shares of HDDG Stock outstanding, (y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) in connection with a Related Business Transaction in respect of HDDG), the Corporation shall, on or prior to the 95th Trading Day after the date of consummation of such Disposition (the "Disposition Date"), pay a dividend on HDDG Stock or redeem some or all of HDDG Stock or convert HDDG Stock into DSSG Stock (or another class or series of common stock of the Corporation), all as provided by the following Sections 2.4(b)(i)(1) and 2.4(b)(i)(2) and, to the extent applicable, by Section 2.4(f), as the Board of Directors shall have selected among such alternatives:

     (1) provided that there are funds of the Corporation legally available therefor:

       (A) pay to the holders of the shares of HDDG Stock a dividend pro rata in accordance with the number of shares of HDDG Stock held by each such holder, as the Board of Directors shall have declared subject to compliance with Section 2.1, in cash and/or in securities (other than a dividend of shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

       (B) (I) subject to the last sentence of this Section 2.4(b)(i), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to HDDG, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(f)(iii), all outstanding shares of HDDG Stock in exchange for, on a pro rata basis, cash and/or for securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or


                                   Annex I-5

       (II) subject to the last sentence of this Section 2.4(b)(i), if such Disposition involves substantially all (but not all) of the properties and assets attributed to HDDG, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(f)(iv) such number of whole shares of HDDG Stock (which may be all, but not more than all, of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date closest to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition in consideration for, on a pro rata basis, cash and/or securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

     (2) declare that each outstanding share of HDDG Stock shall be converted as of the Conversion Date determined as provided by Section 2.4(f)(v) into a number of fully paid and nonassessable shares of DSSG Stock (or, if DSSG Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than HDDG Stock) are then Publicly Traded, of such other class or series of the common stock of the Corporation as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by Section 2.4(f)(v)) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of HDDG Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date to the average Market Value of one share of DSSG Stock (or such other class or series of common stock) over the same ten Trading Day period; provided, that with respect to any Conversion Date which is later than the fifth anniversary of the date on which this Restated Certificate of Incorporation shall have become effective, then such number of fully paid and nonassessable shares shall equal 100% of such ratio.

Notwithstanding the foregoing provisions of this Section 2.4(b)(i), the Corporation shall redeem shares of a class of Common Stock as provided by
Section 2.4(b)(i)(1)(B)(I) or (II) only if the amount to be paid in redemption of such stock is less than or equal to the HDDG Available Dividend Amount as of the Redemption Date.

   (ii) For purposes of this Section 2.4(b): (1) as of any date, "substantially all of the properties and assets" attributed to HDDG shall mean a portion of such properties and assets (A) that represents at least 80% of the Fair Value of the properties and assets attributed to HDDG as of such date or (B) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets attributed to HDDG as of such date; (2) in the case of a Disposition of the properties and assets attributed to HDDG in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and (3) the Board of Directors may pay any dividend or redemption price referred to in Section 2.4(b)(i) in cash, securities (other than shares of a class of Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

   (iii) The Board of Directors may at any time declare that each outstanding share of HDDG Stock shall be converted, as of the Conversion Date provided by
Section 2.4(f)(v), into a number of fully paid and nonassessable shares of DSSG Stock (or, if DSSG Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than HDDG Stock) are then Publicly Traded, of such other class or series of common stock of the Corporation as has the largest Market Capitalization as of the close of business on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 2.4(f)(v)) equal to 110% of the Market Value Ratio of the HDDG Stock to DSSG Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 2.4(f)(v); provided, that (x) with respect to any Conversion Date which is later than the fifth anniversary of the date on which this Restated Certificate of Incorporation shall have become effective, or (y) if a Tax Event has occurred, then such number of fully paid and nonassessable shares shall equal 100% of such ratio.

                                   Annex I-6

   (c) Redemption of DSSG Stock for DSSG Subsidiary Stock. At any time at which all of the assets and liabilities attributed to DSSG (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Corporation (each, an "DSSG Subsidiary"), the Board of Directors may, provided that there are funds of the Corporation legally available therefor, redeem all of the outstanding shares of DSSG Stock, on a Redemption Date of which notice is delivered in accordance with Section 2.4(f)(vi), in exchange for all of the shares of common stock of each DSSG Subsidiary as will be outstanding immediately following such exchange of shares, such shares of common stock of each DSSG Subsidiary to be delivered to the holders of shares of DSSG Stock on the Redemption Date either directly or indirectly through the delivery of shares of another DSSG Subsidiary that owns directly or indirectly all such shares, and to be divided among the holders of DSSG Stock pro rata in accordance with the number of shares of DSSG Stock held by each such holder on such Redemption Date, each of which shares of common stock of such DSSG Subsidiary shall be, upon such delivery, fully paid and nonassessable.

   (d) Redemption of HDDG Stock for HDD Subsidiary Stock. At any time at which all of the assets and liabilities attributed to HDDG (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Corporation (each, a "HDD Subsidiary"), the Board of Directors may, provided that there are funds of the Corporation legally available therefor, redeem all of the outstanding shares of HDDG Stock, on a Redemption Date of which notice is delivered in accordance with Section 2.4(f)(vi), in exchange for all of the shares of common stock of each HDD Subsidiary as will be outstanding immediately following such exchange of shares, such shares of common stock of each HDD Subsidiary to be delivered to the holders of shares of HDDG Stock on the Redemption Date either directly or indirectly through the delivery of shares of another HDD Subsidiary that owns directly or indirectly all such shares, and to be divided among the holders of HDDG Stock pro rata in accordance with the number of shares of HDDG Stock held by each such holder on such Redemption Date, each of which shares of common stock of such HDD Subsidiary shall be, upon such delivery, fully paid and nonassessable.

   (e) Treatment of Convertible Securities. After any Conversion Date or Redemption Date on which all outstanding shares of either DSSG Stock or HDDG Stock are converted or redeemed, any share of such class of Common Stock that is to be issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible
Security:

     (i) in the event the shares of such class of Common Stock outstanding on such Conversion Date were converted into shares of the other class of Common Stock (or another class or series of common stock of the Corporation) pursuant to Section 2.4(a)(i)(2), 2.4(a)(iii), 2.4(b)(i)(2) or 2.4(a)(iii), be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that number of shares of such class of Common Stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date; or

     (ii) in the event the shares of such class of Common Stock outstanding on such Redemption Date were redeemed pursuant to Section 2.4(a)(i)(1)(B)(I), 2.4(b)(i)(1)(B)(I), 2.4(c) or 2.4(d), be redeemed, to the extent of funds of the Corporation legally available therefor, for $0.01 per share in cash for each share of such class of Common Stock that otherwise would be issued upon such conversion, exchange or exercise.

The provisions of the preceding sentence of this Section 2.4(e) shall not apply to the extent that other adjustments in respect of such conversion, exchange or redemption of a class of Common Stock are otherwise made pursuant to the provisions of such Convertible Securities.

   (f) Notice and Other Provisions. (i) Not later than the 20th Trading Day following the consummation of a Disposition referred to in Section 2.4(a)(i) (in the case of DSSG Stock) or Section 2.4(b)(i) (in the case of

                                   Annex I-7

HDDG Stock), the Corporation shall announce publicly by press release (1) the estimated Net Proceeds of such Disposition, (2) the number of shares outstanding of the class of Common Stock relating to the Group subject to such Disposition and (3) the number of shares of such class of Common Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof. Not earlier than the 36th Trading Day and not later than the 40th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in Section 2.4(a)(i) or 2.4(b)(i), as the case may be, it has irrevocably determined to take in respect of such Disposition.

   (ii) If the Corporation determines to pay a dividend pursuant to Section 2.4(a)(i)(1)(A) (in the case of DSSG Stock) or Section 2.4(b)(i)(1)(A) (in the case of HDDG Stock), the Corporation shall, not later than the 40th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to the holders of shares of the class of Common Stock relating to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice, (2) the anticipated payment date of such dividend (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property to be paid as such dividend in respect of the outstanding shares of such class of Common Stock,
(4) the Net Proceeds of such Disposition, (5) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

   (iii) If the Corporation determines to undertake a redemption pursuant to
Section 2.4(a)(i)(1)(B)(I) (in the case of DSSG Stock) or Section 2.4(b)(i)(1)(B)(I) (in the case of HDDG Stock), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Redemption Date, cause notice to be given to the holders of shares of the class of Common Stock relating to the Group subject to the Disposition referred to in such Section and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of such class of Common Stock outstanding on the Redemption Date shall be redeemed, (2) the Redemption Date (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares of such class of Common Stock to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash and/or securities or other property, (6) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement to the effect that, except as otherwise provided by Section 2.4(f)(ix), dividends on shares of such class of Common

                                   Annex I-8

Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

   (iv) If the Corporation determines to undertake a redemption pursuant to
Section 2.4(a)(i)(1)(B)(II) (in the case of DSSG Stock) or Section 2.4(b)(i)(1)(B)(II) (in the case of HDDG Stock), the Corporation shall, not later than the 40th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to the holders of shares of the class of Common Stock relating to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a date not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice on which shares of such class of Common Stock shall be selected for redemption, (2) the anticipated Redemption Date (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the number of shares of such class of Common Stock outstanding and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (7) a statement that the Corporation will not be required to register a transfer of any shares of such class of Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, the Corporation shall cause a notice to be given to each holder of record of shares of such class of Common Stock to be redeemed setting forth (1) the number of shares of such class of Common Stock held by such holder to be redeemed, (2) a statement that such shares of such class of Common Stock shall be redeemed, (3) the Redemption Date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of such class of Common Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date and (7) a statement to the effect that, subject to Section 2.4(f)(ix), dividends on such shares of such class of Common Stock shall cease to be paid as of the Redemption Date. Such notices shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

   (v) If the Corporation determines to convert DSSG Stock into HDDG Stock or HDDG Stock into DSSG Stock (or, in either case, another class or series of common stock of the Corporation) pursuant to Section 2.4(a)(i)(2) or 2.4(a)(iii) (in the case of the conversion of DSSG Stock) or Section 2.4(b)(i)(2) or 2.4(b)(iii) (in the case of the conversion of HDDG Stock), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date, cause notice to be given to the holders of shares of the class of Common Stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of such class of Common Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the per share number of shares of Common Stock (or another class or series of common stock of the Corporation) to be received with respect to each share of such class of Common Stock, including details as to the calculation thereof, (4) the

                                   Annex I-9
place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of such class of Common Stock, (5) the number of outstanding shares of such class of Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, subject to Section 2.4(f)(ix), dividends on shares of such class of Common Stock shall cease to be paid as of such Conversion Date and/or Redemption Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of such class of Common Stock upon such conversion if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

   (vi) If the Corporation determines to redeem shares of DSSG Stock pursuant to Section 2.4(c) or HDDG Stock pursuant to Section 2.4(d), the Corporation shall cause notice to be given to each holder of shares of such class of Common Stock to be redeemed and to the holders of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of such class of Common Stock outstanding on the Redemption Date shall be redeemed in exchange for shares of common stock of each DSSG Subsidiary or HDD Subsidiary, as applicable, (2) the Redemption Date, (3) the place or places where certificates for shares of the class of Common Stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of each DSSG Subsidiary or HDD Subsidiary, as applicable, (4) a statement to the effect that, subject to Section 2.4(f)(ix), dividends on shares of such class of Common Stock being redeemed shall cease to be paid as of such Redemption Date, (5) the number of shares of such class of Common Stock outstanding and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (6) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive shares of common stock of each DSSG Subsidiary or HDD Subsidiary, as applicable, upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this
Section 2.4(f), if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Redemption Date, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

   (vii) If less than all of the outstanding shares of either class of Common Stock are to be redeemed pursuant to Section 2.4(a)(i)(1) (in the case of DSSG Stock) or Section 2.4(b)(i)(1) (in the case of HDDG Stock), the shares to be redeemed by the Corporation shall be selected from among the holders of shares of such class of Common Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

   (viii) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of either class of Common Stock upon any conversion, redemption, dividend or other distribution pursuant to this Section 2.4. If more than one share of either class of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such

                                   Annex I-10
holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If fractional shares of any capital stock or of any other securities would be required to be issued or distributed to the holders of either class of Common Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

   (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of either class of Common Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of either class of Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such class of Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

   (x) Before any holder of shares of either class of Common Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such class of Common Stock pursuant to this Section 2.4, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of Common Stock deliver to the person for whose account such shares of Common Stock were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 2.4(f)(viii), in each case without interest. If less than all of the shares of either class of Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of such class of Common Stock not redeemed.

   (xi) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of either class of Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of Common Stock as required by Section 2.4(f)(x), to receive the cash and/or the certificates or instruments representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by
Section 2.4(f)(viii) (which shall be held by the Corporation for the holder of such shares of Common Stock that were redeemed until the receipt of certificates representing such shares of Common Stock as provided in Section 2.4(f)(x)) and rights to dividends as provided in Section 2.4(f)(ix), in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date or Redemption Date represented shares of a class of Common Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which such class of Common Stock was converted or redeemed until the surrender as required by this Section 2.4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Subject to applicable escheat and similar laws, upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date or Redemption Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, the Corporation shall, however, be entitled to treat the certificates for a class of Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of such class of Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

                                   Annex I-11

   (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of either class of Common Stock pursuant to this
Section 2.4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such class of Common Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

   (xiii) Neither the failure to mail any notice required by this Section 2.4 to any particular holder of a class of Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of a class of Common Stock or of Convertible Securities or the validity of any such conversion or redemption.

   (xiv) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this Section
2.4 as the Board of Directors shall determine to be appropriate.

   Section 2.5 Application of the Provisions of Article IV. (a) Certain Determinations by the Board of Directors. The Board of Directors shall make such determinations with respect to the businesses, assets, properties and liabilities to be attributed to the Groups, the application of the provisions of the Certificate of Incorporation to transactions to be engaged in by the Corporation and the voting powers, preferences and relative, participating, optional and other special rights of the holders of either class of Common Stock, and the qualifications and restrictions thereon, provided by the Certificate of Incorporation as may be or become necessary or appropriate to the exercise of such powers, preferences and relative, participating, optional and other special rights, including, without limiting the foregoing, the determinations referred to in this Section 2.5. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

     (i) Upon any acquisition by the Corporation or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of DSSG or HDDG, as the case may be, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of DSSG or HDDG or that an interest therein shall be partly for the benefit of DSSG and partly for the benefit of HDDG and, accordingly, shall be attributed to DSSG or HDDG, or partly to each, in accordance with Section 2.6(e) or 2.6(j), as the case may be.

     (ii) Upon any issuance of any shares of any class or series of preferred stock of the Corporation, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock in the business of DSSG or HDDG and any other relevant factors, the shares so issued entirely to DSSG or entirely to HDDG or partly to DSSG and partly to HDDG in such proportion as the Board of Directors shall determine.

     (iii) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of preferred stock of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to DSSG and which, if any, of such shares, other securities or debt obligations shall be attributed to HDDG and, accordingly, how many of the shares of such class or series of preferred stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to DSSG or HDDG.

   (b) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 2.5, the provisions of Section 2.6(e) or 2.6(j) or any other provision of the Certificate of Incorporation, at any time when there are not outstanding both (i) one or more shares of DSSG Stock or Convertible Securities convertible into or exchangeable or exercisable for DSSG Stock and
(ii) one or more shares of HDDG Stock or Convertible Securities convertible into or exchangeable or exercisable for HDDG Stock, the Corporation need

                                   Annex I-12
not (A) attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to DSSG or HDDG or (B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Article, and in such circumstances the holders of the shares of DSSG Stock and HDDG Stock outstanding, as the case may be, shall (unless otherwise specifically provided by the Certificate of Incorporation) be entitled to all the voting powers, preferences and relative, participating, optional and other special rights of both classes of Common Stock without differentiation between the DSSG Stock and the HDDG Stock.

   (c) Board Determinations Binding. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 2.5 or otherwise in furtherance of the application of this Section 2 shall be final and binding on all stockholders.

   Section 2.6 Certain Definitions. As used in the Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Section 2.6, a "contribution" or "transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

   (a) Available Dividend Amount shall mean, as the context requires, a reference to the DSSG Available Dividend Amount or the HDDG Available Dividend Amount.

   (b) Conversion Date shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of DSSG Stock into shares of HDDG Stock (or another class or series of common stock of the Corporation) or of shares of HDDG Stock into shares of DSSG Stock (or another class or series of common stock of the Corporation), as the case may be, as shall be set forth in the notice to holders of shares of the class of Common Stock subject to such conversion and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of the class of Common Stock subject to such conversion required pursuant to Section 2.4(f)(v).

   (c) Convertible Securities shall mean, as of any date, any securities of the Corporation or of any subsidiary thereof (other than shares of a class of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of either class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events; provided that securities shall only be Convertible Securities in respect of the number of shares of Common Stock into or for which such securities are then convertible, exchangeable or exercisable.

   (d) Disposition shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

   (e) DSSG shall mean, as of any date:

     (i) all businesses, assets, properties and liabilities of the Corporation and its subsidiaries attributed by the Board of Directors to DSSG;

     (ii) all businesses, assets, properties and liabilities transferred to DSSG from HDDG pursuant to transactions in the ordinary course of business of DSSG and HDDG or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation; and

     (iii) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to DSSG, as determined by the Board of Directors as contemplated by Section 2.5(a)(i);

                                   Annex I-13
provided that from and after any transfer of any assets or properties from DSSG to HDDG, DSSG shall no longer include such assets or properties so transferred.

   (f) DSSG Available Dividend Amount shall mean, on any date, either:

     (x) (i) the amount equal to the fair market value of the total assets attributed to DSSG less the total liabilities attributed to DSSG (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining the DSSG Net Income (Loss), minus (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of DSSG Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to DSSG, or

     (y) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to the DSSG Net Income (Loss) (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this Section 2.6(f), and consistent with Section 2.5(c), at any time when there are not outstanding both (i) one or more shares of DSSG Stock or Convertible Securities convertible into or exchangeable or exercisable for DSSG Stock and (ii) one or more shares of HDDG Stock or Convertible Securities convertible into or exchangeable or exercisable for HDDG Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the DSSG Stock or the HDDG Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

   (g) DSSG Net Income (Loss) shall mean, for any period through any date, (i) the net income or loss of DSSG for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to DSSG on a basis substantially consistent with attributions of income and expense made in the calculation of the HDDG Net Income (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

   (h) Fair Value shall mean, (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such Market Value, as so defined, can be determined); (ii) in the case of an equity security or debt security that has not been Publicly Traded for at least 15 months or the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is, as determined in the good faith judgment of the Board of Directors, available to make such determination, in good faith by the Board of Directors; (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

   (i) Group shall mean, as of any date, DSSG or HDDG, as the case may be.

   (j) HDDG shall mean, as of any date:

                                   Annex I-14

     (i) the interest of the Corporation or any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Corporation or any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed in accordance with this Article to DSSG;

     (ii) all businesses, assets, properties and liabilities transferred to HDDG from DSSG pursuant to transactions in the ordinary course of business of HDDG and DSSG or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation; and

     (iii) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to HDDG, as determined by the Board of Directors as contemplated by Section 2.5(a)(i);

provided that from and after any transfer of any assets or properties from HDDG to DSSG, HDDG shall no longer include such assets or properties so transferred.

   (k) HDDG Available Dividend Amount shall mean, on any date, either:

     (x) (i) an amount equal to the fair market value of the total assets attributed to HDDG less the total liabilities attributed to HDDG (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining the HDDG Net Income (Loss), minus (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of HDDG Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to HDDG, or

     (y) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to the HDDG Net Income (Loss) (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this Section 2.6(k), and consistent with Section 2.5(c), at any time when there are not outstanding both (i) one or more shares of DSSG Stock or Convertible Securities convertible into or exchangeable or exercisable for DSSG Stock and (ii) one or more shares of HDDG Stock or Convertible Securities convertible into or exchangeable or exercisable for HDDG Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the DSSG Stock or the HDDG Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

   (l) HDDG Net Income (Loss) shall mean, for any period through any date, (i) the net income or loss of HDDG for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to HDDG on a basis substantially consistent with attributions of income and expense made in the calculation of the DSSG Net Income (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

   (m) Market Capitalization of any class or series of capital stock on any date shall mean the product of (i) the Market Value of one share of such class or series of capital stock on such date and (ii) the number of shares of such class or series of capital stock outstanding on such date.

   (n) Market Value of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the Nasdaq National Market System or, if the shares of such class or series are not

                                   Annex I-15
quoted on the Nasdaq National Market System on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value; provided that, for purposes of determining the "Market Value" of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

   (o) Market Value Ratio of HDDG Stock to DSSG Stock as of any date shall mean the fraction (which may be greater or less than 1/1), expressed as a decimal (rounded to the nearest five decimal places), of a share of DSSG Stock (or another class or series of common stock of the Corporation, if so provided by
Section 2.4(b)(iii) because DSSG Stock is not then Publicly Traded) to be issued in respect of a share of HDDG Stock upon a conversion of HDDG Stock into DSSG Stock (or another class or series of common stock of the Corporation) in accordance with Section 2.4(b)(iii) the numerator of which shall be the average Market Value of one share of HDDG Stock during the 20-Trading Day period ending on such date and the denominator of which shall be the average Market Value of one share of DSSG Stock (or such other common stock) during the 20-Trading Day period ending on such date.

   (p) Market Value Ratio of DSSG Stock to HDDG Stock as of any date shall mean the fraction (which may be greater or less than 1/1), expressed as a decimal (rounded to the nearest five decimal places), of a share of HDDG Stock (or another class or series of common stock of the Corporation, if so provided by
Section 2.4(a)(iii) because HDDG Stock is not then Publicly Traded) to be issued in respect of a share of DSSG Stock upon a conversion of DSSG Stock into HDDG Stock (or another class or series of common stock of the Corporation) in accordance with Section 2.4(a)(iii), the numerator of which shall be the average Market Value of one share of DSSG Stock during the 20-Trading Day period ending on such date and the denominator of which shall be the average Market Value of one share of HDDG Stock (or such other common stock) during the 20-Trading Day period ending on such date.

   (q) Net Proceeds shall mean, as of any date with respect to any Disposition of any of the properties and assets attributed to DSSG or HDDG, as the case may be, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (i) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 2.4(a)(i)(1)(A), 2.4(a)(i)(1)(B), 2.4(b)(i)(1)(A) or 2.4(b)(i)(1)(B), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the

                                   Annex I-16
preferred stock attributed to such Group. For purposes of this definition, any properties and assets attributed to the Group, the properties and assets of which are subject to such Disposition, remaining after such Disposition shall constitute Areasonable provision@ for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such properties and assets.

   (r) Publicly Traded with respect to any security shall mean that such security is (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or listed on The Nasdaq Stock Market (or any successor market system).

   (s) Redemption Date shall mean the date fixed by the Board of Directors as the effective date for a redemption of shares of either class of Common Stock, as set forth in a notice to holders thereof required pursuant to Section 2.4(f)(iii), (iv), (v) or (vi).

   (t) Related Business Transaction means any Disposition of all or substantially all the properties and assets attributed to DSSG or HDDG, as the case may be, in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is engaged primarily or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board of Directors.

   (u) Tax Event shall mean the receipt by the Corporation of an opinion of tax counsel to the Corporation experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any announced proposed change by an applicable legislative committee or the chair thereof in such laws or by an administrative agency in such regulations), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (i) the Corporation or its stockholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either DSSG Stock or HDDG Stock or (ii) either DSSG Stock or HDDG Stock is not or, at any time in the future, will not be treated solely as stock of the Corporation. For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be enacted or adopted as proposed.

   (v) Trading Day shall mean each weekday other than any day on which the relevant class of common stock of the Corporation is not traded on any national securities exchange or listed on The Nasdaq Stock Market or in the over-the-counter market.

   Section 3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in the Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of the Certificate of Incorporation, for each such series the number of shares constituting such series and the designation and the voting powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by the Board of Directors under the DGCL.

                                   Annex I-17

   The Board of Directors is further authorized to increase or decrease the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the limitations and restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decreases shall resume the status which they had prior to the adoption of the resolution fixing the number of shares of such series.

                                   ARTICLE V.

                                    DURATION

   The Corporation is to have perpetual existence.

                                  ARTICLE VI.

                               BOARD OF DIRECTORS

   Section 1. Number of Directors. The number of directors which constitute the whole Board of Directors shall be as specified in the By-laws of the Corporation.

   Section 2. Powers of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation.

                                  ARTICLE VII.

                               CUMULATIVE VOTING

   Subject to Article X hereof, at all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as he may see fit.

                                 ARTICLE VIII.

                            MEETINGS OF STOCKHOLDERS

   Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

                                  ARTICLE IX.

                      LIMITATION ON LIABILITY OF DIRECTORS

   To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this
Article IX shall, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall

                                   Annex I-18
eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE X.

                                 ADVANCE NOTICE

   Advance notice of new business and stockholder nominations for, and cumulative voting in, the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

                                  ARTICLE XI.

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

   The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

   IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates, integrates and amends the provisions of the certificate of incorporation of the Corporation, and which has been duly adopted by in accordance with the provisions of Sections 242 and 245 of the Delaware General
Corporation Law, has been executed by           , its          , this     day
of           , 1999.

                                          Quantum Corporation


                                          By: _________________________________
                                            Name:
                                            Title:

                                   Annex I-19

                                                                        ANNEX II

                              QUANTUM CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

                        As Amended                , 1999

   The following constitute the provisions of the Employee Stock Purchase Plan (herein called the "Plan") of Quantum Corporation (herein called the "Company").

   1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under
Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

   2. Definitions.

   (a) "Board" shall mean the Board of Directors of the Company.

   (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

   (c) "Common Stock" shall mean the Common Stock, $.01 par value, of the Company.

   (d) "Company" shall mean Quantum Corporation, a Delaware corporation.

   (e) "Compensation" shall mean all regular straight time earnings, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and commissions (except to the extent that the exclusion of any such items for all participants is specifically directed by the Board or its committee).

   (f) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or re-employment upon the expiration of such leave is guaranteed by contract or statute; or (ii) notification by the Company of termination under a reduction-in-force. Termination in the case of a reduction-in-force shall be considered to have occurred at the end of the employee's continuation period.

   (g) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

   (h) "Employee" means any person, including an officer, who is customarily employed for at least twenty (20) hours per week by the Company or one of its Designated Subsidiaries.

   (i) "Enrollment Date" shall mean the first day of each Offering Period.

   (j) "Exercise Date" shall mean the date one day prior to the date six months, twelve months, eighteen months, or twenty-four months after the Enrollment Date of an Offering Period; provided, however, that the exercise date under the June 1991 and December 1991 offering periods shall mean the date one day prior to the date seven and one-half (7 1/2) months, thirteen and one-half (13 1/2) months, nineteen and one-half (19 1/2) months, or twenty-five and one-half (25 1/2) months after the enrollment date of such offering periods.

   (k) "Exercise Period" shall mean a period commencing on an Enrollment Date or on the day after an Exercise Date and terminating one day prior to the date six (6) months later; provided, however, that for the offering periods beginning June 1991 and December 1991 , the initial exercise period under such offering periods shall be the period commencing on the Enrollment Date and terminating one day prior to the date seven and one-half (7 1/2) months later.

                                   Annex II-1

   (l) "Offering Period" shall mean a period of twenty-four (24) months consisting of four six-month Exercise Periods, or as otherwise set forth in
Section 4 hereof; provided, however, that the offering periods commencing in June 1991 and December 1991 shall be for a period of twenty-five and one-half (25 1/2) months consisting of one seven and one-half (7 1/2) exercise period and three six (6) month exercise periods during which options granted pursuant to the Plan may be exercised or as otherwise set forth in Section 4 hereof.

   (m) "Plan" shall mean this Employee Stock Purchase Plan.

   (n) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

   3. Eligibility.

   (a) Any Employee (as defined in paragraph 2) who shall be employed by the Company on the date his participation in the Plan is effective shall be eligible to participate in the Plan, subject to limitations imposed by Section 423 (b) of the Code.

   (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately, after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 425 (d) of the Code) would own shares and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any subsidiary of the Company, or (ii) which permits his rights to purchase shares under all employee stock plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of the fair market value of the shares (determined at the time such option is granted) for each calendar year in which such stock option is outstanding at any time.

   4. Offering Dates. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on or about January 25 and July 25 of each year, and shall continue thereafter until terminated in accordance with paragraph 20 or 24 hereof; provided, however, that the Offering Period which began in June 1991 and the Offering Period planned to begin in December 1991 shall continue in effect for twenty-five and one-half (25 1/2) months and shall run concurrently with January and July Offering Periods until the respective twenty-five and one-half month term for the June and December 1991 Offering Periods has expired. Thereafter, Offering Periods shall begin only in January and July. The Board of Directors of the Company shall have the power to change the duration of Offering Periods and Exercise Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. In no event shall the duration of an Offering Period exceed twenty-seven (27) months. Notwithstanding the foregoing, no offers hereunder shall be made until compliance with all applicable securities law has been obtained.

   5. Participation.

   (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Company and filing it with the Company's payroll office prior to the applicable Enrollment Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period.

   (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 11.

   6. Payroll Deductions.

   (a) At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each payday during the Offering Period at a rate not exceeding ten percent (10%) of the Compensation which he received on such payday, and the aggregate of such payroll deductions pursuant to the

                                   Annex II-2

Plan during the Offering Period shall not exceed ten percent (10%) of his aggregate Compensation during said Offering Period.

   (b) All payroll deductions made for a participant shall be credited to his account under the Plan. A participant may not make any additional payments into such account.

   (c) A participant may discontinue participation in the Plan as provided in paragraph 11, or may change the rate of payroll deductions by giving written notice to the Company authorizing a change in the participant's payroll deduction rate. The change rate shall be effective (i) in the case of a decrease in rate, with the first payroll period following the Company's receipt of the notice of rate change, and (ii) in the case of an increase in rate at the beginning of the next Exercise Period following the Company's receipt of the notice of rate exchange.

   7. Grant of Option.

   (a) On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated during the Exercise Period ending on such Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Enrollment Date or (ii) eighty-five (85%) of the fair market value of a share of the Company's Common Stock on the Exercise Date; provided that in no event shall an Employee be permitted to purchase during each 24-month Offering Period more than a number of shares determined by dividing $50,000 by the fair market value of a share of the Company's Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in paragraphs 3(b) and 13 hereof. The option shall be automatically exercised on the Exercise Dates during the Offering Period, unless the participant has withdrawn pursuant to paragraph 11, and shall expire on the last day of the Offering Period. Fair market value of a share of the Company's Common Stock shall be determined as provided in paragraph 7(b) herein.

   (b) The option price per share of the shares offered in a given offering Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Enrollment Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company's Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the closing price of the Common Stock for such date, as reported by the NASDAQ National Market System, or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date, as reported in The Wall Street Journal.

   (c) Notwithstanding the foregoing, to the extent necessary to comply with
Section 423 (b) (8) of the Code and paragraph 3 (b) herein, a participant's payroll deductions may be decreased to 0% at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year equal $21,250. Payroll deductions shall recommence at the rate provided in such participant's subscription scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 11.

   8. Exercise of Option. The participant's option for the purchase of shares will be exercised automatically on each Exercise Date of each Offering Period and the maximum number of full shares subject to option will be purchased for such participant at the applicable option price with the accumulated payroll deductions in his account unless prior to such Exercise Date the participant has withdrawn from the Offering Period as provided in paragraph 11. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by the participant. Any amount remaining in the participant's account after an Exercise Date shall be held in the account until the next Exercise Date in such Offering Period, unless the Offering Period has been over-subscribed or has terminated with such Exercise Date, in which case such amount shall be refunded to the participant.

                                   Annex II-3

   9. Delivery. As promptly as practicable after each Exercise Date, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of the option.

   10. Automatic Transfer to Low Price Offering Period. If the fair market value of the Company's Common Stock on the first day of an Offering Period then in progress exceeds the fair market value of the Company's Common Stock on the first day of any subsequent Offering Period commencing immediately following an Exercise Date within the Offering Period in progress, then each participant in the Offering Period in progress shall be deemed to have withdrawn from the Offering Period in progress shall be deemed to have withdrawn from the Offering Period in progress immediately following the exercise of his option on such Exercise Date and to have enrolled in such subsequent Offering Period as of the first day thereof.

   11. Withdrawal; Termination of Employment.

   (a) A participant may withdraw all but not less than all the payroll deductions credited to his account under the Plan at any time prior to the end of the Offering Period by giving written notice to the Company. All of the participant's payroll deductions credited to his account will be paid to him promptly after receipt of his notice of withdrawal and his option for the current Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

   (b) Upon termination of the participant's employment prior to the end of the Offering Period for any reason, including retirement or death, the payroll deductions credited to his account will be returned to him or, in the case of his death, to the person or persons entitled thereto under paragraph 15, and his option will be automatically terminated.

   (c) In the event a participant fails to remain in continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, the participant will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his account will be returned to such participant and such participant's option terminated; provided that

     (i) if an Employee shall take a leave of absence approved by the Company in accordance with paragraph 2(f) of this Plan during an Offering Period in which the Employee is a participant, the participant will be deemed to have his or her payroll deductions reduced to 0% during such leave of absence, but he shall continue to be a participant in the applicable Offering Period and upon his return to full-time employment with the Company shall be eligible to participate fully in any remaining portion of the applicable Offering Period. If the participant fails to return to full-time employment with the Company at the end of such authorized leave of absence, or if his employment is otherwise terminated earlier, he shall be deemed to have withdrawn from participation in the Plan; and

     (ii) if an Employee begins working part-time (fewer than twenty (20) hours per week) with the intent of returning to full-time employment before the end of the Offering Period in which he is currently participating, the participant will be deemed to have withdrawn from the applicable Exercise Period, the payroll deductions credited to his account will be returned to him, and the rate of his payroll deductions shall be reduced to 0% during such part-time employment, but he shall continue to be a participant in the applicable Offering Period, and upon his return to full-time employment with the Company he shall be eligible to participate fully in any remaining portion of the applicable Offering Period. If the participant fails to return to full-time employment with the Company before the end of the applicable Offering Period, or if his employment with the Company is otherwise terminated earlier, he shall be deemed to have withdrawn from participation in the Plan.

   (d) A participant's withdrawal from an Offering Period will not have any effect upon his eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.

                                   Annex II-4

   12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

   13. Stock.

   (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be made available for sale
under the Plan shall be         shares, plus an annual increase to be added on
each anniversary date of the Plan equal to the lesser of (i) [   ] shares,
(ii) [ ]% of the outstanding shares on such date or (iii) a lesser amount determined by the Board], subject to adjustment upon changes in capitalization of the Company as provided in paragraph 19. If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7 (a) hereof at the beginning of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

   (b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

   (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his spouse, or as otherwise directed by the participant.

   14. Administration. The Plan shall be administered by the Board of Directors of the Company or a committee appointed by the Board. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

   (a) Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

   (b) If a Committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the Committee.

   15. Designation of Beneficiary.

   (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of the Offering Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the end of the Offering Period.

   (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion , may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

   16. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 11.

                                   Annex II-5

   17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

   18. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually promptly following the Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

   19. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to the number or price of shares of Common Stock subject to an Option.

   The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

   20. Amendment or Termination.

   (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in
Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

   (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

                                   Annex II-6

   (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

     (i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

     (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and (iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

   21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

   22. Stockholder Approval. Continuance of the Plan and, if required by paragraph 20, any amendment thereto shall be subject to approval by the stockholders of the Company within twelve months before or after the date the Plan or such amendment is adopted. If such stockholder approval is obtained at a duly held stockholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon, which approval shall be:

     (a) (1) solicited substantially in accordance with Section 14 (a) of the Securities Act of 1934 as amended (the "Act") and the rules and regulations promulgated thereunder, or (2) solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14 (a) of the Act at the time such information is furnished; and

     (b) obtained at or prior to the first annual meeting of stockholders held subsequent to the later of (i) the first registration of Common Stock under Section 12 of the Act, or (ii) the acquisition of an equity security for which exemption is claimed.

   In the case of approval by written consent, it must be obtained in accordance with applicable state law.

   23. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

   As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

   24. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company as described in paragraph 22. It shall continue in effect for a term of twenty (20) years unless sooner terminated under paragraph 20.

                                  Annex II-7

                                 EXHIBIT INDEX


  3.1  Restated Certificate of Incorporation (included as Annex I to the
       Proxy Statement and Prospectus).
  3.2* By-laws.
  3.3  Certificate of Designations for the Series B Participating Junior
       Preferred Stock and Series C Participating Junior Preferred Stock
       (included as Exhibit A of the Restated Preferred Shares Rights
       Agreement).
  4.1* Form of Restated Preferred Shares Rights Agreement, dated as of
       1999, between Quantum Corporation and Harris Trust and Savings Bank.
  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities.
  8.1  Opinion of Ernst & Young LLP, as to tax matters.
 10.1 Quantum Corporation Employee Stock Purchase Plan, as amended (included as Annex II to the Proxy Statement and Prospectus).
 23.1  Consent of Ernst & Young LLP, Independent Auditors.
 23.2  Independent Accountant's Consent.
 23.3  Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in
       Exhibit 5.1).
 23.4  Consent of Ernst & Young LLP, as to tax matters (contained in Exhibit
       8.1).
 24.1  Powers of Attorney (included on page II-4 hereof).
 27.1* Financial Data Schedule.
 99.1  Form of Proxy.

--------
*To be filed by amendment

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law (the "DGCL") permits the company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action (except settlements or judgments in derivative suits), suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

   The company's by-laws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

   As permitted by sections 102 and 145 of the DGCL the company's certificate of incorporation eliminates a director's personal liability for monetary damages to the company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

   The directors and officers of the company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act which might be incurred by them in such capabilities and against which they cannot be indemnified by the company.

Item 21. Exhibits and Financial Statement Schedules.

 (a) Exhibits

  3.1  Restated Certificate of Incorporation (included as Annex I to the
       Proxy Statement and Prospectus).
  3.2* By-laws.
  3.3  Certificate of Designations for the Series B Participating Junior
       Preferred Stock and Series C Participating Junior Preferred Stock
       (included as Exhibit A of the Restated Preferred Shares Rights
       Agreement).
  4.1* Form of Restated Preferred Shares Rights Agreement, dated as of
            1999, between Quantum Corporation and Harris Trust and Savings
       Bank.
  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities.
  8.1  Opinion of Ernst & Young LLP, as to tax matters.
 10.1 Quantum Corporation Employee Stock Purchase Plan, as amended (included as Annex II to the Proxy Statement and Prospectus).
 23.1  Consent of Ernst & Young LLP, Independent Auditors.
 23.2  Independent Accountant's Consent.
 23.3  Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in
       Exhibit 5.1).
 23.4  Consent of Ernst & Young LLP, as to tax matters (contained in Exhibit
       8.1).
 24.1  Powers of Attorney (included on page II-4 hereof).
 27.1* Financial Data Schedule.
 99.1  Form of Proxy.

--------
   * To be filed by amendment

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date corresponding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on April 28, 1999.

                                          Quantum Corporation

                                          By *
                                            -----------------------------------
                                            Name: Michael A. Brown
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Chairman of the Board and       April 28, 1999
____________________________________ Chief Executive Officer
         (Michael A. Brown)

                 *                   Vice President, Finance and     April 28, 1999
____________________________________ Chief Financial Officer
        (Richard L. Clemmer)

                 *                   Director                        April 28, 1999
____________________________________
      (Steven C. Wheelwright)

                 *                   Director                        April 28, 1999
____________________________________
       (Stephen M. Berkeley)

                 *                   Director                        April 28, 1999
____________________________________
          (David A. Brown)

                 *                   Director                        April 28, 1999
____________________________________
         (Robert J. Casale)

                 *                   Director                        April 28, 1999
____________________________________
       (Edward M. Esber, Jr.)

     /s/ Richard L. Clemmer          Director                        April 28, 1999
____________________________________
         Richard L. Clemmer
          Attorney-in-Fact

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